                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-33846
PROSPECTUS SUPPLEMENT

(To Prospectus dated May 30, 2000)

                                6,000,000 Units

                        [Valero Energy Corporation Logo]

                                  VEC Trust I

                             7 3/4% PEPS(SM) Units
        (Premium Equity Participating Security Units -- PEPS(SM) Units)
                            ------------------------
Each PEPS Unit consists of a purchase contract issued by us and a trust preferred security due 2005 issued by VEC Trust I.

- The purchase contract will obligate you to purchase from us, no later than August 18, 2003 for a price of $25, the following number of shares of Valero Energy Corporation common stock:

  - if the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to August 18, 2003 equals or exceeds $34.95, .71531 shares;

  - if the average closing price of our common stock over the same period is less than $34.95 but greater than $29.125, a number of shares having a value, based on the 20-trading day average closing price, equal to $25; and

  - if the average closing price of our common stock over the same period is less than or equal to $29.125, .85837 shares.

- Each trust preferred security will have a stated liquidation amount of $25 and will represent an undivided beneficial interest in the assets of the Trust. The trust preferred security will be pledged to secure your obligation to purchase our common stock under the related purchase contract. You may use the proceeds from the remarketing of your trust preferred security to satisfy your payment obligations under the purchase contract.

- The trust preferred security will pay a cash distribution at a rate of 7.75% of the stated liquidation amount per year, or $1.9375, prior to August 18, 2003, and at a reset rate that may be less than, equal to or greater than 7.75% per year after that date. These payments will be made on February 18, May 18, August 18 and November 18 of each year, beginning August 18, 2000. We will guarantee the payments of the distributions on the trust preferred securities to the extent set forth in this prospectus supplement and the accompanying prospectus.

- The assets of the Trust will consist solely of our senior deferrable notes maturing on August 18, 2005. We may defer interest payments on the senior deferrable notes until August 18, 2003. Any deferred interest payments will bear additional interest at 7.75%. If we defer interest payments on the senior deferrable notes, the Trust will not have funds to make distribution payments on the trust preferred securities.
                            ------------------------
THE PEPS UNITS HAVE BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "VLO PRU".
                            ------------------------
INVESTING IN THE PEPS UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-24 OF THIS PROSPECTUS SUPPLEMENT.
                            ------------------------

                                                         UNDERWRITING
                                                        DISCOUNTS AND
                                      PRICE TO PUBLIC    COMMISSIONS      NET PROCEEDS
                                      ---------------   -------------     ------------
Per PEPS Unit.......................  $     25.00         See below      $         25.00
Total...............................  $150,000,000        See below      $   150,000,000

The Trust will not pay any underwriting commissions. We will pay an underwriting commission of $.75 per PEPS Unit sold ($4,500,000 for all PEPS Units and $5,175,000 if the over-allotment option referred to below is executed in full).

Any accumulated distributions on the trust preferred securities that are a part of the PEPS Units from June 28, 2000 will be added to the price to public.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We and the Trust have granted the underwriters a 30-day option to purchase up to 900,000 additional PEPS Units on the same terms and conditions set forth above solely to cover over-allotments, if any. Morgan Stanley & Co. Incorporated expects to deliver the PEPS Units to purchasers on or about June 28, 2000.
                            ------------------------
MORGAN STANLEY DEAN WITTER

           CREDIT SUISSE FIRST BOSTON
                       J.P. MORGAN & CO.
                                  BMO NESBITT BURNS CORP.
June 22, 2000

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                   PAGE
---------------------                   -----
Index of Selected Terms for Prospectus
  Supplement..........................    S-3
Summary...............................    S-5
Risk Factors..........................   S-24
Forward-Looking Information...........   S-33
The Benicia Acquisition and Related
  Financings..........................   S-35
Use of Proceeds.......................   S-38
Capitalization........................   S-39
Price Range of Common Stock and
  Dividend Policy.....................   S-40
Unaudited Pro Forma Combined Financial
  Statements..........................   S-41
Selected Financial Data...............   S-47
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   S-48
Business..............................   S-66
Management............................   S-78
Accounting Treatment..................   S-80
Description of PEPS Units.............   S-80
Description of the Purchase
  Contracts...........................   S-83
Certain Provisions of the Purchase
  Contracts, the Purchase Contract
 Agreement and the Pledge Agreement...   S-91
Description of the Trust Preferred
  Securities..........................   S-94
Description of the Senior Deferrable
  Notes...............................   S-99
Description of the Guarantee..........  S-104
Book Entry Systems....................  S-106
United States Federal Income Tax
  Consequences........................  S-108
ERISA Considerations..................  S-116
Underwriting..........................  S-117
Legal Matters.........................  S-118
Experts...............................  S-119
Information We Incorporate by
  Reference...........................  S-119
Index to Financial Statements.........    F-1

PROSPECTUS                              PAGE
----------                              ----
About This Prospectus.................    3
Summary Information--Q&A..............    4
About Valero Energy Corporation.......    6
Forward-Looking Information...........    7
Use of Proceeds.......................    8
Accounting Treatment Relating to Trust
  Securities..........................    9
Ratio of Earnings to Fixed Charges....    9
The Trusts............................    9
Description of Trust Preferred
  Securities..........................   11
Description of Trust Preferred
  Securities Guarantee................   23
Description of Debt Securities........   26
Relationship Among the Trust Preferred
  Securities, the Debt Securities and
  the Guarantee.......................   34
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................   36
Description of Capital Stock..........   36
Plan of Distribution..................   40
Legal Matters.........................   41
Experts...............................   41
Where You Can Find More Information...   41
Information We Incorporate by
  Reference...........................   42

                            ------------------------

     You should rely only on the information contained in or incorporated into this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document is not an offer to sell the PEPS Units and is not soliciting an offer to buy PEPS Units in any state where the offer or sale is not permitted. The information contained in this document is accurate only as of the date hereof, regardless of the time of delivery of this document or of any sale of the PEPS Units.

     As used in this prospectus supplement, the terms "Valero" and "we" or "us" may, depending upon the context, refer to Valero Energy Corporation, to one or more of its consolidated subsidiaries or to all of them taken as a whole.

                          INDEX OF SELECTED TERMS FOR
                             PROSPECTUS SUPPLEMENT

                            TERM                              PAGE
                            ----                              -----
applicable market value.....................................   S-84
applicable ownership interest...............................   S-81
applicable ownership interest of the treasury portfolio.....   S-81
applicable principal amount.................................  S-102
applicable spread...........................................   S-96
Benicia acquisition.........................................    S-5
business day................................................   S-82
closing price...............................................   S-85
collateral agent............................................    S-9
current market price........................................   S-89
Distribution Assets.........................................   S-35
early settlement............................................   S-88
extension period............................................  S-100
failed remarketing..........................................   S-86
guarantee payments..........................................  S-104
indenture trustee...........................................   S-99
interest payment date.......................................  S-100 original issue discount.....................................  S-113
PEPS Units..................................................    S-8
pledge agreement............................................   S-90
pledged securities..........................................   S-90
prevailing rating...........................................   S-96
purchase contract...........................................    S-8
purchase contract agent.....................................   S-92
purchase contract agreement.................................    S-8
purchase contract settlement date...........................    S-8
quotation agent.............................................  S-102 redemption amount...........................................  S-102
reference price.............................................   S-84
remarketed..................................................   S-10
remarketing agent...........................................   S-10
remarketing agreement.......................................   S-86
remarketing date............................................   S-94
reset rate..................................................   S-10
securities intermediary.....................................   S-93
Service Station Assets......................................   S-35
settlement rate.............................................   S-84
tax event...................................................  S-102
tax event redemption........................................  S-101 tax event redemption date...................................  S-101
threshold appreciation price................................   S-84
trading day.................................................   S-85
Treasury PEPS Units.........................................   S-12
treasury portfolio..........................................  S-102 treasury portfolio purchase price...........................  S-102

                            TERM                              PAGE
                            ----                              -----
treasury security...........................................   S-12
trust preferred securities..................................   S-94
trust securities............................................   S-14
two-year benchmark treasury rate............................   S-96

                                    SUMMARY

     This summary contains basic information about us and our PEPS Units. It does not contain all the information that is important to you. You should read the following summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. To fully understand this offering, you should read all of these documents.

     Unless otherwise noted, the information included in this prospectus supplement does not give effect to the Benicia acquisition.

                           VALERO ENERGY CORPORATION

     Valero Energy Corporation is one of the largest and most geographically diverse independent petroleum refining and marketing companies in the United States. As of March 31, 2000, we owned five refineries in Texas, Louisiana and New Jersey, providing us with core operations on both the Gulf Coast and the East Coast. These refineries are located in Corpus Christi, Houston, and Texas City in Texas, Krotz Springs, Louisiana and Paulsboro, New Jersey. In addition, on March 2, 2000, we entered into an agreement to purchase Exxon Mobil Corporation's Benicia, California refinery and Exxon-branded California retail assets, which consist of approximately 80 service station facilities and branded supplier relationships with approximately 260 Exxon-branded service stations, thereby establishing a significant presence on the West Coast and extending our geographic reach from coast to coast. We refer to this acquisition as the Benicia acquisition. The acquisition of the Benicia refinery and the branded supplier relationships closed on May 15, 2000, and the acquisition of the service station facilities closed on June 15, 2000. On a pro forma basis, after giving effect to the Benicia acquisition and our financing plan, including this offering, discussed below in "The Benicia Acquisition and Related Financings," we had revenue of $3.4 billion and $9.3 billion and net income of $46.3 million and $69.9 million for the three-month period ended March 31, 2000 and the year ended December 31, 1999, respectively.

     Valero produces premium, environmentally clean products such as reformulated gasoline, low-sulfur diesel and oxygenates and is able to produce gasoline meeting the specifications of the California Air Resources Board, or CARB gasoline. We also produce a substantial slate of middle distillates, jet fuel and petrochemicals. With the Benicia acquisition, our products are marketed in 35 states as well as to selected export markets.

     We were incorporated in Delaware in 1981 as Valero Refining and Marketing Company, a wholly owned subsidiary of our predecessor company. On July 31, 1997, our stock was distributed, or spun off, by our predecessor company to its shareholders, and we changed our name to Valero Energy Corporation. At the time of the spin-off, Valero had approximately 530,000 barrels per day of refining throughput capacity.

     Since that time, we have continued to grow and enhance our competitive position to become a premier, independent refining and marketing company. We are focused on using innovative means of upgrading our facilities in order to efficiently refine lower-cost feedstocks into higher value-added premium products. Including the capacity of the Benicia refinery, we have increased our refining capacity by approximately 79% since the spin-off.

     Our strategic objectives include the following:

 -- Accretive Growth through Acquisitions. We regularly search for acquisition opportunities that we believe will be accretive to earnings and cash flow and provide acceptable rates of return. To be consistent with our operating philosophy, we typically look at opportunities that offer refining capacity in excess of 100,000 barrels per day with expansion or upgrading potential and that are located near a coastal area or a major pipeline connection in order to provide greater flexibility in accessing suppliers and customers.

 -- Upgrading Refineries in a Cost-Effective Manner. We continually evaluate ways to maximize the value of our refineries through cost-effective upgrades and expansions. We believe refineries that are more flexible with regard to feedstocks or that are able to produce higher value-added premium products such as reformulated gasoline and low-sulfur diesel are better positioned to exploit increases in refining margins and mitigate the effects of decreases in refining margins than refineries that produce more conventional forms of gasoline and distillates.

 -- Pursuit of Additional Cost Savings Initiatives. We continually attempt to identify and implement cost savings initiatives at our refineries, including improved maintenance practices, as well as reliability and operational improvements.

 -- Increased Earnings Diversification. We continue to evaluate opportunities to diversify earnings, including retail petroleum marketing, petrochemical ventures, and other ancillary businesses.

 -- Dedication to Safety and Environmental Concerns. We continue to focus on and devote significant time and resources to safety training and accountability programs throughout our operations. We seek to be environmentally proactive and will continue to actively monitor developments with the Environmental Protection Agency's proposed air emissions reduction rules and other regulatory changes.

                 THE BENICIA ACQUISITION AND RELATED FINANCINGS

     On March 2, 2000, we executed a sale and purchase agreement for the purchase of ExxonMobil's Benicia refinery and the related branded supplier relationships and service station facilities for a purchase price of $895 million plus the value of refinery inventories acquired in the transaction. The acquisition of the Benicia refinery and the branded supplier relationships closed on May 15, 2000, at which time the value of inventories was estimated to be approximately $123 million, and the acquisition of the service station facilities closed on June 15, 2000.

     The Benicia refinery is located on the Carquinez Straits of the San Francisco Bay. It is a highly complex refinery and has a throughput capacity of approximately 160,000 barrels per day. The Benicia refinery produces a high percentage of light products, with limited production of natural gas liquids and other products. Approximately 95% of the gasoline produced by the Benicia refinery meets the California Air Resources Board specifications for gasoline sold in California. The Benicia refinery includes significant feedstock and product storage facilities, deepwater docking facilities, a 20-inch pipeline and truck rack facilities. Concurrently with the closing of the acquisition of the Benicia refinery, we entered into a contract providing for ExxonMobil to supply and for us to purchase up to 100,000 barrels per day of Alaska North Slope crude oil from ExxonMobil at market-related prices.

     The service station facilities include 10 company-operated sites and 70 lessee-dealer sites, 75 of which are in the San Francisco Bay area. Under consent decrees related to the merger between Exxon Corporation and Mobil Corporation, the Federal Trade Commission and the State of California ordered that ExxonMobil withdraw the "Exxon" brand name from this area. As a result, ExxonMobil notified its dealers in this market area that their franchise right to market "Exxon" branded products was being terminated effective June 15, 2000. We plan to introduce our own brand of retail petroleum products in the San Francisco Bay area and have offered to the dealers at these locations a franchise right to market products under the new Valero brand. The branded supplier relationships are with up to 260 independently-owned and operated distributor service stations that are located outside of the San Francisco Bay area. These independently-owned and operated distributor gas station sites will retain the right to use the Exxon brand, continue to accept the Exxon proprietary credit card and receive Exxon brand support, while we will receive the exclusive rights to offer the Exxon brand throughout the state of California (except for the San Francisco Bay area) for a ten-year period. Many of the independently-owned and operated distributor gas station sites and the service station facilities also contain convenience stores.

     The acquisition of the Benicia refinery and the branded supplier relationships was initially funded through interim financing consisting of (i) borrowings of $600 million under a bank bridge facility, (ii) borrowings of $298 million under our existing bank credit facilities and (iii) an approximate $30 million interim lease arrangement to accommodate the acquisition of the Benicia refinery's docking facility. In connection with the acquisition of the service station facilities, we entered into a structured lease arrangement for $155 million, which was used to acquire the service station facilities and to replace the interim lease arrangement for the acquisition of the Benicia refinery's docking facility. The $600 million of borrowings under the bridge facility and $87.1 million of borrowings under our existing bank credit facilities will be repaid with the proceeds of this offering and two other concurrent offerings consisting of (i) $400 million aggregate principal amount of senior notes and (ii) 5,200,000 shares of common stock. We also expect to continue to borrow under our existing credit facilities amounts sufficient to fund the working capital needs of the Benicia assets.

                                  THE OFFERING

Each PEPS Unit consists of
a purchase contract and a
trust preferred security...  We are offering 6,000,000 7 3/4% Premium Equity
                             Participating Security Units--PEPS(SM) Units. The stated amount and issue price of each PEPS Unit is $25.

                             Each PEPS Unit consists of two parts:

                              -- a purchase contract for shares of our common stock; and

                              --   a trust preferred security issued by VEC
                                   Trust I.

                             The trust preferred security will be pledged to secure the PEPS Unit holder's obligation to us under the purchase contract to purchase shares of our common stock.

                             You will receive from each PEPS Unit:

                              -- cash distributions on the trust preferred security at the rate of 7.75% per year, or $1.9375 per year, paid quarterly; and

                              --   on August 18, 2003, between .71531 and .85837
                                   shares of our common stock, depending on the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to August 18, 2003.

You will be required under
the purchase contract to
purchase our common stock
on or prior to August 18,
2003.......................  We will enter into a purchase contract agreement with The Bank of New York, which will act as agent for all of the holders of the PEPS Units (as well as the holders of the Treasury PEPS Units discussed below). For each PEPS Unit that you purchase a contract will be issued under the purchase contract agreement, which creates a contractual arrangement between you and us for the purchase of shares of our common stock. We refer to this contract as a "purchase contract." Under each purchase contract, you will be obligated to purchase, at an aggregate purchase price of $25 for each of your PEPS Units, a variable number of shares of our common stock. You will not be obligated to pay the purchase price until August 18, 2003, which has been set as the "purchase contract settlement date" and you will not receive shares of our common stock until you have settled your purchase contract. You will have the option of settling your purchase contract by settling early, by settling with cash or by applying the proceeds from the remarketing of your trust preferred security, as more fully described later under "Description of the Purchase Contracts" in this prospectus supplement.

                             The number of shares of our common stock that you will be entitled to receive on the purchase contract settlement date will depend on the average closing price of a share of our common stock over a 20-trading day period ending on the third trading day prior to the purchase contract settlement date. Until you actually purchase the shares of our common stock, your obligation to pay the $25 purchase price will be secured by the trust preferred security that is part of your PEPS Unit, which will be pledged to our collateral agent as collateral. You may substitute as collateral a U.S. treasury security for the trust preferred security. See "Description of the PEPS Units--Creating Treasury PEPS Units by Substituting a Treasury Security for Trust Preferred Securities" in this prospectus supplement.

The trust preferred
security will mature on
August 18, 2005............  In addition to the purchase contract, each PEPS
                             Unit also will include a trust preferred security that represents an undivided beneficial interest in the assets of the Trust. The Trust will pay you cash distributions of $1.9375 each quarter (which is equal to 7.75% per year of the $25 stated liquidation amount) on your trust preferred security, provided that the first distribution will cover a period of less than three months and will therefore be proportionately less than the regular quarterly distribution. Distributions will accumulate from the date the PEPS Units are issued and will continue until August 18, 2005. If you continue to own your trust preferred security after the purchase contract settlement date, the Trust will pay you distributions on your trust preferred security from August 18, 2003 until August 18, 2005, at a reset rate that is described in more detail later in this prospectus supplement. The Trust will pay distributions only when it has funds available for payment. The Trust's sole source of funds for distributions are the payments of interest we make on the senior deferrable notes that the Trust will hold. We have the right to defer interest on the senior deferrable notes until August 18, 2003, in which case distributions on the trust preferred securities will also be deferred. Deferred distributions will accumulate and compound quarterly at the rate of 7.75% per year.

The Guarantee..............  We will guarantee the payment of distributions on the trust preferred securities and the payment of the redemption price of the trust preferred securities, to the extent that the Trust has funds available for payment. Taken together with our obligations under the senior deferrable notes and the related indenture, this guarantee effectively provides a full, irrevocable and unconditional guarantee of the trust preferred securities. You can find more information about this guarantee arrangement under the heading "Description of the Guarantee" in this prospectus supplement.

The trust preferred
security will be pledged as
collateral under the pledge
arrangement................  When you purchase a PEPS Unit, the trust preferred security that is part of that PEPS Unit will be pledged as collateral to secure your obligation to purchase our common stock on or prior to August 18, 2003 under the related purchase contract. We will enter into a pledge agreement under which Bank One Trust Company, N.A. will act as collateral agent and hold your trust preferred security until the $25 purchase price under the purchase contract has been paid. Even though your trust preferred security will be pledged as collateral, you will be the beneficial owner of it.

You may settle the purchase
contract by paying cash or
using the proceeds from the
remarketing of the trust
preferred securities.......  Under the purchase contract that is part of each
                             PEPS Unit, you will be obligated to pay, on or prior to August 18, 2003, $25 to purchase shares of our common stock. To satisfy this obligation and at the same time release your related trust preferred security from the pledge, you may deliver at any time until the seventh business day preceding August 18, 2003 a cash payment of $25 for every purchase contract you wish to settle and receive shares of our common stock on the purchase contract settlement date at the applicable settlement rate. If you do not pay cash, your trust preferred securities held as collateral under the pledge arrangement will be sold or "remarketed" to the public for a price equal to $25.0625. Morgan Stanley & Co. Incorporated will act as the remarketing agent. If you are a Treasury PEPS Unit holder you must settle your purchase contracts with cash in groups of 40 purchase contracts.

If you pay cash to settle
your purchase contract,
your trust preferred
security will be released
from the pledge
arrangement................  If you choose not to participate in the remarketing and instead pay cash for your shares of our common stock, then:

                              -- you must pay $25 in cash to us under each purchase contract;

                              -- we will deliver to you the number of shares of our common stock determined based on the applicable settlement rate on the purchase contract settlement date; and

                              --   your trust preferred security will be
                                   released from the pledge arrangement and delivered to you. Starting on August 18, 2003, the settlement date of the remarketing, and continuing until August 18, 2005, distributions on the trust preferred security will be payable at the reset rate that will be determined by the remarketing agent in the remarketing.

If you do not pay cash
under your purchase
contract, your trust
preferred security will be
remarketed.................  On the third business day prior to the purchase contract settlement date, the remarketing agent will remarket the trust preferred securities of those holders of PEPS Units who have not delivered cash payments for the shares of our common stock by the seventh business day preceding August 18, 2003.

If you hold a trust
preferred security that is
not part of a PEPS Unit,
you may choose to have it
remarketed.................  If you hold a trust preferred security that is not part of a PEPS Unit, you may choose to have your trust preferred security remarketed in the remarketing. PEPS Unit holders who have created Treasury PEPS Units or who have settled their purchase contracts early may make such an election, as more fully described in this prospectus supplement.

The reset rate will be
determined by the
remarketing agent..........  After the trust preferred securities have been remarketed, the distribution rate on the trust preferred securities will be the rate determined by the remarketing agent in the remarketing, the "reset rate."

If the remarketing
succeeds, the remarketed
trust preferred securities
will be sold and, if you
are a PEPS Unit holder, you
will receive our common
stock......................  If you do not notify the purchase contract agent that you will pay cash for the shares of our common stock by 5:00 p.m., New York City time, on the seventh business day prior to the purchase contract settlement date, or if you notify the purchase contract agent that you will pay cash but you do not deliver the cash by 11:00 a.m., New York City time, on the fifth business day preceding the purchase contract settlement date, your trust preferred securities will be remarketed.

                              --   On the third trading day prior to the
                                   purchase contract settlement date, the
                                   remarketing agent will use reasonable efforts to sell your trust preferred security, together with all other trust preferred securities being remarketed. If the market value of the trust preferred securities immediately prior to the remarketing is greater than or less than $25.0625 per trust preferred security, then the remarketing agent will adjust the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at the time of the remarketing.

                              -- If the remarketing is successful, then your trust preferred security will be sold. Of the proceeds:

                                 -- $25 will be delivered to us as payment for the shares of our common stock;

                                 -- $.0625 will be paid as a remarketing fee to the remarketing agent; and

                                 --   if you are a PEPS Unit holder, you will
                                      receive shares of our common stock.

If the remarketing fails
and you are a PEPS Unit
holder, we may take
possession of your trust
preferred security.........  If the remarketing agent is unable to remarket the trust preferred securities we will exercise our rights as a secured party, and we may take possession of your trust preferred security. Your obligation to purchase shares of our common stock would then be fully satisfied, and you will receive the shares of our common stock.

Upon settlement, you will
receive a number of shares
of our common stock equal
to the settlement rate.....  Unless you elect to settle your purchase contract early, the number of shares of our common stock you will receive under your purchase contract will depend on the average of the closing price per share of our common stock as reported on the New York Stock Exchange for the 20-trading day period ending on the third trading day prior to the purchase contract settlement date.

                             The number of shares of our common stock you will receive for each purchase contract will be determined as follows:

                              --   if the average closing price during the
                                   20-trading day period equals or exceeds
                                   $34.95, you will receive .71531 shares of our common stock;

                              --   if the average closing price during the
                                   20-trading day period is less than $34.95 but greater than $29.125, you will receive a number of shares of our common stock having a value, based on the average closing price during that period, equal to $25; and

                              --   if the average closing price during the
                                   20-trading day period is less than or equal to $29.125, you will receive .85837 shares of our common stock.

                             During the term of the PEPS Units, we will adjust the settlement rate to reflect the occurrence of certain stock dividends, stock splits and other corporate events that could affect the market price of our common stock. See "Description of the Purchase Contracts--Anti-Dilution Adjustments."

You can create Treasury
PEPS Units by substituting
a treasury security for
trust preferred
securities.................
                             For every 40 PEPS Units you own, you may create 40 Treasury PEPS Units by substituting U.S. treasury securities for the trust preferred securities that are a part of the PEPS Units.

                             A Treasury PEPS Unit will consist of:

                              -- a purchase contract for shares of our common stock that is identical to the purchase contract that is a part of the PEPS Unit; and

                              --   a 1/40 undivided beneficial ownership
                                   interest in a zero-coupon U.S. treasury
                                   security (CUSIP No. 912820BG1), the "treasury security", that has a principal amount at maturity of $1,000, and matures on August 15, 2003, the business day prior to the purchase contract settlement date.

                             To create Treasury PEPS Units, you must:

                              -- for each group of 40 Treasury PEPS Units you wish to create, transfer the treasury security to Bank One Trust Company, N.A., which is acting as the securities intermediary under the pledge agreement. The treasury security will become the collateral supporting your obligation to purchase shares of our common stock, and the collateral agent will release the 40 trust preferred securities from the pledge. Those trust preferred securities then will be separately tradable and will no longer be a part of a PEPS Unit or a Treasury PEPS Unit; and

                              --   pay to the collateral agent any fees or
                                   expenses incurred in connection with the substitution.

                             You may substitute a treasury security for trust preferred securities at any time prior to or on the seventh business day preceding August 18, 2003. Distributions will continue to be made on the trust preferred security. Because each treasury security has a principal amount at maturity of $1,000, you may substitute Treasury PEPS Units for PEPS Units only in multiples of 40. For each group of 40 PEPS Units you own, after substitution of the U.S. treasury securities for the trust preferred securities that are part of the 40 PEPS Units, you will receive 40 Treasury PEPS Units.

A Treasury PEPS Unit holder
will be required to accrue
original issue discount on
the Treasury PEPS Unit and
will not receive any cash
payments on the Treasury
PEPS Unit..................  If you own Treasury PEPS Units, because the treasury security included in the Treasury PEPS Units is a zero-coupon security, you generally will be required for U.S. federal income tax purposes to include in gross income each year your allocable share of original issue discount or acquisition discount on the treasury security that accrues in such year. You, however, will not receive any payments on the Treasury PEPS Units. See "United States Federal Income Tax Consequences" in this prospectus supplement.

                             So long as you continue to own any trust preferred securities, whether as part of a PEPS Unit or as a separate security, you will receive distributions on them, separately from the Treasury PEPS Units.

You can recreate PEPS
Units......................  If you own 40 Treasury PEPS Units, you may recreate
                             40 PEPS Units at any time prior to or on the seventh business day preceding August 18, 2003. Because the treasury security has a principal amount at maturity of $1,000, you must recreate PEPS Units from Treasury PEPS Units in multiples of
                             40. For each group of 40 Treasury PEPS Units you submit, you will receive 40 PEPS Units.

                             To recreate PEPS Units, you must:

                              -- for each group of 40 PEPS Units you wish to recreate, transfer 40 trust preferred securities to the securities intermediary. The securities intermediary then will deposit the trust preferred securities in the collateral account maintained under the pledge arrangement. The 40 trust preferred securities will become the collateral supporting your obligation to purchase the shares of our common stock, and the collateral agent will release the treasury security from the pledge. That treasury security then will be separately tradable and will not be part of any PEPS Unit; and

                              --   pay to the collateral agent any fees or
                                   expenses incurred in connection with the substitution.

You may settle the purchase
contracts of Treasury PEPS
Units by paying cash or
having the proceeds of the
pledged treasury security
applied....................  Unless you notify the purchase contract agent that you will pay cash for the shares of our common stock, upon settlement of the purchase contracts related to the Treasury PEPS Units, we will receive the proceeds of the treasury security being held as collateral under the pledge arrangement. This will satisfy your obligation to deliver the purchase price for the shares of our common stock, and you will receive the shares of our common stock.

You may settle the purchase
contract early.............  You may satisfy your obligation to purchase shares of our common stock under your purchase contract at any time prior to 5:00 p.m., New York City Time, on the seventh business day preceding the purchase contract settlement date.

                             If you choose to settle early:

                              -- You must deliver to the purchase contract agent a notice indicating your election to "settle early".

                              -- You must deliver to the purchase contract agent a cash payment of $25 for each purchase contract being settled prior to 5:00 p.m., New York City Time, on the seventh business day preceding the purchase contract settlement date.

                              --   You will receive, for each PEPS Unit or
                                   Treasury PEPS Unit you surrender, both:

                                 --   .71531 shares of our common stock,
                                      regardless of the market price of the
                                      shares of our common stock on the date of early settlement and, subject to anti-dilution adjustments; and

                                 -- your trust preferred security (if you are settling a PEPS Unit) or a 1/40 undivided beneficial interest in a treasury security (if you are settling a Treasury PEPS
                                      Unit).

                              -- You will retain the right to have your trust preferred securities remarketed.

                             You may settle Treasury PEPS Units early only in multiples of 40 Treasury PEPS Units.

If you elect to have your
trust preferred securities
that are not part of PEPS
Units remarketed and the
remarketing fails, you will
retain possession of your
trust preferred securities
and the reset rate will be
determined pursuant to a
formula....................  If the remarketing agent cannot remarket the trust preferred securities by three business days prior to the purchase contract settlement date, you will retain possession of your trust preferred securities and the reset rate will be determined pursuant to a formula described under "Description of the Trust Preferred Securities--Failed Remarketing" in this prospectus supplement.

Interest payments on the
senior deferrable notes....  The Trust will use all the proceeds from the sale of its common securities and the trust preferred securities, collectively, the "trust securities", to purchase the senior deferrable notes from us. The senior deferrable notes will be the sole assets of the Trust. We will pay interest at a rate of 7.75% on the senior deferrable notes to the Trust on a quarterly basis. The Trust will use those interest payments to pay distributions on the trust preferred securities. We have the right to defer interest payments on the senior deferrable notes until August 18, 2003 in which case the Trust will not have any funds to pay distributions on the trust preferred securities and the trustee and the Trust will therefore defer payments on the trust preferred securities. We will pay to the Trust additional interest on any deferred interest payments at the current rate (compounded quarterly). After a successful remarketing of the trust preferred securities, the interest rate on the senior deferrable notes will reset to equal the reset rate on the trust preferred securities.

Substitution of treasury
portfolio upon tax event...  If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the Trust or the senior deferrable notes, then we, as issuer of the senior deferrable notes, may elect to redeem the senior deferrable notes held by the Trust. If the senior deferrable notes are redeemed before August 15, 2003, the money received from the redemption will be used to purchase a treasury portfolio of zero-coupon U.S. treasury securities that mature on or prior to August 15, 2003, and the Trust will be dissolved. The treasury portfolio will replace the trust preferred securities as the collateral securing your obligations to purchase our common stock under the purchase contracts. If the senior deferrable notes are redeemed, then each PEPS Unit will consist of a purchase contract for our common stock and an ownership interest in the treasury portfolio.

Distribution of the senior
deferrable notes...........  We may dissolve the Trust at any time if certain conditions are met. If the Trust is dissolved after the purchase contract settlement date (other than as a result of the redemption of the senior deferrable notes) and you continue to hold trust preferred securities, you will receive your pro rata share of the senior deferrable notes held by the Trust (after any creditors of the Trust have been paid). If the Trust is dissolved prior to the purchase contract settlement date, then these senior deferrable notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts.

Investing in the PEPS Units
is not the equivalent of
investing in our common
stock......................  The distributions on the trust preferred securities will be paid at a rate per year that is greater than the current dividend yield on our common stock. In addition, because the number of shares of our common stock that you will receive upon settlement of the purchase contracts may decline by approximately 17% as the applicable market value increases, the PEPS Units give you less opportunity for equity appreciation than you would have if you invested directly in our common stock.

The purchase contracts will
terminate upon our
bankruptcy.................  The purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to us. If the purchase contracts terminate upon one of these events, then your rights and obligations under your purchase contract also will terminate, including your obligation to pay for, and your right to receive, shares of our common stock. Upon termination, you will receive your trust preferred security or your treasury security, as the case may be, free of our security interest.

The PEPS Units have been
approved for listing on the
New York Stock Exchange....  The PEPS Units have been approved for listing on the New York Stock Exchange under the symbol "VLO PrU".

                             If Treasury PEPS Units are created and then traded at a volume that satisfies applicable exchange listing requirements, we will try to list them on the national securities exchanges or associations on which the PEPS Units are then listed or quoted. We, however, have no obligation to do so.

The symbol for our common
stock on the New York Stock
Exchange...................  VLO

United States federal
income tax consequences....  Because a PEPS Unit will consist of a purchase contract and a trust preferred security, the purchase price of each PEPS Unit will be allocated between the purchase contract and the related trust preferred security in proportion to their relative fair market values at the time of purchase. We expect that, at the date of issuance of the PEPS Units, the fair market value of each purchase contract will be $.40 and the fair market value of each trust preferred security will be $24.60.

                             If you own a PEPS Unit, you will normally include in gross income your proportionate share of income on the trust preferred securities when such income is paid or accrued in accordance with your regular method of tax accounting. You will also be required to include in gross income your allocable share of the original issue discount on the senior deferrable notes as it accrues, over the first three years of the term of the senior deferrable notes. The amount of original issue discount attributable to each trust preferred security will be $.46, which is equal to the excess of the remarketed price of the trust preferred security of $25.0625 over the amount of the purchase price allocated to the trust preferred security.

                             If you own a Treasury PEPS Unit, you will be required to include in gross income each year your allocable share of any original issue discount or acquisition discount on the treasury security that accrues in such year.

                             Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the PEPS Units or instruments similar to the PEPS Units, you are urged to consult your own tax advisor concerning the tax consequences of an investment in the PEPS Units. For additional information, see "United States Federal Income Tax Consequences" in this prospectus supplement.

Use of proceeds............  The Trust will use all of the proceeds received from the sale of the PEPS Units to purchase the senior deferrable notes from us. We estimate that we will receive net proceeds from the sale of the senior deferrable notes to the Trust of $145.2, which we intend to use, together with the net proceeds from the concurrent offerings of senior notes and common stock, to repay outstanding indebtedness incurred under our bank bridge facility and our existing credit facilities in connection with the Benicia acquisition.

Concurrent offerings.......  We are concurrently offering to the public
                             5,200,000 shares of common stock and $400 million aggregate principal amount of our senior notes. This offering and the offering of common stock are not contingent on any other offering. However, the closing of the offering of our senior notes is contingent on the prior closing of both this offering and the offering of common stock. You should not assume that we will complete either the offering of the common stock or the offering of our senior notes.

     Unless we state otherwise, the information in this prospectus supplement does not include 900,000 PEPS Units that may be issued to the underwriters pursuant to their over-allotment option. If the underwriters exercise their over-allotment option in full, the total number of PEPS Units offered will be 6,900,000.

                ILLUSTRATION OF TERMS AND FEATURES OF PEPS UNIT

     The following illustrates some of the key terms and features of the PEPS Units.

Components of each PEPS
Unit:                         --   A contract to purchase shares of our common
                                   stock on or prior to August 18, 2003

                              -- A trust preferred security of the Trust due August 18, 2005

Issue price of each PEPS
Unit:                        $25

Yield on each PEPS Unit:     7.75%, consisting of distributions on the trust
                             preferred security at a rate of 7.75% per year, paid quarterly, until August 18, 2003. On August
                             18, 2003, following a remarketing of the trust preferred securities, the distribution rate will be reset.

Reference price (or price
of common stock at time of
  issuance of PEPS Units):   $29.125 (the last sale price of our common stock on
                             the NYSE on June 22, 2000)

Threshold appreciation
price:                       $34.95 (a 20% premium to the reference price)

     A PEPS Unit consists of two components, a purchase contract and a trust preferred security. The return to an investor on a PEPS Unit will depend upon the return provided by each of these components. For an investor that holds the PEPS Unit until remarketing and uses the proceeds from the remarketing to settle the purchase contract, the return will be comprised of the following:

Value of shares of common               Distributions on the trust
stock delivered at maturity of          preferred securities at 7.75%
the purchase contract on         +      of the stated liquidation
August 18, 2003                         amount per year until August
                                        18, 2003

PURCHASE CONTRACT

     The purchase contract obligates you to purchase, and us to sell, our common stock. You can satisfy this obligation by settling early in cash or by electing to pay cash before seven business days prior to August 18, 2003 or by participating in the remarketing. If you settle early you will receive for each PEPS Unit .71531 shares of our common stock, regardless of the market price of our common stock on the date of early settlement.

     Otherwise the number of shares delivered to you will depend on the average closing price of our common stock for the 20-trading day period ending on the third trading day prior to August 18, 2003.

      -- If the average closing price equals or exceeds $34.95, the threshold appreciation price, you will receive .71531 shares. This is calculated by dividing the PEPS Unit issue price by the threshold appreciation price ($25.00/$34.95 = .71531).

      -- If the average closing price for the period is greater than $29.125, the reference price, but less than $34.95, the threshold appreciation price, you will receive a number of shares that produces a value of $25.

      -- If the average closing price for the period is less than or equal to $29.125, the reference price, the investor will receive .85837 shares. This is calculated by dividing the PEPS Unit issue price by the reference price ($25.00/$29.125 = .85837).

     The following graphs show the number of shares of our common stock that would be delivered for each purchase contract on August 18, 2003 and the value of the shares that would be delivered on August 18, 2003, depending upon our common stock share price performance.

    FRACTION OF A SHARE DELIVERABLE PER PURCHASE CONTRACT ON AUGUST 18, 2003

                                     [GRAPH]

Average Closing Price of Valero Common Stock During 20 Trading Day Period Ending
                                August 13, 2003

  VALUE OF FRACTION OF A SHARE DELIVERABLE PER PURCHASE CONTRACT ON AUGUST 18,
                                      2003

                                     [GRAPH]

Average Closing Price of Valero Common Stock During 20 Trading Day Period Ending
                                August 13, 2003

TRUST PREFERRED SECURITY

     The Trust will pay quarterly cash distributions on each trust preferred security described above at a rate per annum of 7.75% of its $25 stated liquidation amount until August 18, 2003. After that date, the distribution rate may be reset in connection with the remarketing of the trust preferred securities. The trust preferred securities will mature on August 18, 2005.

     The trust preferred security will serve as collateral for your purchase contract obligation. If you do not substitute a treasury security for the trust preferred security or elect to settle the purchase contract for cash or to settle the purchase contract early, the trust preferred security will be remarketed and the proceeds from the remarketing will be used to settle the purchase contract.

COMPARISON OF INVESTMENT RETURNS FOR A PEPS UNIT AND OUR COMMON STOCK

     The following table compares the return you would realize by investing at the same time $25 in a PEPS Unit (the stated amount and purchase price of each unit) compared to investing $25 in our common stock (or .85837 shares, based on a common stock price of $29.125 per share). If you buy a PEPS Unit, your investment would be substantially similar to the risks and rewards of an investment in our common stock. However, you would not benefit from the first 20% appreciation in the market value of the common stock underlying the PEPS Unit. In addition, after the first 20% appreciation in the market value of our common stock, you would receive only 83.3% of any additional appreciation in the market value of the common stock underlying the PEPS Unit. Finally, until you settle your purchase contract, you would not receive any dividends on our common stock. Instead, you would receive payments on your PEPS Unit at a rate of 7.75% per year (representing distributions on the trust preferred security included in your PEPS Unit) until August 18, 2003. You should note that this analysis also assumes that we continue to pay quarterly dividends on our common stock totaling $0.32 per share per year.

                                       MARKET VALUE       VALUE OF          PRETAX
                       VALERO        OF .85837 SHARES      COMMON         ANNUALIZED       PRETAX
CHANGE IN VALERO    COMMON STOCK        OF VALERO           STOCK       RATE OF RETURN   ANNUALIZED
  COMMON STOCK       PRICE (PER        COMMON STOCK     DELIVERED PER     ON VALERO       RATE OF
   PRICE FROM         SHARE) AT       AT SETTLEMENT       PURCHASE          COMMON       RETURN ON
REFERENCE PRICE    SETTLEMENT DATE         DATE           CONTRACT          STOCK        PEPS UNITS
----------------   ---------------   ----------------   -------------   --------------   ----------
      (40)%            $17.48             $15.00           $15.00           (15.27)%       (6.90)%
      (30)%            $20.39             $17.50           $17.50           (10.42)%       (2.61)%
      (20)%            $23.30             $20.00           $20.00            (6.15)%        1.19%
      (10)%            $26.21             $22.50           $22.50            (2.34)%        4.62%
        0%             $29.13             $25.00           $25.00             1.10%         7.75%
       10%             $32.04             $27.50           $25.00             4.24%         7.75%
       20%             $34.95             $30.00           $25.00             7.14%         7.75%
       30%             $37.86             $32.50           $27.08             9.82%        10.16%
       40%             $40.78             $35.00           $29.17            12.32%        12.42%

     The above diagrams and tables do not represent all potential outcomes from an investment in PEPS Units. For example, prior to seven business days preceding August 18, 2003, an investor may substitute a treasury security for the trust preferred security as collateral. By substituting a zero-coupon treasury security for 40 trust preferred securities, an investor may achieve higher or lower rates of return than shown above. The actual returns will vary depending upon a number of factors, including:

      --  the price of the zero-coupon treasury security;

      --  the potential trading price of the trust preferred securities; and

      --  the costs and expenses associated with creating a Treasury PEPS Unit.

     An investor that creates a Treasury PEPS Unit, or an investor that settles the purchase contract early or for cash, and continues to hold the trust preferred security will continue to receive cash distributions on the trust preferred security until August 18, 2003. The distribution rate on the trust preferred securities will be reset on August 18, 2003 to the rate determined by the remarketing agent in the remarketing of the trust preferred securities.

                      SUMMARY CONSOLIDATED HISTORICAL AND
                        PRO FORMA FINANCIAL INFORMATION

     The following tables set forth summary consolidated historical financial data for each of the periods indicated and certain adjusted pro forma information. Our historical financial information should be read in conjunction with our consolidated financial statements and related notes. The pro forma as adjusted statement of income data for the three months ended March 31, 2000 and the year ended December 31, 1999 give effect to the Benicia acquisition and the related interim financings as if such events occurred on January 1, 1999 and are further adjusted to give effect to this offering, the common stock offering and the senior notes offering. The pro forma balance sheet data gives effect to the Benicia acquisition and the related interim financings as if such events occurred on March 31, 2000 and is further adjusted to give effect to this offering, the common stock offering and the senior notes offering. The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the Benicia acquisition been consummated on the relevant dates noted above, or that may be achieved in the future. The pro forma information should be read in conjunction with the pro forma financial statements and the related notes included herein.

                                 PRO FORMA COMBINED
                                     AS ADJUSTED
                                  FOR THE OFFERINGS                                   HISTORICAL
                             ---------------------------   ----------------------------------------------------------------
                             THREE MONTHS                       THREE MONTHS
                                ENDED        YEAR ENDED        ENDED MARCH 31,              YEAR ENDED DECEMBER 31,
                              MARCH 31,     DECEMBER 31,   -----------------------   --------------------------------------
                                 2000           1999          2000         1999         1999       1998(1)(2)     1997(3)
                             ------------   ------------   ----------   ----------   ----------    ----------    ----------
                                                      (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Operating revenues.........   $3,423,416     $9,312,743    $2,928,617   $1,337,103   $7,961,168    $5,539,346    $5,756,220
Operating income (loss)....       98,254        221,858        57,052        8,520       69,141       (51,198)      211,034
Income (loss) from
  continuing operations....       46,306         69,920        30,739       (2,716)      14,287       (47,291)      111,768
Income (loss) from
  discontinued operations,
  net of income taxes(4)...           --             --            --           --           --            --       (15,672)
Net income (loss)..........       46,306         69,920        30,739       (2,716)      14,287       (47,291)       96,096
  Less: preferred stock
        dividend
        requirements and
        redemption
        premium............           --             --            --           --           --            --         4,592
Net income (loss)
  applicable to common
  stock....................       46,306         69,920        30,739       (2,716)      14,287       (47,291)       91,504
Earnings (loss) per share
  of common
  stock -- assuming
  dilution:
  Continuing operations....   $      .74     $     1.13    $      .54   $     (.05)  $      .25    $     (.84)   $     2.03
  Discontinued
    operations.............           --             --            --           --           --            --          (.29)
                              ----------     ----------    ----------   ----------   ----------    ----------    ----------
        Total..............   $      .74     $     1.13    $      .54   $     (.05)  $      .25    $     (.84)   $     1.74
                              ==========     ==========    ==========   ==========   ==========    ==========    ==========
Dividends per share of
  common stock.............   $      .08     $      .32    $      .08   $      .08   $      .32    $      .32    $      .42
CASH FLOW DATA:
Cash flow from continuing
  operating activities.....   $   67,719     $  564,030    $   11,177   $  148,419   $  435,111    $  165,825    $  196,645
Cash flow used in
  continuing investing
  activities...............      (48,167)      (242,326)      (41,966)     (69,074)    (172,168)     (566,268)     (434,046)
Cash flow provided by (used
  in) financing
  activities...............      (71,035)      (273,058)      (20,789)     (77,201)    (214,055)      401,707       275,548
OTHER FINANCIAL DATA:
EBITDA(5)..................   $  146,361     $  407,308    $   95,950   $   45,111   $  219,657    $  244,523    $  313,025

                                                        (footnotes on next page)

                                                                              MARCH 31, 2000
                                                              ----------------------------------------------
                                                                                                PRO FORMA
                                                                              PRO FORMA          COMBINED
                                                                               COMBINED        AS ADJUSTED
                                                                           FOR THE BENICIA       FOR THE
                                                              HISTORICAL    ACQUISITION(6)     OFFERINGS(7)
                                                              ----------   ----------------   --------------
                                                                               (UNAUDITED)
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (excluding short-term debt and current
  maturities on long-term debt).............................  $  131,557      $  302,108        $  302,108
Property, plant and equipment, net..........................   1,985,184       2,675,335         2,675,335
Total assets................................................   3,121,174       4,025,684         4,028,818
Total debt..................................................     771,655       1,669,865         1,382,763
Valero-obligated mandatorily redeemable preferred capital
  trust securities of a subsidiary trust holding solely
  Valero senior notes.......................................          --              --           150,000
Total equity................................................   1,108,704       1,108,704         1,248,940

------------

(1) Includes the operations of the Paulsboro, New Jersey refinery beginning September 17, 1998.

(2) The 1998 operating loss includes a $170.9 million write-down of inventories to market value, which resulted in a $111.1 million reduction in net income, or $1.98 per share.

(3) Includes the operations of the Texas City and Houston, Texas refineries and the Krotz Springs, Louisiana refinery beginning May 1, 1997.

(4) Reflects the results of our former parent's natural gas related services business for periods prior to the July 31, 1997 spin-off of our stock.

(5) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is presented as a measure of our ability to service our debt and to make capital expenditures. It is not a measure of operating results and is not presented in our consolidated financial statements.

(6) Gives effect to the Benicia acquisition, including (i) borrowings of $600 million under our bank bridge facility and (ii) borrowings of $298 million under our existing credit facilities. Funding for the Benicia acquisition also includes $155 million of structured lease financing.

(7) The pro forma as adjusted balance sheet column gives effect to (i) the offering of $150 million aggregate stated amount of PEPS Units pursuant to this offering, (ii) a concurrent offering of $400 million aggregate principal amount of senior notes and (iii) a concurrent offering of 5,200,000 shares of common stock at an offering price of $29.125 per share, as well as the application of the net proceeds from such offerings to repay all amounts outstanding under our bank bridge facility and reduce borrowings under our existing credit facilities.

                        SUMMARY REFINING OPERATING DATA

     The following table sets forth certain operating results for the three months ended March 31, 2000 and the year ended December 31, 1999 for Valero and the Benicia refinery on a separate and combined basis. However, no changes in the operations of the Benicia assets have been assumed and, therefore, the combined data is not necessarily indicative of future performance. Volumes are stated in thousand barrels per day or MBPD. Average throughput margin per barrel is computed by subtracting total direct product cost of sales from product sales revenues and dividing the result by throughput volumes. Refinery charges and yields by component are expressed as percentages of total charges and yields, respectively.

                                              THREE MONTHS ENDED                YEAR ENDED
                                                MARCH 31, 2000               DECEMBER 31, 1999
                                          ---------------------------   ---------------------------
                                          VALERO   BENICIA   COMBINED   VALERO   BENICIA   COMBINED
                                          ------   -------   --------   ------   -------   --------
Sales volumes (MBPD)....................  1,002       155      1,157    1,033       144      1,177
Throughput volumes (MBPD)...............    744       158        902      712       137        849
Average throughput margin per barrel....  $3.62     $6.80     $ 4.17    $2.93     $7.77     $ 3.71
Operating costs per barrel(1):
  Cash (fixed and variable).............  $1.95     $2.92     $ 2.10    $1.85     $4.37     $ 2.09
  Depreciation and amortization.........    .51       .41        .51      .53       .46        .54
                                          ------    -----     ------    ------    -----     ------
          Total operating costs per
            barrel......................  $2.46     $3.33     $ 2.61    $2.38     $4.83     $ 2.63
                                          ======    =====     ======    ======    =====     ======
Charges:
  Crude oils:
     Sour...............................     52%       81%        57%      48%       83%        54%
     Heavy sweet........................      9        --          8       12        --         10
     Light sweet........................      9        --          7        9        --          8
                                          ------    -----     ------    ------    -----     ------
          Total crude oils..............     70        81         72       69        83         72
  High-sulfur resid.....................      4         5          5        3         4          3
  Low-sulfur resid......................      4        --          3        6        --          5
  Other feedstocks and blendstocks......     22        14         20       22        13         20
                                          ------    -----     ------    ------    -----     ------
          Total charges.................    100%      100%       100%     100%      100%       100%
                                          ======    =====     ======    ======    =====     ======
Yields:
  Gasolines and blendstocks.............     50%       72%        54%      51%       68%        54%
  Distillates...........................     30        11         27       29        15         27
  Petrochemicals........................      5        --          4        5        --          4
  Lubes and asphalts....................      3        --          2        3        --          2
  Other products........................     12        17         13       12        17         13
                                          ------    -----     ------    ------    -----     ------
          Total yields..................    100%      100%       100%     100%      100%       100%
                                          ======    =====     ======    ======    =====     ======

---------------

(1) The combined information reflects the adjustments made in the pro forma statements of income.

                                  RISK FACTORS

     In considering whether to purchase our PEPS Units, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. In addition, please read "Forward-Looking Information" on page S-33 of this prospectus supplement and on page 7 of the accompanying prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements in this prospectus supplement and the accompanying prospectus.

     Because a PEPS Unit consists of a purchase contract to acquire shares of our common stock and a trust preferred security issued by the Trust, you are making an investment decision with regard to our common stock and the trust preferred securities, as well as the PEPS Units.

RISK FACTORS RELATING TO THE PEPS UNITS

     YOU WILL BEAR THE ENTIRE RISK OF A DECLINE IN THE PRICE OF OUR COMMON
     STOCK.

     The value of the shares of our common stock that you will receive upon the settlement of the purchase contract is not fixed, but rather will depend on the market value of our common stock near the time of settlement. Because the price of our common stock fluctuates, the aggregate market value of the shares of our common stock receivable upon settlement of the purchase contract may be more or less than the stated amount of $25 per PEPS Unit. If the market value of our common stock near the time of settlement is less than $29.125, the aggregate market value of the shares issuable upon settlement generally will be less than the stated amount of the purchase contract, and your investment in a PEPS Unit may result in a loss. Therefore, you will bear the full risk of a decline in the market value of our common stock prior to settlement of the purchase contract.

     YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN THE MARKET PRICE OF OUR COMMON STOCK.

     The aggregate market value of the shares of our common stock receivable upon settlement of the purchase contract generally will exceed the stated amount of $25 only if the average closing price of our common stock over the 20-trading day period ending on the third trading day before August 18, 2003 equals or exceeds the threshold appreciation price of $34.95 (which represents an appreciation of 20% over the reference price of $29.125). Therefore, during the period prior to settlement, an investment in a PEPS Unit affords less opportunity for equity appreciation than a direct investment in shares of our common stock. If the applicable average closing price exceeds the reference price of $29.125 but is less than the threshold appreciation price of $34.95, you will realize no equity appreciation on our common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price equals or exceeds the threshold appreciation price, you will realize only 83.3% of the equity appreciation on the common stock underlying the PEPS Units for that period above the threshold appreciation price. See "Description of the Purchase Contracts--General" in this prospectus supplement for an illustration of the number of shares of our common stock that you would receive at various average market prices.

     THE MARKET PRICE OF OUR COMMON STOCK IS UNPREDICTABLE.

     It is impossible to predict whether the market price of our common stock will rise or fall. Many factors influence the trading price of our common stock, including those described below under "--Risk Factors Relating to Valero" and "Forward-Looking Information."

     The market for our common stock likely will influence, and be influenced by, any market that develops for the PEPS Units. For example, investors' anticipation of the distribution into the market of the additional shares of our common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase its volatility. If the underwriters' over-allotment option is exercised in full, the largest number of shares of our common stock issuable upon settlement of the purchase contracts would constitute approximately 9.7% of our common stock outstanding as of March 31, 2000, assuming the concurrent issuance of 5,200,000 shares of common stock. The price of our common stock also could be affected by possible sales of our common stock by investors who view the PEPS Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving the PEPS Units and our common stock.

     THE PEPS UNITS AND TREASURY PEPS UNITS PROVIDE LIMITED SETTLEMENT RATE ADJUSTMENTS.

     The number of shares of our common stock issuable upon settlement of each purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock for cash or in connection with certain acquisitions or other transactions, which may adversely affect the price of our common stock. The terms of the PEPS Units do not restrict our ability to offer our common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the PEPS Units for any reason.

     YOU HAVE NO SHAREHOLDER RIGHTS WITH RESPECT TO OUR COMMON STOCK.

     Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to the shares of our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions (including rights under our shareholders' rights plan) on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of shares of our common stock only as to actions for which the applicable record date occurs after the settlement date.

     HOLDERS OF TRUST PREFERRED SECURITIES WILL HAVE LIMITED VOTING RIGHTS.

     You will not be entitled to vote to appoint, remove, replace or change the number of the trustees of the Trust, and generally will have no voting rights, except in the limited circumstances described under "Description of the Trust Preferred Securities--Voting Rights" in the accompanying prospectus.

     WE MAY REDEEM THE SENIOR DEFERRABLE NOTES UPON OCCURRENCE OF A TAX EVENT.

     We may redeem the senior deferrable notes (and thereby cause the redemption of the trust securities) in whole at any time upon the occurrence and continuation of a tax event. See "Description of the Senior Deferrable Notes--Tax Event Redemption" in this prospectus supplement. A tax event redemption is likely to constitute a taxable event to the beneficial owners of the trust preferred securities. If a tax event redemption occurs prior to settlement under the purchase contracts, the Trust will distribute the applicable redemption price to the securities intermediary, in liquidation of the PEPS Unit holders' interests in the Trust. The securities intermediary will use the redemption amount to purchase the treasury portfolio as substitute collateral on behalf of the holders of the PEPS Units. It is impossible to predict the impact that the substitution of the treasury portfolio as collateral for the redeemed trust preferred securities will have on the market price of the PEPS Units.

     WE WILL HAVE THE OPTION TO DEFER INTEREST PAYMENTS ON THE SENIOR DEFERRABLE NOTES HELD BY THE TRUST UNTIL AUGUST 18, 2003.

     If we exercise our right to defer interest payments on the senior deferrable notes, the Trust will not have enough funds to make the distributions on the trust preferred securities. In this case, even though you would not be receiving distributions on your trust preferred securities, you would be required to include the stated distribution amount on the trust preferred securities in gross income, as original issue discount, on a daily economic accrual basis, regardless of your method of accounting. As a result, you would recognize income for United States federal income tax purposes in advance of the receipt of cash attributable to such income, and would not receive cash distributions on your trust preferred securities until we make an interest payment on the senior deferrable notes. See "United States Federal Income Tax Consequences--United States

Holders--Trust Preferred Securities--Interest Income and Original Issue Discount" in this prospectus supplement.

     If we exercise our right to defer payments of interest on the senior deferrable notes, the market price of the PEPS Units is likely to decrease. In addition, the mere existence of the right to defer interest payments may cause the market price of the PEPS Units to be more volatile than the market price of other securities that are not subject to such deferrals.

     THE GUARANTEE ONLY COVERS PAYMENTS ON THE TRUST PREFERRED SECURITIES TO THE EXTENT WE HAVE MADE CORRESPONDING PAYMENTS ON THE SENIOR DEFERRABLE NOTES.

     Under the guarantee to be executed by us for the benefit of the holders of the trust preferred securities, we will irrevocably guarantee the payment of various amounts payable with respect to the trust preferred securities, including accumulated distributions, the redemption price and amounts payable upon dissolution of the Trust, but only to the extent that the Trust has funds available for those payments. The Trust depends on us for its source of funds to make distributions on the trust preferred securities when due. If we were to default on our obligations to pay principal of or interest on the senior deferrable notes, the Trust would not have sufficient funds to pay distributions or other amounts on the trust preferred securities, and you would not be able to rely upon the guarantee for payment of these amounts. Instead, you would have to
(1) rely on the property trustee enforcing its rights as the registered holder of the senior deferrable notes or (2) enforce the rights of the property trustee or assert your own right to bring an action directly against us to enforce payments on the senior deferrable notes. The declaration of trust provides that, by acceptance of the trust preferred securities, you agree to the provisions of the guarantee and the indenture under which the senior deferrable notes will be issued.

     YOUR PLEDGED TRUST PREFERRED SECURITY WILL BE ENCUMBERED BY OUR SECURITY INTEREST.

     Although you will be the beneficial owner of the underlying pledged trust preferred security, that pledged trust preferred security will be pledged with the collateral agent to secure your obligation under the purchase contract. Therefore, for so long as the purchase contract remains in effect, you will not be allowed to withdraw your pledged trust preferred security from this pledge arrangement, except to create Treasury PEPS Units or if you settle the purchase contract early or settle the purchase contracts for cash on the purchase contract settlement date as described in this prospectus supplement.

     SECONDARY TRADING IN THE PEPS UNITS, TREASURY PEPS UNITS AND THE TRUST PREFERRED SECURITIES MAY BE LIMITED.

     It is impossible to predict how the PEPS Units, the Treasury PEPS Units and the trust preferred securities will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. There currently is no secondary market for any of these securities, and we cannot assure you as to the liquidity of any trading market that may develop, the ability of holders to sell their securities in that market or whether any such market will continue.

     The PEPS Units have been approved for listing on the New York Stock Exchange under the symbol "VLO PrU". However, listing on the New York Stock Exchange does not guarantee the depth or liquidity of the market for the PEPS Units. If holders of the PEPS Units create Treasury PEPS Units, the liquidity of the PEPS Units could be adversely affected. Moreover, if the number of the PEPS Units falls below the New York Stock Exchange's requirement for continued listing (whether as a result of the creation of Treasury PEPS Units or otherwise), the PEPS Units could be delisted from the New York Stock Exchange, or trading in the PEPS Units could be suspended.

     If Treasury PEPS Units are traded to a sufficient extent to meet applicable exchange listing requirements, we will try to list those securities on the same national securities exchanges or associations as the PEPS Units. However, we do not presently plan to list the Treasury PEPS Units or the trust preferred securities on any securities exchange and have no obligation to do so in the future. The underwriters have advised us that they presently intend to make a market for the PEPS Units, the Treasury PEPS Units and the trust preferred securities. However, they are not obligated to do so and they may discontinue any market making at any time.

     THE PURCHASE CONTRACT AGREEMENT IS NOT QUALIFIED UNDER THE TRUST INDENTURE ACT AND THEREFORE THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT ARE LIMITED.

     The purchase contract agreement is not an indenture under the Trust Indenture Act. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act, and you will not benefit from the protections of that law, such as disqualification of an indenture trustee for "conflicting interests", provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to you as a holder of the PEPS Unit.

     THE DELIVERY OF SECURITIES IS SUBJECT TO POTENTIAL DELAY.

     The purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to us. If the purchase contracts terminate upon one of these events, your rights and obligations under your purchase contract also will terminate, including your obligation to pay for, and your right to receive, shares of our common stock. Upon termination, you will receive your trust preferred security or your treasury security. Notwithstanding the automatic termination of the purchase contracts, procedural delays may affect the timing of the delivery to you of your securities being held as collateral under the pledge arrangement.

RISK FACTORS RELATING TO VALERO

    REFINING MARGINS ARE VOLATILE.

     Our financial results are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell refined products depend upon numerous factors beyond our control. Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future. In 1998, significant declines in feedstock and refined product prices resulted in a non-cash inventory write-down of $171 million which decreased earnings by $111 million. Until recently, there was a substantial excess supply of refined products which led to low product prices and weak refining margins. Recently there has been an improvement in refining fundamentals and refining margins; however, we cannot assure you that these improvements will continue or be sustainable.

     Specific factors which may affect our refining margins include:

      -- the domestic and foreign supplies of refined products such as gasoline, diesel, heating oil and petrochemicals;

      --   the domestic and foreign supplies of crude oil and other feedstocks;

      -- the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

      --   the level of consumer demand, including seasonal fluctuations;

      --   refinery overcapacity or undercapacity;

      -- the actions taken by competitors, including both pricing and the expansion and retirement of refining capacity in response to market conditions;

      -- environmental and other regulations at both the state and federal levels and in foreign countries;

      --   political conditions in oil producing regions, including the Middle
           East;

      --   the level of foreign imports;

      -- accidents or other unscheduled shutdowns affecting our plants, machinery, pipelines or equipment, or those of our suppliers or customers;

      -- changes in the cost or availability of transportation for feedstocks and refined products;

      -- write-downs of inventories caused by a material decline in petroleum prices;

      --   the price, availability and acceptance of alternative fuels;

      -- cancellation of or failure to implement planned capital projects and realize the various assumptions and benefits projected for such projects;

      -- irregular weather, which can unforeseeably affect the price or availability of feedstocks and refined products;

      -- rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves and claims of product liability;

      -- the introduction or enactment of federal or state legislation which may adversely affect our business or operations; and

      --   overall economic conditions.

The interplay of these factors has historically resulted in a high level of volatility in the energy markets, which makes it impossible to predict with any certainty future refining margins.

     OUR INTEGRATION OF THE OPERATIONS OF THE BENICIA REFINERY MAY NOT BE SUCCESSFUL.

     As discussed more fully in "The Benicia Acquisition and Related Financings," we acquired Exxon Mobil Corporation's Benicia refinery and branded supplier relationships on May 15, 2000 and acquired its service station facilities on June 15, 2000. While our refining and marketing business has been profitable, there is no assurance that, following the Benicia acquisition:

      --   the combined entities will be profitable,

      -- the combined entities will be able to achieve the level of performance we anticipate, and

      -- the projected demand for and prices of refinery feedstocks and refined products will be realized.

The success of the Benicia acquisition will depend on the ability of our management to integrate the operations of the Benicia refinery with our existing operations and to integrate various departments, systems and procedures. The inability to integrate the operations of the Benicia refinery in a timely and efficient manner could adversely affect our ability to realize our projected financial results. Additionally, although we have conducted a due diligence investigation of the Benicia refinery, the scope of that investigation, particularly in light of the volume of environmental, litigation and other matters, has necessarily been limited. Pursuant to the purchase agreement, we are indemnified by ExxonMobil for any litigation pending at the time of the Benicia acquisition and, subject to certain terms, conditions and limitations, with respect to other matters. However, we cannot assure you that other material matters will not subsequently be identified or that the matters now identified will not later prove to be more significant or expose us to greater liabilities than currently expected.

     OUR LEVERAGE MAY LIMIT OUR FINANCIAL FLEXIBILITY.

     As of March 31, 2000, we had approximately $771.7 million in total indebtedness. We incurred substantial additional indebtedness in connection with the Benicia acquisition. After giving effect to the Benicia acquisition and the related financings, including this offering and the concurrent offerings of common stock and senior notes, as of March 31, 2000, we would have had total debt of $1.4 billion, trust preferred securities issued as part of the PEPS Units in an aggregate liquidation amount of $150 million, and stockholders' equity of $1.2 billion, resulting in a total debt to total capital ratio of 50.8% (80% of the aggregate liquidation amount of trust preferred securities included in the PEPS Units is deemed to be equity for purposes of this computation). In addition, depending on prevailing financial, economic and market conditions, we may be unable to consummate the concurrent offerings as described herein. If we are not able to complete the offerings as contemplated, our credit rating may be downgraded which may result in even higher borrowing costs. The interest rate and fees under our $835 million revolving bank credit and letter of credit facility are subject to adjustment based upon the credit ratings assigned to our long-term debt. Accordingly, the amount of outstanding indebtedness and interest expense may be greater than contemplated and stockholders' equity may be lower than contemplated. We may also incur additional indebtedness in the future, including in connection with other acquisitions, although our ability to do so will be restricted by our existing $835 million bank credit facility. The level of our indebtedness will have several important effects on our future operations, including, among others:

      -- a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes;

      -- covenants contained in our existing debt arrangements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition opportunities;

      -- our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

      -- we may be at a competitive disadvantage to our competitors that are less leveraged; and

      -- our vulnerability to adverse economic and industry conditions may increase.

     Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will continue to generate sufficient cash flow from operations to service our indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financings. We cannot assure you that any such refinancing will be possible or that additional financing will be available on commercially acceptable terms or at all.

     Our $835 million bank credit facility imposes financial and other restrictions on Valero. Covenants contained in the credit facility and relating to certain other indebtedness of Valero limit, among other things, the incurrence of funded indebtedness by Valero and its subsidiaries and require maintenance of a minimum net worth and fixed-charge coverage ratio and a maximum debt-to-capitalization ratio. There can be no assurance that the requirements of our credit facility or such other indebtedness will be met in the future. Failure to comply with such covenants may result in a default with respect to the related debt under the credit facility or such other indebtedness and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions. In such a case, there can be no assurance that Valero would be able to refinance or otherwise repay such indebtedness.

     COMPLIANCE WITH AND CHANGES IN ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR PERFORMANCE.

     We are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management, pollution prevention measures and characteristics and composition of gasoline and diesel fuels. If we violate or fail to comply with these laws and regulations, we could be fined or otherwise sanctioned. Although our environmental policies and practices are designed to ensure compliance with these laws and regulations, future developments and increasingly stringent and complex regulations could require us to make additional unforeseen expenditures relating to environmental matters. In 1999, we spent approximately $7 million for capital expenditures to comply with environmental regulations, and we currently estimate spending an additional $7 million and $22 million in 2000 and 2001, respectively. These estimates do not include any expenditures for the installation of a flue gas scrubber at the Texas City refinery in connection with our voluntary participation in the Governor's City Air Responsibility Enterprise Program (estimated to be approximately $35 million over a two-year period beginning in 2000 and which is being funded via a structured lease financing arrangement), any expenditures for the installation of a flue gas scrubber at the Paulsboro refinery in connection with a consent order issued by the New Jersey Department of Environmental Protection (expected to be incurred primarily in 2003) or estimated capital expenditures for the Benicia refinery and the service station facilities. We currently estimate these Benicia-related capital expenditures to be approximately $7 million in each of 2000 and 2001 based on the amount of due diligence that we have been able to conduct to date. However, because environmental laws and regulations are increasingly becoming more stringent and new environmental laws and regulations are continuously being enacted or proposed, such as those relating to methyl tertiary butyl ether (MTBE), CARB gasoline and the Tier II gasoline standard and the Maximum Available Control Technology rule (MACT II rule) under the Clean Air Act, we cannot predict with certainty the level of future expenditures that will be required for environmental matters. In addition, because some of our air emissions are grandfathered under certain environmental laws, including those of the Benicia refinery, any major upgrades in any of our refineries could require material additional expenditures to comply with environmental laws and regulations. These expenditures could have a material adverse effect on our financial position, results of operations and liquidity.

     In connection with the Benicia acquisition and our acquisitions of the Paulsboro refinery and Basis Petroleum, Inc., we have been indemnified on a limited basis for certain environmental matters, including those relating to remediation and superfund liabilities. There can be no assurance that the indemnifying parties will indemnify us or continue to indemnify us. In the event that the indemnifying parties fail to do so, we could be liable for the costs of these environmental matters, which could be material. See "Business--Environmental Matters."

     On May 17, 2000, the Environmental Protection Agency ("EPA") proposed regulations to reduce the sulfur content for diesel fuel sold to highway consumers by 97%, from 500 parts per million to 15 parts per million, beginning June 1, 2006. In its release, the EPA estimated that the overall cost to fuel producers of the reduction in sulfur content would be approximately 4 cents per gallon. The American Petroleum Institute has released a statement supporting sharp reductions in diesel fuel sulfur content, but strongly opposing the EPA's "unrealistic" proposal. We are unable to predict whether the proposed regulations will be adopted or the effect of the proposal on our business.

     DISRUPTION OF OUR ABILITY TO OBTAIN CRUDE OIL COULD ADVERSELY AFFECT OUR OPERATIONS.

     Over 70% of Valero's total crude oil feedstock requirements are purchased through term crude oil feedstock contracts totaling approximately 380,000 BPD. The remainder of our crude oil feedstock requirements are purchased on the spot market. The term agreements include contracts to purchase feedstocks from various foreign national oil companies and various domestic integrated oil companies. In particular, a significant portion of our feedstock requirements are served through suppliers located in the Middle East, and we are, therefore, subject to the political, geographic and economic risks attendant to doing business with suppliers located in that area. In the event one or more of our term contracts were terminated, we believe we would be able to find alternative sources of supply. However, we cannot assure you that this situation will continue. If we are unable to obtain adequate crude oil volumes or are only able to obtain such volumes at unfavorable prices, our results of operations could be materially adversely affected.

     COMPETITORS WHO PRODUCE THEIR OWN SUPPLY OF FEEDSTOCKS, WHO HAVE EXTENSIVE RETAIL OUTLETS OR WHO HAVE GREATER FINANCIAL RESOURCES MAY HAVE A COMPETITIVE ADVANTAGE.

     The refining and marketing industry is highly competitive with respect to both feedstock supply and refined product markets. We compete with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. We do not produce any of our crude oil feedstocks and, following the Benicia acquisition, control only limited retail outlets for our refined products. Many of our competitors, however, obtain a significant portion of their feedstocks from company-owned production and have extensive retail outlets. Competitors that have their own production or extensive retail outlets (and brand-name recognition) are at times able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages.

     A number of our competitors also have materially greater financial and other resources than we possess. Such competitors have a greater ability to bear the economic risks inherent in all phases of the industry. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. If we are unable to compete effectively with our competitors, both within and outside of our industry, our financial condition and results of operations could be materially adversely affected.

     As a result of the Benicia acquisition, we are entering the California refining and marketing market at a time when competition in the industry is increasing and new technology is making refining more efficient. The addition of new refining and marketing companies to the California market, as well as the addition of new retail product providers, may increase the supply of refined products available for sale in that state or increase competitive pressure, or both, either of which could lead to lower prices and reduced margins. A reduction in our anticipated margins in California could adversely affect our prospective financial position, liquidity and results of operations.

     THE OUTCOME OF THE UNOCAL PATENT DISPUTE MAY ADVERSELY AFFECT OUR BUSINESS.

     In April 1995, six major oil refiners filed a lawsuit against Unocal Corporation concerning the validity of Unocal's claimed patent on certain gasoline compositions required by the CARB Phase II regulations in California. In 1997, a federal court jury upheld the validity of Unocal's patent and awarded Unocal royalty damages based on infringement of the patent. The decision was appealed, and in March 2000, a panel of the Court of Appeals for the Federal Circuit affirmed the lower court decision and a subsequent petition for reconsideration and for rehearing by the full court was denied. The ultimate outcome of the litigation is uncertain. Unocal also has four other gasoline composition patents not involved in the litigation. We were not a party to this lawsuit, but if we were required to pay a royalty on the compositions claimed by Unocal's patents, such payments could affect our operating results and alter the blending economics for compositions not covered by the patents. All liabilities related to any claim Unocal may have against ExxonMobil are being retained by ExxonMobil. However, we will be responsible for any infringement liabilities relating to gasoline produced from any of our other refineries and from the Benicia refinery after the date of our acquisition of the Benicia refinery.

     A SIGNIFICANT INTERRUPTION IN ONE OR MORE OF OUR REFINERIES COULD ADVERSELY AFFECT OUR BUSINESS.

     With the acquisition of the Benicia refinery, our refining activities are conducted at six major refineries in Texas, Louisiana, New Jersey and California. The refineries are our principal operating assets. As a result, our operations could be subject to significant interruption if one or more of the refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. Although we maintain business interruption insurance against some types of risks in amounts which we believe to be economically prudent, if any refinery were to experience an interruption in operations, earnings therefrom could be materially adversely affected.

     A significant percentage of our operations take place along the Texas and Louisiana Gulf Coast. At December 31, 1999, four of our five refineries were in the Gulf Coast area, with three situated in Texas and one in Louisiana. As a result, a variety of adverse conditions or events in that region, including natural disasters, transportation problems, or state government regulation or political developments could have a material adverse effect on our operations.

     WE DO NOT HAVE AN OPERATING HISTORY IN THE RETAIL BUSINESS.

     We do not have an operating history in the retail business, and our senior management has limited experience in the retail business. Until we gain further experience in this area, we will be reliant to a significant degree on the expertise of the retail marketing and operations personnel hired from ExxonMobil in connection with the acquisition of the retail assets. Our success in the retail business will be, in large part, dependent upon market recognition of our brands. We anticipate that we will need to incur certain costs to obtain or maintain such recognition. Accordingly, the retail business may divert some of our financial resources from our refining and marketing business. We cannot assure you that our retail business will be successful. Our inability to achieve success in our retail business could have a material adverse effect on our overall financial position, results of operations and liquidity.

     We will be permitted to use Exxon's service marks and other trade indicia to sell retail products at specified service stations outside the San Francisco Bay area. We do not have control over the Exxon brand name, and a decrease in the strength, visibility or reputation of the Exxon brand name could adversely affect our ability to conduct a successful retail business, which in turn could have a material adverse effect on our overall financial position, liquidity and results of operations.

     OUR OPERATIONS EXPOSE US TO MANY OPERATING RISKS, NOT ALL OF WHICH ARE INSURED.

     Our refining and marketing operations are subject to various hazards common to the industry, including explosions, fires, toxic emissions, maritime hazards, and uncontrollable flows of oil and gas. They are also subject to the additional hazards of loss from severe weather conditions. As protection against operating hazards, we maintain insurance coverage against some, but not all, such potential losses. Although we believe that our insurance is adequate and customary for companies of a similar size engaged in operations similar to ours, losses could occur for uninsurable or uninsured risks or in amounts in excess of our existing insurance coverage. The occurrence of an event that is not fully covered by our insurance could have an adverse impact on our financial condition and results of operations.

     THE BANNING OF THE USE OF MTBE COULD ADVERSELY AFFECT US.

     The presence of MTBE in some water supplies in California and other states due to gasoline leakage from underground and aboveground storage tanks, automobile and tanker truck accidents, pipelines and certain other sources has led to public concern that MTBE has contaminated drinking water supplies, and thereby resulted in a possible health risk.

     In March 1999, the Governor of California ordered the ban of the use of MTBE as a gasoline component by the end of 2002. The California Air Resources Board has also finalized the specifications for CARB Phase III gasoline, which specifications become effective at the end of 2002. Valero estimates that the cost for permitting and modification of the Benicia refinery in order to comply with CARB Phase III specifications and eliminate MTBE as a gasoline component is approximately $20 million. On May 24, 2000, Valero was served with a class action complaint filed in the Southern District of New York. The complaint attempts to certify a class action claim alleging that numerous gasoline suppliers, including Valero, contaminated groundwater in the State of New York with MTBE. In addition, numerous oil companies have been ordered by the Environmental Protection Agency to help replace contaminated water supplies in California. Although the Benicia refinery has not been involved in such order, there can be no assurances that it will not be involved in such order or that it or our other refineries will not be involved in other future litigation or other proceedings involving the environmental effects of MTBE, or that such litigation or proceedings will not have a material adverse effect on our overall financial condition, results of operations or liquidity. Heightened public awareness has also resulted in other states and the EPA either passing or proposing restrictions on, or banning the use of, MTBE. If MTBE were to be restricted or banned throughout the U.S., we believe that our MTBE-producing facilities, other than the Benicia refinery discussed above, could be modified to produce other gasoline blendstocks or other petrochemicals for a capital investment of approximately $22 million. Because the volume of alternative products that could be produced would be less than the current production of MTBE and the price of such alternative products is currently lower than the price of MTBE, our results of operations could potentially be materially adversely affected.

     OUR ACQUISITION STRATEGY MAY NOT BE SUCCESSFUL AND MAY REQUIRE US TO INCUR ADDITIONAL FINANCING.

     A substantial portion of our growth over the last several years has been attributed to acquisitions. A principal component of our strategy going forward is to continue to acquire assets or businesses that are logical extensions of our existing assets or businesses in order to increase cash flow and earnings. Our ability to achieve this goal will be dependent upon a number of factors, including our ability to (i) identify acceptable acquisition candidates, (ii) consummate acquisitions on favorable terms, (iii) successfully integrate acquired businesses and (iv) obtain financing to support our growth. We cannot assure you that we will be successful in implementing our acquisition strategy or that such strategy will improve operating results. In addition, the financing of future acquisitions may require us to incur additional indebtedness, which could limit our financial flexibility, or to issue additional equity, which could result in further dilution of the ownership interest of existing shareholders.

     PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE IN OUR CONTROL.

     The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of Valero, even if that change might be beneficial to our stockholders. In addition, we have adopted a stockholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in Valero without advance approval of our board of directors. Delaware law imposes additional restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

                          FORWARD-LOOKING INFORMATION

     This prospectus supplement, including the information we incorporate by reference, contains certain estimates, predictions, projections and other "forward-looking statements" (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) that involve various risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested herein. These forward-looking statements can generally be identified by the words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "budget," "forecast," "will," "could," "should," "may" and similar expressions. These forward-looking statements include, among other things, statements regarding:

      -- the Benicia acquisition and our results of operations following the Benicia acquisition;

      --   future refining margins, including gasoline and heating oil margins;

      -- the expected cost of feedstocks, including crude oil discounts, and refining products;

      --   anticipated levels of crude oil and refined product inventories;

      -- our anticipated level of capital investments, including deferred turnaround and catalyst costs and capital expenditures for regulatory compliance and other purposes, and the effect of these capital investments on our results of operations;

      --   refinery utilization rates;

      -- anticipated trends in the supply and demand for crude oil feedstocks and refined products in the United States and elsewhere;

      -- expectations regarding environmental and other regulatory initiatives; and

      -- the effect of general economic and other conditions on refining industry fundamentals.

     We have based our forward-looking statements on our beliefs and assumptions derived from information available to us at the time the statements are made. Differences between actual results and any future performance suggested in our forward-looking statements or projections could result from a variety of factors, including the following:

      -- the domestic and foreign supplies of refined products such as gasoline, diesel, heating oil and petrochemicals;

      --   the domestic and foreign supplies of crude oil and other feedstocks;

      -- the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

      --   the level of consumer demand, including seasonal fluctuations;

      --   refinery overcapacity or undercapacity;

      -- the actions taken by competitors, including both pricing and the expansion and retirement of refining capacity in response to market conditions;

      -- environmental and other regulations at both the state and federal levels and in foreign countries;

      --   political conditions in oil producing regions, including the Middle
           East;

      --   the level of foreign imports;

      -- accidents or other unscheduled shutdowns affecting our plants, machinery, pipelines or equipment, or those of our suppliers or customers;

      -- changes in the cost or availability of transportation for feedstocks and refined products;

      -- write-downs of inventories caused by a material decline in petroleum prices;

      --   the price, availability and acceptance of alternative fuels;

      -- cancellation of or failure to implement planned capital projects and realize the various assumptions and benefits projected for such projects;

      -- irregular weather, which can unforeseeably affect the price or availability of feedstocks and refined products;

      -- rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves and claims of product liability;

      -- the introduction or enactment of federal or state legislation which may adversely affect our business or operations;

      -- changes in the credit ratings assigned to our debt securities and trade credit; and

      --   overall economic conditions.

     We caution you that any one of these factors or other factors described under the heading "Risk Factors," or a combination of these factors, could materially affect our future results of operations and whether our forward-looking statements ultimately prove to be accurate. These forward-looking statements are not guarantees of our future performance, and our actual results and future performance may differ materially from those suggested in our forward-looking statements. When considering these forward-looking statements, you should keep in mind the factors described under the heading "Risk Factors" and other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We do not intend to update these statements unless the securities laws require us to do so.

     All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

                 THE BENICIA ACQUISITION AND RELATED FINANCINGS

THE ACQUISITION

     On March 2, 2000, Valero and Exxon Mobil Corporation executed a sale and purchase agreement pursuant to which Valero agreed to acquire ExxonMobil's Benicia, California refinery and Exxon-branded California retail assets, which consist of approximately 80 service station facilities (the "Service Station Assets") and branded supplier relationships with approximately 260 Exxon-branded service stations (the "Distribution Assets"), for a purchase price of $895 million plus an amount for refinery inventories acquired in the transaction based on market-related prices at the time of closing. ExxonMobil agreed to sell these assets as a result of consent decrees issued by the Federal Trade Commission and the State of California providing that certain assets be divested by ExxonMobil to satisfy anticompetitive issues in connection with the recent merger of Exxon Corporation and Mobil Corporation. The consummation of the Benicia acquisition was approved by the Federal Trade Commission and the Office of the Attorney General of the State of California. The purchase agreement was amended on May 14, 2000 to provide, among other things, that the closing of the purchase of the Benicia refinery and the Distribution Assets would occur on May 15, 2000. The amendment also covered an environmental issue relating to a request for information by the EPA under the Clean Air Act arising subsequent to the original signing, certain employee matters and more specific inventory determination procedures. The acquisition of the Benicia refinery and the Distribution Assets closed on May 15, 2000, and the acquisition of the Service Station Assets closed on June 15, 2000. The Benicia acquisition is being accounted for under the purchase method.

     The purchase agreement, as amended, contains representations and warranties of each of Valero and ExxonMobil, which survive the closing for one year, as well as customary covenants. In addition, Valero will assume the environmental liabilities of ExxonMobil with certain exceptions. ExxonMobil retained liability for (i) pending penalties assessed for violations relating to the Benicia refinery, (ii) pending lawsuits, (iii) all costs associated with compliance with a variance issued in connection with control of nitrogen oxides, (iv) claims in connection with offsite transportation and disposal of wastes prior to closing asserted within three years of closing or asserted with respect to abandoned disposal sites, (v) the capital costs incurred within five years of closing for specified corrective action of groundwater and soil contamination, (vi) all covered contamination at the Service Station Assets caused by ExxonMobil or its lessees that is reflected in baseline reports prepared prior to closing, (vii) the repair or replacement of any underground storage tanks at the Service Station Assets found to be leaking prior to closing and (viii) fines and penalties imposed within five years of closing arising out of a request for information from the EPA relating to certain provisions of the Clean Air Act that are attributable to actions taken prior to closing or untimely or unresponsive responses to the request. ExxonMobil has agreed to indemnify Valero for all losses related to these retained liabilities, provided that ExxonMobil will indemnify Valero for losses related to covered contamination at the Service Station Assets for a period of five years from the date of closing. In addition, ExxonMobil will indemnify Valero for breaches of its representations and warranties to the extent that the aggregate amount of Valero's losses resulting from such breaches exceeds $1 million and ExxonMobil receives notice of such losses within one year after the closing date.

     The Benicia refinery is located on the Carquinez Straits of the San Francisco Bay. It is considered a highly complex refinery and has a total throughput capacity of approximately 160,000 barrels per day or "BPD." The Benicia refinery produces a high percentage of light products, with limited production of other products. It can produce approximately 110,000 BPD of gasoline, 14,000 BPD of jet fuel, 11,000 BPD of diesel and 8,000 BPD of natural gas liquids. Approximately 95% of the gasoline produced by the Benicia refinery meets the California Air Resources Board ("CARB") II specifications for gasoline sold in California. The refinery has significant liquid storage capacity, including storage for crude oil and other feedstocks. Also included with the refinery assets are a deepwater dock located offsite on the Carquinez Straits that is capable of berthing large crude carriers, petroleum coke storage silos located on an adjacent dock, a 20-inch crude pipeline connecting the refinery to a southern California crude delivery system, and an adjacent truck terminal for regional truck rack sales. Under the consent decrees, ExxonMobil was required to offer the buyer of the divested assets a crude oil supply contract. As a consequence, in connection with the closing of the acquisition of the Benicia refinery and the Distribution Assets, Valero entered into a ten-year term contract providing for ExxonMobil to supply and for Valero to purchase 100,000 BPD of Alaska North Slope ("ANS") crude oil at market-related prices, to be reduced to 65,000 BPD on January 1, 2001. Prior to January 1, 2001, Valero will have an option to reduce the volume of ANS crude to 65,000 BPD with 90 days' prior notice. After January 1, 2001, Valero will have an option to reduce the required volumes by an additional 20,000 BPD once per year.

     The Service Station Assets include 10 company-operated service stations and 70 lessee-dealer service stations, 75 of which are in the San Francisco Bay area. Under the consent decrees related to the merger between Exxon Corporation and Mobil Corporation, the Federal Trade Commission and the State of California ordered that ExxonMobil withdraw the "Exxon" brand name from the San Francisco area. As a result, ExxonMobil notified the dealers in this market area that their franchise right to market "Exxon" branded products was being terminated effective June 15, 2000. Valero plans to introduce its own brand of retail petroleum products in the San Francisco Bay area and has offered to the dealers at these locations a franchise right to market products under the new Valero brand. Valero plans to offer those dealers who accept Valero's franchise offering an option to purchase the stations that they are currently leasing. As part of the purchase option, the dealers must enter into a fuels purchase agreement with Valero for a term of 15 years. The dealers will have 90 days to exercise or reject their purchase option.

     The Distribution Assets include up to 260 independently-owned and operated distributor facilities which are located outside of the San Francisco Bay area. The distributor locations will retain the right to use the Exxon brand, continue to accept the Exxon proprietary credit card and receive Exxon brand support, while Valero will receive the exclusive rights to offer the Exxon brand throughout the state of California (except for the San Francisco Bay area) for a ten-year period. In connection with the Benicia acquisition, ExxonMobil assigned to Valero all of the existing Exxon California distributor contracts under which the distributors will purchase Exxon branded products from Valero after the acquisition.

THE FINANCING

     Valero established with a group of banks a $600 million bridge loan facility (the "Bridge Facility") to provide interim financing in connection with the Benicia acquisition. The Bridge Facility has a term of one year, and Valero has an option to extend for an additional two years. The Bridge Facility has covenants similar to those contained in Valero's $835 million bank credit and letter of credit facility (the "Credit Facility"). Any amounts borrowed under the Bridge Facility bear interest at LIBOR plus an applicable margin. The Credit Facility bears interest at either LIBOR plus a margin, a base rate or a money market rate. The interest rate and fees under the Credit Facility are subject to adjustment based upon the credit ratings assigned to Valero's long-term debt. The Credit Facility includes certain restrictive covenants including a fixed-charge coverage ratio, a debt-to-capitalization ratio, and a minimum net worth test. Valero has amended its existing bank credit facilities to provide for, among other things, the higher debt-to-capitalization limits necessary to complete the Benicia acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The acquisition of the Benicia refinery and the Distribution Assets was initially funded through interim financing consisting of (i) borrowings of $600 million under the Bridge Facility, (ii) borrowings of $298 million under our existing bank credit facilities, and (iii) an approximate $30 million interim lease arrangement to accommodate the acquisition of the Benicia refinery's docking facility. In connection with the acquisition of the Service Station Assets, Valero entered into a structured lease arrangement for $155 million (the "Structured Lease Financing"), which was used to acquire the Service Station Assets and to replace the interim lease arrangement for the acquisition of the Benicia refinery's docking facility. The $600 million of borrowings under the Bridge Facility and $87.1 million of borrowings under the Credit Facility will be repaid with the proceeds of this offering and two other concurrent offerings consisting of (i) $400 million aggregate principal amount of senior notes (the "Debt Offering") and (ii) 5,200,000 shares of common stock (the "Equity Offering"). Valero also expects to continue to borrow under its existing credit facilities to fund the working capital needs of the Benicia assets. This offering, the Debt Offering and the Equity Offering are collectively referred to herein as the "Offerings".

     At the closing of the Benicia acquisition, the financing was provided as follows:

                                                           AMOUNT
                                                        -------------
                                                        (IN MILLIONS)
SOURCES OF FUNDS:
  Borrowings under Bridge Facility...................     $  600.0
  Borrowings under Credit Facility...................        298.0
  Structured Lease Financing.........................        155.0
                                                          --------
          Total sources of funds.....................     $1,053.0
                                                          ========
USES OF FUNDS:
  Cash consideration to ExxonMobil...................     $1,034.0
  Estimated transaction costs........................         19.0
                                                          --------
          Total uses of funds........................     $1,053.0
                                                          ========

     Valero intends to repay indebtedness incurred to finance the Benicia acquisition with the proceeds of the Offerings as follows:

                                                           AMOUNT
                                                        -------------
                                                        (IN MILLIONS)
SOURCES OF FUNDS:
  Proceeds from this offering........................      $150.0
  Proceeds from the Debt Offering....................       400.0
  Proceeds from the Equity Offering..................       151.4
                                                           ------
          Total sources of funds.....................      $701.4
                                                           ======
USES OF FUNDS:
  Repayment of borrowings under Bridge Facility......      $600.0
  Repayment of borrowings under Credit Facility......        87.1
  Estimated expenses of Offerings....................        14.3
                                                           ------
          Total uses of funds........................      $701.4
                                                           ======

                                USE OF PROCEEDS

     The net proceeds from the sale of 6,000,000 PEPS Units, after deducting underwriting discounts and commissions and estimated fees and expenses, are expected to be approximately $145.2 million ($167 million if the underwriters' over-allotment option is exercised in full). Concurrently with this offering of PEPS Units, we are also offering to sell 5,200,000 shares of common stock and $400 million aggregate principal amount of our senior notes in separate offerings registered with the SEC. The Equity Offering and this offering are not contingent on any other offering. The closing of the Debt Offering is contingent on the prior closing of both this offering and the Equity Offering. As a result, you should not assume that we will complete either the Equity Offering or the Debt Offering.

     As a result of the Benicia acquisition, we borrowed approximately $600 million under our Bridge Facility, which currently bears interest at a rate of LIBOR plus 1.50% and matures on May 15, 2001 unless Valero exercises its option to extend the maturity, and approximately $298 million under our Credit Facility, which bears interest at a rate of LIBOR plus 1.125% and matures on November 27, 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for more information on our Bridge Facility and Credit Facility.

     The Trust will use all of the proceeds received from the sale of the PEPS Units to purchase the senior deferrable notes from us. We anticipate using the net proceeds of the sale of the senior deferrable notes, together with the additional funds acquired from the concurrent offerings, to repay the Bridge Facility and $87.1 million under our Credit Facility.

                                 CAPITALIZATION

     The following table sets forth our capitalization (which includes our consolidated subsidiaries) as of March 31, 2000 (i) on an historical basis, (ii) as adjusted to give effect to the Benicia acquisition, including the incurrence of borrowings of $600 million under the Bridge Facility and $298 million under the Credit Facility in connection therewith, and (iii) as further adjusted to reflect this offering, the sale by us of 5,200,000 shares of common stock at a public offering price of $29.125 per share in the Equity Offering and the Debt Offering and the application of the net proceeds from these Offerings as described under "Use of Proceeds" and "The Benicia Acquisition and Related Financings." There can be no assurance that Valero will be able to complete the Debt Offering, or that the proceeds from the Debt Offering will be in an amount as currently contemplated. The closing of the Debt Offering is contingent upon the prior closing of both this offering and the Equity Offering. This offering and the Equity Offering are not contingent on the other Offerings. This table should be read in conjunction with the consolidated financial statements of Valero and the "Unaudited Pro Forma Combined Financial Statements" and the notes thereto included elsewhere herein.

                                                                             MARCH 31, 2000
                                                              --------------------------------------------
                                                                                               PRO FORMA
                                                                              PRO FORMA        COMBINED
                                                                            COMBINED FOR      AS ADJUSTED
                                                                               BENICIA          FOR THE
                                                              HISTORICAL   ACQUISITION(1)      OFFERINGS
                                                              ----------   --------------     -----------
                                                                           (IN THOUSANDS)
Short-term debt.............................................  $  126,500     $  126,500       $  126,500
                                                              ----------     ----------       ----------
Long-term debt:
  Industrial revenue bonds..................................     192,000        192,000          192,000
  7.375% notes, due March 15, 2006..........................     300,000        300,000          300,000
  6.75% notes, due December 15, 2032........................     150,000        150,000          150,000
  Notes issued in the Debt Offering.........................          --             --          400,000
  Credit Facility...........................................          --        298,210          211,108
  Bridge Facility...........................................          --        600,000               --
  Net unamortized premium and discount......................       3,155          3,155            3,155
                                                              ----------     ----------       ----------
         Total long-term debt...............................     645,155      1,543,365        1,256,263
                                                              ----------     ----------       ----------
Valero-obligated mandatorily redeemable preferred capital
  trust securities of subsidiary trust holding solely Valero
  senior notes(2)...........................................          --             --          150,000
                                                              ----------     ----------       ----------
Stockholders' equity:
  Common stock, par value $0.01, 150,000,000 shares
    authorized; 56,331,166 shares issued; 61,531,166 shares
    issued as adjusted for the Equity Offering..............         563            563              615
  Additional paid-in capital................................   1,088,829      1,088,829        1,229,013(3)
  Retained earnings.........................................      27,408         27,408           27,408
  Treasury stock--398,632 shares, at cost...................      (8,096)        (8,096)          (8,096)
                                                              ----------     ----------       ----------
         Total stockholders' equity.........................   1,108,704      1,108,704        1,248,940
                                                              ----------     ----------       ----------
         Total capitalization...............................  $1,880,359     $2,778,569       $2,781,703
                                                              ==========     ==========       ==========

------------

(1) Funding for the Benicia acquisition also includes $155 million of financing under a structured lease arrangement.

(2) The sole assets of the trust are senior notes of Valero. Upon prepayment of such senior notes, the related capital trust securities are mandatorily redeemable.

(3) Adjustments related to the Offerings include the following: (i) an increase of $145 million representing the estimated proceeds of the Equity Offering net of issuance costs and (ii) a reduction representing estimated transaction fees and expenses and underwriters' discount on this offering of $4.8 million.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock has been trading on the New York Stock Exchange since August 1, 1997 under the symbol "VLO." The following table sets forth the quarterly high and low sales prices for our common stock as reported by the NYSE for the periods indicated and the amount of per-share dividends for the periods indicated.

                                               STOCK PRICES
                                              ---------------        DIVIDENDS PER
                                              HIGH        LOW        COMMON SHARE
                                              ----        ---        -------------
FISCAL YEAR 1998
  First Quarter.............................  $36 1/2     $27 9/16       $.08
  Second Quarter............................   36          31 5/16        .08
  Third Quarter.............................   33 13/16    17 5/8         .08
  Fourth Quarter............................   26 1/16     17 3/4         .08
FISCAL YEAR 1999
  First Quarter.............................  $24 7/8     $16 3/4        $.08
  Second Quarter............................   25          19             .08
  Third Quarter.............................   23 13/16    19 1/4         .08
  Fourth Quarter............................   23 1/8      17 3/8         .08
FISCAL YEAR 2000
  First Quarter.............................  $31 15/16   $18 15/16      $.08
  Second Quarter (through June 22, 2000)....   32 3/4      26 7/16        .08

     Dividends are considered quarterly by our board of directors and may be paid only when approved by our board. Our credit facilities restrict our ability to pay dividends to our stockholders under provisions that we do not currently believe will limit our ability to continue to pay dividends at the current rate. On May 4, 2000, our board of directors declared a regular quarterly cash dividend payable June 14, 2000 in the amount of $.08 per share to stockholders of record at the close of business on May 30, 2000.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements give effect to the Benicia acquisition and to the related interim financings and are further adjusted to give effect to the Offerings. The unaudited pro forma combined balance sheet as of March 31, 2000 is presented as if the Benicia acquisition and the related interim financings had occurred on that date and is further adjusted to give effect to the Offerings. The unaudited pro forma combined statements of income for the three months ended March 31, 2000 and the year ended December 31, 1999 assume that the Benicia acquisition and the related interim financings occurred on January 1, 1999 and are further adjusted to give effect to the Offerings. The Benicia acquisition is being accounted for using the purchase method of accounting, with the purchase price allocated to the assets acquired and liabilities assumed based on estimated fair values, pending the completion of an independent appraisal. The unaudited pro forma combined balance sheet does not give effect to the issuance of any shares of common stock issuable upon settlement of the purchase contracts issued as part of the PEPS Units.

     The unaudited pro forma combined financial statements should be read in conjunction with (i) the historical consolidated financial statements of Valero and the Benicia refinery and related branded supplier relationships and service station facilities which are included in this prospectus supplement beginning on page F-2, and (ii) "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Valero included in this prospectus supplement beginning on page S-48. The unaudited pro forma combined financial statements are not necessarily indicative of the financial position that would have been obtained or the financial results that would have occurred if the Benicia acquisition and the related interim financings had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or financial results which may be attained in the future. The pro forma adjustments, as described in the Notes to Pro Forma Combined Financial Statements, are based upon available information and upon certain assumptions that Valero's management believes are reasonable.

                           VALERO ENERGY CORPORATION

                       PRO FORMA COMBINED BALANCE SHEETS
                                 MARCH 31, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                       PRO FORMA                    PRO FORMA
                                                                                       COMBINED                     COMBINED
                                                                                        FOR THE                    AS ADJUSTED
                                               VALERO      BENICIA      PRO FORMA       BENICIA      OFFERINGS       FOR THE
                                             HISTORICAL   HISTORICAL   ADJUSTMENTS    ACQUISITION   ADJUSTMENTS     OFFERINGS
                                             ----------   ----------   -----------    -----------   -----------    -----------
ASSETS:
Current assets:
  Cash and temporary cash investments......  $    8,509    $     99     $     (99)(a) $    8,509     $      --     $    8,509
  Receivables, net.........................     403,557      44,998       (44,998)(a)    403,557            --        403,557
  Inventories..............................     436,197      30,345       (30,345)(a)    607,748            --        607,748
                                                                          171,551(b)
  Current deferred income tax assets.......      89,477          --            --         89,477            --         89,477
  Prepaid expenses and other...............      22,591       3,224        (3,224)(a)     22,591            --         22,591
                                             ----------    --------     ---------     ----------     ---------     ----------
                                                960,331      78,666        92,885      1,131,882            --      1,131,882
                                             ----------    --------     ---------     ----------     ---------     ----------
Property, plant and equipment..............   2,711,907     901,641      (901,641)(a)  3,402,058            --      3,402,058
                                                                          690,151(b)
  Less: Accumulated depreciation...........     726,723     426,191      (426,191)(a)    726,723            --        726,723
                                             ----------    --------     ---------     ----------     ---------     ----------
                                              1,985,184     475,450       214,701      2,675,335            --      2,675,335
                                             ----------    --------     ---------     ----------     ---------     ----------
Deferred charges and other assets..........     175,659      18,109       (18,109)(a)    218,467         3,134(A)     221,601
                                                                           42,808(b)
                                             ----------    --------     ---------     ----------     ---------     ----------
                                             $3,121,174    $572,225     $ 332,285     $4,025,684     $   3,134     $4,028,818
                                             ==========    ========     =========     ==========     =========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Short-term debt..........................  $  126,500    $     --     $      --     $  126,500     $      --     $  126,500
  Accounts payable.........................     732,561      37,768       (37,768)(a)    732,561            --        732,561
  Accrued expenses.........................      96,213      24,512       (24,512)(a)     97,213            --         97,213
                                                                            1,000(b)
                                             ----------    --------     ---------     ----------     ---------     ----------
                                                955,274      62,280       (61,280)       956,274            --        956,274
                                             ----------    --------     ---------     ----------     ---------     ----------
Long-term debt.............................     645,155          --       898,210(b)   1,543,365       400,000(A)   1,256,263
                                                                                                      (687,102)(A)
                                             ----------    --------     ---------     ----------     ---------     ----------
Deferred income taxes......................     296,628      88,560       (88,560)(a)    296,628            --        296,628
                                             ----------    --------     ---------     ----------     ---------     ----------
Deferred credits and other liabilities.....     115,413      11,503       (11,503)(a)    120,713            --        120,713
                                                                            5,300(b)
                                             ----------    --------     ---------     ----------     ---------     ----------
Valero-obligated mandatorily redeemable
  preferred capital trust securities of
  subsidiary trust holding solely Valero
  senior notes.............................          --          --            --             --       150,000(A)     150,000
                                             ----------    --------     ---------     ----------     ---------     ----------
Common stockholders' equity:
  Common stock.............................         563          --            --            563            52(A)         615
  Additional paid-in capital...............   1,088,829          --            --      1,088,829       151,398(A)   1,229,013
                                                                                                       (11,214)(A)
  Retained earnings........................      27,408          --            --         27,408            --         27,408
  Treasury stock...........................      (8,096)         --            --         (8,096)           --         (8,096)
  ExxonMobil net investment................          --     409,882      (409,882)(a)         --            --             --
                                             ----------    --------     ---------     ----------     ---------     ----------
                                              1,108,704     409,882      (409,882)     1,108,704       140,236      1,248,940
                                             ----------    --------     ---------     ----------     ---------     ----------
                                             $3,121,174    $572,225     $ 332,285     $4,025,684     $   3,134     $4,028,818
                                             ==========    ========     =========     ==========     =========     ==========

             See Notes to Pro Forma Combined Financial Statements.

                           VALERO ENERGY CORPORATION

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                 PRO FORMA                     PRO FORMA
                                                                                 COMBINED                      COMBINED
                                                                                  FOR THE                     AS ADJUSTED
                                        VALERO      BENICIA      PRO FORMA        BENICIA      OFFERINGS        FOR THE
                                      HISTORICAL   HISTORICAL   ADJUSTMENTS     ACQUISITION   ADJUSTMENTS      OFFERINGS
                                      ----------   ----------   -----------     -----------   -----------     -----------
Operating revenues..................  $2,928,617    $623,337     $(128,538)(c)  $3,423,416     $      --      $3,423,416
                                      ----------    --------     ---------      ----------     ---------      ----------
Costs and expenses:
  Cost of sales and operating
    expenses........................   2,827,341     567,535      (128,538)(c)   3,266,431            --       3,266,431
                                                                       568(d)
                                                                      (670)(g)
                                                                     2,096(g)
                                                                    (2,000)(h)
                                                                       369(h)
                                                                    (2,700)(i)
                                                                     2,430(i)
  Selling and administrative
    expenses........................      19,669       7,501         2,342(d)       27,938            --          27,938
                                                                       875(e)
                                                                    (3,000)(h)
                                                                       561(h)
                                                                      (100)(i)
                                                                        90(i)
  Depreciation expense..............      24,555       6,723        (6,723)(f)      30,793            --          30,793
                                                                     6,238(f)
                                      ----------    --------     ---------      ----------     ---------      ----------
         Total......................   2,871,565     581,759      (128,162)      3,325,162            --       3,325,162
                                      ----------    --------     ---------      ----------     ---------      ----------
Operating income....................      57,052      41,578          (376)         98,254            --          98,254
Other income (expense), net.........       2,647         (45)           --           2,602            --           2,602
Interest and debt expense:
  Incurred..........................     (14,147)         --       (18,605)(j)     (32,752)       13,832(C)      (27,431)
                                                                                                  (8,511)(C)
  Capitalized.......................       1,387          --            --           1,387            --           1,387
Distributions on preferred
  securities of subsidiary trust....          --          --            --              --        (2,906)(B)      (2,906)
                                      ----------    --------     ---------      ----------     ---------      ----------
Income (loss) before income taxes...      46,939      41,533       (18,981)         69,491         2,415          71,906
Income tax expense (benefit)........      16,200      16,923        (8,423)(k)      24,700           900(D)       25,600
                                      ----------    --------     ---------      ----------     ---------      ----------
Net income (loss)...................  $   30,739    $ 24,610     $ (10,558)     $   44,791     $   1,515      $   46,306
                                      ==========    ========     =========      ==========     =========      ==========
Earnings per share of common
  stock.............................  $      .55                                $      .80                    $      .76
  Weighted average common shares
    outstanding (in thousands)......      55,874                                    55,874                        61,074
Earnings per share of common
  stock -- assuming dilution........  $      .54                                $      .78                    $      .74(E)
  Weighted average common shares
    outstanding (in thousands)......      57,234                                    57,234                        62,434(E)

             See Notes to Pro Forma Combined Financial Statements.

                           VALERO ENERGY CORPORATION

                     PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                PRO FORMA                     PRO FORMA
                                                                                COMBINED                      COMBINED
                                                                                 FOR THE                     AS ADJUSTED
                                       VALERO      BENICIA      PRO FORMA        BENICIA      OFFERINGS        FOR THE
                                     HISTORICAL   HISTORICAL   ADJUSTMENTS     ACQUISITION   ADJUSTMENTS      OFFERINGS
                                     ----------   ----------   -----------     -----------   -----------     -----------
Operating revenues.................  $7,961,168   $1,826,081    $(474,506)(c)  $9,312,743     $     --       $9,312,743
                                     ----------   ----------    ---------      ----------     --------       ----------
Costs and expenses:
  Cost of sales and operating
    expenses.......................   7,731,151    1,661,750     (474,506)(c)   8,873,355           --        8,873,355
                                                                    2,272(d)
                                                                  (45,100)(g)
                                                                    6,481(g)
                                                                  (12,000)(h)
                                                                    1,474(h)
                                                                   (8,476)(i)
                                                                   10,309(i)
  Selling and administrative
    expenses.......................      68,463       25,478        9,369(d)      100,164           --          100,164
                                                                    3,500(e)
                                                                   (9,000)(h)
                                                                    2,244(h)
                                                                     (510)(i)
                                                                      620(i)
  Depreciation expense.............      92,413       26,474      (26,474)(f)     117,366           --          117,366
                                                                   24,953(f)
                                     ----------   ----------    ---------      ----------     --------       ----------
         Total.....................   7,892,027    1,713,702     (514,844)      9,090,885           --        9,090,885
                                     ----------   ----------    ---------      ----------     --------       ----------
Operating income...................      69,141      112,379       40,338         221,858           --          221,858
Other income (expense), net........       6,475         (825)          --           5,650           --            5,650
Interest and debt expense:
  Incurred.........................     (61,182)          --      (74,418)(j)    (135,600)      55,329(C)      (114,316)
                                                                                               (34,045)(C)
  Capitalized......................       5,753           --           --           5,753           --            5,753
Distributions on preferred
  securities of subsidiary trust...          --           --           --              --      (11,625)(B)      (11,625)
                                     ----------   ----------    ---------      ----------     --------       ----------
Income (loss) before income
  taxes............................      20,187      111,554      (34,080)         97,661        9,659          107,320
Income tax expense (benefit).......       5,900       46,023      (17,923)(k)      34,000        3,400(D)        37,400
                                     ----------   ----------    ---------      ----------     --------       ----------
Net income (loss)..................  $   14,287   $   65,531    $ (16,157)     $   63,661     $  6,259       $   69,920
                                     ==========   ==========    =========      ==========     ========       ==========
Earnings per share of common
  stock............................  $      .25                                $     1.14                    $     1.14
  Weighted average common shares
    outstanding (in thousands).....      56,086                                    56,086                        61,286
Earnings per share of common
  stock -- assuming dilution.......  $      .25                                $     1.12                    $     1.13(E)
  Weighted average common shares
    outstanding (in thousands).....      56,758                                    56,758                        61,958(E)

             See Notes to Pro Forma Combined Financial Statements.

                           VALERO ENERGY CORPORATION

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

PRO FORMA ADJUSTMENTS RELATED TO THE BENICIA ACQUISITION

(a) To reverse the historical cost of the assets acquired and liabilities assumed.

(b) To reflect the allocation of the purchase price, including transaction costs incurred in the acquisition, to the assets acquired and liabilities assumed based on their estimated fair values as follows (in thousands):

Inventories..............................................   $171,551
Property, plant and equipment............................    690,151
Deferred charges and other assets........................     42,808
Accrued expenses.........................................     (1,000)
Deferred credits and other liabilities...................     (5,300)
                                                            --------
                                                            $898,210
                                                            ========

    The above also reflects borrowings of $600 million under the Bridge Facility and $298 million under the Credit Facility, including related debt issuance costs of $7.8 million, required to fund the Benicia acquisition.

(c) To exclude excise taxes collected on behalf of governmental agencies associated with the operations acquired in the Benicia acquisition from Operating Revenues and Cost of Sales to conform to Valero's accounting policies.

(d) To reflect rent expense related to a structured lease financing arrangement used to finance the acquisition of the Benicia refinery's dock facility, which is included in Operating Expenses, and the Service Station Assets, which is included in Selling and Administrative Expenses.

(e) To reflect amortization expense on $35 million of value assigned to Valero's receipt of the exclusive right to offer the Exxon brand throughout California (except for the San Francisco Bay area) for a ten-year period in connection with Valero's acquisition of the Distribution Assets.

(f) To reverse historical depreciation expense and record depreciation expense over an estimated life of 25 years based on the portion of the acquisition cost allocated to property, plant and equipment.

(g) To conform the accounting for turnaround costs at the Benicia refinery from the "expense as incurred" method followed by ExxonMobil to the "defer and amortize" method followed by Valero.

(h) To reverse historical charges for various corporate and divisional administrative expenses allocated to the acquired assets by ExxonMobil from both Operating Expenses and Selling and Administrative Expenses and record incremental corporate administrative expenses that would have been incurred by Valero.

(i) To reverse historical expense related to various employee benefit programs from both Operating Expenses and Selling and Administrative Expenses and record expense that would have been incurred by Valero under its employee benefit programs.

(j) To reflect interest expense on borrowings under the Bridge Facility of $12.2 million and $48.6 million for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively, and interest expense on borrowings under the Credit Facility of $5.7 million and $23 million for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively, required to fund the Benicia acquisition, as well as the amortization of deferred debt issuance costs in the amount of $.7 million and $2.8 million for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively.

                           VALERO ENERGY CORPORATION

                                  (UNAUDITED)

(k) To reflect the tax effect of the pro forma pre-tax income adjustments related to the Benicia acquisition and adjust the effective tax rate to the rate that would have been incurred by Valero with respect to the assets acquired.

ADJUSTMENTS RELATED TO THE OFFERINGS

(A) To reflect the issuance of $400 million aggregate principal amount of senior notes, 5,200,000 shares of common stock at an offering price of $29.125 per share and $150 million aggregate stated amount of PEPS Units, including the incurrence of $3.1 million of issuance costs related to the Debt Offering, $4.8 million of issuance costs related to this offering and $6.4 million of issuance costs related to the Equity Offering, the net proceeds from which are used to repay all amounts outstanding under the Bridge Facility and reduce borrowings under the Credit Facility by $87.1 million.

(B) To reflect distributions on the $150 million aggregate liquidation amount of trust preferred securities issued as part of the PEPS units.

(C) To reflect the effect on interest expense of repaying all amounts outstanding under the Bridge Facility ($12.2 million and $48.6 million for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively) and reducing borrowings by $87.1 million under the Credit Facility ($1.6 million and $6.7 million for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively) with proceeds from the Offerings ($8.5 million and $34 million for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively, related to the Debt Offering based on an effective rate of 8.7%). A 1/8% change in the interest rate associated with borrowings incurred under the Debt Offering would have a $.1 million and $.5 million effect on interest expense for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively, and a 1/8% change in the interest rate associated with remaining borrowings under the Credit Facility would have a $.3 million effect on annual interest expense.

(D) To reflect the tax effect of the pre-tax income adjustments related to the Offerings based on Valero's effective tax rate.

(E) Under the treasury stock method, the calculation of earnings per share does not include any dilutive effect from any shares of common stock that may be issued pursuant to the stock purchase contracts issued as part of the PEPS Units.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for each of the periods indicated. This information should be read in conjunction with the consolidated financial statements and related notes for the years ended December 31, 1999, 1998 and 1997 and the three months ended March 31, 2000 and 1999 included herein, as well as the unaudited pro forma financial information and related notes included herein. The selected consolidated financial data for the five years ended December 31, 1999 are derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The financial data for the three months ended March 31, 2000 and 1999 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that investors in our common stock should expect for the entire fiscal year ending December 31, 2000. Some previously reported amounts have been reclassified to conform with the current period presentation.

                                         THREE MONTHS ENDED
                                              MARCH 31,                              YEAR ENDED DECEMBER 31,
                                       -----------------------   ----------------------------------------------------------------
                                          2000         1999         1999       1998(1)(2)     1997(3)        1996         1995
                                       ----------   ----------   ----------    ----------    ----------   ----------   ----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Operating revenues...................  $2,928,617   $1,337,103   $7,961,168    $5,539,346    $5,756,220   $2,757,853   $1,772,638
Operating income (loss)..............      57,052        8,520       69,141       (51,198)      211,034       89,748      123,755
Income (loss) from continuing
  operations.........................      30,739       (2,716)      14,287       (47,291)      111,768       22,472       58,242
Income (loss) from discontinued
  operations, net of income
  taxes(4)...........................          --           --           --            --       (15,672)      50,229        1,596
Net income (loss)....................      30,739       (2,716)      14,287       (47,291)       96,096       72,701       59,838
  Less: preferred stock dividend
        requirements and redemption
        premium......................          --           --           --            --         4,592       11,327       11,818
                                       ----------   ----------   ----------    ----------    ----------   ----------   ----------
Net income (loss) applicable to
  common stock.......................  $   30,739   $   (2,716)  $   14,287    $  (47,291)   $   91,504   $   61,374   $   48,020
                                       ==========   ==========   ==========    ==========    ==========   ==========   ==========
Earnings (loss) per share of common
  stock:
  Continuing operations..............  $      .55   $     (.05)  $      .25    $     (.84)   $     2.16   $      .51   $     1.33
  Discontinued operations............          --           --           --            --          (.39)         .89         (.23)
                                       ----------   ----------   ----------    ----------    ----------   ----------   ----------
        Total........................  $      .55   $     (.05)  $      .25    $     (.84)   $     1.77   $     1.40   $     1.10
                                       ==========   ==========   ==========    ==========    ==========   ==========   ==========
Earnings (loss) per share of common
  stock--assuming dilution:
  Continuing operations..............  $      .54   $     (.05)  $      .25    $     (.84)   $     2.03   $      .44   $     1.16
  Discontinued operations............          --           --           --            --          (.29)         .98          .01
                                       ----------   ----------   ----------    ----------    ----------   ----------   ----------
        Total........................  $      .54   $     (.05)  $      .25    $     (.84)   $     1.74   $     1.42   $     1.17
                                       ==========   ==========   ==========    ==========    ==========   ==========   ==========
Dividends per share of common
  stock..............................  $      .08   $      .08   $      .32    $      .32    $      .42   $      .52   $      .52
CASH FLOW DATA:
Cash flow from continuing operating
  activities.........................  $   11,177   $  148,419   $  435,111    $  165,825    $  196,645   $  120,454   $  165,931
Cash flow used in continuing
  investing activities...............     (41,966)     (69,074)    (172,168)     (566,268)     (434,046)     (93,123)    (128,180)
Cash flow provided by (used in)
  financing activities...............     (20,789)     (77,201)    (214,055)      401,707       275,548      (84,347)      (8,341)
OTHER FINANCIAL DATA:
EBITDA(5)............................  $   95,950   $   45,111   $  219,657    $  244,523    $  313,025   $  164,958   $  214,318

                                              MARCH 31,                                    DECEMBER 31,
                                       -----------------------   ----------------------------------------------------------------
                                          2000         1999         1999       1998(1)(2)     1997(3)        1996         1995
                                       ----------   ----------   ----------    ----------    ----------   ----------   ----------
                                                              (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Working capital (excluding short-term
  debt and current maturities on
  long-term debt)....................  $  131,557   $  242,463   $  109,876    $  301,966    $  313,741   $  135,030   $  135,257
Property, plant and equipment, net...   1,985,184    1,974,763    1,984,514     1,959,343     1,592,533    1,232,210    1,229,627
Total assets.........................   3,121,174    2,814,398    2,979,272     2,725,664     2,493,043    1,985,631    1,904,655
Total debt...........................     771,655      909,421      785,472       982,335       552,183      437,072      490,027
Total equity.........................   1,108,704    1,080,579    1,084,769     1,085,287     1,158,841    1,075,825    1,024,213

------------

(1) Includes the operations of the Paulsboro refinery beginning September 17, 1998.

(2) The 1998 operating loss includes a $170.9 million write-down of inventories to market value, which resulted in a $111.1 million reduction in net income, or $1.98 per share.

(3) Includes the operations of the Texas City, Houston and Krotz Springs refineries beginning May 1, 1997.

(4) Reflects the results of our former parent's natural gas related services business for periods prior to the July 31, 1997 spin-off of our common stock.

(5) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is presented as a measure of our ability to service our debt and to make capital expenditures. It is not a measure of operating results and is not presented in our consolidated financial statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     Valero is one of the largest and most geographically diverse independent petroleum refining and marketing companies in the United States. As of March 31, 2000, Valero owned five refineries in Texas, Louisiana and New Jersey, providing it with core operations on both the Gulf Coast and the East Coast. These refineries are located in Corpus Christi, Houston, and Texas City in Texas, Krotz Springs, Louisiana and Paulsboro, New Jersey. In addition, on March 2, 2000, Valero entered into an agreement to purchase ExxonMobil's Benicia refinery, the Service Station Assets and the Distribution Assets, thereby establishing a significant presence on the West Coast and extending its geographic reach from coast to coast. The acquisition of the Benicia refinery and the Distribution Assets closed on May 15, 2000 and the acquisition of the Service Station Assets closed on June 15, 2000. The acquisition of the Benicia refinery increased Valero's throughput capacity from approximately 790,000 BPD to approximately 950,000 BPD.

     Valero produces premium, environmentally clean products such as reformulated gasoline, low-sulfur diesel and oxygenates and is able to produce CARB gasoline. Valero also produces a substantial slate of middle distillates, jet fuel and petrochemicals. Valero has distinguished itself among independent refiners by cost effectively upgrading its refineries to not only increase output but also increase overall refining complexity and flexibility, enhancing Valero's ability to process lower cost feedstocks into higher value-added premium products. Valero processes a wide slate of feedstocks including medium sour crude oils, heavy sweet crudes and residual fuel oils, or resid, which can typically be purchased at a discount to West Texas Intermediate, a benchmark crude oil. Between 45% and 50% of Valero's total gasoline production is typically reformulated gasoline ("RFG"), which sells at a premium over conventional grades of gasoline. The Benicia refinery produces approximately 110,000 BPD of gasoline, approximately 95% of which is CARB gasoline. Valero also produces over 75% of its distillate slate as low-sulfur diesel and jet fuel, which sell at a premium over high-sulfur heating oil. In addition to its feedstock and product advantages, Valero has synergies among its Gulf Coast refineries which allow Valero to transfer intermediate feedstocks such as deasphalted oil, or DAO, and atmospheric tower bottoms, or ATBs, among the Texas City, Houston and Corpus Christi refineries. With the Benicia acquisition, Valero's products are marketed in 35 states as well as to selected export markets.

FACTORS AFFECTING OPERATING RESULTS

     Valero's earnings and cash flow from operations are primarily affected by the relationship between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire feedstocks and the price for which refined products are ultimately sold depends on numerous factors beyond Valero's control, including the global, national and regional supply and demand for crude oil, gasoline, diesel, heating oil and other feedstocks and refined products, which in turn are dependent upon, among other things, weather, the availability of imports, the economies and production levels of foreign suppliers, the marketing of competitive fuels, political affairs and the extent of governmental regulation.

     Feedstock and refined product prices are also affected by other factors, such as product pipeline capacity, local market conditions and the operating levels of competing refineries. Crude oil costs and the price of refined products have historically been subject to wide fluctuation. Expansion of existing facilities and installation of additional refinery crude distillation and upgrading facilities, price volatility, international political and economic developments and other factors beyond Valero's control are likely to continue to play an important role in refining industry economics. These factors can impact, among other things, the level of inventories in the market resulting in price volatility and a reduction in product margins. Moreover, the industry typically experiences seasonal fluctuations in demand for refined products, such as for gasoline during the summer driving season and for home heating oil during the winter in the Northeast. For example, three consecutive unseasonably warm winters in the Northeast resulted in reduced demand, unusually high inventories and considerably lower prices for heating oil during 1999.

     A large portion of Valero's feedstock supplies are secured under term contracts. There is no assurance, however, of renewal of these contracts upon their expiration or that economically equivalent substitute supply contracts can be secured. Feedstock supplies from international producers are loaded aboard chartered vessels and are subject to the usual maritime hazards. If foreign sources of crude oil or access to the marine system for delivering crude oil were curtailed, Valero's operations could be adversely affected. In addition, the loss of, or an adverse change in the terms of, certain of its feedstock supply agreements or the loss of sources or means of delivery of its feedstock supplies, could adversely affect its operating results. The volatility of prices and quantities of feedstocks that may be purchased on the spot market or pursuant to term contracts could also have a material adverse effect on operating results.

     Because Valero manufactures a significant portion of its gasoline as RFG and can produce approximately 28,000 BPD of oxygenates, certain federal and state clean-fuel programs significantly affect its operations and the markets in which Valero sells refined products. In the future, Valero cannot control or with certainty predict the effect these clean-fuel programs may have on the cost to manufacture, demand for or supply of refined products. Presently, the EPA's oxygenated fuel program under the Clean Air Act requires that areas designated "nonattainment" for carbon monoxide use gasoline that contains a prescribed amount of clean burning oxygenates during certain winter months. Additionally, the EPA's RFG program under the Clean Air Act requires year-round usage of RFG in areas designated "extreme" or "severe" nonattainment for ozone. In addition to these nonattainment areas, approximately 44 of the 87 areas that were designated as "serious," "moderate" or "marginal" nonattainment for ozone also "opted in" to the RFG program to decrease their emissions of hydrocarbons and toxic pollutants. Phase II of the federal RFG program became effective January 2000, further restricting the acceptable levels of nitrous oxides, volatile organic compounds and toxics in gasoline. In order to meet the new restrictions, refiners, including Valero, will necessarily need to reduce the sulfur, benzene and vapor pressure of gasoline, which could effectively reduce the production capacity of U.S. refiners.

     Because Valero's refineries are generally more complex than many conventional refineries and are designed to process heavy and sour crude oils, including resid, its operating costs per barrel are generally higher than those of most conventional refiners. But because Valero's primary feedstocks usually sell at discounts to benchmark crude oil, Valero has generally been able to recover its higher operating costs by generating higher margins than many conventional refiners that use lighter and sweeter crudes as their principal feedstocks. Moreover, through recent acquisitions, improvements in technology and modifications to its operating units, Valero has improved its flexibility to process different types of feedstocks, including heavy crude oils. Valero expects its primary feedstocks will continue to sell at a discount to benchmark crude oil, but is unable to predict future relationships between the supply of and demand for its feedstocks.

     As a result of the acquisition of the retail assets from ExxonMobil, Valero's earnings and cash flow from operations will also be affected by the costs necessary to achieve brand recognition and loyalty in the retail gasoline business and the costs necessary to accept credit cards from consumers. See "Risk Factors -- We do not have an operating history in the retail business."

OUTLOOK

     During the last half of 1998 and throughout most of 1999, Valero operated in an environment characterized by very weak refining industry fundamentals. These weak industry fundamentals caused a significant increase in refined product inventories and put downward pressure on refined product prices. OPEC's decision in March 1999 to curtail crude oil production resulted in a reduced supply of the heavier crude oils which are Valero's primary feedstocks, thus resulting in higher feedstock costs and lower discounts. These conditions combined to create an exceptionally difficult period for refiners, including Valero.

     Beginning in late 1999, however, the weak refining industry fundamentals that had prevailed during the latter half of 1998 and most of 1999 began to show signs of improvement. In March 2000, OPEC met and agreed to increase crude oil production. In addition, during the last several months of 1999 and into 2000, refined product inventories fell dramatically. According to reports of the Department of Energy and other industry publications, the decline in finished product inventory levels was attributable to the following factors:

      -- Lower crude oil supplies resulting primarily from OPEC's decision in March 1999 to curtail production.

      -- Reduced refinery utilization rates in the U.S., to rates below 90% compared to rates that were above 95% in early 1999.

      --   Colder weather in the Northeastern U.S. in early 2000.

      --   Strong economic growth in the U.S. and abroad.

     Valero anticipates that refining industry margins for 2000 will benefit from improved industry fundamentals. This expectation is based on several assumptions, including the following:

      -- According to the International Energy Agency (April 2000 report), worldwide crude oil demand for 2000 is projected to grow about 1.6 million barrels per day, up from 1.2 million barrels per day growth in 1999.

      -- The Department of Energy projects a growth in gasoline demand for 2000 of over 1% as well as increased demand for low-sulfur diesel and jet fuel.

      -- The International Energy Agency and the Department of Energy project a stronger demand for light products in Europe and Asia, which in turn is expected to result in reduced available volumes for imports into the U.S.

      -- More stringent fuel specifications in the U.S. and Europe became effective at the beginning of 2000 and Valero expects that this should result in a reduction in refinery light product yields.

      -- The Oil and Gas Journal (December 20, 1999 survey) projected a slowdown in increases to industry refining capacity.

      -- Petrochemical margins have improved significantly in 2000 as a result of the improving worldwide economy and increased demand for petrochemical feedstocks, which are used in both the petrochemical industry and as gasoline blendstocks.

     Thus far in the second quarter of 2000, refining industry margins have improved from the already strong conditions that existed during the first quarter of 2000. Gasoline margins on average have increased from first quarter levels, and are significantly in excess of second quarter 1999 margins, due to low inventory levels and continued strong demand. Heating oil margins on average have also dramatically improved from the negative margins experienced in the second quarter of 1999 due to low inventories and cooler weather in the Northeast. In addition, OPEC's agreement in March 2000 to increase crude oil production has resulted in improved feedstock discounts and contributed, along with improving supply and demand fundamentals, to higher petrochemical and lube oil margins and other refined product margins. On June 21, 2000, OPEC announced a further increase in crude oil production of approximately 708,000 barrels per day, effective July 1, 2000. There can be no assurances, however, as to whether or to what extent OPEC will further increase production in the future or as to whether or to what extent Valero will continue to experience improved feedstock discounts.

     During the second quarter of 2000, Valero incurred downtime in connection with a scheduled maintenance turnaround of the fluid catalytic cracking unit at its Paulsboro refinery (approximately 51 days) and certain unscheduled maintenance of the heavy oil cracker at its Corpus Christi refinery (approximately 11 days). Although this downtime will somewhat offset the improvement in margins during the second quarter discussed above, Valero believes that capacity expansions and operational improvements implemented during this downtime will benefit its future operations. As refining margins merit, Valero expects to continue making capital improvements at its refinery facilities to increase, among other things, throughput capacity, conversion capability, operational efficiency and feedstock flexibility. The majority of these capital improvements are expected to be performed during scheduled maintenance turnarounds.

     Valero expects demand, both domestically and worldwide, for clean-burning fuels such as RFG to continue to increase as a result of the worldwide movement to reduce lead and certain other pollutants and contaminants in gasoline. Valero expects this increasing demand for clean-burning fuels to sustain increased demand for oxygenates such as MTBE. However, public concern that MTBE has contaminated water supplies has resulted in certain states and the EPA passing or proposing restrictions on or banning the use of MTBE. If MTBE were to be restricted or banned throughout the U.S., Valero believes that its MTBE-producing facilities, other than the Benicia refinery discussed below, could be modified to produce other gasoline blendstocks or other petrochemicals for a capital investment of approximately $22 million. (Valero estimates that the cost for permitting and modification of the Benicia refinery in order to comply with CARB Phase III specifications and eliminate MTBE as a gasoline component is approximately $20 million.) Since the volume of alternative products that could be produced would be less than the current production of MTBE and the price of such alternative products is currently lower than the price of MTBE, Valero's results of operations could potentially be materially adversely affected. Valero anticipates, however, that if MTBE were to be restricted or banned, the resulting industry-wide shortage in octane-enhancing components would cause a significant change in the economics related to Valero's various alternative products, and as a result, such an action would not be expected to have a material adverse effect on Valero. See "Risk Factors -- The banning of the use of MTBE could adversely affect us."

     Valero expects that various industry consolidations through mergers and acquisitions will continue, making for a more competitive business environment while providing Valero with potential opportunities to expand its operations. The financial results of the assets purchased in the Benicia acquisition for 1998, 1999 and the quarter ended March 31, 2000 are set forth in the financial statements included herein. Valero currently expects that the outlook for the Benicia refinery will be consistent with the industry trends discussed above.

RESTRUCTURING

     Valero was incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company as a wholly owned subsidiary of Valero Energy Corporation, referred to as Old Valero. Old Valero was engaged in both the refining and marketing business and the natural gas related services business. On July 31, 1997, Old Valero spun off Valero to Old Valero's stockholders by distributing all of the common stock of Valero. Immediately after this distribution, Old Valero, with its remaining natural gas related services business, merged with a wholly owned subsidiary of PG&E Corporation. The distribution of Valero common stock to Old Valero's stockholders and the merger of Old Valero with the subsidiary of PG&E Corporation are collectively referred to as the "Restructuring." Upon completion of the Restructuring, Valero's name was changed from Valero Refining and Marketing Company to Valero Energy Corporation and its common stock was listed for trading on the New York Stock Exchange under the symbol "VLO." As a result of the Restructuring, Valero became a "successor registrant" to Old Valero for financial reporting purposes under the federal securities laws. Accordingly, for periods before the Restructuring, the following Management's Discussion and Analysis of Financial Condition and Results of Operations, and the consolidated financial statements included elsewhere in this prospectus supplement, reflect Old Valero's natural gas related services business as discontinued operations of Valero.

RESULTS OF OPERATIONS

  FIRST QUARTER 2000 COMPARED TO FIRST QUARTER 1999

                              Financial Highlights

                                                        THREE MONTHS ENDED MARCH 31,
                                             --------------------------------------------------
                                                                                  CHANGE
                                                                           --------------------
                                                 2000           1999          AMOUNT        %
                                             ------------   ------------   ------------   -----
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues.........................  $ 2,928,617    $ 1,337,103    $ 1,591,514     119%
Cost of sales..............................   (2,683,680)    (1,154,960)    (1,528,720)   (132)
Operating costs:
  Cash (fixed and variable)................     (132,371)      (119,442)       (12,929)    (11)
  Depreciation and amortization............      (34,477)       (35,127)           650       2
Selling and administrative expenses
  (including related depreciation
  expense).................................      (21,037)       (19,054)        (1,983)    (10)
                                             -----------    -----------    -----------
          Total operating income...........  $    57,052    $     8,520    $    48,532     570
                                             ===========    ===========    ===========
Other income (expense), net................  $     2,647    $       (79)   $     2,726      --(1)
Interest and debt expense, net.............  $   (12,760)   $   (12,457)   $      (303)     (2)
Income tax (expense) benefit...............  $   (16,200)   $     1,300    $   (17,500)     --(1)
Net income (loss)..........................  $    30,739    $    (2,716)   $    33,455      --(1)
Earnings (loss) per share of common stock-
  assuming dilution........................  $       .54    $      (.05)   $       .59      --(1)
Earnings before interest, taxes,
  depreciation and amortization
  ("EBITDA")...............................  $    95,950    $    45,111    $    50,839     113
Ratio of EBITDA to interest incurred.......          6.8x           3.2x           3.6x    113

------------

(1) Percentage variance is not meaningful.

                              Operating Highlights

                                                              THREE MONTHS ENDED MARCH 31,
                                                             -------------------------------
                                                                                  CHANGE
                                                                               -------------
                                                              2000     1999    AMOUNT     %
                                                             ------   ------   ------    ---
Sales volumes (Mbbls per day)..............................   1,002    1,050      (48)    (5)%
Throughput volumes (Mbbls per day).........................     744      698       46      7
Average throughput margin per barrel.......................  $ 3.62   $ 2.90    $ .72     25
Operating costs per barrel:
  Cash (fixed and variable)................................  $ 1.95   $ 1.90    $ .05      3
  Depreciation and amortization............................     .51      .56     (.05)    (9)
                                                             ------   ------    -----
          Total operating costs per barrel.................  $ 2.46   $ 2.46    $  --     --
                                                             ======   ======    =====
Charges:
  Crude oils:
     Sour..................................................      52%      51%       1%     2
     Heavy sweet...........................................       9       11       (2)   (18)
     Light sweet...........................................       9       10       (1)   (10)
                                                             ------   ------    -----
          Total crude oils.................................      70       72       (2)    (3)
  High-sulfur residual fuel oil, or "resid"................       4        3        1     33
  Low-sulfur resid.........................................       4        4       --     --
  Other feedstocks and blendstocks.........................      22       21        1      5
                                                             ------   ------    -----
          Total charges....................................     100%     100%      --%    --
                                                             ======   ======    =====
Yields:
  Gasolines and blendstocks................................      50%      51%      (1)%   (2)
  Distillates..............................................      30       31       (1)    (3)
  Petrochemicals...........................................       5        4        1     25
  Lubes and asphalts.......................................       3        2        1     50
  Other products...........................................      12       12       --     --
                                                             ------   ------    -----
          Total yields.....................................     100%     100%      --%    --
                                                             ======   ======    =====

               Average Market Reference Prices and Differentials

                                                              THREE MONTHS ENDED MARCH 31,
                                                             -------------------------------
                                                                                  CHANGE
                                                                               -------------
                                                              2000     1999    AMOUNT     %
                                                             ------   ------   ------    ---
                                                                  (DOLLARS PER BARREL)
Feedstocks:
  West Texas Intermediate, or "WTI," crude oil.............  $28.90   $13.05   $15.85    121%
  WTI less sour crude oil(1)...............................  $ 2.38   $ 2.45   $ (.07)    (3)
  WTI less sweet crude oil(2)..............................  $  .45   $  .90   $ (.45)   (50)
Products (U.S. Gulf Coast):
  Conventional 87 gasoline less WTI........................  $ 4.27   $ 1.67   $ 2.60    156
  No. 2 fuel oil less WTI..................................  $ 1.84   $  .31   $ 1.53    494
  Propylene less WTI.......................................  $ 2.32   $ (.30)  $ 2.62    873

------------

(1) The market reference differential for sour crude oil is based on U.S. Gulf Coast posted prices for 50% Arab medium and 50% Arab light.

(2) The market reference differential for sweet crude oil is based on Platt's posted prices for 50% light Louisiana sweet, or "LLS," and 50% Cusiana.

     General. Valero reported net income for the first quarter of 2000 of $30.7 million, or $.54 per share, compared to a net loss of $2.7 million, or $.05 per share, for the first quarter of 1999. The increase in first quarter results was due primarily to dramatically improved refining industry fundamentals which resulted in a significant increase in refined product margins. Also contributing to higher first quarter results was a 46,000 barrel-per-day increase in throughput volumes. This was due in large part to the effect of a major maintenance turnaround of the heavy oil cracker and related units at Valero's Corpus Christi refinery in the first quarter of 1999, as well as certain unit expansions implemented during that downtime. Partially offsetting the increases in income resulting from these factors were higher cash operating costs, lower income from trading activities, the nonrecurrence in 2000 of a benefit to income in 1999 related to a permanent reduction in LIFO inventories and an increase in income tax expense.

     Operating Revenues. Operating revenues increased $1.6 billion, or 119%, to $2.9 billion during the first quarter of 2000 compared to the same period in 1999 due to a $17.97, or 127%, increase in the average sales price per barrel, partially offset by a 5% decrease in average daily sales volumes. The increase in sales prices was due to significantly higher refined product prices resulting from reduced refined product inventories which reached historically low levels in the first quarter of 2000. This decline in inventory levels was attributable primarily to lower crude oil supplies resulting from OPEC's decision in March 1999 to significantly reduce production, and to lower refinery utilization rates. During most of the first quarter of 1999, sales prices were extremely depressed due to excess refined product inventories prior to the OPEC decision to curtail crude oil production.

     Operating Income. Operating income increased $48.5 million to $57.1 million during the first quarter of 2000 compared to the first quarter of 1999 due primarily to an approximate $63 million increase in total throughput margins (discussed below), partially offset by an approximate $13 million increase in cash operating costs and an approximate $2 million increase in selling and administrative expenses (including related depreciation expense). Cash operating costs were higher due primarily to increased catalyst costs associated with processing more lower-cost feedstocks, and higher fuel costs attributable mainly to an increase in natural gas prices. Selling and administrative expenses (including related depreciation expense) increased primarily as a result of an increase in employee-related costs.

     Total throughput margins (operating revenues less cost of sales) increased due to (i) significantly higher gasoline and distillate margins resulting primarily from the improved industry conditions noted above, (ii) the increase in throughput volumes discussed above, and (iii) higher petrochemical margins resulting from improving worldwide demand, most particularly in Asia. Partially offsetting the increases in total throughput margins resulting from these factors were (i) a decrease in feedstock discounts relative to WTI, (ii) lower lube, fuel oil and other margins resulting mainly from higher crude oil prices,
(iii) a decrease in gains from trading activities from $12.8 million in the first quarter of 1999 to $1.8 million in the first quarter of 2000, and (iv) the nonrecurrence in 2000 of a $10.5 million benefit in the first quarter of 1999 resulting from the liquidation of LIFO inventories. The 1999 trading profits and LIFO benefit were attributable to a steep increase in prices at the end of the 1999 first quarter.

     Other Income. Other income (expense), net, increased by $2.7 million during the first quarter of 2000 compared to the same period in 1999 due primarily to improved results from Valero's 20% equity interest in the Javelina off-gas processing plant in Corpus Christi attributable primarily to higher ethylene and other product prices, partially offset by higher natural gas feedstock costs.

     Income Tax Expense. Income taxes increased from an income tax benefit of $1.3 million in the first quarter of 1999 to income tax expense of $16.2 million in the first quarter of 2000 due primarily to a significant increase in pre-tax income.

  1999 COMPARED TO 1998

                              Financial Highlights

                                                          YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------
                                                                                  CHANGE
                                                                            ------------------
                                                1999         1998(1)          AMOUNT       %
                                             -----------   -----------      -----------   ----
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues.........................  $ 7,961,168   $ 5,539,346      $ 2,421,822     44%
Cost of sales..............................   (7,200,584)   (4,792,665)      (2,407,919)   (50)
Operating costs:
  Cash (fixed and variable)................     (480,106)     (435,542)         (44,564)   (10)
  Depreciation and amortization............     (138,625)     (119,524)         (19,101)   (16)
Selling and administrative expenses
  (including related depreciation
  expense).................................      (72,712)      (71,884)            (828)    (1)
                                             -----------   -----------      -----------
Operating income, before inventory
  write-down...............................       69,141       119,731          (50,590)   (42)
Write-down of inventories to market
  value....................................           --      (170,929)         170,929     --(2)
                                             -----------   -----------      -----------
          Total operating income (loss)....  $    69,141   $   (51,198)     $   120,339    235
                                             ===========   ===========      ===========
Other income, net..........................  $     6,475   $       586      $     5,889     --(2)
Interest and debt expense, net.............  $   (55,429)  $   (32,479)     $   (22,950)   (71)
Income tax (expense) benefit...............  $    (5,900)  $    35,800      $   (41,700)  (116)
Net income (loss)..........................  $    14,287   $   (47,291)(3)  $    61,578    130
Earnings (loss) per share of common
  stock--assuming dilution.................  $       .25   $      (.84)(3)  $      1.09    130
Earnings before interest, taxes,
  depreciation and amortization
  ("EBITDA")...............................  $   219,657   $   244,523(4)   $   (24,866)   (10)
Ratio of EBITDA to interest incurred.......          3.6x          6.5x            (2.9)x  (45)

------------

(1) Includes the operations of the Paulsboro refinery beginning September 17, 1998.

(2) Percentage variance is not meaningful.

(3) Includes a $111.1 million, or $1.98 per share, effect resulting from the $170.9 million pre-tax write-down of inventories to market value.

(4) Excludes the $170.9 million pre-tax write-down of inventories to market value.

                              Operating Highlights

                                                                YEAR ENDED DECEMBER 31,
                                                            --------------------------------
                                                                                  CHANGE
                                                                               -------------
                                                             1999    1998(1)   AMOUNT     %
                                                            ------   -------   ------    ---
Sales volumes (MBPD)......................................   1,033      894       139     16%
Throughput volumes (MBPD)(2)..............................     712      579       133     23
Average throughput margin per barrel......................  $ 2.93    $3.53(3)  $(.60)   (17)
Operating costs per barrel:
  Cash (fixed and variable)...............................  $ 1.85    $2.06     $(.21)   (10)
  Depreciation and amortization...........................     .53      .57      (.04)    (7)
                                                            ------    -----     -----
          Total operating costs per barrel................  $ 2.38    $2.63     $(.25)   (10)
                                                            ======    =====     =====
Charges:
  Crude oils:
     Sour.................................................      48%      37%       11%    30
     Heavy sweet..........................................      12       20        (8)   (40)
     Light sweet..........................................       9       11        (2)   (18)
                                                            ------    -----     -----
          Total crude oils................................      69       68         1      1
  High-sulfur residual fuel oil, or "resid"...............       3        9        (6)   (67)
  Low-sulfur resid........................................       6        3         3    100
  Other feedstocks and blendstocks........................      22       20         2     10
                                                            ------    -----     -----
          Total charges...................................     100%     100%       --%    --
                                                            ======    =====     =====
Yields:
  Gasolines and blendstocks...............................      51%      53%       (2)%   (4)
  Distillates.............................................      29       28         1      4
  Petrochemicals..........................................       5        4         1     25
  Lubes and asphalts......................................       3        1         2    200
  Other products..........................................      12       14        (2)   (14)
                                                            ------    -----     -----
          Total yields....................................     100%     100%       --%    --
                                                            ======    =====     =====

               Average Market Reference Prices and Differentials

                                                                YEAR ENDED DECEMBER 31,
                                                            --------------------------------
                                                                                  CHANGE
                                                                               -------------
                                                             1999     1998     AMOUNT     %
                                                            ------   -------   ------    ---
                                                                  (DOLLARS PER BARREL)
Feedstocks:
  West Texas Intermediate, or "WTI," crude oil............  $19.28   $14.41    $ 4.87     34%
  WTI less sour crude oil(4)(6)...........................  $ 2.40   $ 2.74    $ (.34)   (12)
  WTI less sweet crude oil(5)(6)..........................  $  .57   $  .66    $ (.09)   (14)
  WTI less high-sulfur resid (Singapore)..................  $ 1.63   $ 1.57    $  .06      4
Products (U.S. Gulf Coast):
  Conventional 87 gasoline less WTI.......................  $ 2.53   $ 2.98    $ (.45)   (15)
  No. 2 fuel oil less WTI.................................  $  .33   $ 1.45    $(1.12)   (77)
  Propylene less WTI......................................  $  .93   $ 2.23    $(1.30)   (58)

------------

(1) Includes the operations of the Paulsboro refinery beginning September 17, 1998.

(2) Includes 173 MBPD and 46 MBPD for 1999 and 1998, respectively, related to the Paulsboro refinery.

(3) Excludes an $.81 per barrel reduction resulting from the $170.9 million pre-tax write-down of inventories to market value.

(4) The market reference differential for sour crude oil is based on U.S. Gulf Coast posted prices for 50% Arab medium and 50% Arab light.

(5) The market reference differential for sweet crude oil is based on Platt's posted prices for 50% light Louisiana sweet, or "LLS," and 50% Cusiana.

(6) The market reference differentials for 1999 and 1998 have been restated from amounts reported in the 1999 Form 10-K to conform to market reference prices used in 2000.

     General. Valero reported net income of $14.3 million, or $.25 per share, for the year ended December 31, 1999 compared to a net loss of $47.3 million, or $.84 per share, for the year ended December 31, 1998. Non-cash inventory write-downs resulting from significant declines in feedstock and refined product prices reduced the total year 1998 results by $170.9 million. Before the effect of the inventory write-downs, net income for 1998 was $63.8 million, or $1.14 per share.

     The 1999 results were well below 1998 levels, before the effects of the 1998 inventory write-downs, due to historically weak refining industry fundamentals during the first half of 1999, the effect of significant downtime at Valero's Corpus Christi refinery in early 1999 due to a major maintenance turnaround and expansion of the heavy oil cracker and related units, and increased interest expense. Partially offsetting these decreases in income were improvements in industry conditions in the second half of 1999, a significant reduction in cash operating costs (excluding the effect of the Paulsboro refinery) resulting from Valero's comprehensive cost reduction efforts, and benefits to income related to reductions in LIFO inventories during the first and fourth quarters of 1999.

     Operating Revenues. Operating revenues increased $2.4 billion, or 44%, to $8.0 billion during 1999 compared to 1998 due to a $4.14, or 24%, increase in the average sales price per barrel and a 16% increase in average daily sales volumes. The increase in sales volumes was due primarily to the September 1998 acquisition of the Paulsboro refinery, while the increase in sales prices was due primarily to higher crude oil prices attributable to OPEC production cuts announced in March 1999 and lower refined product inventories in the second half of the year.

     Operating Income (Loss). Operating income increased $120.3 million, from a $51.2 million operating loss in 1998 to operating income of $69.1 million in 1999, due in large part to the 1998 inventory write-downs of $170.9 million noted above. Excluding the effect of these write-downs, operating income decreased $50.6 million, or 42%, during 1999 compared to 1998. This decrease was due primarily to an approximate $98 million increase in operating costs attributable to a full year of operations in 1999 for the Paulsboro refinery, and an approximate $9 million increase in depreciation expense and amortization of deferred turnaround and catalyst costs for all refineries exclusive of the Paulsboro refinery. Partially offsetting these decreases was an approximate $43 million reduction in cash operating costs for all refineries exclusive of the Paulsboro refinery, primarily due to lower maintenance expense, energy savings and improved energy efficiencies, and reduced catalyst and chemical costs, all resulting from Valero's cost savings initiatives implemented in early 1999. Also partially offsetting the above-noted decreases in operating income was an increase in total throughput margins of approximately $14 million.

     Total throughput margins (operating revenues less cost of sales) increased in 1999 compared to 1998 due primarily to (i) the contribution from the Paulsboro refinery resulting from a full year of operations in 1999, (ii) benefits from higher sales volumes (excluding higher volumes resulting from the full-year effect of Paulsboro refinery operations), including benefits resulting from the liquidation of LIFO inventories in the first and fourth quarters of 1999 of $10.5 million and $9.3 million, respectively, and (iii) benefits from trading activities of approximately $17 million in 1999 compared to $1 million in 1998. The positive effect on throughput margins resulting from these factors was offset to a large extent by extremely depressed refining industry fundamentals in the first half of 1999. Distillate and gasoline margins were significantly below 1998 levels during this period (average distillate margins were negative in the first half of 1999) as above-average refined product inventory levels resulted in depressed refined product prices, while crude oil prices increased due to the OPEC production cuts announced in March 1999. Furthermore, petrochemical margins were lower during the first half of 1999 resulting from depressed demand for petrochemical feedstocks due to the Asian economic crisis. Although industry conditions improved in the second half of 1999 as refined product inventories declined due to both an increase in demand and reduced refinery utilization rates, increasingly higher crude oil prices resulting from a continuation of reduced OPEC production limited the improvement in product margins during this period. Total throughput margins were also negatively affected in 1999 compared to 1998 by a decrease in crude oil feedstock discounts relative to WTI and reduced income from hedging activities under Valero's price risk management program. In 1999, Valero's hedging activities resulted in a reduction of total throughput margins of approximately $10 million compared to a benefit of approximately $17 million in 1998. See "--Quantitative and Qualitative Disclosures About Market Risk," Note 1 of Notes to Consolidated Financial Statements for the year ended December 31, 1999 under "Price Risk Management Activities," and Note 7 of Notes to Consolidated Financial Statements for the year ended December 31, 1999 for additional information regarding Valero's hedging and trading activities.

     Other Income. Other income, net, increased by $5.9 million to $6.5 million during 1999 compared to 1998 due primarily to improved results from Valero's 20% equity interest in the Javelina off-gas processing plant in Corpus Christi (see
Note 1 of Notes to Consolidated Financial Statements for the year ended December 31, 1999 under "Deferred Charges and Other Assets") attributable primarily to higher ethylene and other product prices, partially offset by higher natural gas feedstock costs.

     Net Interest and Debt Expense. Net interest and debt expense increased $22.9 million, or 71%, to $55.4 million during 1999 compared to 1998 primarily due to the full-year effect of higher borrowings resulting from the acquisition of the Paulsboro refinery in September 1998, and to a lesser extent, to an increase in average interest rates.

     Income Tax Expense (Benefit). Income taxes increased from a $35.8 million benefit in 1998 to a $5.9 million expense in 1999 due primarily to the significant increase in pre-tax income and, to a lesser extent, to the recognition in 1998 of $5.8 million related to a research and experimentation tax credit. See Note 12 of Notes to Consolidated Financial Statements for the year ended December 31, 1999.

  1998 COMPARED TO 1997

                              Financial Highlights

                                                        YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------
                                                                                 CHANGE
                                                                           -------------------
                                           1998(1)          1997(2)         AMOUNT         %
                                         -----------      -----------      ---------      ----
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues.....................  $ 5,539,346      $ 5,756,220      $(216,874)       (4)%
Cost of sales..........................   (4,792,665)      (5,092,150)       299,485         6
Operating costs:
  Cash (fixed and variable)............     (435,542)        (304,683)      (130,859)      (43)
  Depreciation and amortization........     (119,524)         (92,317)       (27,207)      (29)
Selling and administrative expenses
  (including related depreciation
  expense).............................      (71,884)         (56,036)       (15,848)      (28)
                                         -----------      -----------      ---------
Operating income, before inventory
  write-down...........................      119,731          211,034        (91,303)      (43)
Write-down of inventories to market
  value................................     (170,929)              --       (170,929)       --
                                         -----------      -----------      ---------
          Total operating income
            (loss).....................  $   (51,198)     $   211,034      $(262,232)     (124)
                                         ===========      ===========      =========
Other income, net......................  $       586      $     6,978      $  (6,392)      (92)
Interest and debt expense, net.........  $   (32,479)     $   (42,455)     $   9,976        23
Income tax (expense) benefit...........  $    35,800      $   (63,789)     $  99,589       156
Income (loss) from continuing
  operations...........................  $   (47,291)(3)  $   111,768      $(159,059)     (142)
Loss from discontinued operations, net
  of income tax benefit(4).............  $        --      $   (15,672)     $  15,672       100
Net income (loss)......................  $   (47,291)(3)  $    96,096      $(143,387)     (149)
Net income (loss) applicable to common
  stock................................  $   (47,291)(3)  $    91,504      $(138,795)     (152)
Earnings (loss) per share of common
  stock--assuming dilution:
  Continuing operations................  $      (.84)(3)  $      2.03      $   (2.87)     (141)
  Discontinued operations..............           --             (.29)           .29       100
                                         -----------      -----------      ---------
          Total........................  $      (.84)     $      1.74      $   (2.58)     (148)
                                         ===========      ===========      =========
Earnings before interest, taxes,
  depreciation and amortization
  ("EBITDA")...........................  $   244,523(5)   $   313,025      $ (68,502)      (22)
Ratio of EBITDA to interest
  incurred(6)..........................          6.5x             7.1x           (.6)x      (8)

------------

(1) Includes the operations of the Paulsboro refinery beginning September 17, 1998.

(2) Includes the operations of the Texas City, Houston and Krotz Springs refineries beginning May 1, 1997.

(3) Includes a $111.1 million, or $1.98 per share, effect resulting from the $170.9 million pre-tax write-down of inventories to market value.

(4) Reflects the results of Old Valero's natural gas related services business for periods prior to the July 31, 1997 Restructuring.

(5) Excludes the $170.9 million pre-tax write-down of inventories to market value.

(6) Interest incurred for 1997 includes $18,164 of interest on corporate debt that was allocated to continuing operations (see Note 4 of Notes to Consolidated Financial Statements for the year ended December 31, 1999).

                               Operating Highlights

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                                     CHANGE
                                                                                  -------------
                                                              1998(1)   1997(2)   AMOUNT     %
                                                              -------   -------   ------    ---
Sales volumes (MBPD)........................................     894       630       264     42%
Throughput volumes (MBPD)...................................     579(3)    417(4)    162     39
Average throughput margin per barrel........................   $3.53(5)  $4.35     $(.82)   (19)
Operating costs per barrel:
  Cash (fixed and variable).................................   $2.06     $2.00     $  06      3
  Depreciation and amortization.............................     .57       .61      (.04)    (7)
                                                               -----     -----     -----
         Total operating costs per barrel...................   $2.63     $2.61     $ .02      1
                                                               =====     =====     =====
Charges:
  Crude oils:
    Sour....................................................      37%       26%       11%    42
    Heavy sweet.............................................      20        21        (1)    (5)
    Light sweet.............................................      11        10         1     10
                                                               -----     -----     -----
         Total crude oils...................................      68        57        11     19
  High-sulfur resid.........................................       9        17        (8)   (47)
  Low-sulfur resid..........................................       3         3        --     --
  Other feedstocks and blendstocks..........................      20        23        (3)   (13)
                                                               -----     -----     -----
         Total charges......................................     100%      100%       --%    --
                                                               =====     =====     =====
Yields:
  Gasolines and blendstocks.................................      53%       53%       --%    --
  Distillates...............................................      28        25         3     12
  Petrochemicals............................................       4         6        (2)   (33)
  Lubes and asphalts........................................       1        --         1     --
  Other products............................................      14        16        (2)   (13)
                                                               -----     -----     -----
         Total yields.......................................     100%      100%       --%    --
                                                               =====     =====     =====

                Average Market Reference Prices and Differentials

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                                   CHANGE
                                                                                -------------
                                                               1998     1997    AMOUNT     %
                                                              ------   ------   ------    ---
                                                                   (DOLLARS PER BARREL)
Feedstocks:
  WTI crude oil.............................................  $14.41   $20.61   $(6.20)   (30)%
  WTI less sour crude oil(6)(8).............................  $ 2.74   $ 2.56   $  .18      7
  WTI less sweet crude oil(7)(8)............................  $  .66   $  .36   $  .30     83
  WTI less high-sulfur resid (Singapore)....................  $ 1.57   $ 2.61   $(1.04)   (40)
Products (U.S. Gulf Coast):
  Conventional 87 gasoline less WTI.........................  $ 2.98   $ 3.97   $ (.99)   (25)
  No. 2 fuel oil less WTI...................................  $ 1.45   $ 1.96   $ (.51)   (26)
  Propylene less WTI........................................  $ 2.23   $ 8.14   $(5.91)   (73)

------------

(1) Includes the operations of the Paulsboro refinery beginning September 17, 1998.

(2) Includes the operations of the Texas City, Houston and Krotz Springs refineries beginning May 1, 1997.

(3) Includes 46 MBPD related to the Paulsboro refinery.

(4) Includes 238 MBPD related to the Texas City, Houston and Krotz Springs refineries.

(5) Excludes an $.81 per barrel reduction resulting from the $170.9 million pre-tax write-down of inventories to market value.

(6) The market reference differential for sour crude oil is based on U.S. Gulf Coast posted prices for 50% Arab medium and 50% Arab light.

(7) The market reference differential for sweet crude oil is based on Platt's posted prices for 50% light Louisiana sweet, or "LLS," and 50% Cusiana.

(8) The market reference differentials for 1998 and 1997 have been restated from amounts reported in the 1999 Form 10-K to conform to market reference prices used in 2000.

     General. Valero reported a net loss of $47.3 million, or $.84 per share, for the year ended December 31, 1998 compared to income from continuing operations of $111.8 million, or $2.03 per share, for the year ended December 31, 1997. The 1998 results were reduced by non-cash inventory write-downs totaling $170.9 million.

     Excluding the effects of the inventory write-downs, total year 1998 net income ($63.8 million, or $1.14 per share) was still well below 1997 levels due to extremely weak refining industry fundamentals in the latter half of 1998. Partially offsetting the effects of such depressed industry conditions were full-year contributions in 1998 from the operations related to the Texas City, Houston and Krotz Springs refineries acquired on May 1, 1997 and the contribution from the Paulsboro refinery beginning September 17, 1998. Results from discontinued operations in 1997 were a loss of $15.7 million, or $.29 per share, for the seven months prior to the Restructuring on July 31, 1997. In determining earnings per share for the year ended December 31, 1997, dividends on Old Valero's preferred stock were deducted from income from discontinued operations as such preferred stock was issued in connection with Old Valero's natural gas related services business.

     Operating Revenues. Operating revenues decreased $216.9 million, or 4%, to $5.5 billion during 1998 compared to 1997 due to a 32% decrease in the average sales price per barrel partially offset by a 42% increase in average daily sales volumes. The significant decrease in sales prices was attributable to an oversupply of crude oil due to lower worldwide energy demand, particularly in Asia. These excess crude oil supplies, combined with high refinery utilization rates and below average demand for heating oil due to mild winter weather, resulted in a build-up of refined product inventories, particularly distillates, and severely depressed refined product prices. The increase in sales volumes was due primarily to the acquisitions of the Texas City, Houston, Krotz Springs and Paulsboro refineries, and an increase in related marketing activities.

     Operating Income (Loss). Operating income decreased $262.2 million during 1998 compared to 1997 due in large part to the $170.9 million in inventory write-downs noted above. Excluding the effect of the inventory write-downs, operating income decreased $91.3 million, or 43%, to $119.7 million during 1998 compared to 1997. This decrease was due to an approximate $158 million increase in operating costs and higher selling and administrative expenses of approximately $16 million (both including related depreciation expense), partially offset by an approximate $83 million increase in total throughput margins.

     Total throughput margins increased due primarily to four additional months of operations in 1998 versus 1997 related to the Texas City, Houston and Krotz Springs refineries, and the inclusion of the Paulsboro refinery beginning with its acquisition. Although total throughput margins increased, the average throughput margin per barrel declined $.82, or 19%, due in large part to the fact that the Texas City, Houston, Krotz Springs and Paulsboro refineries normally realize a lower per-barrel margin (but also lower per-barrel operating costs) than that realized by the Corpus Christi refinery. Also contributing to an increase in total throughput margins was a significant improvement in feedstock discounts relative to WTI due to improved sweet and sour crude differentials and enhanced feedstock processing flexibility, particularly at the Corpus Christi refinery, partially offset by lower discounts on resid. However, this feedstock benefit was more than offset by (i) lower gasoline and distillate margins resulting primarily from the factors noted above under "Operating Revenues," and (ii) significantly lower petrochemical margins and other factors as discussed below. The net negative effect on throughput margins resulting from the changes in gasoline and distillate margins and feedstock discounts was somewhat offset by a benefit from hedging activities related to such products and feedstocks under Valero's price risk management program. In 1998, Valero's hedging activities resulted in a benefit to total throughput margins of approximately $17 million, while in 1997, the effect of hedging activities was slightly negative. The decline in petrochemical margins noted above which substantially reduced total throughput margins resulted from depressed demand for petrochemical feedstocks due to the Asian economic crisis.

     With regard to operating costs, approximately $38 million ($33 million cash cost and $5 million depreciation and amortization), or 24%, of the total operating cost increase was attributable to the Paulsboro refinery acquired in September 1998, while $92 million, or 58%, of the increase was attributable to the four additional months of operations during the 1998 period for the Texas City, Houston and Krotz Springs refineries. The remainder of the increase in operating costs was attributable to an increase in amortization of deferred turnaround and catalyst costs for the Texas City, Houston and Corpus Christi refineries resulting from various turnarounds and catalyst change-outs, an increase in cash costs for injected catalyst at those same refineries resulting from the use of lower-cost/reduced-quality feedstocks, higher catalyst costs at the Corpus Christi refinery resulting primarily from shorter than expected catalyst life, and higher salary costs. Selling and administrative expenses increased due primarily to the three and one-half months of operations for the Paulsboro refinery and to the four additional months of operations for the Texas City, Houston and Krotz Springs refineries during 1998.

     Other Income. Other income, net, decreased by $6.4 million to $.6 million during 1998 compared to 1997 due primarily to lower results from Valero's 20% equity interest in the Javelina off-gas processing plant due primarily to lower petrochemical and other product prices, partially offset by lower natural gas feedstock costs.

     Net Interest and Debt Expense. Net interest and debt expense decreased $10 million, or 23%, to $32.5 million during 1998 compared to 1997 due primarily to the inclusion in the 1997 period of allocated interest expense related to corporate debt that was subsequently assumed by PG&E in connection with the Restructuring, and to a reduction in average interest rates. The decrease in net interest and debt expense resulting from these factors was partially offset by an increase in bank borrowings due primarily to the acquisition of the Paulsboro refinery.

     Income Tax Expense (Benefit). Income taxes decreased from a $63.8 million expense in 1997 to a $35.8 million benefit in 1998 due primarily to the significant decrease in pre-tax results from continuing operations and, to a lesser extent, to the recognition in 1998 of $5.8 million related to a research and experimentation tax credit.

     Discontinued Operations. The loss from discontinued operations in 1997 of $15.7 million (net of an income tax benefit of $8.9 million), or $.29 per share, reflected the net loss of Old Valero's natural gas related services business for the seven months ended July 31, 1997, prior to the Restructuring. See Note 4 of Notes to Consolidated Financial Statements for the year ended December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities decreased $137.2 million during the first quarter of 2000 compared to the same period in 1999 due primarily to a $177.1 million increase in the amount of cash utilized for working capital purposes, as detailed in Note 4 of Notes to Consolidated Financial Statements for the three months ended March 31, 2000, partially offset by the increase in earnings discussed above under "Results of Operations." In the first quarter of 2000, amounts needed by Valero to finance feedstock and refined product inventories increased significantly due to higher inventory levels as well as an increase in commodity prices from December 31, 1999 to March 31, 2000. Although this increase in inventories was somewhat offset by an increase in accounts payable resulting from the higher volume of inventory purchases, Valero incurred a net increase in cash utilized for working capital purposes in the 2000 period of approximately $63 million. Included in the changes in current assets and current liabilities for the 1999 period was an increase in both accounts receivable and accounts payable due primarily to a significant increase in commodity prices during that quarter. However, concerted efforts by Valero to collect accounts receivable and reduce inventory levels resulted in a net decrease in cash utilized for working capital purposes of approximately $114 million in the first quarter of 1999. During the first quarter of 2000, cash provided by operating activities of $11.2 million, existing cash balances of $51.6 million and issuances of common stock related to Valero's benefit plans of $5.9 million were utilized to reduce bank borrowings by $13.5 million, fund capital expenditures and deferred turnaround and catalyst costs of $42 million, repurchase $8.7 million of shares of Valero's common stock and pay $4.5 million of common stock dividends.

     Net cash provided by operating activities increased $269.3 million to $435.1 million during 1999 compared to 1998, primarily as a result of proactive efforts by Valero to reduce working capital levels. During 1999, both accounts receivable and accounts payable increased significantly as crude oil, gasoline, and heating oil prices more than doubled from December 31, 1998 to December 31, 1999. However, concerted efforts by Valero to collect accounts receivable, and the sale of receivables in September 1999 as described in Note 2 of Notes to Consolidated Financial Statements for the year ended December 31, 1999, helped reduce the increase in receivables resulting from higher commodity prices. In addition, a significant reduction in inventory levels helped to offset the effect of higher commodity prices on the carrying amount of Valero's inventories. All of these factors combined to reduce cash utilized for working capital purposes by $296.3 million during 1999. During 1998, cash utilized for working capital purposes increased $46.2 million, as a substantial decrease in accounts payable was offset to a large extent by a decrease in accounts receivable, both of which resulted from a significant decrease in commodity prices from December 31, 1997 to December 31, 1998. During 1999, cash provided by (i) operating activities, including the sale of accounts receivable discussed above, (ii) proceeds from the issuance of 7 3/8% notes (approximately $297.5 million) and Series 1999 tax-exempt Waste Disposal Revenue Bonds ($25 million), and (iii) issuances of common stock related to Valero's benefit plans were utilized to reduce bank borrowings, redeem $25 million of Series 1998 taxable Waste Disposal Revenue Bonds, fund capital expenditures and deferred turnaround and catalyst costs, pay common stock dividends, purchase treasury stock and add to existing cash balances.

     Valero currently maintains an unsecured $835 million revolving bank credit and letter of credit facility that matures in November 2002 and is available for general corporate purposes including working capital needs and letters of credit. Borrowings under the Credit Facility bear interest at either LIBOR plus a margin, a base rate or a money market rate. Valero is also charged various fees and expenses in connection with this facility, including a facility fee and various letter of credit fees. The interest rate and fees under the Credit Facility are subject to adjustment based upon the credit ratings assigned to Valero's long-term debt. The Credit Facility includes certain restrictive covenants including a fixed-charge coverage ratio, a debt-to-capitalization ratio, and a minimum net worth test. In connection with the Benicia acquisition, in April 2000, the Credit Facility was amended to, among other things, increase the total debt-to-capitalization limit from 50% to 65%. This ratio will decrease to 60% at the earlier of March 31, 2001 or upon the issuance of $300 million of equity or equity linked securities, and will further decrease to 55% on September 30, 2001. These amendments to the credit facility became effective upon closing of the acquisition of the Benicia refinery and the Distribution Assets. Valero also currently has various uncommitted short-term bank credit facilities, along with various uncommitted bank letter of credit facilities.

     In connection with the funding of the Benicia acquisition, Valero entered into a $600 million bridge loan facility. The Bridge Facility has a term of one year with an option to extend for an additional two years, and has covenants similar to the Credit Facility. Borrowings under the Bridge Facility bear interest at LIBOR plus an applicable margin. Borrowings under the Bridge Facility, along with borrowings under Valero's existing credit facilities and an interim lease arrangement, were used to finance the acquisition of the Benicia refinery and the Distribution Assets. In connection with the acquisition of the Service Station Assets, Valero entered into a structured lease arrangement for $155 million, which was used to acquire the Service Station Assets and to replace the interim lease arrangement for the acquisition of the Benicia refinery's docking facility. Valero intends to use the proceeds from this offering, the Debt Offering and the Equity Offering to pay down all amounts outstanding under the Bridge Facility and use the remaining proceeds to reduce borrowings under the Credit Facility.

     As of March 31, 2000, $126.5 million was outstanding under Valero's various bank credit facilities and letters of credit totaling approximately $234 million were outstanding under its various letter of credit facilities. As of May 15, 2000, $486 million was outstanding under Valero's various bank credit facilities, $600 million was outstanding under the Bridge Facility and letters of credit totaling approximately $160 million were outstanding under its various letter of credit facilities. After giving effect to the Benicia acquisition and the related financings, including the Offerings, as of March 31, 2000, Valero would have had total debt of $1.4 billion, $150 million aggregate liquidation amount of trust preferred securities issued as part of the PEPS Units, and stockholders' equity of $1.2 billion.

     As of March 31, 2000, Valero's debt to capitalization ratio was 41%, a decrease from 42% as of December 31, 1999. After giving effect to the Benicia acquisition and the related financings, including the Offerings, Valero's debt to capitalization ratio would have been 50.8% at March 31, 2000 (with 80% of the aggregate liquidation amount of trust preferred securities issued as part of the PEPS Units deemed to be equity for purposes of this computation).

     During 1999, Valero reduced its exposure to increases in interest rates and increased its financial flexibility by (i) issuing $300 million of seven-year
7 3/8% notes under its $600 million universal shelf registration statement and using the net proceeds to reduce variable rate bank borrowings and (ii) refinancing $25 million of its taxable, variable-rate industrial revenue bonds with tax-exempt 5.7% fixed-rate bonds. See Note 6 of Notes to Consolidated Financial Statements for the year ended December 31, 1999.

     As described in Note 3 of Notes to Consolidated Financial Statements for the year ended December 31, 1999, Salomon Smith Barney Inc. is entitled to receive payments from Valero in any of the ten years following the May 1997 acquisition of Basis and Mobil is entitled to receive payments in any of the five years following the September 1998 acquisition of the Paulsboro refinery, if certain average refining margins during any of these years exceed a specified level. Due to depressed refining margins during the years ended May 1999 and September 1999, no earn-out payments were due to Salomon or Mobil during 1999. Based on actual margins since May and September of 1999, and estimated margin levels through September of 2000, Valero currently expects that no earn-out payments will be due to Salomon or Mobil during 2000.

     During the first quarter of 2000, Valero expended approximately $42 million for capital investments, including capital expenditures of $25 million and deferred turnaround and catalyst costs of $17 million. For total year 2000, Valero currently expects to incur approximately $240 million for capital investments, including approximately $160 million for capital expenditures and approximately $80 million for deferred turnaround and catalyst costs. The capital expenditure estimate includes approximately $15 million for computer system projects and approximately $7 million for projects related to environmental control and protection. The capital expenditure estimate does not include estimated expenditures related to the installation of a scrubber at the Texas City refinery, which will be financed through a lease arrangement, and the installation of a scrubber at the Paulsboro refinery, which Valero expects will be incurred primarily in 2003. See "Risk Factors -- Compliance with and changes in environmental laws could adversely affect our performance." In addition to the above, Valero expects to incur approximately $40 million for the year 2000 for capital expenditures and deferred turnaround and catalyst costs related to the Benicia refinery and the Service Station Assets. Any major upgrades in any of Valero's refineries could require additional expenditures to comply with environmental laws and regulations. However, because environmental laws and regulations are increasingly becoming more stringent and new environmental laws and regulations are continuously being enacted or proposed, Valero cannot predict with certainty the level of future expenditures that will be required for environmental matters.

     During 1999, Valero expended approximately $173 million for capital investments, including capital expenditures of $100 million and deferred turnaround and catalyst costs of $73 million. Capital expenditures included approximately $12 million for computer system projects and approximately $7 million for projects related to environmental control and protection. The deferred turnaround and catalyst costs related primarily to (i) a major maintenance turnaround of the heavy oil cracker and related units at the Corpus Christi refinery in the first quarter, (ii) a catalyst change for the Corpus Christi hydrodesulfurization unit in the second quarter, (iii) a turnaround and catalyst change of the Texas City residfiner also in the second quarter, and
(iv) a turnaround of the reformer at the Paulsboro refinery in the fourth quarter.

     Valero's Board of Directors approved in the third quarter of 1998 a common stock repurchase program allowing repurchase of up to $100 million of its common stock. Through December 31, 1998, Valero had repurchased common shares at a cost of approximately $15 million, and during the fourth quarter of 1999 and the first quarter of 2000, Valero repurchased additional shares of its common stock at a cost of approximately $13 million and $7 million, respectively. The shares repurchased will be used primarily to meet requirements under Valero's employee benefit plans.

     Dividends on Valero's common stock are considered quarterly by Valero's Board of Directors, are determined by the Board on the basis of earnings and cash flows, and may be paid only when approved by the Board. Valero has declared a dividend of $.08 per common share for each quarter since the Restructuring.

     Valero believes it has sufficient funds from operations, and to the extent necessary, from the public and private capital markets and bank markets, to fund its ongoing operating requirements. Valero expects that, to the extent necessary, it can raise additional funds from time to time through equity or debt financings.

However, there can be no assurances regarding the availability of any future financings or whether such financings will be available on terms acceptable to Valero.

     Valero's refining and marketing operations have a concentration of customers in the oil refining industry and petroleum products markets. These concentrations of customers may impact Valero's overall exposure to credit risk, either positively or negatively, in that these customers may be similarly affected by changes in economic or other conditions. However, Valero believes that its portfolio of accounts receivable is sufficiently diversified to the extent necessary to minimize potential credit risk. Historically, Valero has not had any significant problems collecting its accounts receivable. Valero's accounts receivable are not collateralized. See Note 2 of Notes to Consolidated Financial Statements for the year ended December 31, 1999 for information regarding a program entered into by Valero in September 1999 to sell up to $100 million of an undivided percentage ownership interest in a designated pool of accounts receivable.

NEW ACCOUNTING PRONOUNCEMENTS

     As discussed in Note 6 of Notes to Consolidated Financial Statements for the three months ended March 31, 2000, certain new financial accounting pronouncements have been issued by the FASB which will become effective for Valero's financial statements beginning in either July 2000 or January 2001. Except for SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," for which the impact has not yet been determined, the adoption of these pronouncements is not expected to have a material effect on Valero's consolidated financial statements.

                                    BUSINESS

     Valero is one of the largest and most geographically diverse independent petroleum refining and marketing companies in the United States. As of March 31, 2000, Valero owned five refineries in Texas, Louisiana and New Jersey, providing it with core operations on both the Gulf Coast and the East Coast. These refineries are located in Corpus Christi, Houston, and Texas City in Texas, Krotz Springs, Louisiana and Paulsboro, New Jersey. In addition, on March 2, 2000, Valero entered into an agreement to purchase ExxonMobil's Benicia refinery, the Service Station Assets and the Distribution Assets, thereby establishing a significant presence on the West Coast and extending its geographic reach from coast to coast. The acquisition of the Benicia refinery and the Distribution Assets closed on May 15, 2000 and the acquisition of the Service Station Assets closed on June 15, 2000. The acquisition of the Benicia refinery increased Valero's throughput capacity from approximately 790,000 BPD to approximately 950,000 BPD.

     Valero produces premium, environmentally clean products such as reformulated gasoline, low-sulfur diesel and oxygenates and is able to produce CARB gasoline. Valero also produces a substantial slate of middle distillates, jet fuel and petrochemicals. Valero has distinguished itself among independent refiners by cost effectively upgrading its refineries to not only increase output but also increase overall refining complexity and flexibility, enhancing Valero's ability to process lower cost feedstocks into higher value-added premium products. Valero processes a wide slate of feedstocks including medium sour crude oils, heavy sweet crudes and residual fuel oils, or resid, which can typically be purchased at a discount to West Texas Intermediate, a benchmark crude oil. Between 45% and 50% of Valero's total gasoline production is typically RFG, which sells at a premium over conventional grades of gasoline. The Benicia refinery produces approximately 110,000 BPD of gasoline, approximately 95% of which is CARB gasoline. Valero also produces over 75% of its distillate slate as low-sulfur diesel and jet fuel, which sell at a premium over high-sulfur heating oil. In addition to its feedstock and product advantages, Valero has synergies among its Gulf Coast refineries which allow Valero to transfer intermediate feedstocks such as deasphalted oil, or DAO, and atmospheric tower bottoms, or ATBs, among the Texas City, Houston and Corpus Christi refineries. With the Benicia acquisition, Valero's products are marketed in 35 states as well as to selected export markets.

VALERO'S STRATEGIC DIRECTION

     Valero intends to remain a premier, independent refining and marketing company that focuses on innovative, efficient upgrading of its facilities to refine lower-cost feedstocks into higher value-added premium products. Valero's strategic objectives include the following:

      -- Accretive Growth through Acquisitions. Valero intends to continue to selectively pursue acquisitions in order to increase growth and diversification. As part of this strategy, Valero regularly searches for acquisition opportunities that it believes will be accretive to earnings and cash flow and provide acceptable rates of return. To be consistent with its operating philosophy, Valero typically looks at opportunities that offer refining capacity in excess of 100,000 barrels per day with expansion or upgrading potential and that are located near a coastal area or a major pipeline connection in order to provide greater flexibility in accessing suppliers and customers. Valero believes the Benicia acquisition will be immediately accretive to earnings and cash flow and provide geographic diversification and important access to the West Coast.

      -- Upgrading Refineries in a Cost Effective Manner. Valero continually evaluates ways to maximize the value of its refineries through cost-effective upgrades and expansions. Valero believes refineries that are more flexible with regard to feedstocks or that are able to produce higher value-added premium products such as reformulated gasoline and low-sulfur diesel are better positioned to exploit increases in refining margins and mitigate the effects of decreases in refining margins than refineries that produce more conventional forms of gasoline and distillates. During 2000, Valero plans to expand the capacity of two of the Texas City refinery's three crude units by approximately 37,000 BPD and its diesel hydrotreater by approximately 14,000 BPD. Additionally, Valero plans to expand the Paulsboro refinery's fluid catalytic cracking unit by 6,500 BPD and its crude unit by approximately 2,000 BPD.

      -- Pursuit of Additional Cost Savings Initiatives. Valero continually attempts to identify and implement cost saving initiatives. The components of Valero's cost savings program include: (i) improving mechanical availability, (ii) reducing maintenance costs, (iii) improving energy efficiency, (iv) replicating best operating practices at all refineries, (v) improving purchasing efficiencies through multi-refinery contracts, (vi) reducing warehouse inventory and (vii) reducing the use of outside professional services. In 1999, Valero implemented cost savings initiatives which resulted in operating expense savings of over $40 million at its Gulf Coast refineries, and expects to attain further operating cost reductions at all of its refineries in 2000.

      -- Increased Earnings Diversification. Valero continues to evaluate several strategies that offer opportunities to diversify earnings, including retail petroleum marketing, petrochemical ventures, and other ancillary businesses. The Benicia acquisition has facilitated Valero's entry into the retail business.

      -- Dedication to Safety and Environmental Concerns. Valero continues to focus on and devote significant time and resources to safety training and accountability programs throughout its operations. Valero seeks to be environmentally proactive and will continue to actively monitor developments with the EPA's proposed air emissions reduction rules and other regulatory changes. During 2000, Valero is installing a flue gas scrubber on the FCC Unit at the Texas City refinery in connection with its voluntary participation in the Governor's City Air Responsibility Enterprise Program.

REFINING, MARKETING AND FEEDSTOCK SUPPLY

     REFINING

     Valero's six refineries have a combined total throughput capacity of approximately 950,000 BPD. The following table lists the location of each of its refineries and their respective feedstock throughput capacities.

                                                                           FEEDSTOCK THROUGHPUT
                                                   REFINERY LOCATION         CAPACITY IN BPD
                                                   -----------------       --------------------
Corpus Christi Refinery......................    Corpus Christi, Texas           215,000
Texas City Refinery..........................    Texas City, Texas               200,000
Paulsboro Refinery...........................    Paulsboro, New Jersey           170,000
Houston Refinery.............................    Houston, Texas                  120,000
Krotz Springs Refinery.......................    Krotz Springs,                   85,000
                                                 Louisiana
Benicia Refinery.............................    Benicia, California             160,000
                                                                                 -------
          Total..............................                                    950,000(1)
                                                                                 =======

------------

(1) Crude unit capacity = 663,000 BPD

     The Texas City, Houston and Krotz Springs refineries were acquired with the acquisition of Basis Petroleum, Inc., a wholly owned subsidiary of Salomon Inc., on May 1, 1997. On September 16, 1998, the Paulsboro refinery was acquired from Mobil Oil Corporation. On May 15, 2000, the Benicia refinery was acquired from Exxon Mobil Corporation.

     Corpus Christi Refinery. The Corpus Christi refinery is situated on 254 acres along the Corpus Christi Ship Channel. The Corpus Christi refinery specializes in processing primarily lower-cost heavy crude oil and resid into premium products, such as RFG and CARB gasoline. The Corpus Christi refinery can produce approximately 125,000 BPD of gasoline and gasoline-related products, 35,000 BPD of low-sulfur diesel and 35,000 BPD of other products such as petrochemicals, including propylene and xylene. The Corpus Christi refinery can produce most of its gasoline as RFG and all of its diesel fuel as low-sulfur diesel. The Corpus Christi refinery has substantial flexibility to vary its mix of gasoline products to meet changing market conditions.

     The Corpus Christi refinery's primary operating units include an 87,000 BPD heavy oil cracker, or HOC, an 82,000 BPD hydrodesulfurization unit, or HDS unit, a 36,000 BPD hydrocracker and a 37,000 BPD reformer complex. It also operates certain units which produce oxygenate(1) such as MTBE (methyl tertiary butyl ether) and TAME (tertiary amyl methyl ether). The Corpus Christi refinery can produce approximately 24,000 BPD of oxygenates, which are blended into Valero's gasoline production and also sold separately. Substantially all of the methanol feedstocks required for the production of oxygenates at the Corpus Christi refinery can normally be provided by a methanol plant in Clear Lake, Texas owned by a joint venture between a Valero subsidiary and Hoechst Celanese Chemical Group, Inc. In January 1997, a mixed xylene fractionation facility, which recovers the mixed xylene stream from the Corpus Christi refinery's reformate stream, was placed into service at the refinery. The fractionated xylene is sold into the petrochemical feedstock market for use in the production of paraxylene when market conditions are favorable. These units and related facilities diversify the Corpus Christi refinery's operations, giving this refinery the flexibility to pursue potentially higher-margin product markets.

     A scheduled turnaround of certain of the Corpus Christi refinery's major refining units was completed in the first quarter of 1999. Modifications made to the HOC during the 1999 turnaround increased throughput capacity by approximately 10,000 BPD. During the HOC turnaround, the HDS unit was further modified, increasing its capacity to process high-sulfur crude oil from approximately 50,000 BPD to 60,000 BPD, thereby increasing the refinery's feedstock flexibility. During the third quarter of 1999, this refinery experienced unplanned downtime as a precaution against the effects of Hurricane Bret. Turnarounds of the hydrocracker and reformer complexes were completed in January 2000, and turnarounds of the HDS and MTBE units are planned for the fourth quarter of 2000.

     Texas City Refinery. The Texas City refinery is capable of refining lower-cost medium sour crudes into a slate of gasolines and distillates, including home heating oil, low-sulfur diesel, kerosene and jet fuel. The Texas City refinery can produce approximately 70,000 BPD of gasoline and 65,000 BPD of distillates. Other products include chemical grade propylene and propane. The Texas City refinery can also provide approximately 35,000 BPD of intermediate feedstocks such as DAO and ATBs to the Corpus Christi refinery and/or the Houston refinery. The refinery typically receives and delivers its feedstocks and products by tanker and barge via deep water docking facilities along the Texas City Ship Channel, and also has access to the Colonial, Explorer and TEPPCO pipelines for distribution of its products.

     The Texas City refinery's primary operating units include a 168,000 BPD crude distillation complex and a 52,000 BPD fluid catalytic cracking unit, or FCC Unit. During the latter part of 1996, an 85,000 BPD Residfiner (which reduces the sulfur content and improves the cracking characteristics of the feedstocks for the FCC Unit), and a 40,000 BPD Residual Oil Supercritical Extraction unit, or ROSE unit (which recovers DAO from the vacuum tower bottoms for feed to the FCC Unit), were placed in service at the Texas City refinery. These units significantly enhanced this refinery's feedstock flexibility and product diversity.

     During 1999, the Texas City refinery entered into long-term hydrogen supply arrangements with Air Liquide and Praxair, respectively, in order to mitigate certain hydrogen supply problems encountered in previous years. A scheduled turnaround was completed on the Residfiner and the ROSE unit in April 1999 and one of the crude units in October 1999. In 2000, Valero intends to expand two of the refinery's crude units by an aggregate of 37,000 BPD and the diesel hydrotreating unit by 14,000 BPD. Additionally, the annual catalyst replacement for the Residfiner is planned for the second quarter of 2000.

     Paulsboro Refinery. On September 16, 1998, Valero Refining Company-New Jersey, a wholly owned subsidiary of Valero, purchased substantially all of the assets related to Mobil Oil Corporation's 155,000 BPD refinery in Paulsboro, New Jersey and assumed certain of its liabilities. The purchase price was $228 million plus approximately $107 million representing the value of inventories and certain other items acquired in the transaction.

---------------

(1) "Oxygenates" are liquid hydrocarbon compounds containing oxygen. Gasoline that contains oxygenates usually has lower carbon monoxide emissions than conventional gasoline. MTBE is an oxygen-rich, high-octane gasoline blendstock produced by reacting methanol and isobutylene, and is used to manufacture oxygenated and reformulated gasolines. TAME, like MTBE, is an oxygen- rich, high-octane gasoline blendstock.

     As part of the acquisition, Valero and Mobil signed long-term agreements for the Paulsboro refinery to supply Mobil's adjacent lube oil blending and packaging facility with fuels and lubricant basestocks. In addition, Valero and Mobil signed long-term agreements for the Paulsboro refinery to supply portions of Mobil's marketing operations with light products at market-related prices.

     The acquisition of the Paulsboro refinery increased Valero's total throughput capacity by approximately 25%, improved its geographic diversity by providing better access to Northeast markets and diversified its product mix through the Paulsboro refinery's production of lubricant basestocks and asphalt.

     The Paulsboro refinery processes primarily medium sour and heavy sour crudes into a wide slate of gasoline and distillates, lubricant basestocks and asphalt. The Paulsboro refinery can produce approximately 70,000 BPD of gasoline, 60,000 BPD of distillates, 15,000 BPD of asphalt and 12,000 BPD of lubricant basestocks. Major units at the Paulsboro refinery include a 105,000 BPD lubricants crude unit, a 50,000 BPD fuels crude unit, a 48,000 BPD FCC Unit, a 25,000 BPD delayed coking unit, a 15,000 BPD asphalt unit and a 12,000 BPD lubricants plant. Feedstocks and refined products are typically transported via refinery-owned dock facilities along the Delaware River, Mobil's product distribution system or the refinery's access to the Colonial pipeline, which allows products to be sold into the New York Harbor market.

     During 1999, scheduled turnarounds were completed on the distillate hydrotreater and reformer units. The Paulsboro refinery experienced unscheduled processing rate reductions and unit downtime during 1999, primarily associated with its FCC Unit. A scheduled turnaround and 6,500 BPD expansion of the FCC Unit and 2,000 BPD expansion of one of the crude units are planned for the second quarter of 2000 in conjunction with scheduled turnarounds. A turnaround of the naphtha hydrotreater and regeneration of the naphtha reformer catalyst are also planned for the fourth quarter of 2000.

     Houston Refinery. The Houston refinery is capable of processing both heavy sweet and medium sour crude oils and can produce approximately 60,000 BPD of gasoline and 30,000 BPD of distillates. The refinery also produces chemical grade propylene. It operates an 85,000 BPD crude distillation complex and a 61,000 BPD FCC Unit. The refinery typically receives its feedstocks via tanker at deep water docking facilities along the Houston Ship Channel. This facility also has access to major product pipelines, including the Colonial, Explorer and TEPPCO pipelines.

     During the second quarter of 1999, the Houston refinery's naphtha reformer was refurbished, which increased yields from the unit by 5,000 BPD and increased its flexibility to produce a higher percentage of RFG and premium gasoline. The Houston refinery experienced one unplanned outage of its FCC Unit during the fourth quarter of 1999. No major turnarounds are currently planned for 2000.

     Krotz Springs Refinery. The Krotz Springs refinery processes primarily local, light Louisiana sweet crude oil and can produce approximately 40,000 BPD of gasoline and 45,000 BPD of distillates. The refinery is geographically located to benefit from access to upriver markets on the Mississippi River and it has docking facilities along the Atchafalaya River sufficiently deep to allow barge and light ship access. The facility is also connected to the Colonial pipeline for product transportation to the Southeast and Northeast. Built during the 1979-1982 time period, the refinery is a relatively new facility compared to other U.S. refineries. Primary units include an 80,000 BPD crude distillation complex, a 31,000 BPD FCC Unit and a 12,000 BPD reformer complex.

     No significant turnarounds were undertaken by the Krotz Springs refinery in 1999. A turnaround of the reformer complex was completed in January 2000.

     Benicia Refinery. The Benicia refinery is located on the Carquinez Straits of the San Francisco Bay. It is considered a highly complex refinery and has a total throughput capacity of 160,000 BPD. The Benicia refinery produces a high percentage of light products, with limited production of other products. It can produce approximately 110,000 BPD of gasoline, 14,000 BPD of jet fuel, 11,000 BPD of diesel and 8,000 BPD of natural gas liquids. Approximately 95% of the gasoline produced by the Benicia refinery meets the CARB II specifications for gasoline sold in California.

     The Benicia refinery's operating units include a 135,000 BPD crude distillation complex, a 72,000 BPD vacuum distillation unit, a 73,000 BPD FCC, a 28,000 BPD fluidized coking unit, a 35,000 BPD hydrocracking unit, a 35,000 BPD reforming unit and a 15,000 BPD alkylation unit. The Benicia refinery also has a 39,000 BPD FCC feed hydrotreater and a 45,000 BPD FCC gasoline hydrotreater. It has significant liquid storage capacity including storage for crude oil and other feedstocks. Also included with the refinery assets are a deepwater dock located offsite on the Carquinez Straits which is capable of berthing large crude carriers, petroleum coke storage silos located on an adjacent dock, a 20-inch crude pipeline connecting the refinery to a southern California crude delivery system, and an adjacent truck terminal for regional truck rack sales. In addition, the sale and purchase agreement related to the acquisition of the Benicia refinery provides for a ten-year term contract for ExxonMobil to supply and for Valero to purchase 100,000 BPD of ANS crude oil at market-related prices, to be reduced to 65,000 BPD on January 1, 2001. Prior to January 1, 2001, Valero will have an option to reduce the volume of ANS crude to 65,000 BPD with 90 days prior notice. After January 1, 2001, Valero will have an option to reduce the required volumes by an additional 20,000 BPD once per year.

     Selected Refinery Operating Results. The following tables set forth certain consolidated operating results for the Corpus Christi, Texas City, Paulsboro, Houston and Krotz Springs refineries for the last three fiscal years, for the Benicia refinery for 1999 and on a combined basis including Benicia for 1999 (volumes are stated in thousand barrels per day or MBPD). Amounts for 1998 include the results of operations of the Paulsboro refinery after September 16, 1998. Amounts for 1997 include the results of operations of the Texas City, Houston and Krotz Springs refineries from May 1, 1997. Average throughput margin per barrel is computed by subtracting total direct product cost of sales from product sales revenues and dividing the result by throughput volumes. Aggregate refinery charges and yields are expressed as percentages of total charges and yields, respectively.

                                                                                    PRO FORMA
                                                  VALERO              BENICIA        COMBINED
                                         YEAR ENDED DECEMBER 31,     YEAR ENDED     YEAR ENDED
                                         ------------------------   DECEMBER 31,   DECEMBER 31,
                                         1997     1998      1999        1999           1999
                                         -----    -----    ------   ------------   ------------
Refinery Throughput Volumes............    417(1)   579(2)    712         137            849
Sales Volumes..........................    630(1)   894(2)  1,033         144          1,177
Average Throughput Margin per Barrel...  $4.35    $3.53    $ 2.93      $ 7.77         $ 3.71
Average Operating Cost per Barrel(3):
  Cash (Fixed and Variable)............  $2.00    $2.06    $ 1.85      $ 4.37         $ 2.09
  Depreciation and Amortization........    .61      .57       .53         .46            .54
                                         -----    -----    ------      ------         ------
          Total Operating Cost per
            Barrel.....................  $2.61    $2.63    $ 2.38      $ 4.83         $ 2.63
                                         =====    =====    ======      ======         ======

                                                                                    PRO FORMA
                                                  VALERO              BENICIA        COMBINED
                                         YEAR ENDED DECEMBER 31,     YEAR ENDED     YEAR ENDED
                                         ------------------------   DECEMBER 31,   DECEMBER 31,
                                         1997     1998      1999        1999           1999
                                         -----    -----    ------   ------------   ------------
Charges:
  Crude oils:
     Sour..............................     26%      37%       48%         83%            54%
     Heavy sweet.......................     21       20        12          --             10
     Light sweet.......................     10       11         9          --              8
                                         -----    -----    ------      ------         ------
          Total crude oils.............     57       68        69          83             72
  High-sulphur residual fuel oil.......     17        9         3           4              3
  Low-sulphur residual fuel oil........      3        3         6          --              5
  Other feedstocks and blendstocks.....     23       20        22          13             20
                                         -----    -----    ------      ------         ------
          Total charges................    100%     100%      100%        100%           100%
                                         =====    =====    ======      ======         ======

                                                        (footnotes on next page)

                                                                                    PRO FORMA
                                                  VALERO              BENICIA        COMBINED
                                         YEAR ENDED DECEMBER 31,     YEAR ENDED     YEAR ENDED
                                         ------------------------   DECEMBER 31,   DECEMBER 31,
                                         1997     1998      1999        1999           1999
                                         -----    -----    ------   ------------   ------------
Yields:
  Gasolines and blendstocks............     53%      53%       51%         68%            54%
  Distillates..........................     25       28        29          15             27
  Petrochemicals.......................      6        4         5          --              4
  Lubes and asphalts...................     --        1         3          --              2
  Other products.......................     16       14        12          17             13
                                         -----    -----    ------      ------         ------
          Total yields.................    100%     100%      100%        100%           100%
                                         =====    =====    ======      ======         ======

------------

(1) For the eight months following the acquisition of Basis Petroleum, Inc., refinery throughput volumes and sales volumes were 543 MBPD and 740 MBPD, respectively.

(2) For the fourth quarter of 1998 following the acquisition of the Paulsboro Refiner, refinery throughput volumes and sales volumes were 640 MBPD and 949 MBPD, respectively.

(3) The combined information reflects the adjustments made in the pro forma statements of income. No changes in the operations of the Benicia assets have been assumed and, therefore, the combined data is not necessarily indicative of future performance.

     For additional information regarding Valero's operating results for the three years ended December 31, 1999, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     MARKETING

     Including the Benicia acquisition, over 85% of Valero's product slate is comprised of premium products such as gasoline and related components, distillates, lubricant basestocks and petrochemicals, and Valero sells refined products under spot and term contracts to bulk and truck rack customers at over 200 locations in 35 states throughout the United States and selected export markets in Latin America. Currently, Valero markets over 200,000 BPD of gasoline and distillates through truck rack facilities. The principal purchasers of its products from truck racks are wholesalers and distributors in the Northeast, Southeast, Midwest, West Coast and Gulf Coast. Other sales are made to large oil companies and gasoline distributors and transported by pipeline, barges and tankers. With its access to the Gulf of Mexico, the Pacific Ocean and the Atlantic Ocean, Valero's refineries are able to ship refined products throughout the world. Interconnects with common-carrier pipelines give Valero the flexibility to sell products in most major geographic regions of the United States.

     During 1999, approximately one-third of Valero's refined products were sold pursuant to term contracts, and total product sales volumes averaged approximately 1,033,000 BPD. Sales volumes included amounts produced at Valero's refineries and amounts purchased from third parties and resold in connection with its marketing activities. Substantially all of the light products from the Paulsboro refinery are sold to Mobil at market-related prices pursuant to long-term agreements. In 1999, 13% of Valero's consolidated operating revenues were derived from Mobil. Other than sales to Mobil, no single purchaser of Valero's products accounted for more than 10% of total sales during 1999.

     Approximately 70,000 BPD of Valero's RFG production is under contract at market-related prices to gasoline marketers in Texas and the Northeast. Valero also sells RFG into the spot market. When market conditions are favorable, Valero can supply CARB gasoline to West Coast markets from its Corpus Christi refinery. During 1999, approximately 2.7 million barrels of gasoline, including
1.6 million barrels of CARB Phase II gasoline, were delivered to California purchasers.

     For further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Operating Results" and "--Outlook."

     FEEDSTOCK SUPPLY

     Refinery acquisitions and capital improvements since 1997 have expanded and diversified the slate of feedstocks Valero can process. Prior to these investments, Valero's primary feedstock was resid processed at the Corpus Christi refinery, representing 50-70% of total feedstocks. Approximately 60% of Valero's feedstock slate is comprised of medium sour crude oil and heavy sweet crude oil, while high-sulfur resid purchases comprise less than 5% of total feedstocks. The remaining feedstocks are primarily low-sulfur crude oil and intermediates, such as low-sulfur resid and coker gas oil, methanol and butane.

     In 1999, approximately 80% of Valero's total crude oil feedstock requirements were purchased through term feedstock contracts totaling approximately 425,000 BPD. The remainder of its crude oil feedstock requirements were purchased on the spot market. The term agreements include contracts to purchase feedstocks from various foreign national oil companies, including certain Middle Eastern suppliers, and various domestic integrated oil companies. In the event one or more of its term contracts were terminated, Valero believes it would be able to find alternative sources of supply without material adverse effect on its business.

     In connection with the Restructuring in 1997, Valero entered into several contracts with its former affiliates, including a 10-year term contract under which a former affiliate is to supply approximately 50% of the butane required as feedstock for the MTBE facilities at Corpus Christi and natural gasoline for blending. Approximately 80% of the total methanol requirements for Valero's refineries are obtained through a 50% joint venture interest in the methanol plant in Clear Lake, Texas with Hoechst Celanese Chemical Group, Inc.

     In connection with the Benicia acquisition, Valero entered into a ten-year contract for ExxonMobil to supply 100,000 BPD of ANS crude oil at market-related prices, to be reduced to 65,000 BPD on January 1, 2001, to the Benicia refinery. Prior to January 1, 2001, Valero will have an option to reduce the volume of ANS crude to 65,000 BPD with 90 days prior notice. After January 1, 2001, Valero will have an option to reduce the required volumes by an additional 20,000 BPD once per year.

     Valero owns feedstock and refined product storage facilities and leases feedstock and refined product storage facilities in various locations. Valero believes its storage facilities are generally adequate for its refining and marketing operations.

COMPETITION

     Many of Valero's competitors in the petroleum industry are fully integrated companies engaged on a national or international basis in many segments of the petroleum business, including exploration, production, transportation, refining and marketing, on scales much larger than Valero's. Such competitors may have greater flexibility in responding to or absorbing market changes occurring in one or more of such segments. All of Valero's crude oil and feedstock supplies are purchased from third party sources, while some competitors have proprietary sources of crude oil available for their own refineries.

     The refining industry is highly competitive with respect to both feedstock supply and marketing. Valero competes with numerous other companies for available supplies of feedstocks and for outlets for its refined products. Valero does not produce any of its crude oil feedstocks and, following the Benicia acquisition, controls only limited retail outlets for its refined products. Many of its competitors, however, obtain a significant portion of their feedstocks from company-owned production and have extensive retail outlets. Competitors that have their own production or extensive retail outlets (and brand-name recognition) are at times able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages.

     Valero expects a continuation of the trend of industry restructuring and consolidation through mergers, acquisitions, divestitures, joint ventures and similar transactions, making for a more competitive business environment while providing opportunities to expand its operations. As refining margins merit, Valero expects to continue making capital improvements to increase the throughput capacity of its refinery facilities and increase their operational flexibility.

ENVIRONMENTAL MATTERS

     Valero's operations are subject to environmental regulation by federal, state and local authorities, including but not limited to, the Environmental Protection Agency ("EPA"), the Texas Natural Resource Conservation Commission, the New Jersey Department of Environmental Protection, the Louisiana Department of Environmental Quality and, following the Benicia acquisition, the California Environmental Protection Agency. The regulatory requirements relate primarily to discharge of materials into the environment, waste management and pollution prevention measures. Several of the more significant federal laws applicable to Valero's operations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, or RCRA. The Clean Air Act establishes stringent criteria for regulating conventional air pollutants as well as toxic pollutants at operating facilities in addition to requiring refiners to market cleaner-burning gasoline in specific regions of the country to reduce ozone forming pollutants and toxic emissions.

     In May 2000, the EPA proposed regulations to reduce the sulfur content for diesel fuel sold to highway consumers by 97%, from 500 parts per million to 15 parts per million, beginning June 1, 2006. In its release, the EPA estimated that the overall cost to fuel producers of the reduction in sulfur content would be approximately 4 cents per gallon. The American Petroleum Institute has released a statement supporting sharp reductions in diesel fuel sulfur content, but strongly opposing the EPA's "unrealistic" proposal. Valero is unable to predict whether the proposed regulations will be adopted or the effect that the proposal would have on its business or results of operations.

     In February 2000, the Tier II gasoline standard was published by the EPA pursuant to the Clean Air Act in final form. The standard will ultimately require the sulfur content in gasoline to be reduced to 30 parts per million and the regulation will be phased in beginning in 2004. Valero has determined that modifications will be required at all of its refineries as a result of the Tier II standard. Valero currently plans to begin implementing those modifications in 2001 and expects all modifications to be complete by 2006. Valero believes that the costs of such modifications should not have a material adverse effect on its financial position, results of operations or liquidity.

     EPA has proposed a Maximum Available Control Technology rule, or MACT II rule, under the Clean Air Act that is to become final in late 2000. The MACT II rule, as proposed, contains a three-year compliance schedule for refiners to install any pollution control technology that may be required in order to meet emissions limitations of the rule applicable to FCC units, sulfur recovery units and reformers. Once the MACT II rule is finalized and published, Valero will determine what capital improvements will be required. Based on information currently available, Valero does not anticipate that material capital expenditures will be required to comply with the MACT II rule.

     As a result of heightened public concern that MTBE has contaminated drinking water supplies, initiatives have been passed in California seeking to ban the use of MTBE as a gasoline component by the end of 2002, or earlier, if feasible, in California. In addition, other states and the EPA have either passed or proposed or are considering proposals to restrict or ban the use of MTBE. If MTBE were to be restricted or banned throughout the United States, Valero's operations could potentially be materially adversely affected. Furthermore, there can be no assurance that Valero will not be named in any future proceeding or litigation relating to the environmental effects of MTBE or that such proceeding or litigation will not have a material adverse effect on Valero's overall financial condition, results of operations or liquidity. See "Risk Factors -- Risk Factors Relating to Valero -- The banning of the use of MTBE could adversely affect us."

     CERCLA and RCRA, and related state law, subject Valero to the potential obligation to remove or mitigate the environmental impact of the disposal or release of certain pollutants from Valero's facilities and at formerly owned or operated sites or third party waste disposal sites. Under CERCLA, Valero is subject to potential joint and several liability for the costs of remediation at "superfund" sites at which it has been identified as a "potentially responsible party." Pursuant to the terms of the Basis Petroleum, Inc. acquisition, Salomon agreed to indemnify Valero from third party claims, including "superfund" liability associated with any pre-closing activities with respect to the refineries acquired as part of the acquisition, subject to certain terms, conditions and limitations. See Note 3 of Notes to Consolidated Financial Statements for the year ended December 31, 1999 for information regarding the settlement of certain contingent environmental obligations for which Salomon was responsible in connection with Valero's acquisition of Basis. As described below under "Legal Proceedings," Valero has received notice of a claim under CERCLA for alleged contamination of the plaintiffs' marine loading and tankering facilities. Based on the information available to Valero, Valero believes that some or all of any Valero liability would be covered by the Salomon indemnity. Valero has not otherwise received any claims under CERCLA for any sites or costs not covered by Salomon's indemnity of Valero.

     In connection with the acquisition of the Paulsboro refinery, Mobil agreed to indemnify Valero for certain environmental matters and conditions existing on or prior to the acquisition and Valero agreed to assume Mobil's environmental liabilities, with certain limited exceptions (including "superfund" liability for off-site waste disposal). Mobil's indemnities and the periods of indemnification include (i) third party environmental claims for a period of five years from the closing date, (ii) governmental fines and/or penalties for a period of five years from the closing date, (iii) required remediation of known environmental conditions for a period of five years from the closing date, subject to a cumulative deductible, (iv) required remediation of unknown environmental conditions for a period of seven years from the closing date, subject to a sharing arrangement with a cap on Valero's obligation and subject to a cumulative deductible, and (v) certain capital expenditures required by a governmental entity for a three-year period from the closing date, to the extent required to cure a breach of certain representations of Mobil concerning compliance with environmental laws, subject to a specified deductible. Valero's assumed liabilities include remediation obligations to the New Jersey Department of Environmental Protection. These remediation obligations relate primarily to clean-up costs associated with groundwater contamination, landfill closure and post-closure monitoring costs, and tank farm spill prevention costs. As of December 31, 1999, Valero has accrued approximately $20 million representing its best estimate of costs to be borne by Valero related to these remediation obligations. The majority of such costs are expected to be incurred in relatively level amounts over the next 19 years. See Note 3 of Notes to Consolidated Financial Statements for the year ended December 31, 1999.

     In connection with the Benicia acquisition, Valero will assume the environmental liabilities of ExxonMobil with certain exceptions. ExxonMobil retained liability for (i) pending penalties assessed for violations relating to the Benicia refinery, (ii) pending lawsuits, (iii) all costs associated with compliance with a variance issued in connection with control of nitrogen oxides,
(iv) claims in connection with offsite transportation and disposal of wastes prior to closing asserted within three years of closing or asserted with respect to abandoned disposal sites, (v) the capital costs incurred within five years of closing for specified corrective action of groundwater and soil contamination,
(vi) all covered contamination at the Service Station Assets caused by ExxonMobil or its lessees that is reflected in baseline reports prepared prior to closing, (vii) the repair or replacement of any underground storage tanks at the Service Station Assets found to be leaking prior to closing and (viii) fines and penalties imposed within five years of closing arising out of a request for information from the EPA relating to certain provisions of the Clean Air Act that are attributable to actions taken prior to closing or untimely or unresponsive responses to the request. ExxonMobil has agreed to indemnify Valero for all losses related to these retained liabilities, provided that ExxonMobil will indemnify Valero for losses related to covered contamination at the Service Station Assets for a period of five years from the date of closing. In addition, ExxonMobil will indemnify Valero for breaches of its representations and warranties to the extent that the aggregate amount of Valero's losses resulting from such breaches exceeds $1 million and ExxonMobil receives notice of such losses within one year after the closing date.

     There can be no assurance that these indemnifying parties will indemnify or continue to indemnify Valero pursuant to the terms of these acquisitions. In the event that these indemnifying parties fail to do so, Valero could be liable for the costs of the environmental matters covered under these indemnities, the costs of which could be material.

     Valero is leading an industry initiative in the State of Texas to voluntarily permit its "grandfathered" emissions sources by participating in the Governor's Clean Air Responsibility Enterprise program at the Houston refinery and by utilizing a flexible permitting process for the Texas City refinery. The flexible permit is a permitting process in Texas that allows companies that have committed to install advanced pollution control technology greater operational flexibility, including increased throughput capacities, as long as a facility-wide emissions cap is not exceeded.

     As part of Valero's efforts to permit all of its "grandfathered" emissions sources and achieve operational flexibility and increased production capability, a flue gas scrubber is being installed on the FCC Unit at the Texas City refinery in connection with Valero's voluntary participation in the Governor's City Air Responsibility Enterprise Program and additional emission control devices are planned for the Houston refinery. Installation of the flue gas scrubber will cost approximately $35 million over a two-year period, beginning in 2000, and is being funded through a structured lease financing arrangement. The Corpus Christi refinery was issued a flexible operating permit by the Texas Natural Resources Conservation Commission on March 1, 1999, and the Commission approved a flexible operating permit for the Texas City refinery on February 9, 2000.

     In 1999, capital expenditures for Valero attributable to compliance with environmental regulations were approximately $7 million and are currently estimated to be $7 million for 2000 and $22 million for 2001. The foregoing estimates for 2000 and 2001 do not include expenditures for the installation of the flue gas scrubber at the Texas City refinery discussed above, expenditures for the installation of the flue gas scrubber at the Paulsboro refinery discussed in "-- Legal Proceedings" below (expected to be incurred primarily in 2003), any amounts related to constructed facilities for which the portion of expenditures relating to compliance with environmental regulations is not determinable or any capital expenditures for the Benicia refinery and the Service Station Assets. Valero currently estimates these Benicia-related capital expenditures to be approximately $7 million in each of 2000 and 2001 based on the amount of due diligence that it has been able to conduct to date.

     Governmental regulations are complex, subject to different interpretations and becoming increasingly more stringent. Therefore, future action and regulatory initiatives could result in changes to expected operating permits, additional remedial actions or increased capital expenditures and operating costs that cannot be assessed with certainty at this time. In addition, because certain air emissions at the refineries, including those at the Benicia refinery, have been grandfathered under particular environmental laws, any major upgrades in any of Valero's refineries could require potentially material additional expenditures to comply with environmental laws and regulations.

EMPLOYEES

     As of April 30, 2000, Valero had 2,528 employees. Valero believes its relationship with its employees is good.

PROPERTIES

     Valero's properties include its six refineries described above and related facilities located in the States of Texas, Louisiana, New Jersey and California. See "--Refining, Marketing and Feedstock Supply" for additional information regarding properties of Valero. Valero believes that its facilities are generally adequate for their respective operations and that its facilities are maintained in a good state of repair. Valero is the lessee under a number of cancelable and non-cancelable leases for certain real properties, including office facilities and various facilities and equipment used to store, transport and produce refinery feedstocks and/or refined products. See Note 14 of Notes to Consolidated Financial Statements for the year ended December 31, 1999.

LEGAL PROCEEDINGS

     In connection with the acquisition of the Paulsboro refinery from Mobil, Valero Refining Company-New Jersey, a wholly owned subsidiary of Valero, assumed certain environmental liabilities associated with the refinery, including obligations under the New Jersey Department of Environmental Protection ("NJDEP") Administrative Consent Orders dated September 10, 1979, September 29, 1980, May 10, 1991, and August 27, 1998, related to ongoing site remediation. Additionally, Valero has received two New Jersey Department of Environmental Protection Administrative Orders and Notices of Civil Administrative Penalty Assessment related to particulate tests of the Paulsboro refinery's FCC Unit. Although these orders and assessments related to emissions from the FCC Unit that occurred after Valero's acquisition of the refinery, they related to conditions existing prior to the acquisition. On May 5, 2000, Valero entered into a comprehensive administrative consent order with the NJDEP to resolve all pending enforcement actions and related but unasserted claims regarding particulate emissions from the refinery. The order authorizes an expansion of the refinery allowing for production of RFG, provides for interim emissions limits, and requires a penalty payment of $600,000 on the particulate emissions issues. Under the order, Valero also agreed to install a wet-gas scrubber on the refinery's FCC Unit by December 31, 2003. Valero believes that the terms of the foregoing settlement will not have a material adverse effect on its operations, financial position or liquidity.

     On June 11, 1999, the Texas Natural Resources Conservation Commission notified Valero of its commencement of proceedings against Valero's Texas City refinery concerning certain record keeping deficiencies and alleged emissions exceedances, most of which occurred prior to Valero's acquisition of the refinery. Corrective action was immediately taken and all contested matters have been resolved pursuant to an agreed order dated December 20, 1999, under which Valero paid an agreed penalty of $174,455.

     In 1986, Valero filed suit against M.W. Kellogg Company for damages arising from certain alleged design and construction defects in connection with a major construction project at the Corpus Christi refinery. Ingersoll-Rand Company was added as a defendant in 1989. In 1991, the trial court granted summary judgment against Valero based in part on certain exculpatory provisions in various agreements connected with the project. In 1993, the court of appeals affirmed the summary judgment and the Texas Supreme Court denied review. Subsequent to the summary judgment, Kellogg and Ingersoll-Rand brought indemnity claims against Valero for attorney's fees and expenses incurred in defending the original action. In 1996, the trial court rendered summary judgment against Kellogg and Ingersoll-Rand based on procedural grounds, and the court of appeals affirmed that ruling in 1997. However, in 1999, the Texas Supreme Court reversed the court of appeals and remanded Kellogg's and Ingersoll-Rand's claims for attorney's fees and expenses to the 117th State District Court, Nueces County, Texas.

     Valero has received notice of, but has not been served with, a complaint filed April 28, 2000 in the U.S. District Court for the Southern District of Texas, Galveston Division (Texas City Terminal Railway Co. v. Marathon Ashland Petroleum, LLC, et al.). The complaint alleges that several companies, including Valero, are liable under CERCLA, other environmental laws and tort law theories for alleged contamination of the plaintiffs' marine loading and tankering facilities. Based on the information available to Valero, Valero believes that some or all of any Valero liability would be covered by an indemnity from Salomon Inc. provided in connection with Valero's acquisition from Salomon of Basis Petroleum, Inc.

     On May 24, 2000, Valero was served with a class action complaint filed in the U.S. District Court for the Southern District of New York. The complaint attempts to certify a class action claim alleging that numerous gasoline suppliers, including Valero, contaminated groundwater in the State of New York with MTBE.

     LITIGATION RELATING TO DISCONTINUED OPERATIONS

     Old Valero and certain of its natural gas related subsidiaries, and Valero, have been sued by Teco Pipeline Company in the 215th State District Court, Harris County, Texas regarding the operation of the 340-mile West Texas Pipeline in which a subsidiary of Old Valero holds a 50% undivided interest. The case was filed April 24, 1996. In 1985, a subsidiary of Old Valero sold a 50% undivided interest in the pipeline and entered into a joint venture through an ownership agreement and an operating agreement, with the purchaser of the interest. In 1988, Teco succeeded to that purchaser's 50% interest. A subsidiary of Old Valero has at all times been the operator of the pipeline. Despite the written ownership and operating agreements, the plaintiff contends that a separate, unwritten partnership agreement exists, and that the defendants have exercised improper control over this alleged partnership's affairs. The plaintiff also contends that the defendants acted in bad faith and negatively affected the economics of the joint venture in order to provide financial advantages to facilities or entities owned by the defendants, and by allegedly taking for the defendants' own benefit certain opportunities available to the joint venture. The plaintiff asserts causes of action for breach of fiduciary duty, fraud, tortious interference with business relationships, professional malpractice and other claims, and seeks unquantified actual and punitive damages. Old Valero's motion to require arbitration of the case as required in the written agreements was denied by the trial court, but Old Valero appealed, and in August 1999, the court of appeals ruled in Old Valero's favor and ordered arbitration of the entire dispute. Teco has since waived efforts to further appeal this ruling, and an arbitration panel has been selected. Valero has been formally added to this proceeding. The arbitration panel has scheduled the arbitration hearing for February 2001. Although PG&E previously acquired Teco and now owns both Teco and Old Valero, PG&E's Teco acquisition agreement purports to assign the benefit or detriment of this lawsuit to the former shareholders of Teco. In connection with the Restructuring, Valero has agreed to indemnify Old Valero with respect to this lawsuit for 50% of any final judgment or settlement amount up to $30 million, and 100% of that part of any final judgment or settlement amount over $30 million.

     GENERAL

     Valero is also a party to additional claims and legal proceedings arising in the ordinary course of business. Valero believes it is unlikely that the final outcome of any of the claims or proceedings to which it is a party would have a material adverse effect on its financial statements; however, due to the inherent uncertainty of litigation, the range of possible loss, if any, cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on Valero's results of operations, financial position or liquidity. See also "Risk Factors -- The outcome of the Unocal patent dispute may adversely affect our business" for an additional discussion of litigation related matters.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

NAME                                        AGE           POSITIONS HELD WITH VALERO
----                                        ---           --------------------------
William E. Greehey........................  63    Chairman of the Board, President and Chief
                                                    Executive Officer
Gregory C. King...........................  39    Senior Vice President and Chief Operating
                                                    Officer
John D. Gibbons...........................  46    Vice President and Chief Financial Officer
Keith D. Booke............................  41    Vice President and Chief Administrative
                                                  Officer
S. Eugene Edwards.........................  43    Vice President
John F. Hohnholt..........................  47    Vice President
Dr. Donald M. Carlton.....................  62    Director
Jerry D. Choate...........................  61    Director
Robert G. Dettmer.........................  68    Director
Ruben M. Escobedo.........................  62    Director
Lowell H. Lebermann.......................  60    Director
Dr. Ronald K. Calgaard....................  62    Director
Dr. Susan Kaufman Purcell.................  57    Director

     MR. GREEHEY served as Chief Executive Officer and a director of Old Valero from 1979, and as Chairman of the Board of Old Valero from 1983. He retired from his position as Chief Executive Officer in June 1996 but, upon request of the Board of Old Valero, resumed this position in November 1996. Mr. Greehey has served as Valero's Chairman of the Board and Chief Executive Officer since the Restructuring, positions he also held with Valero prior to the Restructuring when Valero was a wholly owned subsidiary of Old Valero, and was elected President of Valero upon the retirement of Edward C. Benninger at the end of 1998. Mr. Greehey also serves as a director of Santa Fe Snyder Corp.

     MR. KING was elected Senior Vice President and Chief Operating Officer of Valero in 1999. Prior to that time he had served as Vice President and General Counsel since 1997. He joined Old Valero in 1993 as Associate General Counsel and prior to that was a partner in the Houston law firm of Bracewell and Patterson.

     MR. GIBBONS was elected Chief Financial Officer of Valero in 1998. Previously, he was elected Vice President--Finance and Treasurer of Valero in 1997, and was elected Treasurer of Old Valero in 1992. He joined Old Valero in 1981 and held various other positions with Old Valero prior to the Restructuring.

     MR. BOOKE was elected Vice President and Chief Administrative Officer in 1999. Until that time he had served as Vice President--Administration and Human Resources since 1998. Prior to that he served as Vice President--Administration of Valero since 1997 and Vice President-Investor Relations of Old Valero since 1994. He joined Old Valero in 1983 and held various other positions with Old Valero prior to the Restructuring.

     MR. EDWARDS was elected Vice President of Valero in January 1998 and functions as head of the Supply, Marketing and Transportation Division. Mr. Edwards joined Old Valero in 1982 and held various positions within Old Valero's refining operations, planning and economics, business development and marketing departments prior to the Restructuring.

     MR. HOHNHOLT was elected Vice President of Valero in January 1998 and functions as the head of the Refining Operations Division. Prior to that he was General Manager of the Corpus Christi refinery. Mr. Hohnholt joined Old Valero in 1982 and held various positions within Old Valero's refining operations and engineering departments prior to the Restructuring.

     DR. CARLTON was elected as a director of Valero in 1999. Until his retirement on December 31, 1998, Dr. Carlton served as President and Chief Executive Officer of Radian International LLC, an Austin, Texas based engineering and technology firm that is a part of the Dames and Moore Group. Dr. Carlton also serves as a director of Central and Southwest Corp., National Instruments Corp. and Salomon Smith Barney Concert Investment Series.

     MR. CHOATE was elected as a director of Valero in 1999. Mr. Choate retired from Allstate Corporation at the end of 1998 where he had served as Chairman of the Board and Chief Executive Officer since January 1, 1995. Mr. Choate also serves as a director of Amgen, Inc. and Van Kampen Mutual Funds.

     MR. DETTMER was elected as a director of Valero in 1991. He retired from PepsiCo, Inc. in 1996 after serving as Executive Vice President and Chief Financial Officer since 1986. Mr. Dettmer also serves as a director of Allied Worldwide, Inc.

     MR. ESCOBEDO was elected as a director of Valero in 1994. He has been with his own public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. and previously served as a director of Valero Natural Gas Company, an affiliate of Old Valero, from 1989 to 1994.

     MR. LEBERMANN was elected as a director of Valero in 1986. He has been President of Centex Beverage, Inc., a wholesale beverage distributor in Austin, Texas, since 1981. Mr. Lebermann is also a director of Station Casinos, Inc.

     DR. CALGAARD was elected as a director of Valero in 1996. He served as President of Trinity University, San Antonio, Texas, from 1979 until his retirement in 1999. Dr. Calgaard currently serves as Chief Operating Officer of Austin Calvert & Flavin Inc. in San Antonio, and is a director of Luby's Cafeteria, Inc., Plymouth Commercial Mortgage Fund and The Trust Company. He also served as a director of Valero Natural Gas Company, an affiliate of Old Valero, from 1987 until 1994.

     DR. PURCELL was elected as a director of Valero in 1994. She has served as Vice President of the Americas Society in New York, New York since 1989 and is also Vice President of the Council of the Americas. She is a consultant for several international and national firms and serves on the boards of The Argentina Fund and Scudder Global High Income Fund.

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be reflected in our consolidated financial statements, with the trust preferred securities shown on our balance sheet as Valero-obligated mandatorily redeemable preferred capital trust securities of a subsidiary trust holding solely Valero senior notes. The footnotes to our consolidated financial statements will reflect that the sole asset of the Trust will be the senior deferrable notes. Distributions on the trust preferred securities will be reflected as a charge to our consolidated income, identified as "Distributions on Preferred Securities of a Subsidiary Trust," whether paid or accumulated.

     The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive the stated amount of $25 on the purchase contract and will issue the requisite number of shares of our common stock. The stated amount received will be credited to shareholders' equity.

     Prior to the issuance of shares of our common stock upon settlement of the purchase contracts, the PEPS Units will be reflected in our earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we expect there will be no dilutive effect on our earnings per share except during periods when the average market price of a share of our common stock is above the threshold appreciation price.

                           DESCRIPTION OF PEPS UNITS

     The following is a summary of some of the terms of the PEPS Units. This summary together with the summary of some of the terms of the purchase contracts, the purchase contract agreement, the pledge agreement and the trust preferred securities set forth under the captions "Description of the Purchase Contracts," "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement" and "Description of the Trust Preferred Securities" in this prospectus supplement contain a description of all of the material terms of the PEPS Units but is not complete. We refer you to the forms of the purchase contract agreement, the pledge agreement and the trust preferred securities that have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of the stock purchase units in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the prospectus.

PEPS UNITS

     Each PEPS Unit offered will initially consist of:

      -- a purchase contract under which the holder will purchase from us on the purchase contract settlement date, or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate described under "Description of the Purchase Contracts--General" or "Description of the Purchase Contracts--Early Settlement" in this prospectus supplement, as the case may be; and

      -- a trust preferred security, having a stated liquidation amount of $25, representing an undivided beneficial ownership interest in the assets of the Trust, which assets will consist solely of the senior deferrable notes, under which we will pay cash distributions at the rate of 7.75% per year, or $1.9375 per year, paid quarterly.

     The trust preferred security will be pledged under the pledge agreement to secure your obligation to purchase our common stock under the purchase contract.

     We will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, to cause the senior deferrable notes to be distributed to the holders of the trust securities.

Prior to the distribution of the senior deferrable notes, we will be required to obtain an opinion of counsel that the distribution of the senior deferrable notes will not be taxable to the holders of the trust preferred securities for United States federal income tax purposes. References in this prospectus supplement to trust preferred securities, unless the context otherwise requires, include the senior deferrable notes that would be delivered to the holders of the trust preferred securities upon dissolution of the Trust.

     In addition, if a tax event occurs prior to the purchase contract settlement date, we may cause the senior deferrable notes (and, thus, the trust preferred securities) to be redeemed. Upon such a "tax event redemption," the securities intermediary will use the proceeds from the redemption of the senior deferrable notes to purchase a portfolio of zero-coupon U.S. treasury securities that mature one business day prior to the purchase contract settlement date and on the various dates upon which payments would have been due on the senior deferrable notes. We refer to this portfolio of treasury securities as the "treasury portfolio." The treasury portfolio will be substituted for the redeemed trust preferred securities as the collateral securing the holders' obligations under the related purchase contracts and the Trust will be dissolved.

     If the Trust is dissolved at a time when the trust preferred securities are part of the PEPS Unit, each PEPS Unit thereafter will consist of a purchase contract plus either a senior deferrable note having a principal amount of $25 or the applicable ownership interest of the treasury portfolio, as applicable, instead of a trust preferred security. If the Trust is dissolved at a time when the trust preferred securities are no longer a part of the PEPS Unit, the holder of the trust preferred securities will receive either a senior deferrable note or cash in an amount equal to the redemption price of the senior deferrable note, as applicable.

     An "applicable ownership interest" means, with respect to a PEPS Unit that includes the treasury portfolio, (1) a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or prior to August 18, 2003 and (2) for each scheduled interest payment date on the senior deferrable notes that occurs after the date upon which the senior deferrable notes are redeemed due to a tax event, a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or prior to such date. Unless otherwise specified, references in this prospectus supplement to the "applicable ownership interest of the treasury portfolio" have the meaning specified in clause (1) of this definition.

     The purchase price of each PEPS Unit will be allocated between the purchase contract and the trust preferred security in proportion to their respective fair market values at the time of purchase. We expect that, at the time of issuance, the fair market value of each purchase contract will be $.40 and the fair market value of each trust preferred security will be $24.60. This position generally will be binding on each beneficial owner of a PEPS Unit (but not on the IRS).

     So long as the units are in the form of PEPS Units, either the related trust preferred securities or the applicable ownership interest of the treasury portfolio, as applicable, will be pledged to the collateral agent to secure the holders' obligations to purchase our common stock under the related purchase contracts.

CREATING TREASURY PEPS UNITS BY SUBSTITUTING A TREASURY SECURITY FOR TRUST PREFERRED SECURITIES

     Each holder of 40 PEPS Units may create 40 Treasury PEPS Units by substituting for the trust preferred securities that are a part of the PEPS Units a treasury security having an aggregate principal amount at maturity equal to $1,000.

     Each Treasury PEPS Unit will consist of:

      -- a purchase contract under which the holder will purchase from us on the purchase contract settlement date, or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate; and

      -- a 1/40 undivided beneficial ownership interest in a zero-coupon U.S. treasury security (CUSIP No. 912820BG1) with a principal amount at maturity equal to $1,000 and maturing on August 15, 2003, the business day preceding the purchase contract settlement date.

     The term "business day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City or San Antonio, Texas are authorized or required by law or executive order to remain closed or a day on which The Bank of New York, a New York banking corporation, acting as indenture trustee with respect to the senior deferrable notes and property trustee under the declaration of trust, is closed for business.

     The Treasury PEPS Unit holder's beneficial ownership in the treasury security will be pledged under the pledge agreement to secure the holder's obligation to purchase shares of our common stock under the purchase contract.

     Holders of PEPS Units may create Treasury PEPS Units at any time on or prior to the seventh business day preceding August 18, 2003. Because the treasury security is issued in integral multiples of $1,000, holders of PEPS Units may create Treasury PEPS Units only in integral multiples of 40.

     To create 40 Treasury PEPS Units, a holder is required to:

      -- deposit with the securities intermediary a zero-coupon U.S. treasury security (CUSIP No. 912820BG1) with a principal amount at maturity equal to $1,000 and maturing on August 15, 2003; and

      -- transfer to the purchase contract agent 40 PEPS Units, accompanied by a notice stating that the holder of the PEPS Units has deposited a treasury security with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related 40 trust preferred securities.

     Upon receiving instructions from the purchase contract agent and confirmation of receipt of the treasury security by the securities intermediary, the collateral agent will cause the securities intermediary to release the related 40 trust preferred securities from the pledge and deliver them to the purchase contract agent, free and clear of our security interest. The purchase contract agent then will:

      --   cancel the 40 PEPS Units;

      --   transfer the related 40 trust preferred securities to the holder; and

      --   deliver 40 Treasury PEPS Units to the holder.

     The treasury security will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the holder's obligation to purchase shares of our common stock under the related purchase contracts. These trust preferred securities thereafter will trade separately from the Treasury PEPS Units.

     Holders who create Treasury PEPS Units or recreate PEPS Units (as discussed below) will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement--Miscellaneous" in this prospectus supplement.

RECREATING PEPS UNITS

     Each holder of 40 Treasury PEPS Units may recreate 40 PEPS Units by:

      -- depositing with the securities intermediary 40 trust preferred securities; and

      -- transferring to the purchase contract agent 40 Treasury PEPS Units, accompanied by a notice stating that such holder has deposited 40 trust preferred securities with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related treasury security.

     Upon receiving instructions from the purchase contract agent and confirmation of receipt of the trust preferred securities by the securities intermediary, the collateral agent will cause the securities intermediary to release the related treasury security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

      --   cancel the 40 Treasury PEPS Units;

      --   transfer the related treasury security to the holder; and

      --   deliver 40 PEPS Units to the holder.

     Holders of Treasury PEPS Units may recreate PEPS Units at any time on or prior to the seventh business day preceding August 18, 2003.

CURRENT PAYMENTS

     The payments on the PEPS Units will consist of cash distributions payable on the trust preferred securities by the Trust or the senior deferrable notes or amounts payable in respect of the treasury portfolio, as applicable, payable at the rate of 7.75% of the stated liquidation or principal amount per year, payable quarterly in arrears, on February 18, May 18, August 18, and November 18, starting August 18, 2000. We may defer interest payments on the senior deferrable notes until August 18, 2003 which will effectively be a deferral of the cash distribution on the trust preferred securities since the Trust's only source of funds is the interest payments we make on the senior deferrable notes.

     If a holder of PEPS Units creates Treasury PEPS Units by substituting a treasury security for the trust preferred securities, such holder will not receive any payments with respect to the Treasury PEPS Units. If a Treasury PEPS Unit holder continues to hold the trust preferred security that has been separated from the PEPS Unit, it will continue to receive distributions on such trust preferred security.

LISTING OF THE PEPS UNITS AND THE TREASURY PEPS UNITS

     The PEPS Units have been approved for listing on the New York Stock Exchange subject to notice of issuance under the symbol "VLO PrU" If Treasury PEPS Units are created and then traded to a sufficient extent that applicable exchange listing requirements are met, we will try to list them on the national securities exchanges or associations on which the PEPS Units are then listed or quoted, but we have no obligation to do so. We do not intend to list the trust preferred securities on any securities exchange.

REPURCHASE OF THE PEPS UNITS

     We may purchase from time to time any of the PEPS Units offered by this prospectus supplement and the accompanying prospectus that are then outstanding by tender, in the open market, by private agreement or otherwise.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

     The following description is a summary of some of the terms of the purchase contracts. It supplements the description of the stock purchase contracts in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the prospectus. The purchase contracts will be issued pursuant to the purchase contract agreement between us and The Bank of New York, as purchase contract agent. The description of the purchase contracts and the purchase contract agreement in this prospectus supplement and the accompanying prospectus contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the form of the purchase contract agreement that is filed as an exhibit or incorporated by reference to the registration statement.

     A holder of a PEPS Unit or a Treasury PEPS Unit can satisfy his or her obligation under the purchase contract to purchase our common stock on or prior to the purchase contract settlement date in one of three ways. Such holder can settle his or her purchase contract obligation by:

      -- settling on the purchase contract settlement date through the remarketing procedures described under "--Settlement through Remarketing";

      -- settling on the purchase contract settlement date by paying cash as described under "--Notice to Settle with Cash"; or

      -- settling early at any time on or prior to the seventh business day preceding August 18, 2003 by paying cash as described under "--Early Settlement."

     Each of the three settlement methods requires you to make a decision about how you wish to satisfy your purchase contract obligation to purchase our common stock and take the appropriate steps no later than seven business days prior to August 18, 2003. If you are a PEPS Unit holder and you fail to make an effective election on your trust preferred securities, your purchase contract obligation will be settled on the purchase contract settlement date through the remarketing procedures and if you are a Treasury PEPS Unit holder and you fail to elect to settle in cash on the purchase contract settlement date the principal amount of the related treasury security will be applied to satisfy your obligation under your purchase contracts, in each case as more fully described under "--Settlement through Remarketing."

     Each purchase contract that is a part of a PEPS Unit or a Treasury PEPS Unit will obligate its holder to purchase, and us to sell, on the purchase contract settlement date (unless the purchase contract terminates prior to that date or is settled early at the holder's option), a number of shares of our common stock equal to the settlement rate, for $25 in cash. The number of shares of our common stock issuable upon settlement of each purchase contract on the purchase contract settlement date (which we refer to as the "settlement rate") will be determined as follows, (subject to adjustment as described under "--Anti-Dilution Adjustments" below):

      -- If the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the contract settlement date, is equal to or greater than $34.95, the "threshold appreciation price," then each purchase contract will be settled for .71531 shares.

      -- If the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the contract settlement date, is less than $34.95 but greater than the closing price of our common stock on the date of this prospectus supplement, the "reference price," then each purchase contract will be settled for a number of shares having a value, based on such 20-trading day average, equal to $25.

      -- If the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the contract settlement date, is less than or equal to the reference price, then each purchase contract will be settled for 0.85837 shares of our common stock.

     Except under the limited circumstances described under "-- Anti-Dilution Adjustments," if you elect to settle your purchase contract early, the number of shares of our common stock issuable upon settlement of such purchase contract
will be             .

     FOR ILLUSTRATIVE PURPOSES ONLY, THE FOLLOWING TABLE SHOWS THE FRACTION OF A SHARE OF OUR COMMON STOCK ISSUABLE UPON SETTLEMENT OF EACH PURCHASE CONTRACT AT VARIOUS ASSUMED VALUES FOR THE AVERAGE OF THE CLOSING PRICES OF OUR COMMON STOCK ON THE 20 TRADING DAYS ENDING ON THE THIRD TRADING DAY PRIOR TO THE PURCHASE CONTRACT SETTLEMENT DATE, THE "APPLICABLE MARKET VALUE," BASED ON A REFERENCE PRICE OF $29.125 AND A THRESHOLD APPRECIATION PRICE OF $34.95. The threshold appreciation price represents an appreciation of 20% above the reference price of $29.125. The table assumes that there will be no adjustments to the settlement rate described under "--Anti-Dilution Adjustments" below. We cannot assure you that the actual applicable market value will be within the range set forth below. A holder of a PEPS Unit or a Treasury PEPS Unit will receive on the purchase contract settlement date, in settlement of each purchase contract, the following fractions of a share of our common stock at the following assumed applicable market values:

                                                      FRACTION OF A
   ASSUMED APPLICABLE                                 SHARE OF OUR
      MARKET VALUE                                    COMMON STOCK
   ------------------                                 -------------
        $24.00                                           .85837
        $26.00                                           .85837
        $28.00                                           .85837
        $29.125                                          .85837
        $30.00                                           .83333
        $32.00                                           .78125
        $34.00                                           .73529
        $34.95                                           .71531
        $36.00                                           .71531
        $38.00                                           .71531
        $40.00                                           .71531
        $42.00                                           .71531

     As the above table illustrates, if, on the purchase contract settlement date, the applicable market value is greater than or equal to the threshold appreciation price of $34.95, we would be obligated to deliver .71531 shares of our common stock for each purchase contract. As a result, the holder would receive 83.3% of the appreciation in the market value of the shares of our common stock underlying each purchase contract above $34.95. If, on the purchase contract settlement date, the applicable market value is less than the threshold appreciation price of $34.95 but greater than the reference price of $29.125 we would be obligated to deliver a number of shares of our common stock having a value, based on the applicable market value, equal to $25 and we would retain all appreciation in the market value of the shares of our common stock underlying each purchase contract for that period. If, on the purchase contract settlement date, the applicable market value is less than or equal to the reference price of $29.125, we would be obligated to deliver in settlement of the purchase contract .85837 shares of our common stock for each purchase contract, regardless of the market price of the shares of our common stock. As a result, the holder would realize the entire loss on the decline in market value of the shares of our common stock underlying each purchase contract for that period.

     The term "closing price" of shares of our common stock means, on any date of determination (1) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of shares of our common stock on the New York Stock Exchange on such date or, if shares of our common stock are not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which the shares of our common stock are so listed, or if shares of our common stock are not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market or (2) if shares of our common stock are not so reported, the last quoted bid price for the shares of our common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices of shares of our common stock on such date from at least three nationally recognized independent investment banking firms retained for this purpose by us.

     The term "trading day" means a day on which the shares of our common stock
(1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and
(2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of our common stock.

     We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the applicable market value. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our common stock issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

     Prior to the settlement of a purchase contract, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights (including under our shareholder rights plan) of a holder of our common stock by virtue of holding such purchase contract.

     By purchasing a PEPS Unit or a Treasury PEPS Unit, a holder will be deemed to have, among other things:

      -- irrevocably authorized the purchase contract agent as its attorney-in-fact to enter into and perform that holder's obligations under the related purchase contract and pledge agreement on behalf of such holder;

      -- agreed to be bound by the terms and provisions of the related purchase contract; and

      -- agreed to be bound by the pledge arrangement contained in the related pledge agreement.

     In addition, each holder will be deemed to have agreed to treat itself as the owner of the related trust preferred security, treasury security or applicable ownership interest of the treasury portfolio, as the case may be, and to treat the senior deferrable notes as our indebtedness for United States federal, state and local income and franchise tax purposes.

SETTLEMENT THROUGH REMARKETING

     PEPS Unit holders:

      -- who fail to notify the purchase contract agent, prior to 5:00 p.m., New York City time, on the seventh business day prior to August 18, 2003, of their intention to effect settlement of the related purchase contracts with cash in the manner described under "--Notice to Settle with Cash," or

      -- who so notify the purchase contract agent but fail to deliver such cash prior to 11:00 a.m., New York City time, on the fifth business day prior to August 18, 2003, or

      -- who do not settle early the related purchase contract prior to 5:00 p.m., New York City time, on the seventh business day prior to August 18, 2003 in the manner described under "--Early Settlement'

will have their trust preferred securities remarketed three business days prior to August 18, 2003, the remarketing date. These PEPS Unit holders will join the holders of trust preferred securities who have elected to have their trust preferred securities remarketed.

     Pursuant to the remarketing agreement among the remarketing agent, the Trust and us, the remarketing agent will use its reasonable efforts to remarket the trust preferred securities on the remarketing date at a price equal to $25.0625. If the remarketing agent determines that it will be able to remarket all the trust preferred securities tendered or deemed tendered for a purchase price in excess of $25.0625 per trust preferred security immediately prior to the remarketing, then the remarketing agent will decrease the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at the time of the remarketing. If the remarketing agent determines that it will not be able to remarket all the trust preferred securities tendered or deemed tendered for a purchase price of $25.0625 per trust preferred security immediately prior to remarketing, then the remarketing agent will increase the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at the time of the remarketing. Of the proceeds from the remarketing of the trust preferred securities that are a part of the PEPS Units, $25 will automatically be applied to satisfy in full your obligation to purchase shares of our common stock under the related purchase contracts and $.0625 will automatically be applied to pay the remarketing agent for its services in connection with the remarketing. See "Description of the Trust Preferred Securities--Distribution Rate Reset" in this prospectus supplement.

     If the remarketing agent is unable to remarket the trust preferred securities, a "failed remarketing" will be deemed to have occurred. If you are a PEPS Unit holder who did not settle your purchase contract early, we will be entitled to exercise our rights as a secured party and, subject to applicable law, retain your trust preferred security pledged as collateral under the pledge agreement or sell it in one or more private sales. In either case, your obligations under the related purchase contracts would be satisfied in full. If we exercise our rights as a secured creditor, we will pay any accrued and unpaid distributions on such trust preferred security in cash to the purchase contract agent for payment to the holders of the PEPS Units of which such senior deferrable notes are a part. We will cause a notice of such failed remarketing to be published on August 14, 2003, the second business day prior to the purchase contract settlement date in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal, and on Bloomberg News.

     In the event of a failed remarketing, if you are a holder of a trust preferred security that is not a part of a PEPS Unit, such as a PEPS Unit holder who settled the purchase contract early or a Treasury PEPS Unit holder, the distribution rate on your trust preferred security will be set at the rate determined by a formula, set forth under "Description of the Trust Preferred Securities--Failed Remarketing" in this prospectus supplement.

     As long as the PEPS Units, Treasury PEPS Units or the trust preferred securities are evidenced by one or more global security certificates deposited with The Depository Trust Company, we will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding PEPS Units, Treasury PEPS Units or trust preferred securities of such remarketing and of the procedures to be followed for settlement with cash. We have agreed that, if required under the U.S. federal securities laws, we will try to have in effect a registration statement covering the trust preferred securities to be remarketed in a form that the remarketing agent may use in connection with the remarketing process.

NOTICE TO SETTLE WITH CASH

     A holder of a PEPS Unit wishing to settle the related purchase contract with cash must notify the purchase contract agent by delivering a "Notice to Settle with Cash" prior to 5:00 p.m., New York City time, on the seventh business day preceding August 18, 2003 if a tax event redemption has not occurred. If you hold a Treasury PEPS Unit or a tax event redemption has occurred you have until 5:00 p.m., New York City time, on the second business day preceding August 18, 2003 to deliver your "Notice to Settle with Cash." A Treasury PEPS Unit holder may only settle their purchase contracts in integral multiples of 40 purchase contracts.

     Such holder must deliver to the securities intermediary a cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to or upon the order of the securities intermediary. Such payment must be delivered prior to 11:00 a.m., New York City time, on the fifth business day prior to August 18, 2003, if a tax exempt redemption has not occurred. If you hold a Treasury PEPS Unit or a tax event redemption has occurred, you have until 11:00 a.m., New York City time on the business day prior to August 18, 2003 to deliver your cash payment.

     Upon receipt of such cash payment, the related trust preferred security, treasury security or applicable ownership interest in the treasury portfolio, as the case may be, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related PEPS Unit. The holder of the PEPS Unit will then receive the applicable number of shares of our common stock on the purchase contract settlement date.

     If the cash payment is not delivered by you by the applicable time and date specified above, the related trust preferred security will be remarketed and we will use the proceeds to satisfy in full your purchase contract obligation or we will receive at maturity the principal amount of the related treasury security in full satisfaction of your purchase contract to buy our common stock on the purchase contract settlement date.

     Any cash received by the securities intermediary upon cash settlement will be invested promptly in permitted investments and paid to us on the purchase contract settlement date. Any funds received by the securities intermediary in excess of the funds necessary to settle the purchase contracts in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

EARLY SETTLEMENT

     A holder of a PEPS Unit or Treasury PEPS Unit may settle the related purchase contract prior to the remarketing date by delivering to the purchase contract agent (1) a completed "Election to Settle Early" form and (2) a cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to, or upon the order of, Valero Energy Corporation in an amount equal to $25 multiplied by the number of purchase contracts being settled. A holder of a PEPS Unit or a Treasury PEPS Unit may settle early the related purchase contract at any time prior to 5:00 p.m., New York City time, on the seventh business day preceding August 18, 2003. If you are a Treasury PEPS Unit holder you may settle your purchase contracts early only in integral multiples of 40 purchase contracts.

     Upon early settlement, we will sell, and the holder will be entitled to buy, .71531 shares of our common stock for each purchase contract being settled (regardless of the market price of one share of our common stock on the date of early settlement), subject to adjustment under the circumstances described under "--Anti-Dilution Adjustments" below. We will cause (1) the shares of our common stock to be delivered and (2) the related trust preferred security, treasury security or applicable ownership interest in the treasury portfolio, as the case may be, securing such purchase contract to be released from the pledge under the pledge agreement, and, within three business days following the settlement date, each will be transferred to the purchase contract agent for delivery to the holder.

     If the purchase contract agent receives a completed "Election to Settle Early" and payment of $25 for each purchase contract being settled earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the settlement date. If the purchase contract agent receives the foregoing on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the settlement date. As long as the PEPS Units or Treasury PEPS Units , as applicable, are evidenced by one or more global PEPS Unit or a Treasury PEPS Unit certificates deposited with DTC, procedures for early settlement also will be governed by standing arrangements between DTC and the purchase contract agent.

ANTI-DILUTION ADJUSTMENTS

     The formula for determining the settlement rate will be adjusted if certain events occur, including:

      -- the payment of dividends (and other distributions) on our common stock made in our common stock;

      -- the issuance to all holders of our common stock of rights, warrants or options entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the "current market price," as defined below, of our common stock;

      --   subdivisions, splits or combinations of our common stock;

      -- distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by the first and second bullets above and any dividend or distribution paid exclusively in cash);

      -- distributions consisting exclusively of cash to all holders of our common stock, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any fiscal quarter does not exceed $.08, and excluding any dividend or distribution in connection with our liquidation, dissolution or termination (if an adjustment is required to be made as set forth in this clause as a result of a distribution
           (i) that is a quarterly dividend, such an adjustment would be based on the amount by which such dividend exceeds $.08 or (ii) that is not a quarterly dividend, such an adjustment would be based on the full amount of such distribution); and

      -- the successful completion of a tender or exchange offer made by us or any of our subsidiaries for our common stock that involves an aggregate consideration having a fair market value that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of such tender or exchange offer.

     The term "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, will mean the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market without the right to receive such issuance or distribution.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would become, without the consent of the holder of the related PEPS Unit or Treasury PEPS Unit, as the case may be, a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares that would have been received by the holder of the related PEPS Unit or Treasury PEPS Unit if the purchase contract settlement date had occurred immediately prior to the date of consummation of such transaction.

     In the case of our consolidation with or merger into any other person, any merger of another person into us (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock) in which 30% or more of the total consideration paid to our shareholders consists of cash or cash equivalents, you may settle your purchase contract with cash during the one-week period beginning on the twenty-third trading day following the closing date of the merger at the applicable settlement rate. For this purpose, the twenty-third trading date after the closing date of the merger will be deemed to be the "purchase contract settlement date" for the purpose of determining the "applicable market value".

     If at any time we make a distribution of property to holders of our common stock that would be taxable to such shareholders as a dividend for United States federal income tax purposes (i.e., distributions of evidences of our indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, such increase may give rise to a taxable dividend to holders of the PEPS Units and Treasury PEPS Units. See "United States Federal Income Tax Consequences--PEPS Units--Purchase Contracts--Adjustment to Settlement Rate" in this prospectus supplement.

     In addition, we may make such increases in the settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our common stock (or rights to acquire our common stock) or from any event treated as such for income tax purposes or for any other reason.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless such adjustment would require an increase or decrease of at least 1% in the settlement rate; provided that any adjustments not made by reason of the foregoing will be carried forward and taken into account in any subsequent adjustment.

     Whenever the settlement rate is adjusted, we must deliver to the purchase contract agent a certificate setting forth the settlement rate, detailing the calculation of the settlement rate and describing the facts upon which the adjustment is based. In addition, we must notify the holders of the PEPS Units and Treasury PEPS Units of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the settlement rate was adjusted.

     Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

     If an adjustment is made to the settlement rate, an adjustment also will be made to the applicable market value solely to determine which settlement rate will be applicable on the purchase contract settlement date.

TERMINATION

     The purchase contracts and the obligations and rights of us and of the holders of the PEPS Units and Treasury PEPS Units thereunder (including the holders' obligation and right to purchase and receive shares of our common stock) will terminate automatically upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us. Upon such termination, the collateral agent will release the related trust preferred securities, applicable ownership interests of the treasury portfolio or treasury securities, as the case may be, from the pledge arrangement and cause the securities intermediary to transfer such trust preferred securities, applicable ownership interests of the treasury portfolio or treasury securities to the purchase contract agent for distribution to the holders of the PEPS Units and Treasury PEPS Units subject, in the case of the applicable ownership interest of the treasury portfolio, to the purchase contract agent's disposition of the subject securities for cash and the payment of such cash to the holders to the extent that the holders otherwise would have been entitled to receive less than $1,000 of any such security. Upon such termination, however, such release and distribution may be subject to a delay. In the event that we become the subject of a case under the Bankruptcy Code, such delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted.

PLEDGED SECURITIES AND PLEDGE

     The trust preferred securities that are a part of the PEPS Units (or the applicable ownership interests of the treasury portfolio that are a part of the PEPS Units, if a tax event redemption has occurred) or, if substituted, the treasury securities that are a part of the Treasury PEPS Units collectively, the "pledged securities", will be pledged to the collateral agent for our benefit pursuant to the pledge agreement to secure your obligation to purchase shares of our common stock under the related purchase contracts. The rights of the holders of the PEPS Units and Treasury PEPS Units with respect to such pledged securities will be subject to our security interest therein. No holder of PEPS Units or Treasury PEPS Units will be permitted to withdraw the pledged securities related to such PEPS Units or Treasury PEPS Units from the pledge arrangement except:

      -- in the case of a PEPS Unit, to substitute a treasury security for the related trust preferred security;

      -- in the case of a Treasury PEPS Unit, to substitute trust preferred securities for the related treasury security (for this bullet point and the one above, as provided for under "Description of the PEPS Units--Creating Treasury PEPS Units by Substituting a Treasury Security for Trust Preferred Securities" and "--Recreating PEPS Units" in this prospectus supplement); and

      -- upon early settlement, settlement for cash or termination of the related purchase contracts.

     Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of PEPS Units (unless a tax event redemption has occurred) will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related trust preferred securities (including distribution, voting, redemption, repayment and liquidation rights), and each holder of Treasury PEPS Units or PEPS Units (if a tax event redemption has occurred) will retain beneficial ownership of the related treasury securities or applicable ownership interest of the treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

     Upon receipt of distributions on the pledged securities, the securities intermediary will distribute such payments to the purchase contract agent, which in turn will distribute those payments to the holders in whose names the PEPS Units are registered at the close of business on the record date preceding the date of such distribution.

               CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS, THE
              PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

GENERAL

     Payments on the PEPS Units and Treasury PEPS Units will be payable, the purchase contracts will be settled and transfers of the PEPS Units and Treasury PEPS Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the PEPS Units or Treasury PEPS Units do not remain in book-entry form, we have the option to make payments on the PEPS Units and Treasury PEPS Units by check mailed to the address of the person entitled thereto as shown on the security register.

     No service charge will be made for any registration of transfer or exchange of the PEPS Units or Treasury PEPS Units, except for any tax or other governmental charge that may be imposed in connection therewith.

MODIFICATION

     Subject to certain limited exceptions, we and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

      --   change any payment date;

      -- change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive distributions on such collateral, or otherwise adversely affect the holder's rights in or to such collateral;

      --   change the place or currency of payment;

      -- impair the right to institute suit for the enforcement of a purchase contract;

      -- reduce the number of shares of our common stock purchasable under a purchase contract, increase the purchase price of the shares of our common stock on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under a purchase contract; or

      -- reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement;

provided that if any amendment or proposal would adversely affect only the PEPS Units or only the Treasury PEPS Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through sixth bullets above, all of the holders of such voting group.

     Subject to certain limited exceptions, we, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

      -- change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive interest payments on such collateral or otherwise adversely affect the holder's rights in or to such collateral;

      -- otherwise effect any action that under the purchase contract agreement would require the consent of the holders of each outstanding purchase contract affected thereby; or

      -- reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment;

provided that if any amendment or proposal would adversely affect only the PEPS Units or only the Treasury PEPS Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through third bullets above, all of the holders of such voting group.

NO CONSENT TO ASSUMPTION

     Each holder of a PEPS Unit or a Treasury PEPS Unit will be deemed under the terms of the purchase contract agreement, by the purchase of such PEPS Unit or Treasury PEPS Unit, to have expressly withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us, our receiver, liquidator or trustee in the event that we become the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

MERGER, SALE OR LEASE

     We will covenant in the purchase contract agreement that we will not merge or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any other entity or group of affiliated entities unless:

      -- either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America, a state thereof or the District of Columbia and such corporation expressly assumes all of our obligations under the purchase contracts, the purchase contract agreement and the pledge agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

      -- we are, or such successor corporation is, not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of our or its obligations thereunder.

GOVERNING LAW

     The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of the PEPS Units and Treasury PEPS Units. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the PEPS Units, the Treasury PEPS Units or the purchase contract agreement.

     The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

     Bank One Trust Company, N.A. will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the PEPS Units and the Treasury PEPS Units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

INFORMATION CONCERNING THE SECURITIES INTERMEDIARY

     Bank One Trust Company, N.A. will be the securities intermediary. All property delivered to the securities intermediary pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the purchase contract agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

MISCELLANEOUS

     The purchase contract agreement will provide that we will pay all fees and expenses related to (1) the retention of the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the PEPS Units and Treasury PEPS Units. Holders who elect to substitute the related pledged securities, thereby creating Treasury PEPS Units or recreating PEPS Units, however, will be responsible for any fees or expenses payable in connection with such substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any such fees or expenses.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The following description is a summary of the terms of the trust preferred securities. It supplements the description of the trust preferred securities in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The trust preferred securities, which initially form a part of the PEPS Units and which, under certain circumstances, will trade separately from the purchase contracts also forming a part of the PEPS Units, will be issued pursuant to the terms of the declaration of trust. The terms of the trust preferred securities will include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act. The following description of certain terms of the trust preferred securities and certain provisions of the declaration of trust in this prospectus supplement and their description in the accompanying prospectus contain a description of certain of their terms but do not purport to be complete, and reference is hereby made to the copy of the declaration of trust (including the definitions of certain terms used therein) that is filed as an exhibit or incorporated by reference to the registration statement, the Delaware Business Trust Act and the Trust Indenture Act.

SECURITIES ISSUABLE BY THE TRUST

     The declaration of trust authorizes the Trust to issue the trust preferred securities and the trust common securities. The trust preferred securities and the trust common securities represent undivided beneficial interests in the assets of the Trust. We will own all of the trust common securities. We may transfer the trust common securities only to an affiliate that is a U.S. person for U.S. federal income tax purposes. The trust preferred securities and the trust common securities will generally have equivalent terms, except that:

      -- if an event of default under the declaration of trust occurs and is continuing, the holders of the trust preferred securities will have the right to receive periodic distributions and liquidation, redemption and other payments before the holder of the trust common securities receives any payments and

      -- the holder of trust common securities will have the exclusive right to dissolve the Trust or to appoint, remove or replace the trustees and to increase or decrease the number of trustees.

DISTRIBUTIONS

     Distributions on each trust preferred security will accumulate and be payable at a rate per year of 7.75% of the stated liquidation amount of $25 per trust preferred security until August 18, 2003, and at the reset rate thereafter. Distributions not paid on the scheduled payment date will accumulate and compound quarterly at the rate of 7.75% per year through and including August 18, 2003, and at the reset rate thereafter. The term "distribution", as used herein, includes any such distributions payable unless otherwise stated. The amount of distributions payable for any period will be computed (1) for any full quarterly distribution period, on the basis of a 360-day year of twelve 30-day months, and (2) for any period shorter than a full quarterly distribution period, on the basis of a 30-day month and, for any period of less than one month, on the basis of the actual number of days elapsed per 30-day month.

     Distributions on the trust preferred securities will be cumulative, will accumulate from the first date of issuance of the trust preferred securities and will be payable quarterly, in arrears, on February 18, May 18, August 18 and November 18 of each year, commencing August 18, 2000.

     Distributions are payable only to the extent that payments are made to the Trust in respect of the senior deferrable notes held by the property trustee and to the extent the Trust has funds available for the payment of such distributions. We have the right to defer interest on the senior deferrable notes until August 18, 2003, in which case distributions on the trust preferred securities will also be deferred.

DISTRIBUTION RATE RESET

     The reset rate on the trust preferred securities will be determined on the third business day prior to the purchase contract settlement date, the "remarketing date" and actually reset on August 18, 2003. The reset rate, which may be less than, equal to or greater than 7.75% per year, will be the rate per year that results from the remarketing of (1) the trust preferred securities that are a part of PEPS Units as to which the holders have not given notice of their election to settle the related purchase contracts with cash, or have given such notice but failed to deliver cash, and (2) the trust preferred securities that are not a part of PEPS Units (that is, the trust preferred securities that are owned by Treasury PEPS Unit holders, by PEPS Unit holders who elected to settle for cash or to settle early or by holders who purchased trust preferred securities in a secondary trading transaction), as to which the holders have requested remarketing.

     On the remarketing date, the remarketing agent will use reasonable efforts to remarket these trust preferred securities. If the remarketing agent determines that it can remarket the trust preferred securities at $25.0625 per trust preferred security without an increase in the rate, then the reset rate will equal 7.75%. If the remarketing agent determines that it will be able to remarket all the trust preferred securities tendered or deemed tendered for a purchase price in excess of $25.0625 per trust preferred security prior to 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will decrease the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at that time, and then the reset rate will equal that decreased rate. If the remarketing agent determines that it will not be able to remarket all the trust preferred securities tendered or deemed tendered for a purchase at a price of $25.0625 per trust preferred security prior to 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will increase the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at that time, and then the reset rate will equal that increased rate.

REMARKETING PROCEDURES

     Set forth below is a summary of the procedures to be followed in connection with a remarketing of the trust preferred securities (or, if the senior deferrable notes have been distributed to holders of the trust preferred securities in liquidation of the Trust, a remarketing of the senior deferrable notes):

     As long as the PEPS Units or the trust preferred securities are evidenced by one or more global security certificates deposited with DTC, we will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding trust preferred securities or PEPS Units of the remarketing.

     Not later than 5:00 p.m., New York City time, on the seventh business day preceding August 18, 2003, any holder of trust preferred securities that are a part of the PEPS Units may elect to have its trust preferred securities remarketed. Holders of PEPS Units that do not settle their related purchase contract early or that do not give notice prior to such time of their intention to settle their related purchase contract early or to settle their related purchase contract for cash, and holders who give such notice but fail to deliver such cash prior to 11:00 a.m., New York City time, on the fifth business day prior to August 18, 2003, will be deemed to have consented to the disposition of the trust preferred securities that are a part of their PEPS Units in the remarketing. Holders of trust preferred securities that are not a part of a PEPS Unit who wish to have their trust preferred securities remarketed must give notice of their election to the property trustee prior to 11:00 a.m., New York City time, on the fifth business day prior to August 18, 2003. Any such notice will be irrevocable and may not be conditioned upon the level at which the reset rate is established in the remarketing.

     If none of the holders elects to have their trust preferred securities remarketed in the remarketing, the reset rate will be the rate determined by the remarketing agent, in its sole, reasonable discretion, as the rate that would have been established had a remarketing been held on the remarketing date.

FAILED REMARKETING

     If, by 4:00 p.m., New York City time, on the remarketing date, the remarketing agent is unable to remarket all the trust preferred securities tendered or deemed tendered for purchase, a "failed remarketing" will be deemed to have occurred, and the remarketing agent will so advise DTC, the property trustee, the Trust and us.

     If a failed remarketing occurs and you are a PEPS Unit holder who has not settled your purchase contract early or has not settled its purchase contract with cash or has given notice of your election to settle your purchase contract with cash but failed to do so, we may exercise our rights as a secured party and take possession of your trust preferred securities. Your obligation to purchase the shares of our common stock then will be fully satisfied, and you will receive the appropriate number of shares of our common stock.

     If a failed remarketing occurs and you are a holder of trust preferred securities that are not part of a PEPS Unit, you will retain possession of your trust preferred securities and the reset rate will be equal to (1) the two-year benchmark treasury rate, as defined below, plus (2) the applicable spread, as defined below.

     The term "two-year benchmark treasury rate" means the bid side rate displayed at 10:00 a.m., New York City time, on the third business day prior to the purchase contract settlement date for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the senior deferrable notes, as agreed upon by us and the remarketing agent. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the opinion of the remarketing agent (after consultation with us), no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of the remarketing agent (after consultation with us) is appropriate. If this rate is not so displayed, the two-year benchmark treasury rate will be calculated by the remarketing agent as the yield to maturity of the trust preferred securities, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day prior to the purchase contract settlement date of three leading United States government securities dealers selected by the remarketing agent (after consultation with us) (which may include the remarketing agent or an affiliate thereof).

     The term "applicable spread" means the spread determined as set forth below, based on the prevailing rating, as defined below, of our senior notes in effect at the close of business on the business day immediately preceding the date of a failed remarketing:

PREVAILING RATING ON OUR SENIOR NOTES                         SPREAD
-------------------------------------                         ------
AA/"Aa".....................................................  3.00%
A/"a".......................................................  4.00%
BBB/"Baa"...................................................  5.00%
Below BBB/"Baa".............................................  7.00%

     You should know that we are using the rating on our senior notes as a convenient bench mark to ascertain the "applicable spread" and that if a rating were given to your trust preferred securities by a nationally recognized rating agency, it may or may not be the same as the rating on our senior notes.

     For purposes of this definition, the "prevailing rating" of our senior notes shall be:

          (1) AA/"Aa" if our senior notes have a credit rating of AA- or better by Standard & Poor's Ratings Services and "Aa3" or better by Moody's Investors Service, Inc. or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us);

          (2) if not under clause (1) above, then A/"a" if our senior notes have a credit rating of A- or better by S&P and "A3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us);

          (3) if not under clauses (1) or (2) above, then BBB/"Baa" if our senior notes have a credit rating of BBB- or better by S&P and "Baa3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us); or

          (4)  if not under clauses (1) through (3) above, then Below BBB/"Baa".

Notwithstanding the foregoing, (A) if (i) the credit rating of our senior notes by S&P shall be on the "Credit Watch" of S&P with a designation of "negative implications" or "developing", or (ii) the credit rating of our senior notes by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain", or, in each case, on any successor list of S&P or Moody's with a comparable designation, the prevailing ratings of our senior notes shall be deemed to be within a range one full level lower in the above table than those actually assigned to our senior notes by Moody's and S&P and (B) if our senior notes are rated by only one rating agency on or before the remarketing date, the prevailing rating will at all times be determined without reference to the rating of any other rating agency; provided that if no such rating agency shall have in effect a rating of our senior notes and the remarketing agent is unable to identify a substitute rating agency or rating agencies, the prevailing rating shall be Below BBB/"Baa".

     By approximately 4:30 p.m., New York City time, on the remarketing date, provided that there has not been a failed remarketing, the remarketing agent will advise (1) DTC, the Trust, the property trustee and us of the reset rate determined in the remarketing and the number of trust preferred securities sold in the remarketing, (2) each person purchasing trust preferred securities in the remarketing (or the appropriate DTC participant) of the reset rate and the number of trust preferred securities such person is to purchase and (3) each such purchaser to give instructions to its DTC participant to pay the purchase price on the purchase contract settlement date in same day funds against delivery of the trust preferred securities purchased through the facilities of DTC.

     In accordance with DTC's normal procedures, three business days after the remarketing date, the transactions described above with respect to each trust preferred security tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and such trust preferred securities delivered by book entry as necessary to effect purchases and sales of such trust preferred securities. DTC will make payment in accordance with its normal procedures.

     If any trust preferred securities holder selling trust preferred securities in the remarketing fails to deliver such trust preferred securities, the direct or indirect DTC participant of such selling holder and of any other person that was to have purchased trust preferred securities in the remarketing may deliver to any such other person a number of trust preferred securities that is less than the number of trust preferred securities that otherwise was to be purchased by such person. In such event, the number of trust preferred securities to be so delivered will be determined by such direct or indirect participant, and delivery of such lesser number of trust preferred securities will constitute good delivery.

     The right of each holder to have trust preferred securities tendered for purchase will be limited to the extent that (1) the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement, (2) the remarketing agent is able to find a purchaser or purchasers for tendered trust preferred securities and (3) such purchaser or purchasers deliver the purchase price therefor to the remarketing agent.

     The remarketing agent is not obligated to purchase any trust preferred securities that would otherwise remain unsold in the remarketing. Neither we nor the Trust nor the property trustee nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of trust preferred securities for remarketing. Whether or not there has been a "failed remarketing" will be determined in the sole, reasonable discretion of the remarketing agent.

     We will be liable for any and all costs and expenses incurred in connection with the remarketing. However, for the performance of its services, the remarketing agent will retain from the proceeds of the remarketing an amount equal to .25% of the aggregate stated liquidation amount of all remarketed trust preferred securities.

REMARKETING AGENT

     The remarketing agent will be Morgan Stanley & Co. Incorporated. We, the Trust and the remarketing agent will enter into the remarketing agreement which provides, among other things, that Morgan Stanley & Co. Incorporated, will act as the exclusive remarketing agent and will use reasonable efforts to remarket securities tendered or deemed tendered for purchase in the remarketing. Under certain circumstances, some portion of the trust preferred securities tendered in the remarketing may be purchased by the remarketing agent.

     The remarketing agreement provides that the remarketing agent will incur no liability to us or the Trust or to any holder of the PEPS Units or the trust preferred securities in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the negligence or willful misconduct on its part.

     We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

     The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations under the remarketing agreement. No such resignation, however, will become effective unless a nationally recognized broker-dealer has been appointed by us as successor remarketing agent and that successor remarketing agent has entered into a remarketing agreement with the Trust and us. In such case, we will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with such person as soon as reasonably practicable.

                   DESCRIPTION OF THE SENIOR DEFERRABLE NOTES

     The following description is a summary of the terms of the senior deferrable notes. It supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The senior deferrable notes will be issued under an indenture dated as of December 12, 1997, as supplemented by a first supplemental indenture relating to the senior deferrable notes, between us and The Bank of New York, as indenture trustee. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the senior deferrable notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture, the supplemental indenture, and the form of senior deferrable note that are or will be filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act.

GENERAL

     The senior deferrable notes will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured and unsubordinated indebtedness. The senior deferrable notes initially will be issued in aggregate principal amount equal to $154,639,170, such amount being the sum of the maximum aggregate stated liquidation amounts of the trust preferred securities and the common securities. If the over-allotment option is exercised in full by the underwriters an additional $23,195,876 of the senior deferrable notes will be issued to the Trust.

     The senior deferrable notes will not be subject to a sinking fund provision. Unless a tax event redemption occurs, the entire principal amount of the senior deferrable notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 18, 2005.

     We will have the right at any time, subject to certain conditions, to dissolve the Trust and cause the senior deferrable notes to be distributed to the holders of the trust securities. If the Trust is dissolved after the purchase contract settlement date (other than as a result of the redemption of the senior deferrable notes) and you continue to hold trust preferred securities, you will receive your pro rata share of the senior deferrable notes held by the Trust (after any creditors of the Trust have been paid). If the Trust is dissolved prior to the purchase contract settlement date, then these senior deferrable notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts.

     If the senior deferrable notes are distributed to the holders of the trust securities in liquidation of such holders' interests in the Trust, the senior deferrable notes will initially be issued in the form of one or more global certificates deposited with DTC. Under certain limited circumstances, the senior deferrable notes may be issued in certificated form in exchange for the global certificates. In the event that the senior deferrable notes are issued in certificated form, the senior deferrable notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on senior deferrable notes issued as global certificates will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the senior deferrable notes. In the event the senior deferrable notes are issued in certificated form, principal and interest will be payable, the transfer of the senior deferrable notes will be registrable and the senior deferrable notes will be exchangeable for senior deferrable notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York City, provided that at our option, payment of interest may be made by check. Notwithstanding the foregoing, so long as the holder of any senior deferrable notes is the property trustee, we will make payment of principal and interest on the senior deferrable notes held by the property trustee at such place and to such account as may be designated by the property trustee.

     The indenture does not contain provisions that afford holders of the senior deferrable notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. We and the Trust will treat the senior deferrable notes as our indebtedness for all United States tax purposes. There is, however, no statutory, administrative or judicial authority that directly addresses this treatment. If the IRS were to disregard this classification, it could have a material adverse effect on our financial condition.

INTEREST

     Each senior deferrable note will bear interest at the rate of 7.75% per year from June 28, 2000 until August 18, 2003, and at the reset rate thereafter, payable quarterly in arrears on February 18, May 18, August 18 and November 18 of each year, each an "interest payment date", commencing August 18, 2000, to the person in whose name such senior deferrable note is registered, subject to certain exceptions, at the close of business on the business day preceding such interest payment date. In the event the senior deferrable notes do not remain in book-entry only form, the record date will be 15 business days prior to each interest payment date. The interest rate on the senior deferrable notes will be reset on August 18, 2003.

     The amount of interest payable on the senior deferrable notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior deferrable notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

OPTION TO DEFER INTEREST PAYMENTS ON THE SENIOR DEFERRABLE NOTES

     So long as no event of default has occurred and is continuing, we have the right under the indenture at any time prior to August 18, 2003 to defer the payment of interest for a period not extending beyond August 18, 2003. We refer to any such period of deferral as an "extension period". During such extension period the Trust will no longer have sufficient funds to make quarterly distribution payments on the trust preferred securities, but such distribution payments will continue to accrue. At the end of an extension period, we must pay all interest then accrued and unpaid (together with accrued interest at the deferral rate compounded on each succeeding interest payment date) to the Trust. At the end of an extension period, the Trust will make all unpaid distributions (together with accrued distribution payments at the deferral rate compounded on each succeeding payment date) to holders of the trust preferred securities.

     During any extension period, we may not take any of the prohibited actions described under "--Certain Covenants of Valero" in this prospectus supplement.

     Prior to the expiration of any extension period, we may further extend the extension period, but not beyond August 18, 2003. Upon the termination of any extension period and the payment of all amounts then due on any interest payment date, we may elect to begin a new extension period, subject to the same requirements as described above. No interest will be due and payable during an extension period. We must give the indenture trustee written notice of our election of any extension period (or our further extension) at least five business days prior to the earlier of:

      -- the date the interest on the senior deferrable notes would have been payable except for the election to begin or extend the extension period;

      -- the date the indenture trustee is required to give notice to any securities exchange or to holders of the senior deferrable notes of the record date or the date the interest is payable; and

      --   the record date.

     The indenture trustee must give notice of our election to begin a new extension period or continue an extension period to the holders of the senior deferrable notes. There is no limitation on the number of times that we may elect to begin an extension period.

CERTAIN COVENANTS OF VALERO

     We will covenant that during an extension period or during the continuance of an event of default, we will not:

      -- declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

      -- make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the senior deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with or junior in interest to the senior deferrable notes; provided that during an extension period, we will be permitted to make payments of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or senior in interest to the senior deferrable notes and to make guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with or senior in interest to the senior deferrable notes.

     However, we may:

      -- purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

      -- reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

      -- purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

      --   declare dividends or distributions in our capital stock;

      --   redeem or repurchase any rights pursuant to a rights agreement; and

      -- make payments under the guarantee related to the trust preferred securities.

OPTIONAL REDEMPTION

     Upon the occurrence and continuation of a tax event we will have the right to redeem the senior deferrable notes. If we redeem the senior deferrable notes upon the occurrence of a tax event, the proceeds from such redemption will be applied simultaneously to redeem trust securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the senior deferrable notes so redeemed, at a price per trust security equal to the redemption amount (as defined under "--Tax Event Redemption" in this prospectus supplement) plus any accumulated and unpaid distributions thereon to the date of such redemption, and the Trust will be dissolved. If the tax event redemption occurs prior to the purchase contract settlement date, the redemption price payable to the securities intermediary, in liquidation of the PEPS Unit holders' interests in the Trust, will be applied by the securities intermediary to purchase the treasury portfolio. The applicable ownership interest of the treasury portfolio will be pledged to the collateral agent to secure the obligations of the holders of the PEPS Units to purchase our common stock under the related purchase contract.

TAX EVENT REDEMPTION

     If a tax event, as defined below, occurs and is continuing, we may redeem, at our option, the senior deferrable notes in whole (but not in part), at a price equal to, for each senior deferrable note, the redemption amount, as defined below, plus accrued and unpaid interest thereon to the date of redemption, the "tax event redemption date". Upon a tax event redemption, the Trust will use the proceeds of such tax event redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the senior deferrable notes redeemed by distributing the redemption amount plus any accumulated and unpaid distributions. If a tax event redemption occurs prior to the purchase contract settlement date, the redemption price payable in liquidation of the PEPS Unit holders' interests in the Trust will be distributed to the securities intermediary, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the treasury portfolio on behalf of the holders of the PEPS Units and remit the remaining portion, if any, of such redemption price to the purchase contract agent for payment to the holders of the PEPS Units. Thereafter, the applicable ownership interest of the treasury portfolio will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the PEPS Unit holders' obligations to purchase our common stock under the related purchase contract. If a tax event redemption occurs after the purchase contract settlement date, the treasury portfolio will not be purchased and the proceeds will be distributed to the purchase contract agent for payment to the holders of the PEPS Units. If a tax event redemption occurs, holders of trust preferred securities that are not part of PEPS Units will directly receive proceeds from the redemption of the senior notes.

     "Tax event" means the receipt by us and the Trust of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial increase in the risk that (1) the Trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the senior deferrable notes, (2) interest payable by us on the senior deferrable notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or (3) the Trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Redemption amount" means, for each senior deferrable note, the product of the principal amount of such senior deferrable note and a fraction, the numerator of which is the treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below.

     "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City, a "primary treasury dealer", to the quotation agent, as defined below, on the third business day preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

     "Applicable principal amount" means either (1) if the tax event redemption date occurs prior to the purchase contract settlement date, the aggregate principal amount of the senior deferrable notes corresponding to the aggregate stated liquidation amount of the trust preferred securities that are part of the PEPS Units on the tax event redemption date or (2) if the tax event redemption date occurs on or after the purchase contract settlement date, the aggregate principal amount of the senior deferrable notes corresponding to the aggregate stated liquidation amount of the trust preferred securities outstanding on the tax event redemption date.

     "Treasury portfolio" means, with respect to the applicable principal amount of senior deferrable notes, a portfolio of zero-coupon U.S. treasury securities consisting of (a) principal or interest strips of U.S. treasury securities that mature on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the applicable principal amount and (b) with respect to each scheduled interest payment date on the senior deferrable notes that occurs after the tax event redemption date, principal or interest strips of U.S. treasury securities that mature on or prior to such date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the applicable principal amount of the senior deferrable notes on such date.

     "Quotation agent" means (1) Morgan Stanley & Co. Incorporated and its respective successors, provided that if Morgan Stanley & Co. Incorporated ceases to be a primary treasury dealer, we will substitute another primary treasury dealer therefor, or (2) any other primary treasury dealer selected by us.

ADDITIONAL INDENTURE PROVISIONS APPLICABLE TO THE SENIOR DEFERRABLE NOTES

     As long as the senior deferrable notes are held by the Trust, it will be an event of default with respect to the senior deferrable notes if the Trust voluntarily or involuntarily dissolves, winds-up its business or otherwise terminates its existence except in connection with (1) the distribution of the senior deferrable notes to holders of trust preferred securities and trust common securities in liquidation of their interests in the Trust, (2) the redemption of all of the outstanding trust preferred securities and trust common securities, or (3) certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust.

     We will covenant that, so long as any trust securities remain outstanding, if an event of default under the indenture occurs and written notice of such event has been given to us, then we may not:

      -- declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

      -- make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the senior deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with or junior in interest to the senior deferrable notes.

     However, we may:

      -- purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

      -- reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

      -- purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

      --   declare dividends or distributions in our capital stock;

      --   redeem or repurchase any rights pursuant to a rights agreement; and

      -- make payments under the guarantee related to the trust preferred securities.

     If an event of default relating to bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on the senior deferrable notes will become immediately due and payable without any action on the part of the indenture trustee or any holder.

BOOK-ENTRY ISSUANCE

     If distributed to holders of trust preferred securities in connection with the involuntary or voluntary dissolution of the Trust, the senior deferrable notes will be issued as one or more global certificates registered in the name of DTC or its nominee. The senior deferrable notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The senior deferrable notes will be issued in accordance with the procedures set forth in this prospectus supplement under "Book-Entry Systems".

                          DESCRIPTION OF THE GUARANTEE

     The following description is a summary of the terms of the guarantee that will be executed and delivered by us for the benefit of the holders of the trust preferred securities. It supplements the description of the guarantee in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The descriptions contained in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the guarantee, but do not purport to be complete, and reference is hereby made to the form of guarantee (including definitions of certain terms used therein) that is filed as an exhibit or incorporated by reference to the registration statement.

GENERAL

     To the extent described below, we will agree to pay the following amounts in full if they are not paid by the Trust:

      -- any accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent we have made corresponding payments on the senior deferrable notes to the property trustee;

      -- the redemption price for any trust preferred securities called for redemption by the trust, including all accumulated and unpaid distributions to the date of redemption, to the extent we have made corresponding payments on the senior deferrable notes to the property trustee; and

      -- payments upon the dissolution, winding-up or termination of the Trust equal to the lesser of:

        -- the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the Trust has funds legally available for those payments; and

        -- the amount of assets of the trust remaining legally available for distribution to the holders of the trust preferred securities in liquidation of the trust.

     We will not be required to make these liquidation payments if:

      -- the Trust distributes the senior deferrable notes to the holders of the trust preferred securities in exchange for their trust preferred securities; or

      -- the trust redeems the trust preferred securities in full upon the maturity or redemption of the senior deferrable notes.

     The guarantee is a guarantee from the time of issuance of the trust preferred securities. We will be obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. We may satisfy our obligations to make guarantee payments either by making payments directly to holders of the trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the Trust to make the payments to them.

     The guarantee only covers distributions and other payments on the trust preferred securities if and to the extent we have made corresponding payments on the senior deferrable notes to the property trustee. If we do not make those corresponding payments:

      -- the property trustee will not make distributions on the trust preferred securities;

      -- the Trust will not have funds available for payments on the trust preferred securities; and

      --   we will not be obligated to make guarantee payments.

     Our obligation to make guarantee payments will be:

      --   unsecured;

      -- senior in right of payment to our subordinated liabilities or subordinated guarantees entered into relating to our other liabilities;

      -- equal in rank to any securities or guarantees that are expressly made equal by their terms; and

      --   senior to our share capital.

     We have, through the guarantee, the senior deferrable notes and the indenture, taken together, fully and unconditionally guaranteed all of the Trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the declaration of trust.

COVENANTS OF VALERO

     Under the guarantee, we will agree that, as long as any trust preferred securities issued by the Trust are outstanding, we will not make the payments and distributions described below if:

     - we are in default on our guarantee payments or other payment obligations under the guarantee;

     - any event of default under the declaration of trust has occurred and is continuing; or

     - we have elected to defer payments of interest on the related debt securities by extending the interest payment period and that deferral period is continuing.

In these circumstances, we will agree that we will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the senior deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with or junior in interest to the senior deferrable notes; provided that during any election specified in the third bullet point above, we will be permitted to make payments of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or senior in interest to the senior deferrable notes and to make guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with or senior in interest to the senior deferrable notes.

     However, even during such circumstances, we may:

     - purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

     - reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

     - purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

     - declare dividends or distributions in our capital stock;

     - redeem or repurchase any rights pursuant to a rights agreement; and

     - make payments under the guarantee related to the trust preferred securities.

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                               BOOK-ENTRY SYSTEMS

     The Depository Trust Company will act as securities depository for the PEPS Units, the Treasury PEPS Units, the trust preferred securities and the senior deferrable notes, as applicable the "securities". The securities will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). We will issue one or more fully registered certificates as global securities for each of the securities in their respective aggregate principal or stated amounts and deposit the certificates with DTC.

     DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

     If you intend to purchase any of the securities in the manner provided by this prospectus supplement you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner", is in turn to be received on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

     To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     We will make any payments on the securities to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

     We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

     DTC may discontinue providing its service as securities depository with respect to the securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, we will print and deliver to you certificates for the securities.

     Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates you may own.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

     Neither we, nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

      --   the accuracy of the records of DTC its nominee or any participant,

      --   any ownership interest in the securities, or

      -- any payments to, or the providing of notice to participants or beneficial owners.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of PEPS Units, Treasury PEPS Units, trust preferred securities, and our common stock acquired under the purchase contracts. Unless otherwise stated, this summary applies only to holders who acquire PEPS Units, Treasury PEPS Units, trust preferred securities, and our common stock as capital assets. The tax consequences to Non-U.S. holders are summarized separately from the tax consequences to U.S. holders. U.S. holders include the following:

      --   a person who is a citizen or resident of the United States;

      -- a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

      -- an estate the income of which is subject to United States federal income taxation, regardless of its source; and

      --   a trust

      -- that is subject to the supervision of a court within the United States and the control of one or more United States persons; or

      -- that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     You are a "Non-U.S. holder" if you are not a U.S. holder. But if a partnership holds PEPS Units, Treasury PEPS Units, trust preferred securities, or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding any of the above instruments should consult their tax advisors.

     The tax treatment of holders varies depending on their particular situations. Unless otherwise stated, this summary assumes that you use the cash method for tax accounting. This summary does not deal with special classes of holders. For example, this summary does not address:

      -- tax consequences to holders who may be subject to special tax treatment, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, and tax-exempt investors;

      -- tax consequences to persons that will hold PEPS Units, Treasury PEPS Units, trust preferred securities, or the common stock acquired under the purchase contracts as a position in a "straddle," "synthetic security," "hedge," "integrated transaction," "conversion transaction" or "constructive sale;"

      -- tax consequences to holders of PEPS Units, Treasury PEPS Units, trust preferred securities, or our common stock whose functional currency is not the U.S. dollar;

      -- tax consequences to stockholders, partners or beneficiaries of a holder of PEPS Units, Treasury PEPS Units, trust preferred securities, or our common stock acquired under a purchase contract;

      --   alternative minimum tax consequences, if any; or

      --   any state, local or foreign tax consequences.

     This summary is based upon the Internal Revenue Code of 1986, Treasury regulations (including proposed Treasury regulations) issued under the Code, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change. Any such change may be applied retroactively in a manner that could cause the tax consequences to vary materially from the consequences described below, possibly adversely affecting you.

     No statutory, administrative or judicial authority directly addresses the treatment of PEPS Units or instruments similar to PEPS Units for United States federal income tax purposes. As a result, we cannot assure you that the IRS will agree with the tax consequences described below. We urge you to consult your own tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the PEPS Units, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

                             UNITED STATES HOLDERS

     The following summary discusses the tax consequences to U.S. holders.

PEPS UNITS

ALLOCATION OF THE PURCHASE PRICE

     Your acquisition of a PEPS Unit will be treated as an acquisition of the trust preferred security and the purchase contract constituting the PEPS Unit. The purchase price will be allocated between the trust preferred security and the purchase contract in proportion to their respective fair market values at the time of purchase. This allocation will establish your initial tax basis in the trust preferred security and the purchase contract. We will report the fair market value as of the date of issuance of the PEPS Units of each trust preferred security as $24.60 and the fair market value of each purchase contract as $.40. This position will be binding on you (but not on the IRS) unless you explicitly disclose a contrary position in a statement attached to your timely filed United States federal income tax return for the taxable year in which you acquire a PEPS Unit. Thus, absent such disclosure, you should allocate the purchase price for a PEPS Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

TRUST PREFERRED SECURITIES

     Ownership of Trust Preferred Securities. We, the Trust and you, by acquiring PEPS Units, agree to treat you as the owner, for United States federal, state and local income and franchise tax purposes, of the trust preferred securities that are a part of the PEPS Units that you own. The remainder of this summary assumes that you will be treated as owning the trust preferred securities that are a part of such PEPS Units for United States federal, state and local income and franchise tax purposes.

     Classification of the Trust. In connection with the issuance of the PEPS Units, Baker Botts L.L.P., our counsel and tax counsel to the Trust, is of the opinion that, under current law, assuming compliance with the terms of the declaration of trust, and based on certain facts and assumptions contained in the opinion, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each U.S. holder of trust preferred securities will be treated as owning an undivided beneficial interest in the senior deferrable notes held by the Trust. Accordingly, you will be required to include in your gross income your pro rata share of the income arising from the senior deferrable notes. See "--Interest Income and Original Issue Discount." No corporate dividends received deduction applies to income from the senior deferrable notes.

     Classification of the Senior Deferrable Notes. In the opinion of Baker Botts L.L.P., the senior deferrable notes will be classified for federal income tax purposes as indebtedness. No assurance can be given, however, that such position will not be challenged by the IRS or, if so challenged, that the challenge would not be successful. The remainder of this discussion assumes that the senior deferrable notes will be classified for federal income tax purposes as our indebtedness.

     Interest Income And Original Issue Discount. Except as set forth below, you will be required to include your allocable share of the stated interest on the senior deferrable notes in your income at the time the interest is paid or accrues in accordance with your regular method of tax accounting.

     You will also be required to include in income your allocable share of the original issue discount on the senior deferrable notes as it accrues, in accordance with a constant-yield-to-maturity method based on a compounding of interest, over the first three years of the term of the senior deferrable notes. The amount of original issue discount allocable to each trust preferred security will be $.46, which is equal to the excess of the remarketed price of the trust preferred security of $25.0625 over the amount of the purchase price allocated to the trust preferred security. You must accrue the original issue discount regardless of your method of tax accounting. Your initial basis in the trust preferred security will equal the amount of the purchase price allocated to the trust preferred security, and this basis will be increased by the amount of original issue discount includable in your gross income as it accrues.

     Moreover, if we exercise our right to defer payments of the stated interest on the senior deferrable notes, the stated interest will also become original issue discount. In such case, you will be required to accrue (in addition to the original issue discount amount discussed above) an amount of interest income each year that approximates your allocable share of the stated interest payments called for under the terms of the senior deferrable notes using the constant-yield-to-maturity method. You must accrue this additional amount of original issue discount regardless of your method of tax accounting. You will not separately report the actual cash payments of interest on the senior deferrable notes as taxable income. Any amount of original issue discount included in your gross income (whether or not during a deferral period) with respect to the senior deferrable notes will increase your tax basis in the trust preferred securities, and the amount of cash payments received in respect of the accrued original issue discount will reduce your tax basis in the trust preferred securities.

     Treasury regulations would require deferrable interest on the senior deferrable notes to be treated as original issue discount from the date of issuance unless the likelihood of deferral is remote. We have determined that the likelihood of interest deferral is remote and that original issue discount attributable to the stated interest need not be reported in the absence of actual deferral.

     The Treasury regulations dealing with original issue discount and deferrable payments have not been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could take a position contrary to that set forth in this summary. If the IRS were to assert successfully that the stated interest on the senior deferrable notes was original issue discount regardless of whether we exercise our right to defer payments, you would be required to treat the stated interest as original issue discount from the date of issuance of the senior deferrable notes.

     Sale, Exchange or Other Disposition of Trust Preferred Securities. Upon the sale, exchange or other disposition of trust preferred securities (including the remarketing thereof), you will recognize capital gain or loss in an amount equal to the difference between your amount realized (which does not include amounts equal to any accrued but unpaid interest that you have not previously included in gross income, which will be taxable as interest) and your tax basis in the trust preferred securities (which includes the amount of original issue discount that you have previously included in gross income). Selling expenses will reduce your gain or increase your loss. Gains of individuals from capital assets held for more than one year are taxed up to a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations.

     Distribution of the Senior Deferrable Notes. Under current law, a distribution by the Trust of the senior deferrable notes generally will not be taxable. You will have an aggregate tax basis in the senior deferrable notes received in the liquidation equal to your aggregate tax basis in the trust preferred securities surrendered, and the holding period of distributed senior deferrable notes will include the period during which you held the trust preferred securities. You will continue to include interest and original issue discount from the senior deferrable notes you receive from the Trust. Upon occurrence of a tax event as described in "Description of Senior Deferrable Notes--Tax Event Redemption" in this prospectus supplement, we will have the option to redeem the senior deferrable notes which will be taxable to you. See "--Tax Event Redemption."

     Possible Alternative Characterization. How the Treasury regulations deal with instruments involving a reset mechanism identical to the reset in the senior deferrable notes is unclear. Thus, it is possible that the IRS could treat the senior deferrable notes as "contingent payment debt instruments." Under that treatment (1) regardless of your regular method of tax accounting, you would be required to use an accrual method with respect to the senior deferrable notes; (2) interest income that accrues may exceed stated interest payments actually received; and (3) any gain and all or a portion of any loss on the sale, exchange or other disposition of the senior deferrable notes or the trust preferred securities generally would be ordinary rather that capital in nature.

PURCHASE CONTRACTS

     Acquisition of Common Stock under a Purchase Contract. You generally will not recognize gain or loss on the purchase of shares of our common stock under a purchase contract, except with respect to any cash paid instead of a fractional share of our common stock. Subject to the following discussion, your aggregate initial tax basis in the shares of our common stock received under a purchase contract generally should equal (1) the purchase price paid for those shares, plus (2) your tax basis in the purchase contract, less (3) the portion of such purchase price and tax basis allocable to any fractional share. The holding period for shares of our common stock received under a purchase contract will commence on the day you receive the shares.

     Ownership of Common Stock Acquired under the Purchase Contract. Any dividend paid to you on shares of our common stock will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. You will be required to include any such dividend in your gross income as ordinary income on the day you receive the dividend. Such dividends will be eligible for the dividends received deduction allowed to corporations.

     You will recognize capital gain or loss on any sale or exchange of our common stock in an amount equal to the difference between your amount realized upon the sale of our common stock and your tax basis in our common stock. Capital gains of individuals derived with respect to capital assets held for more than one year are taxed up to a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations.

     Early Settlement of a Purchase Contract. You will not recognize gain or loss on the receipt of trust preferred securities, treasury portfolio or treasury securities, as the case may be, upon early settlement of a purchase contract and you will have the same tax basis and holding period in such trust preferred securities, treasury portfolio or treasury securities, as the case maybe, as before the early settlement.

     Termination of a Purchase Contract. If a purchase contract terminates, you will recognize capital gain or loss equal to the difference between your amount realized (if any) upon such termination and your adjusted tax basis in the purchase contract at the time of the termination. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed up to a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations. You will not recognize gain or loss on the receipt of the trust preferred securities, treasury portfolio or treasury securities, as the case may be, upon termination of the purchase contract and you will have the same tax basis in the trust preferred securities, treasury portfolio or treasury securities, as the case may be, as before termination.

     Adjustment to Settlement Rate. You might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted and as a result of that adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to our common stock. Thus, under some circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash.

TREASURY PEPS UNITS

     Substitution of Treasury Security to Create Treasury PEPS Units. If you hold PEPS Units and deliver a treasury security to the securities intermediary in substitution for the trust preferred securities, you generally will not recognize gain or loss upon the delivery of the treasury security or the release of the trust preferred securities. You will continue to include in income any interest and original issue discount with respect to the trust preferred securities, and your tax basis in the trust preferred securities and the purchase contracts will not be affected by the delivery and release.

     Ownership of Treasury Securities. We, the trust and you, by acquiring a PEPS Unit, agree to treat you as the owner, for United States federal, state and local income and franchise tax purposes, of the treasury security that is part of the PEPS unit that you own. Your initial tax basis in the treasury security will be equal to the amount paid for the treasury security. The treasury security will earn original issue discount over its life. As a result, you will be required to include in income each year that the securities intermediary holds a treasury security on your behalf the portion of the original issue discount or acquisition discount that accrues on the treasury security in that year. The tax treatment of original issue discount is described under "--Treasury Portfolio--Interest Income and Original Issue Discount."

     Substitution of Trust Preferred Securities to Recreate PEPS Units. If you hold Treasury PEPS Units and deliver trust preferred securities to the securities intermediary to recreate PEPS Units, you generally will not recognize gain or loss upon the delivery of the trust preferred securities or the release of the treasury security. You will continue to include in income any interest, original issue discount or acquisition discount otherwise includable with respect to the treasury security and the trust preferred securities, and your tax basis in the treasury security, the trust preferred securities and the purchase contract will not be affected by the delivery and release.

SALE OR DISPOSITION OF UNITS

     Upon a disposition of a PEPS Unit or Treasury PEPS Unit, you will be treated as having sold, exchanged or disposed of the purchase contract and the trust preferred security or treasury security, as the case may be, that constitute the PEPS Unit or Treasury PEPS Unit. You generally will have capital gain or loss equal to the difference between the portion of your proceeds allocable to the purchase contract and the trust preferred security or treasury security, as the case may be, and your respective tax basis in the purchase contract and the trust preferred security or treasury security. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued and unpaid interest on the senior deferrable note underlying the trust preferred security or the treasury security not previously included in income, which will be treated as ordinary interest income, and your basis in the trust preferred security or treasury security will include the amount of original issue discount that you have previously included in gross income with respect to the underlying senior deferrable note or treasury security. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed up to a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations. For a possible recharacterization of gain or loss on the sale, exchange or other disposition of a trust preferred security, see "--PEPS Units--Trust Preferred Securities--Possible Alternative Characterization."

     If the disposition of a PEPS Unit or Treasury PEPS Unit occurs when the purchase contract has a negative value to you, you will be considered to have received additional consideration for the trust preferred security or treasury security in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the purchase contract. You should consult your tax advisor regarding a disposition of a PEPS Unit or Treasury PEPS Unit at a time when the purchase contract has a negative value.

TAX EVENT REDEMPTION

     A tax event redemption will be a taxable event. You will generally recognize capital gain or loss in an amount equal to the difference between (1) the redemption price of the trust preferred securities (whether paid directly to you or applied by the securities intermediary to the purchase of the treasury portfolio on behalf of holders of the PEPS Units), except to the extent of amounts paid in respect of accrued but unpaid interest not previously included in income, which will be taxable as such, and (2) your adjusted tax basis in the trust preferred securities. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed up to a maximum tax rate of 20%. Your ability to deduct capital losses is subject to limitations.

TREASURY PORTFOLIO

     Ownership of Treasury Portfolio. We, the Trust and you, by acquiring a PEPS Unit, agree to treat you as the owner, for United States federal, state and local income and franchise tax purposes, of that portion of the treasury portfolio that is a part of the PEPS Units that you own. You will be required to include in income any amount earned on your pro rata share of the treasury portfolio for all United States federal, state and local income and franchise tax purposes. The remainder of this summary assumes that U.S. holders of the PEPS Units will be treated as the owners of the applicable ownership interest of the treasury portfolio that are a part of their PEPS Units for United States federal, state and local income and franchise tax purposes.

     Interest Income and Original Issue Discount. The treasury portfolio will consist of stripped treasury securities. You will be required to treat your pro rata share of each treasury security in the treasury portfolio as a bond that was originally issued on the date the securities intermediary acquired the relevant treasury securities and to include original issue discount in income over the life of the treasury securities in an amount equal to your pro rata share of the excess of the amounts payable on the treasury securities over the value of the treasury securities at the time the securities intermediary acquired them on behalf of holders of the PEPS Units. The amount of that excess will constitute only a portion of the total amount payable in respect to the treasury portfolio. Consequently, a substantial portion of each scheduled payment to you will be treated as a tax-free return of your investment in the treasury portfolio and will not be considered current taxable income for federal income tax purposes.

     Whether you use the cash or accrual method of tax accounting, you will be required to include original issue discount (other than original issue discount on short-term treasury securities, as defined below) in income for federal income tax purposes as it accrues on a constant-yield-to-maturity basis. In the case of any treasury security with a maturity of one year or less from the date it is purchased, a "short-term treasury security", in general, only accrual basis taxpayers are required to include original issue discount in income as it is accrued. If you use the accrual method of tax accounting you are required to accrue original issue discount on short-term treasury securities on a straight-line basis unless you elect to accrue the original issue discount using a constant-yield-to-maturity method.

     Tax Basis of the Treasury Portfolio. Your tax basis in your applicable ownership interest of the treasury portfolio will equal your pro rata share of the amount paid by the securities intermediary for the treasury portfolio. Your tax basis in your applicable ownership interest of the treasury portfolio will be increased by the amount of original issue discount that you include in your income with respect thereto and decreased by the amount of cash you receive in respect of it.

                           NON-UNITED STATES HOLDERS

     The following summary discusses the tax consequences to Non-U.S. holders.

UNITED STATES FEDERAL WITHHOLDING TAX

     The 30% United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the senior deferrable notes (unless the notes are treated as equity for federal income tax purposes, see "--Trust Preferred Securities--Classification of the Senior Deferrable Notes"), treasury portfolio or treasury securities provided that:

      -- you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

      -- you are not a controlled foreign corporation that is related to us through stock ownership;

      -- you are not a bank whose receipt of interest on the senior deferrable notes is described in section 881(c)(3)(A) Code; and

      -- (a) you provide your name and address on an IRS Form W-8 (or successor form W-8BEN), and certify, under penalties of perjury, that you are not a United States person or (b) a financial institution holding the PEPS or Treasury PEPS on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 (or successor form W-8BEN) from the beneficial owner and provides us with a copy.

     We will not withhold on payments of principal and interest if these requirements are met. We generally will withhold tax at a rate of 30% on the dividends paid on the shares of our common stock acquired under the purchase contract.

     You may reduce or eliminate the 30% withholding tax applicable to you on interest (including original issue discount) or dividends if you provide us with a properly executed (1) IRS Form 1001 (or successor form W-8BEN) claiming a reduction of or an exemption from withholding under an applicable tax treaty or
(2) IRS Form 4224 (or successor form W-8ECI) stating that such payments paid are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

     The 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the PEPS Units, the Treasury PEPS Units, trust preferred securities, the purchase contracts, treasury securities or our common stock acquired under the purchase contracts.

UNITED STATES FEDERAL INCOME TAX

     If you are engaged in a trade or business in the United States and interest (including original issue discount) on the senior deferrable notes, original issue discount on the treasury securities and dividends on our common stock are effectively connected with the conduct of that trade or business (although exempt from the 30% withholding tax), you will be subject to United States federal income tax on the interest, original issue discount and dividends on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or the lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) on the senior deferrable notes, original issue discount on the treasury securities and dividends on the our common stock will be included in earnings and profits.

     Any gain or income realized on the disposition of a PEPS Unit, a Treasury PEPS Unit, a trust preferred security, a purchase contract, a senior deferrable note, a treasury security, the treasury portfolio or our common stock acquired under the purchase contract generally will not be subject to United States federal income tax unless:

          (1) that gain or income is effectively connected with your conduct of a trade or business in the United States;

          (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

          (3) in the case of PEPS Units, Treasury PEPS Units or our common stock, we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

     We have determined that we are not a "U.S. real property holding corporation" for United States federal income tax purposes. If we were or became a U.S. real property holding corporation, so long as our common stock continued to be regularly traded on an established securities market, you would not be subject to U.S. federal income tax on the disposition of a purchase contract (that is a part of a PEPS Unit or Treasury PEPS Unit) or our common stock if you held (at all times during the shorter of the five year period preceding the date of disposition or your holding period) less than five percent of the total outstanding purchase contracts or shares of our common stock, respectively.

     Special rules may apply to you if you are a "controlled foreign corporation", "passive foreign investment company" or "foreign personal holding company" and are subject special treatment under the Code. If you are such an entity, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

                  INFORMATION REPORTING AND BACKUP WITHHOLDING

     If you are a U.S. holder, unless you are an exempt recipient such as a corporation, payments under the PEPS Units, Treasury PEPS Units, trust preferred securities, treasury securities or our common stock, the proceeds received with respect to a fractional share of our common stock upon the settlement of a purchase contract, and the proceeds received from the sale, exchange or other disposition of PEPS Units, Treasury PEPS Units, trust preferred securities, purchase contracts, treasury securities or our common stock may be subject to information reporting and may be subject to United States federal backup withholding at the rate of 31% if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

     If you are a Non-U.S. holder, no information reporting or backup withholding will be required with respect to payments made by us if a statement described above under "Non-U.S. Holders" has been received and we do not have actual knowledge or reason to know that you are a U.S. holder.

     Amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

     Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans and individual retirement accounts that are subject to Section 4975 of the Code and entities whose assets are considered assets of such plans (collectively, "plans") may purchase PEPS Units subject to the investing fiduciary's determination that the investment satisfies ERISA's fiduciary standards and other requirements applicable to investments by plans. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plans.

     Section 406 of ERISA and Section 4975 of the Code prohibit fiduciaries from engaging in specified transactions involving "plan assets" with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. A violation of these "prohibited transaction" rules may generate excise tax and other liabilities under ERISA and the Code. Thus, a plan fiduciary considering an investment in PEPS Units also should consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code for which no exemption is available. For example, the purchase and holding of PEPS Units by a plan with respect to which we, the underwriters or any of our affiliates is a party in interest or disqualified person could constitute a prohibited transaction under ERISA or the Code unless an exemption were available for such purchase.

     In addition, the Department of Labor (the "DOL") has issued regulations under which the assets of the Trust would be deemed to be "plan assets" for purposes of ERISA and Section 4975 of the Code if 25% or more of the value of any class of equity interests in the Trust were held by plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), or other entities holding "plan assets" (collectively, "Benefit Plan Investors"). No assurance can be given that the value of the PEPS Units held by Benefit Plan Investors will be less than 25% of the total value of such PEPS Units at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. Certain transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions if the PEPS Units were acquired with "plan assets" and the assets of the Trust were deemed to be "plan assets" of plans investing in the Trust.

     The United States Department of Labor has issued prohibited transaction class exemptions, "PTCEs", that may apply to the acquisition and holding of the PEPS Units, as well as transactions involving the Trust. These class exemptions include PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company pooled separate accounts), PTCE 91-38 (respecting bank collective trust funds), PTCE 95-60 (respecting insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers).

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PEPS Units on behalf of or with "plan assets" of any plan consult with counsel regarding the potential consequences if the assets of the Trust were deemed to be "plan assets" or if the acquisition and holding of the PEPS Units constitutes a prohibited transaction and failed to satisfy applicable fiduciary requirements imposed under ERISA. Any purchaser or holder of the PEPS Units or any interest therein will be deemed to have represented by its purchase and holding thereof that it: (a) is not a Plan or an entity holding "plan assets" and is not purchasing such securities on behalf of or with "plan assets" of any plan or (b) is eligible for exemptive relief and satisfies the applicable fiduciary requirements of ERISA.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and Valero and the Trust have agreed to sell to them, severally, the number of PEPS Units indicated below:

                                                               NUMBER OF
NAME                                                           PEPS UNITS
----                                                           ----------
Morgan Stanley & Co. Incorporated...........................   2,700,000
Credit Suisse First Boston Corporation......................   1,560,000
J.P. Morgan Securities Inc. ................................   1,560,000
BMO Nesbitt Burns Corp. ....................................     180,000
                                                               ---------
          Total.............................................   6,000,000
                                                               =========

     The underwriters are offering the PEPS Units subject to their acceptance of the PEPS Units from Valero and the Trust and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the PEPS Units offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the PEPS Units offered by this prospectus supplement if any such PEPS Units are taken.

     The per PEPS Unit price of any PEPS Unit sold by the underwriters shall be the public offering price listed on the cover page of this prospectus supplement, in United States dollars, less an amount not greater than the per PEPS Unit amount of the concession to dealers described below.

     The underwriters initially propose to offer part of the PEPS Units directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $.45 per PEPS Unit under the public offering price. After the initial offering of the PEPS Units, the offering price and other selling terms may from time to time be varied by the underwriters.

     Valero and the Trust have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 900,000 PEPS Units at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with this offering. If the underwriters' over-allotment option is exercised in full, the total price to the public would be $172,500,000, the total underwriters' discounts and commissions would be $5,175,000 and the total proceeds to Valero would be $167,325,000.

     Prior to this offering, there has been no public market for the PEPS Units. The PEPS Units have been approved for listing on the New York Stock Exchange under symbol "VLO PrU." In order to meet one of the requirements for listing on the New York Stock Exchange, the underwriters have undertaken to sell the PEPS Units to a minimum of 400 beneficial owners.

     Each of Valero, the Trust and certain of Valero's executive officers and directors has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any PEPS Units, purchase contracts or shares of Valero's common stock or any securities convertible into or exercisable or exchangeable for PEPS Units, purchase contracts or shares of Valero's common stock; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of PEPS Units, purchase contracts or shares of Valero's common stock;

whether any transaction described above is to be settled by delivery of PEPS Units, purchase contracts or shares of Valero's common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to, among other things:

      --   the sale of shares or PEPS Units to the underwriters;

      -- the issuance by Valero of shares of common stock upon the exercise of an option outstanding on the date of this prospectus supplement or with respect to awards under Valero's executive stock incentive plan outstanding on the date of this prospectus supplement; or

      -- the grant of options or awards pursuant to Valero's employee benefit plans, provided that such options or awards do not vest prior to the termination of the lock-up period.

     In order to facilitate the offering of the common stock and the PEPS Units, the underwriters in the respective offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the PEPS Units, the trust preferred securities or Valero's common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the PEPS Units for their own account. In addition, to cover over-allotments or to stabilize the price of the PEPS Units or Valero's common stock, the underwriters may bid for, and purchase, PEPS Units or Valero's common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the PEPS Units in the offering, if the syndicate repurchases previously distributed PEPS Units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the PEPS Units, the trust preferred securities or Valero's common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     From time to time, some of the underwriters and their affiliates have provided, and continue to provide, investment banking and commercial banking services to Valero. Valero, J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated served as underwriters in Valero's public offering of notes in March 1999. Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Credit Suisse First Boston Corporation are also serving as underwriters for the Equity Offering and the Debt Offering.

     Valero and the Trust have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of Valero's common stock, the PEPS Units, the purchase contracts, the senior deferrable notes and the guarantee offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell. Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the declaration of trust and the creation of the Trust will be passed upon by Richards Layton & Finger, P.A., Wilmington, Delaware.

                                    EXPERTS

     Valero's audited consolidated financial statements included in this prospectus supplement and incorporated by reference from its annual report on Form 10-K for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included in this prospectus supplement and incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The financial statements of Exxon California Refinery, Terminal and Retail Assets Business (as defined in the Sale and Purchase Agreement between Exxon Mobil Corporation and Valero Refining Company--California) as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    INFORMATION WE INCORPORATE BY REFERENCE

     We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and information that we file later with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities:

      --   our annual report on Form 10-K for the year ended December 31, 1999;

      -- our quarterly report on Form 10-Q for the three months ended March 31, 2000;

      -- the description of our common stock contained in our registration statement on Form 8-A, as may be amended from time to time to update that description;

      -- the description of the rights associated with our common stock contained in our registration statement on Form 8-A, as may be amended from time to time to update that description;

      -- our current report on Form 8-K dated May 15, 2000 and filed with the SEC on May 30, 2000;

      -- our current report on Form 8-K/A dated May 15, 2000 and filed with the SEC on June 1, 2000, which amends our current report on Form 8-K dated May 15, 2000 and filed with the SEC on May 30, 2000 and amends and supercedes our current report on Form 8-K dated March 17, 2000 and filed with the SEC on March 20, 2000. As a result, your attention is directed to the most recent information contained in this current report on Form 8-K/A;

      -- our current report on Form 8-K dated June 21, 2000 and filed with the SEC on June 22, 2000.

     You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

         Valero Energy Corporation
         One Valero Place
         San Antonio, Texas 78212
         Attention: Investor Relations
         Telephone: (210) 370-2139

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
VALERO ENERGY CORPORATION AND SUBSIDIARIES
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................   F-3
  Consolidated Statements of Income for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-4
  Consolidated Statements of Common Stock and Other
     Stockholders' Equity...................................   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998
     and 1997...............................................   F-6
  Notes to Consolidated Financial Statements for the Year
     Ended December 31, 1999................................   F-7
  Consolidated Balance Sheets as of March 31, 2000
     (unaudited) and December 31, 1999......................  F-35
  Consolidated Statements of Income for the Three Months
     Ended March 31, 2000 and 1999 (unaudited)..............  F-36
  Consolidated Statements of Cash Flows for the Three Months
     Ended March 31, 2000 and 1999 (unaudited)..............  F-37
  Notes to Consolidated Financial Statements for the Three
     Months Ended March 31, 2000............................  F-38
EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS
  BUSINESS (AS DEFINED IN THE SALE AND PURCHASE AGREEMENT
  BETWEEN EXXON MOBIL CORPORATION AND VALERO REFINING
  COMPANY -- CALIFORNIA)
  Report of Independent Accountants.........................  F-45
  Balance Sheet as of December 31, 1999 and 1998............  F-46
  Statement of Income for the Years Ended December 31, 1999,
     1998 and 1997..........................................  F-47
  Statement of Cash Flows for the Years Ended December 31,
     1999, 1998 and 1997....................................  F-48
  Statement of Changes in Exxon Mobil Corporation Net
     Investment.............................................  F-49
  Notes to Financial Statements as of December 31, 1999.....  F-50
  Balance Sheet as of March 31, 2000 (unaudited) and
     December 31, 1999......................................  F-56
  Statement of Income for the Three Months Ended March 31,
     2000 and 1999 (unaudited)..............................  F-57
  Statement of Cash Flows for the Three Months Ended March
     31, 2000 and 1999 (unaudited)..........................  F-58
  Notes to Financial Statements as of March 31, 2000........  F-59

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Valero Energy Corporation:

     We have audited the accompanying consolidated balance sheets of Valero Energy Corporation (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, common stock and other stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valero Energy Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

San Antonio, Texas
February 18, 2000

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS
Current assets:
  Cash and temporary cash investments.......................  $   60,087   $   11,199
  Receivables, less allowance for doubtful accounts of
     $3,038 (1999) and $1,150 (1998)........................     372,542      283,456
  Inventories...............................................     303,388      316,405
  Current deferred income tax assets........................      79,307        4,851
  Prepaid expenses and other................................      13,534       23,799
                                                              ----------   ----------
                                                                 828,858      639,710
                                                              ----------   ----------
Property, plant and equipment -- including construction in
  progress of $114,747 (1999) and $179,136 (1998), at
  cost......................................................   2,686,684    2,572,190
  Less: Accumulated depreciation............................     702,170      612,847
                                                              ----------   ----------
                                                               1,984,514    1,959,343
                                                              ----------   ----------
Deferred charges and other assets...........................     165,900      126,611
                                                              ----------   ----------
                                                              $2,979,272   $2,725,664
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term debt...........................................  $       --   $  160,000
  Accounts payable..........................................     616,895      283,183
  Accrued expenses..........................................     102,087       54,561
                                                              ----------   ----------
                                                                 718,982      497,744
                                                              ----------   ----------
Long-term debt..............................................     785,472      822,335
                                                              ----------   ----------
Deferred income taxes.......................................     275,521      210,389
                                                              ----------   ----------
Deferred credits and other liabilities......................     114,528      109,909
                                                              ----------   ----------
Common stockholders' equity:
  Common stock, $.01 par value -- 150,000,000 shares
     authorized; issued 56,331,166 (1999) and 56,314,798
     (1998) shares..........................................         563          563
  Additional paid-in capital................................   1,092,348    1,112,726
  Accumulated deficit.......................................      (3,331)     (17,618)
  Treasury stock, 264,464 (1999) and 378,130 (1998) shares,
     at cost................................................      (4,811)     (10,384)
                                                              ----------   ----------
                                                               1,084,769    1,085,287
                                                              ----------   ----------
                                                              $2,979,272   $2,725,664
                                                              ==========   ==========

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                    YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------
                                                               1999           1998           1997
                                                           ------------   ------------   ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues.......................................   $7,961,168     $5,539,346     $5,756,220
                                                            ----------     ----------     ----------
Costs and expenses:
  Cost of sales and operating expenses...................    7,731,151      5,271,473      5,426,438
  Write-down of inventories to market value..............           --        170,929             --
  Selling and administrative expenses....................       68,463         69,482         53,573
  Depreciation expense...................................       92,413         78,660         65,175
                                                            ----------     ----------     ----------
          Total..........................................    7,892,027      5,590,544      5,545,186
                                                            ----------     ----------     ----------
Operating income (loss)..................................       69,141        (51,198)       211,034
Other income, net........................................        6,475            586          6,978
Interest and debt expense:
  Incurred...............................................      (61,182)       (37,819)       (44,150)
  Capitalized............................................        5,753          5,340          1,695
                                                            ----------     ----------     ----------
Income (loss) from continuing operations before income
  taxes..................................................       20,187        (83,091)       175,557
Income tax expense (benefit).............................        5,900        (35,800)        63,789
                                                            ----------     ----------     ----------
Income (loss) from continuing operations.................       14,287        (47,291)       111,768
Loss from discontinued operations, net of income tax
  benefit of $8,889 (1997)...............................           --             --        (15,672)
                                                            ----------     ----------     ----------
Net income (loss)........................................       14,287        (47,291)        96,096
  Less: Preferred stock dividend requirements and
     redemption premium..................................           --             --          4,592
                                                            ----------     ----------     ----------
Net income (loss) applicable to common stock.............   $   14,287     $  (47,291)    $   91,504
                                                            ==========     ==========     ==========
Earnings (loss) per share of common stock:
  Continuing operations..................................   $      .25     $     (.84)    $     2.16
  Discontinued operations................................           --             --           (.39)
                                                            ----------     ----------     ----------
          Total..........................................   $      .25     $     (.84)    $     1.77
                                                            ==========     ==========     ==========
  Weighted average common shares outstanding
     (in thousands)......................................       56,086         56,078         51,662
Earnings (loss) per share of common stock -- assuming
  dilution:
  Continuing operations..................................   $      .25     $     (.84)    $     2.03
  Discontinued operations................................           --             --           (.29)
                                                            ----------     ----------     ----------
          Total..........................................   $      .25     $     (.84)    $     1.74
                                                            ==========     ==========     ==========
  Weighted average common shares outstanding
     (in thousands)......................................       56,758         56,078         55,129
Dividends per share of common stock......................   $      .32     $      .32     $      .42

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

                                                                                                            RETAINED
                                       CONVERTIBLE   NUMBER OF                ADDITIONAL     UNEARNED       EARNINGS
                                        PREFERRED      COMMON      COMMON      PAID-IN        VESOP       (ACCUMULATED   TREASURY
                                          STOCK        SHARES       STOCK      CAPITAL     COMPENSATION     DEFICIT)      STOCK
                                       -----------   ----------   ---------   ----------   ------------   ------------   --------
                                                                             (IN THOUSANDS)
Balance, December 31, 1996...........    $ 3,450     44,185,513   $  44,186   $  540,133     $(8,783)      $ 496,839     $     --
  Net income.........................         --            --           --           --          --          96,096           --
  Dividends on redeemable preferred
    stock............................         --            --           --           --          --             (32)          --
  Dividends on convertible preferred
    stock............................         --            --           --           --          --          (5,387)          --
  Dividends on common stock..........         --            --           --           --          --         (21,031)          --
  Redemption/conversion of
    convertible preferred stock......     (3,450)    6,377,432        6,377       (3,116)         --              --           --
  Special spin-off dividend to Old
    Valero...........................         --            --           --     (210,000)         --              --           --
  Recapitalization in connection with
    the Restructuring................         --            --      (55,533)     622,500          --        (518,859)          --
  Issuance of common stock in
    connection with acquisition of
    Basis
    Petroleum, Inc. .................         --     3,429,796        3,430      110,570          --              --           --
  Valero Employees' Stock Ownership
    Plan compensation earned.........         --            --           --           --       8,783              --           --
  Shares repurchased and shares
    issued in connection with
    employee stock plans and other...         --     2,143,291        2,101       50,567          --              --           --
                                         -------     ----------   ---------   ----------     -------       ---------     --------
Balance, December 31, 1997...........         --     56,136,032         561    1,110,654          --          47,626           --
  Net loss...........................         --            --           --           --          --         (47,291)          --
  Dividends on common stock..........         --            --           --           --          --         (17,953)          --
  Shares repurchased and shares
    issued in connection with
    employee stock plans and other...         --       178,766            2        2,072          --              --      (10,384)
                                         -------     ----------   ---------   ----------     -------       ---------     --------
Balance, December 31, 1998...........         --     56,314,798         563    1,112,726          --         (17,618)     (10,384)
  Net income.........................         --            --           --           --          --          14,287           --
  Dividends on common stock..........         --            --           --      (17,931)         --              --           --
  Shares repurchased and shares
    issued in connection with
    employee stock plans and other...         --        16,368           --       (2,447)         --              --        5,573
                                         -------     ----------   ---------   ----------     -------       ---------     --------
Balance, December 31, 1999...........    $    --     56,331,166   $     563   $1,092,348     $    --       $  (3,331)    $ (4,811)
                                         =======     ==========   =========   ==========     =======       =========     ========

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                   YEAR ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1999        1998         1997
                                                             ---------   ---------   -----------
                                                                       (IN THOUSANDS)
Cash flows from operating activities:
  Income (loss) from continuing operations.................  $  14,287   $ (47,291)  $   111,768
  Adjustments to reconcile income (loss) from continuing
     operations to net cash provided by continuing
     operations:
     Depreciation expense..................................     92,413      78,660        65,175
     Amortization of deferred charges and other, net.......     46,610      47,889        27,252
     Write-down of inventories to market value.............         --     170,929            --
     Changes in current assets and current liabilities.....    296,255     (46,179)      (32,113)
     Deferred income tax expense (benefit).................     (9,400)    (31,700)       32,827
     Changes in deferred items and other, net..............     (5,054)     (6,483)       (8,264)
                                                             ---------   ---------   -----------
       Net cash provided by continuing operations..........    435,111     165,825       196,645
       Net cash provided by discontinued operations........         --          --        24,452
                                                             ---------   ---------   -----------
          Net cash provided by operating activities........    435,111     165,825       221,097
                                                             ---------   ---------   -----------
Cash flows from investing activities:
  Capital expenditures:
     Continuing operations.................................   (100,594)   (165,507)      (69,284)
     Discontinued operations...............................         --          --       (52,674)
  Deferred turnaround and catalyst costs...................    (72,681)    (56,346)      (10,860)
  Purchase of Paulsboro Refinery...........................         --    (335,249)           --
  Acquisition of Basis Petroleum, Inc. ....................         --          --      (355,595)
  Earn-out payment in connection with Basis acquisition....         --     (10,325)           --
  Other....................................................      1,107       1,159         1,693
                                                             ---------   ---------   -----------
          Net cash used in investing activities............   (172,168)   (566,268)     (486,720)
                                                             ---------   ---------   -----------
Cash flows from financing activities:
  Increase (decrease) in short-term debt, net..............   (160,000)     38,000       155,088
  Long-term borrowings.....................................    922,794     538,434     1,530,809
  Long-term debt reduction.................................   (961,000)   (147,000)   (1,217,668)
  Special spin-off dividend, including intercompany note
     settlement............................................         --          --      (214,653)
  Common stock dividends...................................    (17,931)    (17,953)      (21,031)
  Preferred stock dividends................................         --          --        (5,419)
  Issuance of common stock.................................     15,620       6,677        59,054
  Purchase of treasury stock...............................    (13,538)    (16,451)       (9,293)
  Redemption of preferred stock............................         --          --        (1,339)
                                                             ---------   ---------   -----------
          Net cash provided by (used in) financing
            activities.....................................   (214,055)    401,707       275,548
                                                             ---------   ---------   -----------
Net increase in cash and temporary cash investments........     48,888       1,264         9,925
Cash and temporary cash investments at beginning of
  period...................................................     11,199       9,935            10
                                                             ---------   ---------   -----------
Cash and temporary cash investments at end of period.......  $  60,087   $  11,199   $     9,935
                                                             =========   =========   ===========

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     As used in this report, the terms "Valero" and the "Company" may, depending upon the context, refer to Valero Energy Corporation, one or more of its consolidated subsidiaries, or all of them taken as a whole.

     The Company was incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company as a wholly owned subsidiary of Valero Energy Corporation, referred to as Old Valero. Old Valero was engaged in both the refining and marketing business and the natural gas related services business. On July 31, 1997, Old Valero spun off the Company to Old Valero's stockholders by distributing to them all of the Company's common stock. Immediately after this distribution, Old Valero, with its remaining natural gas related services business, merged with a wholly owned subsidiary of PG&E Corporation. The spin-off of the Company to Old Valero's stockholders and the merger of Old Valero with PG&E are collectively referred to as the "Restructuring." Upon completion of the Restructuring, the Company's name was changed from Valero Refining and Marketing Company to Valero Energy Corporation.

     As a result of the Restructuring, the Company became a "successor registrant" to Old Valero for financial reporting purposes under the federal securities laws. Accordingly, for periods after the Restructuring, the accompanying consolidated financial statements include the accounts of Valero and its consolidated subsidiaries, while for periods before the Restructuring, the accompanying consolidated financial statements include the accounts of Old Valero restated to reflect its natural gas related services business as discontinued operations. All significant intercompany transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified for comparative purposes.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenues generally are recorded when products have been delivered.

PRICE RISK MANAGEMENT ACTIVITIES

     The Company uses derivative commodity instruments such as price swaps, options and futures contracts with third parties to hedge certain refinery feedstock and refined product inventories in order to reduce the impact of adverse price changes on these inventories before the conversion of the feedstock to finished products and ultimate sale. Hedges of inventories are accounted for under the deferral method with gains and losses included in the carrying amounts of inventories and ultimately recognized in cost of sales as those inventories are sold.

     The Company also uses derivative commodity instruments such as price swaps, options and futures contracts with third parties to hedge the price risk of anticipated transactions. These instruments are used to hedge anticipated feedstock, product and natural gas purchases, product sales, and refining operating margins by locking in purchase or sales prices or components of refining operating margins, including feedstock discounts, crack spreads and premium product differentials. Hedges of anticipated transactions are also accounted for under the deferral method with gains and losses on these transactions recognized when the hedged transaction occurs, or when the amount of the hedged transaction, combined with the hedging instrument, is not deemed to be recoverable.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

     Derivative commodity contracts are designated at inception as a hedge when there is a direct relationship to the price risk associated with the Company's inventories, future purchases and sales of commodities used in the Company's operations, or components of the Company's refining operating margins. If this direct relationship ceases to exist, the related contract is designated "for trading purposes" and accounted for as described below.

     Gains and losses on early terminations of financial instrument contracts designated as hedges are deferred and included in cost of sales in the measurement of the hedged transaction. When an anticipated transaction being hedged is no longer likely to occur, the related derivative contract is accounted for similar to a contract entered into for trading purposes.

     The Company also uses derivative commodity instruments such as price swaps, options and futures contracts with third parties for trading purposes using its fundamental and technical analysis of market conditions to earn additional income. Contracts entered into for trading purposes are accounted for under the fair value method. Changes in the fair value of these contracts are recognized as gains or losses in cost of sales currently and are recorded in the Consolidated Balance Sheets in "Prepaid expenses and other" and "Accounts payable" at fair value at the reporting date. The Company determines the fair value of its exchange-traded contracts based on the settlement prices for open contracts, which are established by the exchange on which the instruments are traded. The fair value of the Company's over-the-counter contracts is determined based on market-related indexes or by obtaining quotes from brokers.

     The Company's derivative contracts and their related gains and losses are reported in the Consolidated Balance Sheets and Consolidated Statements of Income as discussed above, depending on whether they are designated as a hedge or for trading purposes. In the Consolidated Statements of Cash Flows, cash transactions related to derivative contracts are included in "Changes in current assets and current liabilities."

CASH AND TEMPORARY CASH INVESTMENTS

     The Company's temporary cash investments are highly liquid, low-risk debt instruments which have a maturity of three months or less when acquired.

INVENTORIES

     Refinery feedstocks and refined products and blendstocks are carried at the lower of cost or market, with the cost of feedstocks purchased for processing and produced products determined primarily under the last-in, first-out ("LIFO") method of inventory pricing, and the cost of feedstocks and products purchased for resale determined under the weighted average cost method. During the first quarter of 1999, LIFO inventory quantities were reduced causing prior year LIFO costs, which were lower than current year replacement costs, to be charged to cost of sales. This LIFO liquidation resulted in a decrease in cost of sales of $10.5 million and an increase in net income of $6.8 million, or $.12 per share. An additional LIFO liquidation in the fourth quarter of 1999 resulted in a decrease in cost of sales of $9.3 million and an increase in net income of $6.1 million, or $.11 per share. At December 31, 1999, the replacement cost of the Company's LIFO inventories exceeded their LIFO carrying values by approximately $146 million. During 1998, the Company incurred pre-tax inventory write-downs totaling $170.9 million due to a significant decline in feedstock and refined product prices. Materials and supplies are carried principally at weighted average cost not in excess of market. Inventories as of December 31, 1999 and 1998 were as follows (in thousands):

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Refinery feedstocks.........................................  $ 61,649   $ 80,036
Refined products and blendstocks............................   183,519    174,125
Materials and supplies......................................    58,220     62,244
                                                              --------   --------
                                                              $303,388   $316,405
                                                              ========   ========

     Refinery feedstock and refined product and blendstock inventory volumes totaled 15.2 million barrels and 20.5 million barrels as of December 31, 1999 and 1998, respectively. See Note 7 for information concerning the Company's hedging activities related to its refinery feedstock and refined product inventories.

PROPERTY, PLANT AND EQUIPMENT

     Property additions and betterments include capitalized interest and acquisition costs allocable to construction and property purchases.

     The costs of minor property units (or components of property units), net of salvage, retired or abandoned are charged or credited to accumulated depreciation under the composite method of depreciation. Gains or losses on sales or other dispositions of major units of property are credited or charged to income.

     Major classes of property, plant and equipment as of December 31, 1999 and 1998 were as follows (in thousands):

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
Crude oil processing facilities.............................  $2,123,518   $1,980,082
Butane processing facilities................................     243,050      242,996
Other processing facilities.................................      80,230       80,230
Other.......................................................     125,139       89,746
Construction in progress....................................     114,747      179,136
                                                              ----------   ----------
                                                              $2,686,684   $2,572,190
                                                              ==========   ==========

     Provision for depreciation of property, plant and equipment is made primarily on a straight-line basis over the estimated useful lives of the depreciable facilities. A summary of the principal rates used in computing the annual provision for depreciation, primarily utilizing the composite method and including estimated salvage values, is as follows:

                                                                             WEIGHTED
                                                                 RANGE       AVERAGE
                                                              ------------   --------
Crude oil processing facilities.............................   3.2% - 5.1%     3.5%
Butane processing facilities................................          3.3%     3.3%
Other processing facilities.................................          3.6%     3.6%
Other.......................................................  2.3% - 47.8%    15.5%

DEFERRED CHARGES AND OTHER ASSETS

  Refinery Turnaround Costs

     Refinery turnaround costs are deferred when incurred and amortized on a straight-line basis over that period of time estimated to lapse until the next turnaround occurs. As of December 31, 1999 and 1998, the balance of deferred turnaround costs was $49.2 million and $27.4 million, respectively.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

  Fixed-Bed Catalyst Costs

     Fixed-bed catalyst costs are deferred when incurred and amortized on a straight-line basis over the estimated useful life of that catalyst, normally one to three years. As of December 31, 1999 and 1998, the balance of deferred catalyst costs was $16.8 million and $13.1 million, respectively.

  Technological Royalties and Licenses

     Technological royalties and licenses are deferred when incurred and amortized on a straight-line basis over the estimated useful life of each particular royalty or license.

  Other Deferred Charges and Other Assets

     Other deferred charges and other assets include the Company's 20% interest in Javelina Company, a general partnership that owns a refinery off-gas processing plant in Corpus Christi, Texas. The Company accounts for its interest in Javelina on the equity method of accounting. Also included in other deferred charges and other assets are prefunded benefit costs, debt issuance costs and certain other costs.

ACCRUED EXPENSES

     Accrued expenses as of December 31, 1999 and 1998 were as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1999      1998
                                                              --------   -------
Accrued interest expense....................................  $  9,906   $ 3,620
Accrued taxes...............................................    52,020    29,905
Accrued employee benefit costs..............................    21,053    12,414
Other.......................................................    19,108     8,622
                                                              --------   -------
                                                              $102,087   $54,561
                                                              ========   =======

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments approximate fair value, except for certain long-term debt and financial instruments used in price risk management activities. See Notes 6 and 7.

STOCK-BASED COMPENSATION

     The Company accounts for its employee stock compensation plans using the "intrinsic value" method of accounting set forth in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to measure and recognize in their financial statements a compensation cost for stock-based employee compensation plans based on the "fair value" method of accounting set forth in the statement. See Note 13 for the pro forma effects on net income and earnings per share had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

EARNINGS PER SHARE

     Basic and diluted earnings per share are presented on the face of the accompanying income statements in accordance with the provisions of SFAS No. 128, "Earnings per Share," which became effective for the Company's financial statements beginning with the year ended December 31, 1997. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of the Company's outstanding stock options and performance awards granted to employees in connection with the Company's stock compensation plans (see Note 13) for all periods presented. For 1997, diluted earnings per share also reflected the potential dilution of Old Valero's convertible preferred stock (see Note 9). In determining basic earnings per share for the year ended December 31, 1997, dividends on Old Valero's convertible preferred stock were deducted from income from discontinued operations as this preferred stock was issued in connection with Old Valero's natural gas related services business. The weighted average number of common shares outstanding for the years ended December 31, 1999, 1998 and 1997 was 56,086,381, 56,077,671 and 51,662,449, respectively.

     A reconciliation of the basic and diluted per-share computations for income
(loss) from continuing operations is as follows (dollars and shares in thousands, except per share amounts):

                                                           YEAR ENDED DECEMBER 31,
                             -----------------------------------------------------------------------------------
                                       1999                         1998                         1997
                             -------------------------   --------------------------   --------------------------
                                                 PER-                         PER-                         PER-
                                                 SHARE                        SHARE                        SHARE
                             INCOME    SHARES    AMT.      LOSS     SHARES    AMT.     INCOME    SHARES    AMT.
                             -------   -------   -----   --------   -------   -----   --------   -------   -----
Income (loss) from
  continuing operations...   $14,287                     $(47,291)                    $111,768
                             =======                     ========                     ========
BASIC EARNINGS PER SHARE:
Income (loss) from
  continuing operations
  available to common
  stockholders............   $14,287    56,086   $.25    $(47,291)   56,078   $(.84)  $111,768    51,662   $2.16
                                                 ====                         =====                        =====
EFFECT OF DILUTIVE
  SECURITIES:
Stock options.............        --       292                 --        --                 --       881
Performance awards........        --       380                 --        --                 --        91
Convertible preferred
  stock...................        --        --                 --        --                 --     2,495
                             -------   -------           --------   -------           --------   -------
DILUTED EARNINGS PER
  SHARE:
Income (loss) from
  continuing operations
  available to common
  stockholders plus
  assumed conversions.....   $14,287    56,758   $.25    $(47,291)   56,078   $(.84)  $111,768    55,129   $2.03
                             =======   =======   ====    ========   =======   =====   ========   =======   =====

     Because the Company reported a net loss from continuing operations for the year ended December 31, 1998, various stock options and performance awards which were granted to employees in connection with the Company's stock compensation plans and were outstanding during 1998 were not included in the computation of diluted earnings per share because the effect would have been antidilutive. At December 31, 1998, options to purchase approximately 5.5 million common shares and performance awards totaling approximately 100,000 shares were outstanding.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

STATEMENTS OF CASH FLOWS

     In order to determine net cash provided by continuing operations, income
(loss) from continuing operations has been adjusted by, among other things, changes in current assets and current liabilities. The changes in the Company's current assets and current liabilities are shown in the following table as an (increase)/decrease in current assets and an increase/(decrease) in current liabilities (in thousands). These amounts exclude (i) noncash write-downs of inventories to market value in 1998 totaling $170.9 million and (ii) the current assets and current liabilities of the Paulsboro Refinery and Basis Petroleum, Inc. as of their acquisition dates in 1998 and 1997, respectively (see Note 3), both of which are reflected separately in the Statements of Cash Flows. Also excluded from the following table are changes in "Cash and temporary cash investments," "Current deferred income tax assets," "Short-term debt" and "Current maturities of long-term debt."

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1999       1998        1997
                                                      --------   ---------   --------
Receivables, net....................................  $(89,086)  $  83,103   $ 36,287
Inventories.........................................    11,180      (9,962)    37,007
Prepaid expenses and other..........................    10,265       1,980    (12,703)
Accounts payable....................................   326,536    (116,502)   (95,318)
Accrued expenses....................................    37,360      (4,798)     2,614
                                                      --------   ---------   --------
          Total.....................................  $296,255   $ (46,179)  $(32,113)
                                                      ========   =========   ========

     Cash flows related to interest and income taxes, including amounts related to discontinued operations for the seven months ended July 31, 1997, were as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1999      1998      1997
                                                          -------   -------   -------
Interest paid (net of amount capitalized)...............  $49,023   $30,735   $66,008
Income tax refunds received.............................    7,530    15,513        --
Income taxes paid.......................................   13,582     5,284    24,526

     Noncash investing and financing activities for 1999 and 1998 included various adjustments to property, plant and equipment and certain current assets and current liabilities resulting from the completion of independent appraisals performed in connection with the September 1998 acquisition of the Paulsboro Refinery and the May 1997 acquisition of Basis, and the allocation of the respective purchase prices to the assets acquired and liabilities assumed. Noncash investing and financing activities for 1997 included the issuance of Old Valero common stock to Salomon as partial consideration for the acquisition of the stock of Basis, and an $18.3 million accrual as of December 31, 1997 related to the Company's estimate of a contingent earn-out payment in 1998 in conjunction with this acquisition. See Note 3. In addition, noncash investing and financing activities for 1997 included various adjustments to debt and equity, including the assumption of certain debt by PG&E that was previously allocated to the Company, resulting from the Restructuring discussed above under "Principles of Consolidation and Basis of Presentation."

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance for determining when to capitalize or expense costs incurred to develop or obtain internal-use software. This statement became effective for the Company's financial

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

statements beginning January 1, 1999, with its requirements applied to costs incurred on or after this date. The adoption of this SOP did not have a material effect on the Company's consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. As issued, this statement was to become effective for the Company's financial statements beginning January 1, 2000. However, in June 1999, the FASB issued SFAS No. 137 which delayed for one year the effective date of SFAS No. 133. As a result, SFAS No. 133 will become effective for the Company's financial statements beginning January 1, 2001 and is not allowed to be applied retroactively to financial statements of prior periods. At this effective date, SFAS No. 133 must be applied to (i) all freestanding derivative instruments and
(ii) all embedded derivative instruments required by the statement to be separated from their host contracts (or, at the Company's election, only those derivatives embedded in hybrid instruments issued, acquired or substantively modified on or after either January 1, 1998 or January 1, 1999). The Company is currently evaluating the impact on its financial statements of adopting this statement. Adoption of this statement could result in increased volatility in the Company's earnings and other comprehensive income.

2. ACCOUNTS RECEIVABLE

     In September 1999, the Company entered into an agreement with a financial institution to sell up to $100 million of an undivided percentage ownership interest in a designated pool of accounts receivable. As of December 31, 1999, proceeds of $100 million had been received under this program and were used to reduce indebtedness under the Company's bank credit facilities.

3. ACQUISITIONS

PAULSBORO REFINERY

     On September 16, 1998, the Company and Mobil Oil Corporation entered into an asset sale and purchase agreement for the acquisition by the Company of substantially all of the assets and the assumption of certain liabilities related to Mobil's 155,000 barrel-per-day refinery in Paulsboro, New Jersey. The purchase price was $228 million plus approximately $107 million representing the value of inventories and certain other items acquired in the transaction and was paid in cash from borrowings under the Company's bank credit facilities. The acquisition was accounted for using the purchase method of accounting and the purchase price was allocated to the assets acquired and liabilities assumed based on fair values as determined by an independent appraisal. Under the purchase method of accounting, the accompanying Consolidated Statements of Income include the results of operations of the Paulsboro Refinery beginning September 17, 1998.

     As part of the asset sale and purchase agreement, Mobil is entitled to receive payments in any of the five years following the acquisition if certain average refining margins during any of these years exceed a specified level. Any payments under this earn-out arrangement, which are determined in September of each year beginning in 1999, are limited to $20 million in any year and $50 million in the aggregate. No earn-out amount was due for the year ended September 16, 1999.

     In connection with the acquisition of the Paulsboro Refinery, Mobil agreed to indemnify the Company for certain environmental matters and conditions existing on or prior to the acquisition and the Company agreed

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

to assume Mobil's environmental liabilities, with certain limited exceptions (including "superfund" liability for off-site waste disposal). Mobil's indemnities and the periods of indemnification, measured from the September 16, 1998 closing date, include (i) third party environmental claims for a period of five years, (ii) governmental fines and/or penalties for a period of five years,
(iii) required remediation of known environmental conditions for a period of five years, subject to a cumulative deductible, (iv) required remediation of unknown environmental conditions for a period of seven years, subject to a sharing arrangement with a cap on the Company's obligation and subject to a cumulative deductible, and (v) certain capital expenditures required by a governmental entity for a three year period, to the extent required to cure a breach of certain representations of Mobil concerning compliance with environmental laws, subject to a specified deductible. The Company's assumed liabilities include remediation obligations to the New Jersey Department of Environmental Protection. These remediation obligations relate primarily to clean-up costs associated with groundwater contamination, landfill closure and post-closure monitoring costs, and tank farm spill prevention costs. As of December 31, 1999, the Company has recorded approximately $20 million in "Accrued expenses" and "Deferred credits and other liabilities" representing its best estimate of costs to be borne by the Company related to these remediation obligations. The majority of these costs are expected to be incurred in relatively level amounts over the next 19 years.

BASIS PETROLEUM, INC.

     Effective May 1, 1997, Old Valero acquired the outstanding common stock of Basis Petroleum, Inc., a wholly owned subsidiary of Salomon Inc. Prior to the Restructuring, Old Valero transferred the stock of Basis to the Company resulting in Basis being a part of the Company at the time of the Restructuring. The primary assets acquired in the Basis acquisition included petroleum refineries located in Texas at Texas City and Houston and in Louisiana at Krotz Springs, and an extensive wholesale marketing business. The acquisition was accounted for using the purchase method of accounting and the purchase price was allocated to the assets acquired and liabilities assumed based on fair values as determined by an independent appraisal. Under the purchase method of accounting, the accompanying Consolidated Statements of Income include the results of operations related to the Texas City, Houston and Krotz Springs refineries beginning May 1, 1997.

     The stock of Basis was acquired for approximately $470 million. This amount included certain costs incurred in connection with the acquisition and was net of $9.5 million received from Salomon in December 1997 representing a final resolution between the parties relating to certain contingent environmental obligations for which Salomon was responsible under the purchase agreement. The purchase price was paid, in part, with 3,429,796 shares of Old Valero common stock having a fair market value of $114 million, with the remainder paid in cash from borrowings under Old Valero's bank credit facilities. As part of the purchase agreement, Salomon is entitled to receive payments in any of the 10 years following the acquisition if certain average refining margins during any of these years exceed a specified level. Any payments under this earn-out arrangement, which are determined as of May 1 of each year beginning in 1998, are limited to $35 million in any year and $200 million in the aggregate. The earn-out amount for the year ended May 1, 1998 was $10.3 million, while no earn-out amount was due for the year ended May 1, 1999.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information of the Company for the years ended December 31, 1998 and 1997 assumes that the acquisition of the Paulsboro Refinery occurred at the beginning of 1998 and 1997 and that the acquisition of Basis occurred at the beginning of 1997. This pro forma information is not necessarily indicative of the results of future operations. (Dollars in thousands, except per share amounts.)

                                                               YEAR ENDED DECEMBER 31,
                                                               -----------------------
                                                                  1998         1997
                                                               ----------   ----------
Operating revenues..........................................   $6,246,790   $8,907,487
Operating income (loss).....................................      (14,422)     250,625
Income (loss) from continuing operations....................      (33,663)     123,440
Loss from discontinued operations...........................           --      (15,672)
Net income (loss)...........................................      (33,663)     107,768
Earnings (loss) per common share:
  Continuing operations.....................................         (.60)        2.39
  Discontinued operations...................................           --         (.39)
          Total.............................................         (.60)        2.00
Earnings (loss) per common share -- assuming dilution:
  Continuing operations.....................................         (.60)        2.24
  Discontinued operations...................................           --         (.29)
          Total.............................................         (.60)        1.95

4. DISCONTINUED OPERATIONS

     Revenues of the discontinued natural gas related services business were $1.7 billion for the seven months ended July 31, 1997. This amount is not included in operating revenues as reported in the accompanying 1997 Consolidated Statement of Income.

     Total interest expense for the discontinued natural gas related services business was $32.7 million for the seven months ended July 31, 1997. This amount includes interest specifically attributed to the natural gas related services business, plus an allocated portion of interest on Old Valero's corporate debt as Old Valero's historical practice was to utilize a centralized cash management system and to incur certain indebtedness for its consolidated group at the parent company level rather than at the operating subsidiary level.

5. SHORT-TERM DEBT

     The Company currently has various uncommitted short-term bank credit facilities under which amounts up to $240 million may be borrowed. As of December 31, 1999, there were no borrowings outstanding under these facilities. These short-term bank credit facilities bear interest at each respective bank's quoted money market rate, have no commitment or other fees or compensating balance requirements and are unsecured and unrestricted as to use.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

6. LONG-TERM DEBT AND BANK CREDIT FACILITIES

     Long-term debt balances as of December 31, 1999 and 1998 were as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Industrial revenue bonds:
  Tax-exempt Revenue Refunding Bonds:
     Series 1997A, 5.45%, due April 1, 2027.................  $ 24,400   $ 24,400
     Series 1997B, 5.40%, due April 1, 2018.................    32,800     32,800
     Series 1997C, 5.40%, due April 1, 2018.................    32,800     32,800
     Series 1997D, 5.13%, due April 1, 2009.................     8,500      8,500
  Tax-exempt Waste Disposal Revenue Bonds:
     Series 1999, 5.7%, due April 1, 2032...................    25,000         --
     Series 1998, 5.6%, due April 1, 2032...................    25,000     25,000
     Series 1997, 5.6%, due December 1, 2031................    25,000     25,000
  Taxable Waste Disposal Revenue Bonds,
     Series 1998, 6.5% at December 31, 1999, due April 1,
       2032.................................................    18,500     43,500
7.375% notes, due March 15, 2006............................   300,000         --
6.75% notes, due December 15, 2032 (notes are callable or
  putable on December 15, 2002).............................   150,000    150,000
$835 million revolving bank credit and letter of credit
  facility, approximately 7% at December 31, 1999, due
  November 28, 2002.........................................   140,000    475,000
Net unamortized premium and discount........................     3,472      5,335
                                                              --------   --------
          Total long-term debt (no current maturities)......  $785,472   $822,335
                                                              ========   ========

     The Company currently maintains an unsecured $835 million revolving bank credit and letter of credit facility that matures in November 2002 and is available for general corporate purposes including working capital needs and letters of credit. Borrowings under this facility bear interest at either LIBOR plus a margin, a base rate or a money market rate. The Company is also charged various fees and expenses in connection with this facility, including a facility fee and various letter of credit fees. The interest rate and fees under this credit facility are subject to adjustment based upon the credit ratings assigned to the Company's long-term debt. The credit facility includes certain restrictive covenants including a coverage ratio, a capitalization ratio, and a minimum net worth test. As of December 31, 1999, outstanding borrowings under this committed facility totaled $140 million, while letters of credit outstanding were approximately $25 million. The Company also has various uncommitted bank letter of credit facilities totaling $285 million, approximately $88 million of which was outstanding as of December 31, 1999.

     In March 1999, the Company completed a public offering of $300 million principal amount of 7 3/8% notes which are due on March 15, 2006. The notes were issued under the Company's $600 million universal shelf registration statement which was previously declared effective by the SEC on June 30, 1998. Net proceeds from the financing of approximately $297.5 million were used to pay down borrowings under the Company's bank credit facilities.

     In March 1999, the Gulf Coast Waste Disposal Authority issued and sold for the benefit of the Company $25 million of new tax-exempt Waste Disposal Revenue Bonds which have a fixed interest rate of 5.7% and mature on April 1, 2032. The proceeds from the sale of these tax-exempt fixed-rate bonds were used to redeem $25 million of the $43.5 million of taxable variable-rate Waste Disposal Revenue Bonds which were issued in March 1998 at an initial interest rate of 5.7% and also mature on April 1, 2032. The remaining $18.5 million of

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

Series 1998 taxable bonds bear interest at a variable rate determined weekly, with the Company having the right to convert this rate to a daily, weekly, short-term or long-term rate, or to a fixed rate. In March 1998, the Gulf Coast Waste Disposal Authority issued and sold for the benefit of the Company $25 million of tax-exempt Waste Disposal Revenue Bonds at a fixed interest rate of 5.6%. Additionally, the Company converted the interest rates on its $98.5 million of Series 1997 tax-exempt Revenue Refunding Bonds and $25 million of Series 1997 tax-exempt Waste Disposal Revenue Bonds from variable rates to a weighted average fixed rate of approximately 5.4%. The Series 1997 Revenue Refunding Bonds were issued in four series with due dates ranging from 2009 to 2027, while the Series 1997 Waste Disposal Revenue Bonds were issued in one series and mature on December 1, 2031.

     In December 1997, the Company issued $150 million principal amount of 6.75% notes for net proceeds of approximately $156 million. These notes are unsecured and unsubordinated and rank equally with all other unsecured and unsubordinated obligations of the Company. The notes were issued to the Valero Pass-Through Asset Trust 1997-1, or the Trust, which funded the acquisition of the notes through a private placement of $150 million principal amount of 6.75% Pass-Through Asset Trust Securities, or PATS. The PATS represent a fractional undivided beneficial interest in the Trust. In exchange for certain consideration paid to the Trust, a third party has an option to purchase the notes under certain circumstances at par on December 15, 2002, at which time the term of the notes would be extended 30 years to December 15, 2032. If the third party does not exercise its purchase option, then under the terms of the notes, the Company would be required to repurchase the notes at par on December 15, 2002.

     As of December 31, 1999, the Company's debt to capitalization ratio was 42%, a decrease from 47.5% as of December 31, 1998.

     Based on long-term debt outstanding at December 31, 1999, the Company has no maturities of long-term debt during the next five years except for $140 million due in November 2002 under its revolving bank credit and letter of credit facility. See above for maturities under the terms of the 6.75% notes issued in 1997.

     As of December 31, 1999 and 1998, the carrying amounts of the Company's taxable industrial revenue bonds and revolving bank credit facility approximated fair value due to their variable interest rates. For the Company's fixed-rate industrial revenue bonds, 7.375% notes and 6.75% notes, their estimated fair value as of December 31, 1999 was approximately $563 million compared to a carrying amount of $627 million. As of December 31, 1998, the estimated fair value of the Company's fixed-rate industrial revenue bonds and 6.75% notes was approximately $298.2 million compared to a carrying amount of $303.8 million. The fair values of these instruments were estimated based on borrowing rates available to the Company for long-term debt with similar terms and average maturities.

7. PRICE RISK MANAGEMENT ACTIVITIES

     The Company is exposed to market risks related to the volatility of crude oil and refined product prices, as well as volatility in the price of natural gas used in the Company's refining operations. In order to reduce the risks of these price fluctuations, the Company uses derivative commodity instruments to hedge certain refinery inventories and anticipated transactions. The Company also uses derivative commodity instruments for trading purposes. In the tables below detailing the Company's open derivative commodity instruments as of December 31, 1999 and 1998, the total gain or (loss) as of either date on price swaps is the net of the fixed price payor and receiver fair value amounts, while the total gain or (loss) on options and futures is (i) the excess of the fair value amount over the contract amount for fixed price payor positions, combined with (ii) the excess of the contract amount over the fair value amount for fixed price receiver positions. As discussed above in Note 1 under Price Risk Management Activities, gains and losses on hedging activities are deferred and recognized when the hedged transaction occurs while gains and losses on trading activities are recognized currently.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

HEDGING ACTIVITIES

     The Company uses derivative commodity instruments such as price swaps, options and futures contracts with third parties to hedge certain refinery feedstock and refined product inventories in order to reduce the impact of adverse price changes on these inventories before the conversion of the feedstock to finished products and ultimate sale. Swaps and futures contracts held to hedge refining inventories at the end of 1999 and 1998 had remaining terms of less than one year. As of December 31, 1999 and 1998, 19.5% and 5%, respectively, of the Company's refining inventory position was hedged. As of December 31, 1999, $2.1 million of deferred hedge losses were included as an increase in refining inventories, while no deferred hedge losses or gains were included in refining inventories as of December 31, 1998.

     The following table provides information about the Company's derivative commodity instruments held to hedge refining inventories as of December 31, 1999 (which mature in 2000) and December 31, 1998 (which matured in 1999)(dollars in thousands, except amounts per barrel, or bbl). Volumes shown for swaps represent notional volumes which are used to calculate amounts due under the agreements.

                                                  DECEMBER 31, 1999    DECEMBER 31, 1998
                                                  (MATURE IN 2000)     (MATURED IN 1999)
                                                 -------------------   ------------------
                                                     FIXED PRICE          FIXED PRICE
                                                 -------------------   ------------------
                                                  PAYOR     RECEIVER    PAYOR    RECEIVER
                                                 --------   --------   -------   --------
Swaps:
  Notional volumes (thousands of barrels, or
     Mbbls)....................................     1,200      2,850        --        --
  Weighted average pay price (per bbl).........  $   1.87   $   1.68        --        --
  Weighted average receive price (per bbl).....  $   1.70   $   1.88        --        --
  Fair value...................................  $   (203)  $    568        --        --
Futures:
  Volumes (Mbbls)..............................     6,821      7,410     4,958     5,274
  Weighted average price (per bbl).............  $  27.72   $  28.71   $ 12.54   $ 13.51
  Contract amount..............................  $189,061   $212,729   $62,178   $71,242
  Fair value...................................  $186,176   $208,327   $62,178   $71,242

     The Company also uses derivative commodity instruments such as price swaps, options and futures contracts with third parties to hedge the price risk of anticipated transactions. In 1999 and 1998, price swaps and futures were used to hedge anticipated feedstock and product purchases, product sales and refining operating margins by locking in purchase or sales prices or components of the margins, including feedstock discounts, conventional gasoline and heating oil crack spreads and premium product differentials. Price swaps were also used in 1999 and 1998 to hedge anticipated purchases of natural gas used in the Company's refining operations. The majority of contracts hedging anticipated transactions mature in 2000 with certain contracts extending through 2002. There were no significant explicit deferrals of hedging gains or losses related to these anticipated transactions as of the end of 1999 or 1998.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

     The following table provides information about the Company's derivative commodity instruments held to hedge anticipated feedstock, product and natural gas purchases, product sales and refining margins as of December 31, 1999 (which mature in 2000) and December 31, 1998 (which matured in 1999)(dollars in thousands, except amounts per barrel or per million British thermal units, or MMBtus). Volumes shown for swaps represent notional volumes which are used to calculate amounts due under the agreements.

                                                   DECEMBER 31, 1999    DECEMBER 31, 1998
                                                    (MATURE IN 2000)    (MATURED IN 1999)
                                                   ------------------   -----------------
                                                      FIXED PRICE          FIXED PRICE
                                                   ------------------   -----------------
                                                    PAYOR    RECEIVER   PAYOR    RECEIVER
                                                   -------   --------   ------   --------
Swaps:
  Notional volumes (Mbbls).......................    6,000     7,950     1,860     4,650
  Weighted average pay price (per bbl)...........  $  1.87    $ 1.70    $ 5.68    $  .83
  Weighted average receive price (per bbl).......  $  1.66    $ 2.04    $ 5.97    $   64
  Fair value.....................................  $(1,287)   $2,704    $  554    $ (853)

  Notional volumes (billion Btus, or BBtus)......       --        --     5,700     1,200
  Weighted average pay price (per MMBtu).........       --        --    $ 2.01    $ 1.93
  Weighted average receive price (per MMBtu).....       --        --    $ 1.93    $ 2.32
  Fair value.....................................       --        --    $ (444)   $  460
Futures:
  Volumes (Mbbls)................................      105       101        45        --
  Weighted average price (per bbl)...............  $ 23.66    $24.22    $17.22        --
  Contract amount................................  $ 2,484    $2,446    $  775        --
  Fair value.....................................  $ 2,501    $2,446    $  671        --

     In addition to the above, as of December 31, 1999 and 1998, the Company was the fixed price payor under certain swap contracts held to hedge anticipated purchases of refinery feedstocks and refined products that mature in 2002, have notional volumes totaling approximately 7.5 million barrels, and have a weighted average pay price of $20.11 per barrel. As of December 31, 1999, these swaps had a weighted average receive price of $18.02 per barrel and a net unrecognized fair value of approximately $7.4 million. As of December 31, 1998, these swaps had a weighted average receive price of $17.04 per barrel with no unrecognized fair value.

TRADING ACTIVITIES

     The Company also uses derivative commodity instruments such as price swaps, options and futures contracts with third parties for trading purposes using its fundamental and technical analysis of market conditions to earn additional income. These contracts run for periods of up to 24 months. As a result, contracts outstanding as of December 31, 1999 will mature in 2000 or 2001.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

     The following table provides information about the Company's derivative commodity instruments held or issued for trading purposes as of December 31, 1999 (which mature in 2000 or 2001) and December 31, 1998 (which matured in 1999 or 2000) (dollars in thousands, except amounts per barrel or per million British thermal units). Volumes shown for swaps represent notional volumes which are used to calculate amounts due under the agreements.

                                                      DECEMBER 31, 1999                         DECEMBER 31, 1998
                                           ----------------------------------------   -------------------------------------
                                             MATURE IN 2000        MATURE IN 2001      MATURED IN 1999      MATURE IN 2000
                                           -------------------   ------------------   ------------------   ----------------
                                               FIXED PRICE          FIXED PRICE          FIXED PRICE         FIXED PRICE
                                           -------------------   ------------------   ------------------   ----------------
                                            PAYOR     RECEIVER    PAYOR    RECEIVER    PAYOR    RECEIVER   PAYOR   RECEIVER
                                           --------   --------   -------   --------   -------   --------   -----   --------
Swaps:
  Notional volumes (Mbbls)...............    21,600     23,125       600       600     15,150     9,050     --       1,650
  Weighted average pay price (per bbl)...  $   2.93   $   2.43   $  1.95   $  1.91    $  2.39   $  1.77     --      $ 2.10
  Weighted average receive price (per
    bbl).................................  $   2.94   $   2.62   $  1.90   $  2.18    $  2.25   $  1.90     --      $ 2.30
  Fair value.............................  $    204   $  4,377   $   (28)  $   163    $(2,130)  $ 1,244     --      $  330
Options:
  Volumes (Mbbls)........................     1,400      1,400        --        --        400       400     --          --
  Weighted average strike price (per
    bbl).................................  $  24.36   $  24.36        --        --    $ 16.91   $ 16.91     --          --
  Contract amount........................  $    (11)  $   (220)       --        --    $   723   $   707     --          --
  Fair value.............................  $    200   $    200        --        --    $   641   $   714     --          --
Futures:
  Volumes (Mbbls)........................    25,933     26,158     3,125     3,125      5,301     5,401     --          --
  Weighted average price (per bbl).......  $  21.39   $  21.48   $ 19.48   $ 18.90    $ 14.66   $ 14.97     --          --
  Contract amount........................  $554,604   $561,979   $60,883   $59,050    $77,701   $80,865     --          --
  Fair value.............................  $621,949   $623,768   $60,938   $60,938    $72,583   $76,592     --          --

  Volumes (BBtus)........................       750        750        --        --         --       250     --          --
  Weighted average price (per MMBtu).....  $   2.77   $   2.69        --        --         --   $  1.96     --          --
  Contract amount........................  $  2,074   $  2,020        --        --         --   $   490     --          --
  Fair value.............................  $  1,747   $  1,747        --        --         --   $   488     --          --

     The following table discloses the net gains (losses) from trading activities and average fair values of contracts held or issued for trading purposes for the periods ended December 31, 1999 and 1998 (dollars in thousands):

                                                                        AVERAGE FAIR VALUE
                                             NET GAINS (LOSSES)      OF ASSETS (LIABILITIES)
                                             -------------------     ------------------------
                                              1999        1998          1999           1998
                                             -------     -------     -----------     --------
Swaps......................................  $13,521     $ 2,585       $ 1,127         $215
Options....................................     (115)        205           391           22
Futures....................................    3,764      (1,758)       (2,953)         448
                                             -------     -------
          Total............................  $17,170     $ 1,032
                                             =======     =======

MARKET AND CREDIT RISK

     The Company's price risk management activities involve the receipt or payment of fixed price commitments into the future. These transactions give rise to market risk, the risk that future changes in market conditions may make an instrument less valuable. The Company closely monitors and manages its exposure to market risk on a daily basis in accordance with policies approved by the Company's Board of Directors. Market risks are monitored by a risk control group to ensure compliance with the Company's stated risk management policy. Concentrations of customers in the refining industry may impact the Company's overall exposure to credit risk, in that these customers may be similarly affected by changes in economic or

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

other conditions. The Company believes that its counterparties will be able to satisfy their obligations under contracts.

8. REDEEMABLE PREFERRED STOCK

     On March 30, 1997, Old Valero redeemed the remaining 11,500 outstanding shares of its $8.50 Series A cumulative preferred stock. The redemption price was $104 per share, plus dividends accrued to the redemption date of $.685 per share.

9. CONVERTIBLE PREFERRED STOCK

     In April 1997, Old Valero called all of its outstanding $3.125 convertible preferred stock for redemption on June 2, 1997. The redemption price was $52.188 per share, plus accrued dividends of $.0086 per share for the one-day period from June 1 to June 2, 1997. This preferred stock was convertible into Old Valero common stock at a price of $27.03 per share, or approximately 1.85 shares of Old Valero common stock for each share of convertible preferred stock. Before the redemption, substantially all of the outstanding shares of convertible preferred stock were converted into Old Valero common stock.

10. PREFERRED SHARE PURCHASE RIGHTS

     Each outstanding share of the Company's common stock is accompanied by one Preferred Share Purchase Right, or Right. With certain exceptions, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's Junior Participating Preferred Stock, Series I at a price of $100 per one one-hundredth of a share, subject to adjustment for certain recapitalization events.

     The Rights are transferable only with the common stock until the earlier of
(i) 10 days following a public announcement that a person or group of affiliated or associated persons, any such person, group or associates being referred to as an Acquiring Person, has acquired beneficial ownership of 15% or more of the outstanding shares of the Company's common stock, (ii) 10 business days (or later date as may be determined by action of the Company's Board of Directors) following the initiation of a tender offer or exchange offer which would result in an Acquiring Person having beneficial ownership of 15% or more of the Company's outstanding common stock (the earlier of the date of the occurrence of (i) or (ii) being called the Rights Separation Date), or (iii) the earlier redemption or expiration of the Rights. The Rights are not exercisable until the Rights Separation Date. At any time prior to the acquisition by an Acquiring Person of beneficial ownership of 15% or more of the outstanding common stock, the Company's Board of Directors may redeem the Rights at a price of $.01 per Right. The Rights will expire on June 30, 2007, unless extended or the Rights are earlier redeemed or exchanged by the Company.

     If after the Rights Separation Date the Company is acquired in a merger or other business combination transaction, or if 50% or more of its consolidated assets or earning power are sold, each holder of a Right will have the right to receive, upon the exercise of the Right at its then current exercise price, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the Right. In the event that any Acquiring Person becomes the beneficial owner of 15% or more of the outstanding common stock, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right.

     At any time after an Acquiring Person acquires beneficial ownership of 15% or more of the outstanding common stock and prior to the acquisition by the Acquiring Person of 50% or more of the outstanding common stock, the Company's Board of Directors may exchange the Right (other than Rights owned by the

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

Acquiring Person which have become void), at an exchange ratio of one share of common stock, or one one-hundredth of a share of Junior Preferred Stock, per Right (subject to adjustment).

     Until a Right is exercised, the holder will have no rights as a stockholder of the Company including, without limitation, the right to vote or to receive dividends.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to any Acquiring Person that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Company's Board of Directors since the Rights may be redeemed by the Company prior to the time that an Acquiring Person has acquired beneficial ownership of 15% or more of the common stock.

11. SEGMENT INFORMATION

     The Company's operations consist primarily of five petroleum refineries located in Texas at Corpus Christi, Texas City and Houston, in Louisiana at Krotz Springs, and in New Jersey at Paulsboro, which have a combined throughput capacity of approximately 785,000 barrels per day. In applying the requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company's five refineries, each of which represents an operating segment as defined by the statement, have been aggregated as allowed by the statement for reporting purposes. As a result, the Company has one reportable segment, which is the refining and wholesale marketing of premium, environmentally clean products.

     The Company's principal products include reformulated and conventional gasolines, low-sulfur diesel and oxygenates. The Company also produces a substantial slate of middle distillates, jet fuel and petrochemicals, in addition to lube oils and asphalt. The Company currently markets its products to wholesale customers in 31 states and in selected export markets in Latin America. Revenues from external customers for the Company's principal products for the years ended December 31, 1999, 1998 and 1997 were as follows (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      1999         1998         1997
                                                   ----------   ----------   ----------
Gasolines and blendstocks........................  $4,381,112   $3,040,103   $3,209,552
Distillates......................................   1,848,621    1,270,859    1,124,958
Petrochemicals...................................     258,850      166,769      269,418
Lubes and asphalts...............................     178,653       44,239           --
Other products and revenues......................   1,293,932    1,017,376    1,152,292
                                                   ----------   ----------   ----------
          Total operating revenues...............  $7,961,168   $5,539,346   $5,756,220
                                                   ==========   ==========   ==========

     In 1999, 1998 and 1997, the Company had no significant amount of export sales and no significant foreign operations. In 1999, 13% of the Company's consolidated operating revenues were derived from sales to Mobil Oil Corporation, while in 1998 and 1997, no single customer accounted for more than 10% of the Company's consolidated operating revenues.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

12. INCOME TAXES

     Components of income tax expense (benefit) applicable to continuing operations were as follows (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1999       1998      1997
                                                         -------   --------   -------
Current:
  Federal..............................................  $14,896   $ (3,196)  $29,501
  State................................................      404       (904)    1,461
                                                         -------   --------   -------
          Total current................................   15,300     (4,100)   30,962
Deferred:
  Federal..............................................   (9,400)   (31,700)   32,827
                                                         -------   --------   -------
          Total income tax expense (benefit)...........  $ 5,900   $(35,800)  $63,789
                                                         =======   ========   =======

     The following is a reconciliation of total income tax expense (benefit) applicable to continuing operations to income taxes computed by applying the statutory federal income tax rate (35% for all years presented) to income (loss) from continuing operations before income taxes (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1999       1998      1997
                                                         -------   --------   -------
Federal income tax expense (benefit) at the statutory
  rate.................................................  $ 7,065   $(29,082)  $61,445
State income taxes, net of federal income tax effect...      263       (588)      950
Research and experimentation tax credit................       --     (5,800)       --
Basis difference on disposition of investment..........   (1,894)        --        --
Other -- net...........................................      466       (330)    1,394
                                                         -------   --------   -------
          Total income tax expense (benefit)...........  $ 5,900   $(35,800)  $63,789
                                                         =======   ========   =======

     The tax effects of significant temporary differences representing deferred income tax assets and liabilities are as follows (in thousands):

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
Deferred income tax assets:
  Tax credit carryforwards..................................  $  34,131   $  18,549
  Net operating loss carryforward...........................     48,682      41,904
  Compensation and employee benefit liabilities.............     28,437      23,910
  Environmental liabilities.................................      9,868       9,705
  Inventory and related adjustments.........................     36,047       8,578
  Accrued liabilities and other.............................      9,585       8,418
                                                              ---------   ---------
          Total deferred income tax assets..................  $ 166,750   $ 111,064
                                                              =========   =========
Deferred income tax liabilities:
  Depreciation..............................................  $(334,077)  $(299,082)
  Other.....................................................    (28,887)    (17,520)
                                                              ---------   ---------
          Total deferred income tax liabilities.............  $(362,964)  $(316,602)
                                                              =========   =========

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

     As of December 31, 1999, the Company had federal net operating loss carryforwards of approximately $139 million which are available to reduce future federal taxable income, some of which will expire in 2018 and the remainder in 2019 if not utilized. In addition, the Company had an alternative minimum tax credit carryforward of approximately $28 million, and a research and experimentation credit carryforward of approximately $6 million, both of which are available to reduce future federal income tax liabilities. The alternative minimum tax credit carryforward has no expiration date, while the research and experimentation credit carryforward expires between 2004 and 2011. No valuation allowances were recorded against deferred income tax assets as of December 31, 1999 and 1998.

     The Company's taxable years through 1995 are closed to adjustment by the Internal Revenue Service. The Company believes that adequate provisions for income taxes have been reflected in its consolidated financial statements.

13. EMPLOYEE BENEFIT PLANS

PENSION PLANS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company's pension plan, which is subject to the provisions of the Employee Retirement Income Security Act of 1974, or ERISA, is designed to provide eligible employees with retirement income. Participation in the plan commences upon the completion of one year of continuous service. Upon becoming a participant, all service since date of hire is included in determining vesting and credited service, except for employees of the Company who were formerly employed by Mobil or Basis (see Note 3). For former Mobil employees who became employees of the Company, full credit was given for service with Mobil prior to September 17, 1998 for vesting and eligibility purposes, but for benefit accrual purposes, only service on and after this date is counted under the plan. For former Basis employees who became employees of the Company, full credit was given for service with Basis prior to May 1, 1997 for vesting and eligibility purposes, but for benefit accrual purposes, only service on and after January 1, 1998 is counted under the plan. A participant generally vests in plan benefits after five years of vesting service or upon reaching normal retirement.

     At the time of the Restructuring, the Company became solely responsible for
(i) pension liabilities existing immediately prior to the Restructuring to, or relating to, Old Valero employees which became employees of PG&E after the Restructuring, which will become payable upon their retirement, (ii) all liabilities to, or relating to, former employees of Old Valero and the Company, and (iii) all liabilities to, or relating to, current employees of the Company. In connection with the Restructuring, Old Valero approved the establishment of a supplement to the pension plan, referred to as the 1997 Window Plan, which permitted certain employees to retire from employment during 1997. Also, the Company became the sponsor of Old Valero's nonqualified Supplemental Executive Retirement Plan, or SERP, which is designed to provide additional pension benefits to executive officers and certain other employees, and assumed all liabilities with respect to current and former employees of both Old Valero and the Company under this plan.

     The pension plan provides a monthly pension payable upon normal retirement of an amount equal to a set formula which is based on the participant's 60 consecutive highest months of compensation during the latest 10 years of credited service under the plan. All contributions to the plan are made by the Company and contributions by participants are neither required nor permitted. Company contributions, if and when permitted under ERISA, are actuarially determined in an amount sufficient to fund the currently accruing benefits and amortize any prior service cost over the expected life of the then current work force. The Company's contributions to the pension plan and SERP in 1999, 1998 and 1997 were approximately $7.4 million, $7.2 million and $8.8 million, respectively, and are currently estimated to be $4.8 million in 2000.

     The Company also provides certain health care and life insurance benefits for retired employees, referred to as postretirement benefits other than pensions. Substantially all of the Company's employees may become

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

eligible for these benefits if, while still working for the Company, they either reach normal retirement age or take early retirement. Health care benefits are offered by the Company through a self-insured plan and a health maintenance organization while life insurance benefits are provided through an insurance company. The Company funds its postretirement benefits other than pensions on a pay-as-you-go basis. Employees of the Company who were formerly employees of Mobil and Basis became eligible for postretirement benefits other than pensions under the Company's plan effective September 17, 1998 and May 1, 1997, respectively. At the time of the Restructuring, the Company became responsible for all liabilities to former employees of both Old Valero and the Company as well as current employees of the Company arising under Old Valero's health care and life insurance programs.

     The following tables set forth for the Company's (i) pension plans, including the SERP, and (ii) postretirement benefits other than pensions, the funded status of the plans and amounts recognized in the Company's consolidated financial statements as of December 31, 1999 and 1998, as well as changes in the benefit obligation and plan assets for the years then ended (in thousands):

                                                  PENSION BENEFITS       OTHER BENEFITS
                                                 -------------------   -------------------
                                                   1999       1998       1999       1998
                                                 --------   --------   --------   --------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, January 1..................  $152,430   $129,430   $ 42,325   $ 32,721
  Service cost.................................     9,466      6,934      2,047      1,703
  Interest cost................................    10,114      9,031      2,818      2,411
  Plan amendments..............................        --      3,549         --         --
  Acquisition of Paulsboro Refinery............        --         --         --      8,107
  Participant contributions....................        --         --        131        108
  Benefits paid................................    (6,399)    (6,967)    (1,986)    (1,826)
  Actuarial loss (gain)........................    (2,269)    10,453     (2,706)      (899)
                                                 --------   --------   --------   --------
Benefit obligation, December 31................  $163,342   $152,430   $ 42,629   $ 42,325
                                                 ========   ========   ========   ========
CHANGE IN PLAN ASSETS:
Plan assets at fair value, January 1...........  $139,262   $121,393   $     --   $     --
  Actual return on plan assets.................    31,498     17,644         --         --
  Company contributions........................     7,354      7,192      1,855      1,718
  Participant contributions....................        --         --        131        108
  Benefits paid................................    (6,399)    (6,967)    (1,986)    (1,826)
                                                 --------   --------   --------   --------
Plan assets at fair value, December 31.........  $171,715   $139,262   $     --   $     --
                                                 ========   ========   ========   ========
RECONCILIATION OF FUNDED STATUS, DECEMBER 31:
Plan assets at fair value......................  $171,715   $139,262   $     --   $     --
Less: Benefit obligation.......................   163,342    152,430     42,629     42,325
                                                 --------   --------   --------   --------
Funded status..................................     8,373    (13,168)   (42,629)   (42,325)
Unrecognized transition obligation (asset).....      (913)    (1,057)     4,071      4,388
Unrecognized prior service cost................     6,921      7,787      1,558      1,672
Unrecognized net (gain) loss...................   (16,121)     5,347       (688)     2,019
                                                 --------   --------   --------   --------
  Accrued benefit cost.........................  $ (1,740)  $ (1,091)  $(37,688)  $(34,246)
                                                 ========   ========   ========   ========

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

                                                  PENSION BENEFITS       OTHER BENEFITS
                                                 -------------------   -------------------
                                                   1999       1998       1999       1998
                                                 --------   --------   --------   --------
AMOUNTS RECOGNIZED IN CONSOLIDATED BALANCE
  SHEETS AS OF DECEMBER 31:
Prepaid benefit cost...........................  $ 15,054   $  8,145   $     --   $     --
Accrued benefit liability......................   (16,794)    (9,236)   (37,688)   (34,246)
                                                 --------   --------   --------   --------
  Accrued benefit cost.........................  $ (1,740)  $ (1,091)  $(37,688)  $(34,246)
                                                 ========   ========   ========   ========

     Total benefit cost for the years ended December 31, 1999, 1998 and 1997 included the following components (in thousands):

                                                   PENSION BENEFITS               OTHER BENEFITS
                                             -----------------------------   ------------------------
                                                YEAR ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                             -----------------------------   ------------------------
                                               1999       1998      1997      1999     1998     1997
                                             --------   --------   -------   ------   ------   ------
COMPONENTS OF TOTAL BENEFIT COST:
Service cost...............................  $  9,466   $  6,934   $ 3,710   $2,047   $1,703   $1,028
Interest cost..............................    10,114      9,031     7,298    2,818    2,411    1,842
Expected return on plan assets.............   (12,642)   (11,149)   (9,563)      --       --       --
Amortization of transition obligation
  (asset)..................................      (144)      (142)     (142)     317      317      513
Amortization of prior service cost.........       866        747       703      114      114      184
Amortization of net loss (gain)............       343         53      (154)      --       --       46
                                             --------   --------   -------   ------   ------   ------
  Net periodic benefit cost................     8,003      5,474     1,852    5,296    4,545    3,613
Curtailment loss (gain) resulting from the
  Restructuring............................        --         --    (2,083)      --       --      576
1997 Window Plan...........................        --         --     3,168       --       --      171
                                             --------   --------   -------   ------   ------   ------
          Total benefit cost...............  $  8,003   $  5,474   $ 2,937   $5,296   $4,545   $4,360
                                             ========   ========   =======   ======   ======   ======

     Amortization of prior service cost as shown in the above table is based on the average remaining service period of employees expected to receive benefits under the plan. The weighted-average assumptions used in computing the actuarial present value of the pension benefit and other postretirement benefit obligations for the years ended December 31, 1999 and 1998 were as follows:

                                                     PENSION BENEFITS        OTHER BENEFITS
                                                     ----------------        --------------
                                                     1999       1998         1999     1998
                                                     -----      -----        -----    -----
WEIGHTED-AVERAGE ASSUMPTIONS, DECEMBER 31:
Discount rate......................................  7.50%      6.75%        7.50%    6.75%
Expected long-term rate of return on plan assets...  9.25%      9.25%          --       --
Rate of compensation increase......................  5.05%      4.00%          --       --
Health care cost trend rate........................    --         --         5.00%    5.00%

     For measurement purposes, the health care cost trend rate is assumed to remain at five percent for all years after 1999. Assumed health care cost trend rates have a significant effect on the amounts reported for

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

health care plans. A one percentage-point change in assumed health care cost trend rates would have the following effects on postretirement benefits other than pensions:

                                                               ONE                ONE
                                                         PERCENTAGE-POINT   PERCENTAGE-POINT
                                                             INCREASE           DECREASE
                                                         ----------------   ----------------
Effect on total of service and interest cost
  components...........................................       $1,073            $  (891)
Effect on benefit obligation...........................       $7,948            $(6,729)

PROFIT-SHARING/SAVINGS PLANS

     The Company is the sponsor of the Valero Energy Corporation Thrift Plan which is a qualified employee profit-sharing plan. The purpose of the Thrift Plan is to provide a program whereby contributions of participating employees and their employers are systematically invested to provide the employees an interest in the Company and to further their financial independence. Participation in the Thrift Plan is voluntary and is open to employees of the Company who become eligible to participate upon the completion of one month of continuous service. Employees of the Company who were formerly employed by Mobil and Basis became eligible to participate in the Thrift Plan on September 17, 1998 and January 1, 1998, respectively, under the same service requirements as required for other Company employees, with service including prior employment with Mobil or Basis. Effective January 1999, former Mobil employees who became employees of the Company could elect to transfer their balances from the Mobil employee savings plan into the Thrift Plan or maintain these amounts in the Mobil plan. For former Basis employees who became employees of the Company, Basis' previously existing 401(k) profit-sharing and retirement savings plan was maintained through December 31, 1997 and was merged into the Company's Thrift Plan effective January 1, 1998. At the time of the Restructuring, the Company became solely responsible for all Thrift Plan liabilities arising after the Restructuring with respect to current Company employees and former employees of both Old Valero and the Company. Each Old Valero employee participating in the Thrift Plan before the Restructuring who became a PG&E employee after the Restructuring had their account balance transferred to the PG&E savings plan.

     Participating employees may contribute from 2% up to 22% of their total annual compensation, subject to certain limitations, to the Thrift Plan. Participants may elect to make these contributions on either a before-tax or after-tax basis, or both, with federal income taxes on before-tax contributions being deferred until a distribution is made to the participant. Participants' contributions of up to 8% of their base annual compensation are matched 75% by the Company, with an additional match of up to 25% subject to certain conditions. Participants' contributions in excess of 8% of their base annual compensation are not matched by the Company. Up until the termination in 1997 of the Valero Employees' Stock Ownership Plan, or VESOP, a leveraged employee stock ownership plan established by Old Valero in 1989, the Company's matching contributions were made to the VESOP in the amount of the VESOP's debt service, with any excess made to the Thrift Plan. After the VESOP termination, all Company matching contributions were made to the Thrift Plan. Company contributions to the Thrift Plan were $6,670,841, $5,298,870 and $2,247,491 (net of forfeitures) for the years 1999, 1998 and 1997, respectively. During 1997, the Company contributed $586,000 to the VESOP. This amount consisted of $58,000 of interest on the VESOP's debt and $541,000 of compensation expense. Dividends on VESOP shares of common stock were recorded as a reduction of retained earnings. Dividends on allocated shares of common stock were paid to participants. Dividends paid on unallocated shares were used to reduce the Company's contributions to the VESOP during 1997 by $13,000. VESOP shares of common stock were considered outstanding for earnings per share computations.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

STOCK COMPENSATION PLANS

     The Company has various fixed and performance-based stock compensation plans. The Company's Executive Stock Incentive Plan, or ESIP, which was maintained by Old Valero before the Restructuring, authorizes the grant of various stock and stock-related awards to executive officers and other key employees. Awards available under the ESIP include options to purchase shares of common stock, performance shares which vest upon the achievement of an objective performance goal, and restricted stock which vests over a period determined by the Company's compensation committee. (Note: All restricted stock issued before the Restructuring under Old Valero's stock compensation plans became fully vested either upon the approval of the Restructuring by Old Valero's stockholders on June 18, 1997 or upon the completion of the Restructuring on July 31, 1997.) A total of 2,500,000 shares of Company common stock may be issued under the ESIP, of which no more than 1,000,000 shares may be issued as restricted stock. The Company also has a non-qualified stock option plan which, at the date of the Restructuring, replaced three non-qualified stock option plans previously maintained by Old Valero. Awards under the stock option plan are granted to key officers, employees and prospective employees of the Company. A total of 2,000,000 shares of Company common stock may be issued under this plan. The Company also maintains an Executive Incentive Bonus Plan, under which 200,000 shares of Company common stock may be issued, that provides bonus compensation to key employees of the Company based on individual contributions to Company profitability. Bonuses are payable either in cash, Company common stock, or both. The Company also has a non-employee director stock option plan, under which 200,000 shares of Company common stock may be issued, and a non-employee director restricted stock plan, under which 100,000 shares of Company common stock may be issued.

     The number and weighted-average grant-date fair value of shares of Company common stock granted under the above-noted plans (other than shares related to stock options which are presented in a separate table below) during 1999, 1998 and 1997 were as follows:

                                         1999                   1998                              1997
                                 --------------------   --------------------   -------------------------------------------
                                                                                    AUGUST 1-
                                                                                   DECEMBER 31         JANUARY 1-JULY 31
                                                                               --------------------   --------------------
                                           WEIGHTED-              WEIGHTED-              WEIGHTED-              WEIGHTED-
                                            AVERAGE                AVERAGE                AVERAGE                AVERAGE
                                 SHARES    GRANT-DATE   SHARES    GRANT-DATE   SHARES    GRANT-DATE   SHARES    GRANT-DATE
PLAN                             GRANTED   FAIR VALUE   GRANTED   FAIR VALUE   GRANTED   FAIR VALUE   GRANTED   FAIR VALUE
----                             -------   ----------   -------   ----------   -------   ----------   -------   ----------
ESIP:
  Restricted stock.............   26,000     $20.30     163,986     $31.51      6,250      $31.78          --     $   --
  Performance awards...........  225,500      21.31      54,000      31.25         --          --      31,400      32.50
Executive Incentive Bonus
  Plan.........................   59,937      19.25       2,516      31.25         --          --     109,691      32.50
Non-employee director
  restricted stock plan........    4,190      21.48          --         --      9,336       28.94          --         --

     Under the terms of the ESIP, the stock option plan and the non-employee director stock option plan, the exercise price of options granted will not be less than the fair market value of the Company's common stock at the date of grant. Stock options become exercisable pursuant to the individual written agreements between the Company and the participants, usually in three equal annual installments beginning one year after the date of grant, with unexercised options generally expiring ten years from the date of grant. In connection with the Restructuring, all stock options held by Old Valero employees under any of Old Valero's various stock compensation plans that were granted prior to January 1, 1997 became 100% vested and immediately exercisable upon the approval of the Restructuring by Old Valero's stockholders on June 18, 1997. For all options still outstanding at the time of the Restructuring, each option to purchase Old Valero common stock held by a current or former employee of the Company was converted into an option to acquire shares of Company common stock, and each option held by a current or former employee of Old Valero's natural gas related services business was converted into an option to acquire shares of PG&E common stock. In each case,

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

the number of options and related exercise prices were converted so that the aggregate option value for each holder immediately after the Restructuring was equal to the aggregate option value immediately before the Restructuring. The other terms and conditions of these converted options remained essentially unchanged.

     A summary of the status of the Company's stock option plans, including options granted under the ESIP, the stock option plan, the non-employee director stock option plan and Old Valero's previously existing stock compensation plans, as of December 31, 1999, 1998, and 1997, and changes during the years then ended is presented in the table below. (Note: The outstanding shares at July 31, 1997 before the Restructuring are different from the outstanding shares at August 1, 1997 after the Restructuring because the August 1 amount: (i) reflects the conversion of Old Valero options held by current or former employees of the Company to an equivalent number of Company options and (ii) excludes options held by current or former employees of Old Valero's natural gas related services business which were converted to PG&E options.)

                                      1999                    1998                                 1997
                              ---------------------   ---------------------   ----------------------------------------------
                                                                                   AUGUST 1 -
                                                                                   DECEMBER 31         JANUARY 1 - JULY 31
                                                                              ---------------------   ----------------------
                                          WEIGHTED-               WEIGHTED-               WEIGHTED-                WEIGHTED-
                                           AVERAGE                 AVERAGE                 AVERAGE                  AVERAGE
                                          EXERCISE                EXERCISE                EXERCISE                 EXERCISE
                               SHARES       PRICE      SHARES       PRICE      SHARES       PRICE       SHARES       PRICE
                              ---------   ---------   ---------   ---------   ---------   ---------   ----------   ---------
Outstanding at beginning of
  period....................  5,528,996    $21.01     3,780,418    $19.15     3,802,584    $19.05      4,229,092    $22.02
Granted.....................  1,580,062     20.29     2,049,755     24.00        36,550     29.35      1,365,875     33.71
Exercised...................    (17,806)    14.77      (235,235)    15.80       (44,144)    17.21     (2,925,687)    21.81
Forfeited...................    (29,677)    23.41       (65,942)    25.62       (14,572)    23.07        (17,028)    25.84
                              ---------               ---------               ---------               ----------
Outstanding at end of
  period....................  7,061,575     20.86     5,528,996     21.01     3,780,418     19.15      2,652,252     28.25
                              =========               =========               =========               ==========
Exercisable at end of
  period....................  3,788,724     19.93     2,524,643     18.16     1,758,479     15.08      1,288,977     22.47
Weighted-average fair value
  of options granted........      $6.61                   $5.53                   $6.86                    $8.09

     The following table summarizes information about stock options outstanding under the ESIP, the stock option plan and the non-employee director stock option plan as of December 31, 1999:

                                              OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                                -----------------------------------------------   ----------------------------
                                  NUMBER       WEIGHTED-AVG.                        NUMBER
RANGE OF                        OUTSTANDING      REMAINING       WEIGHTED-AVG.    EXERCISABLE   WEIGHTED-AVG.
EXERCISE PRICES                 AT 12/31/99   CONTRACTUAL LIFE   EXERCISE PRICE   AT 12/31/99   EXERCISE PRICE
---------------                 -----------   ----------------   --------------   -----------   --------------
$11.47 - $17.50...............   1,725,563    6.4 years              $14.95        1,078,001        $13.43
$18.03 - $25.57...............   4,651,457    7.9                     21.53        2,448,342         21.60
$28.06 - $34.91...............     684,555    8.1                     31.19          262,381         31.12
                                 ---------                                         ---------
$11.47 - $34.91...............   7,061,575    7.6                     20.86        3,788,724         19.93
                                 =========                                         =========

     The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: risk-free interest rates of 5.5 percent, 5.0 percent and 6.3 percent; expected dividend yields of 1.6 percent, 1.4 percent and 1.5 percent; expected lives of 3.2 years,
3.1 years and 3.2 years; and expected volatility of 42.3 percent, 28.2 percent and 26.2 percent. As a result of insufficient stock price history for Valero subsequent to the Restructuring, the expected volatility assumption for grants in 1998 and 1997 was based on the stock price history of Old Valero, whereas the expected volatility assumption for 1999 grants was based on the stock price history of Valero subsequent to the Restructuring.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

     For each common share that can be purchased in connection with a stock option, the stock option plan provides, and the predecessor stock option plans of Old Valero provided, that a stock appreciation right, or SAR, may also be granted. A SAR is a right to receive a cash payment equal to the difference between the fair market value of common stock on the exercise date and the option price of the stock to which the SAR is related. SARs are exercisable only upon the exercise of the related stock options. At the end of each reporting period during the exercise period, the Company recorded an adjustment to compensation expense based on the difference between the fair market value of common stock at the end of each reporting period and the option price of the stock to which the SAR was related. There were no SARs outstanding as of December 31, 1999, 1998 or 1997. A summary of SAR activity for the seven months ended July 31, 1997 is presented in the table below.

                                                                        WEIGHTED-
                                                                         AVERAGE
                                                              NO. OF    EXERCISE
                                                               SARS       PRICE
                                                              -------   ---------
Outstanding at January 1, 1997..............................   89,087    $14.52
Granted.....................................................       --        --
Exercised...................................................  (88,087)    14.52
Forfeited...................................................   (1,000)    14.52
                                                              -------
Outstanding at July 31, 1997................................       --        --
                                                              =======

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. The after-tax compensation cost reflected in net income for stock-based compensation plans was $4 million, $3 million and $4.6 million for 1999, 1998 and 1997, respectively. Of the 1997 amount, $2.1 million related to the discontinued natural gas related services business. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for 1999, 1998 and 1997 awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 1999 and 1997 would have been reduced, and the Company's net loss and loss per share for the year ended December 31, 1998 would have increased to the pro forma amounts indicated below:

                                                               YEAR ENDED DECEMBER 31,
                                                             ----------------------------
                                                              1999       1998      1997
                                                             -------   --------   -------
Net income (loss)............................  As Reported   $14,287   $(47,291)  $96,096
                                               Pro Forma     $ 7,869   $(52,398)  $92,304
Earnings (loss) per share....................  As Reported   $   .25   $   (.84)  $  1.77
                                               Pro Forma     $   .14   $   (.93)  $  1.70
Earnings (loss) per share -- assuming
  dilution...................................  As Reported   $   .25   $   (.84)  $  1.74
                                               Pro Forma     $   .14   $   (.93)  $  1.67

     Because the SFAS No. 123 method of accounting has not been applied to awards granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

14. LEASE AND OTHER COMMITMENTS

     The Company has long-term operating lease commitments in connection with land, office facilities and equipment, and various facilities and equipment used in the storage, transportation and production of refinery

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

feedstocks and refined products. Long-term leases for land have remaining primary terms of up to 24.7 years, while long-term leases for office facilities have remaining primary terms of up to 2.5 years. The Company's long-term leases for production equipment, feedstock and refined product storage facilities and transportation assets have remaining primary terms of up to 5.25 years and in certain cases provide for various contingent payments based on, among other things, throughput volumes in excess of a base amount.

     Future minimum lease payments and minimum rentals to be received under subleases as of December 31, 1999 for operating leases having initial or remaining noncancelable lease terms in excess of one year are as follows (in thousands):

2000......................................................  $ 30,834
2001......................................................    25,426
2002......................................................    17,082
2003......................................................    11,979
2004......................................................     9,576
Remainder.................................................     8,432
                                                            --------
                                                             103,329
Less future minimum rentals to be received under
  subleases...............................................        78
                                                            --------
                                                            $103,251
                                                            ========

     Consolidated rental expense under operating leases for continuing operations amounted to approximately $57,005,000, $47,779,000, and $39,578,000 for 1999, 1998 and 1997, respectively. These amounts are included in the accompanying Consolidated Statements of Income under "Cost of sales and operating expenses" and "Selling and administrative expenses" and include various month-to-month and other short-term rentals in addition to rents paid and accrued under long-term lease commitments.

     In addition to commitments under operating leases, the Company also has a commitment under a product supply arrangement to pay a reservation fee of approximately $10.8 million annually through August 2002. In addition, during 1999, in order to secure a firm supply of hydrogen for the Texas City Refinery, the Company entered into long-term hydrogen supply arrangements with initial terms of approximately 15 years. Under these agreements, the Company is obligated to make fixed minimum payments of approximately $4.9 million annually, as well as other minimum payments which vary based on certain natural gas reference prices.

15. LITIGATION AND CONTINGENCIES

LITIGATION RELATING TO DISCONTINUED OPERATIONS

     Old Valero and certain of its natural gas related subsidiaries, and the Company, have been sued by Teco Pipeline Company regarding the operation of the 340-mile West Texas Pipeline in which a subsidiary of Old Valero holds a 50% undivided interest. In 1985, a subsidiary of Old Valero sold a 50% undivided interest in the pipeline and entered into a joint venture through an ownership agreement and an operating agreement, with the purchaser of the interest. In 1988, Teco succeeded to that purchaser's 50% interest. A subsidiary of Old Valero has at all times been the operator of the pipeline. Despite the written ownership and operating agreements, the plaintiff contends that a separate, unwritten partnership agreement exists, and that the defendants have exercised improper control over this alleged partnership's affairs. The plaintiff also contends that the defendants acted in bad faith and negatively affected the economics of the joint venture in order to provide financial advantages to facilities or entities owned by the defendants, and by allegedly taking for the defendants' own benefit certain opportunities available to the joint venture. The plaintiff asserts causes of action for breach of fiduciary duty, fraud, tortious interference with business relationships, professional

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

malpractice and other claims, and seeks unquantified actual and punitive damages. Old Valero's motion to require arbitration of the case as required in the written agreements was denied by the trial court, but Old Valero appealed, and in August 1999, the court of appeals ruled in Old Valero's favor and ordered arbitration of the entire dispute. Teco has since waived efforts to further appeal this ruling, and an arbitration panel has been selected. The Company has been formally added to this proceeding. The arbitration panel has scheduled the arbitration hearing for October 2000. Although PG&E previously acquired Teco and now owns both Teco and Old Valero, PG&E's Teco acquisition agreement purports to assign the benefit or detriment of this lawsuit to the former shareholders of Teco. In connection with the Restructuring, the Company has agreed to indemnify Old Valero with respect to this lawsuit for 50% of any final judgment or settlement amount up to $30 million, and 100% of that part of any final judgment or settlement amount over $30 million.

OTHER LITIGATION

     In 1986, the Company filed suit against M.W. Kellogg Company for damages arising from certain alleged design and construction defects in connection with a major construction project at the Corpus Christi Refinery. Ingersoll-Rand Company was added as a defendant in 1989. In 1991, the trial court granted summary judgment against Valero based in part on certain exculpatory provisions in various agreements connected with the project. In 1993, the court of appeals affirmed the summary judgment and the Texas Supreme Court denied review. Subsequent to the summary judgment, Kellogg and Ingersoll-Rand brought indemnity claims against Valero for attorney's fees and expenses incurred in defending the original action. In 1996, the trial court rendered summary judgment against Kellogg and Ingersoll-Rand based on procedural grounds, and the court of appeals affirmed that ruling in 1997. However, in 1999, the Texas Supreme Court reversed the court of appeals and remanded Kellogg's and Ingersoll-Rand's claims for attorney's fees and expenses to the trial court. The Company has denied that it has any liability with respect to these claims and has raised several substantive defenses to these claims in the trial court.

GENERAL

     The Company is also a party to additional claims and legal proceedings arising in the ordinary course of business. The Company believes it is unlikely that the final outcome of any of the claims or proceedings to which it is a party would have a material adverse effect on its financial statements; however, due to the inherent uncertainty of litigation, the range of possible loss, if any, cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on the Company's results of operations or financial condition.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The Company's results of operations by quarter for the years ended December 31, 1999 and 1998 were as follows (in thousands of dollars, except per share amounts):

                                                       1999 -- QUARTER ENDED
                                 -----------------------------------------------------------------
                                  MARCH 31     JUNE 30     SEPTEMBER 30   DECEMBER 31     TOTAL
                                 ----------   ----------   ------------   -----------   ----------
Operating revenues.............  $1,337,103   $1,824,450    $2,161,938    $2,637,677    $7,961,168
Operating income (loss)........       8,520      (20,733)       47,438        33,916        69,141
Net income (loss)..............      (2,716)     (22,085)       22,612        16,476        14,287
Earnings (loss) per common
  share........................        (.05)        (.39)          .40           .29           .25
Earnings (loss) per common
  share -- assuming dilution...        (.05)        (.39)          .40           .29           .25

                                                     1998 -- QUARTER ENDED(1)
                                 -----------------------------------------------------------------
                                  MARCH 31     JUNE 30     SEPTEMBER 30   DECEMBER 31     TOTAL
                                 ----------   ----------   ------------   -----------   ----------
Operating revenues.............  $1,362,359   $1,448,104    $1,338,649    $1,390,234    $5,539,346
Operating income (loss)(2).....      (2,417)      64,324        13,726      (126,831)      (51,198)
Net income (loss)(2)...........      (5,884)      39,939         4,311       (85,657)      (47,291)
Earnings (loss) per common
  share(2).....................        (.11)         .71           .08         (1.53)         (.84)
Earnings (loss) per common
  share -- assuming
  dilution(2)..................        (.11)         .70           .08         (1.53)         (.84)

---------------

(1) Includes the operations of the Paulsboro Refinery beginning September 17, 1998.

(2) The first quarter, fourth quarter and total year 1998 operating income
    (loss) includes the unfavorable effect of inventory write-downs to market of $37,673, $133,256, and $170,929, respectively. These write-downs resulted in a reduction in net income for those periods of $24,488, $86,616, and $111,104, respectively, and a reduction in earnings per common share of $.43, $1.55, and $1.98, respectively.

17. SUBSEQUENT EVENTS

PROPOSED ACQUISITION OF CALIFORNIA REFINING AND MARKETING ASSETS

     On March 2, 2000, Valero and ExxonMobil Corporation executed a sale and purchase agreement for the purchase by Valero of ExxonMobil's Benicia, California refinery and all Exxon-branded California retail assets for a purchase price of $895 million plus an amount representing the value of inventories acquired in the transaction, which will be based on market-related prices at closing. ExxonMobil agreed to sell these assets as a result of Consent Decrees issued by the Federal Trade Commission and the State of California providing that certain assets be divested by ExxonMobil to satisfy anticompetitive issues in connection with the recent merger of Exxon Corporation and Mobil Corporation. Valero's acquisition of the ExxonMobil California assets is pending approval from the Federal Trade Commission and the State of California.

     The Benicia Refinery is located on the Carquinez Straits of the San Francisco Bay. It is considered a highly complex refinery and has a rated crude oil capacity of 130,000 barrels per day. The Benicia Refinery produces a high percentage of light products, with limited production of natural gas liquids and other products. Over 95% of the gasoline produced by the Benicia Refinery meets the California Air Resources Board specifications for gasoline sold in California. The refinery has significant liquid storage capacity including storage for crude oil and other feedstocks. Also included with the refinery assets are a deepwater dock located offsite on the Carquinez Straits which is capable of berthing large crude carriers, petroleum coke storage silos

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

located on an adjacent dock, a 20-inch crude pipeline connecting the refinery to a southern California crude delivery system, and an adjacent truck terminal for regional truck rack sales. Under the Consent Decrees, ExxonMobil was required to offer the buyer of the divested assets a crude oil supply contract. As a consequence, the sale and purchase agreement includes a contract allowing Valero to purchase up to 100,000 barrels per day of Alaska North Slope crude oil at market-related prices delivered to the Benicia Refinery.

     The retail assets include 10 company-owned and operated sites and 70 company-owned lessee-dealer sites, 75 of which are in the San Francisco Bay area. Under the Consent Decrees, the Federal Trade Commission and the State of California ordered that ExxonMobil withdraw the "Exxon" brand name from this area. As a result, ExxonMobil has notified the dealers in this market area that their franchise right to market "Exxon" branded products is being terminated effective June 15, 2000. Valero will offer its own brand to market retail petroleum products at these locations. Due to the timing requirements of ExxonMobil's franchise termination notice to various dealers as described above, ExxonMobil cannot close the transaction until (i) all of the dealers agree to terminate their franchise agreements or (ii) June 15, 2000, whichever comes first.

     Also included in the retail assets are up to 260 independently-owned and operated distributor facilities which are located outside of the San Francisco Bay area. The distributor locations will retain the right to use the Exxon brand, continue to accept the Exxon proprietary credit card and receive Exxon brand support, while Valero will receive the exclusive rights to offer the Exxon brand throughout the state (except for the San Francisco Bay area) for a ten-year period. In connection with the acquisition, ExxonMobil will assign to Valero all of the existing Exxon California distributor contracts under which the distributors will purchase Exxon branded products from Valero after the acquisition. Valero will supply distributors either directly through a refined products pipeline or indirectly through petroleum product exchange transactions.

     The acquisition will be funded through a mix of debt, equity and structured lease financing. The debt would be a combination of borrowings under Valero's existing bank credit facility and new term debt. The equity component will be between $250 million and $350 million of some combination of common stock and convertible preferred stock, including mandatory convertible preferred stock. In case any of these financing sources are not finalized or available at the closing date, Valero will close the purchase with interim financing consisting of (i) a committed $600 million bank bridge facility which has been established and (ii) borrowings under its existing bank credit facilities with related amendments to these facilities providing for a higher debt-to-capitalization limit (which amendments will be underwritten by the provider of the bridge financing).

     It is anticipated that the transaction will close on June 15, 2000; however, there can be no assurance that the transaction will close on this date or that all of the conditions required to close the transaction will be met.

OTHER

     On January 20, 2000, the Company's Board of Directors declared a regular quarterly cash dividend of $.08 per common share payable March 15, 2000, to holders of record at the close of business on February 16, 2000.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2000 AND DECEMBER 31, 1999

                                                               MARCH 31,
                                                                  2000       DECEMBER 31,
                                                              (UNAUDITED)        1999
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
                                         ASSETS

Current assets:
  Cash and temporary cash investments.......................   $    8,509     $   60,087
  Receivables, less allowance for doubtful accounts of
     $3,221 (2000) and $3,038 (1999)........................      403,557        372,542
  Inventories...............................................      436,197        303,388
  Current deferred income tax assets........................       89,477         79,307
  Prepaid expenses and other................................       22,591         13,534
                                                               ----------     ----------
                                                                  960,331        828,858
                                                               ----------     ----------
Property, Plant and Equipment -- including construction in
  progress of $128,860 (2000) and $114,747 (1999), at
  cost......................................................    2,711,907      2,686,684
     Less: Accumulated depreciation.........................      726,723        702,170
                                                               ----------     ----------
                                                                1,985,184      1,984,514
                                                               ----------     ----------
Deferred charges and other assets...........................      175,659        165,900
                                                               ----------     ----------
                                                               $3,121,174     $2,979,272
                                                               ==========     ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term debt...........................................   $  126,500     $       --
  Accounts payable..........................................      732,561        616,895
  Accrued expenses..........................................       96,213        102,087
                                                               ----------     ----------
                                                                  955,274        718,982
                                                               ----------     ----------
Long-term debt..............................................      645,155        785,472
                                                               ----------     ----------
Deferred income taxes.......................................      296,628        275,521
                                                               ----------     ----------
Deferred credits and other liabilities......................      115,413        114,528
                                                               ----------     ----------
Common stockholders' equity:
  Common stock, $.01 par value -- 150,000,000 shares
     authorized; issued 56,331,166 (2000 and 1999) shares...          563            563
  Additional paid-in capital................................    1,088,829      1,092,348
  Retained earnings (accumulated deficit)...................       27,408         (3,331)
  Treasury stock, 398,632 (2000) and 264,464 (1999) shares,
     at cost................................................       (8,096)        (4,811)
                                                               ----------     ----------
                                                                1,108,704      1,084,769
                                                               ----------     ----------
                                                               $3,121,174     $2,979,272
                                                               ==========     ==========

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                   THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                PER SHARE AMOUNTS)
                                                                    (UNAUDITED)
Operating revenues..........................................  $2,928,617   $1,337,103
                                                              ----------   ----------
Costs and expenses:
  Cost of sales and operating expenses......................   2,827,341    1,287,347
  Selling and administrative expenses.......................      19,669       18,188
  Depreciation expense......................................      24,555       23,048
                                                              ----------   ----------
          Total.............................................   2,871,565    1,328,583
                                                              ----------   ----------
Operating income............................................      57,052        8,520
Other income (expense), net.................................       2,647          (79)
Interest and debt expense:
  Incurred..................................................     (14,147)     (14,288)
  Capitalized...............................................       1,387        1,831
                                                              ----------   ----------
Income (loss) before income taxes...........................      46,939       (4,016)
Income tax expense (benefit)................................      16,200       (1,300)
                                                              ----------   ----------
Net income (loss)...........................................  $   30,739   $   (2,716)
                                                              ==========   ==========
Earnings (loss) per share of common stock...................  $      .55   $     (.05)
  Weighted average common shares outstanding (in
     thousands).............................................      55,874       56,057
Earnings (loss) per share of common stock -- assuming
  dilution..................................................  $      .54   $     (.05)
  Weighted average common shares outstanding (in
     thousands).............................................      57,234       56,057
Dividends per share of common stock.........................  $      .08   $      .08

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $  30,739   $  (2,716)
  Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
     Depreciation expense...................................     24,555      23,048
     Amortization of deferred charges and other, net........      8,043      13,827
     Changes in current assets and current liabilities......    (63,089)    113,981
     Deferred income tax expense (benefit)..................     11,200      (1,300)
     Changes in deferred items and other, net...............       (271)      1,579
                                                              ---------   ---------
          Net cash provided by operating activities.........     11,177     148,419
                                                              ---------   ---------
Cash flows from investing activities:
  Capital expenditures......................................    (25,229)    (38,871)
  Deferred turnaround and catalyst costs....................    (16,741)    (30,053)
  Other, net................................................          4        (150)
                                                              ---------   ---------
          Net cash used in investing activities.............    (41,966)    (69,074)
                                                              ---------   ---------
Cash flows from financing activities:
  Increase (decrease) in short-term debt, net...............    126,500     (97,000)
  Long-term borrowings......................................     60,000     448,323
  Long-term debt reduction..................................   (200,000)   (426,000)
  Common stock dividends....................................     (4,469)     (4,486)
  Issuance of common stock..................................      5,912       2,586
  Purchase of treasury stock................................     (8,732)       (624)
                                                              ---------   ---------
          Net cash used in financing activities.............    (20,789)    (77,201)
                                                              ---------   ---------
Net increase (decrease) in cash and temporary cash
  investments...............................................    (51,578)      2,144
Cash and temporary cash investments at beginning of
  period....................................................     60,087      11,199
                                                              ---------   ---------
Cash and temporary cash investments at end of period........  $   8,509   $  13,343
                                                              =========   =========

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       THREE MONTHS ENDED MARCH 31, 2000

1. BASIS OF PRESENTATION

     As used in this report, the term "Valero" may, depending upon the context, refer to Valero Energy Corporation, one or more of its consolidated subsidiaries, or all of them taken as a whole.

     The consolidated financial statements included in this report have been prepared by Valero without audit, in accordance with the rules and regulations of the Securities and Exchange Commission, or SEC. However, all adjustments have been made to these financial statements which are, in the opinion of Valero's management, necessary for a fair presentation of Valero's results of operations for the periods covered. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as permitted under the SEC's rules and regulations, although Valero believes that the disclosures are adequate to make the information presented not misleading.

2. PROPOSED ACQUISITION OF CALIFORNIA REFINING AND MARKETING ASSETS

     On March 2, 2000, Valero and Exxon Mobil Corporation executed a sale and purchase agreement under which Valero agreed to acquire ExxonMobil's Benicia, California refinery (the "Benicia Refinery") and Exxon-branded California retail assets, which consist of approximately 80 service stations (the "Service Station Assets") and branded supplier relationships with approximately 260 Exxon-branded service stations (the "Distribution Assets") (collectively, the "Benicia Acquisition"). The agreement provides for Valero to acquire the Benicia Refinery, the Distribution Assets and the Service Station Assets for a purchase price of $895 million plus an amount for refinery inventories acquired in the transaction based on market-related prices at the time of closing. ExxonMobil agreed to sell these assets as a result of consent decrees issued by the Federal Trade Commission and the State of California providing that certain assets be divested by ExxonMobil to satisfy anticompetitive issues in connection with the recent merger of Exxon Corporation and Mobil Corporation. The consummation of the Benicia Acquisition has been approved by the Federal Trade Commission and the Office of the Attorney General of the State of California. There are expected to be two closings for the Benicia Acquisition. The acquisition of the Benicia Refinery and the Distribution Assets is expected to close on or about May 15, 2000, and the acquisition of the Service Station Assets is expected to close on or about June 15, 2000.

     In connection with the Benicia Acquisition, Valero will assume the environmental liabilities of ExxonMobil with certain exceptions. ExxonMobil will retain liability for (i) pending penalties assessed for violations relating to the Benicia Refinery, (ii) pending lawsuits, (iii) all costs associated with compliance with a variance issued in connection with control of nitrogen oxides,
(iv) claims in connection with offsite transportation and disposal of wastes prior to closing that are asserted within three years of closing or asserted with respect to abandoned disposal sites, (v) the capital costs incurred within five years of closing for specified corrective action of groundwater and soil contamination, (vi) all covered contamination at the Service Station Assets caused by ExxonMobil or its lessees that is reflected in baseline reports prepared prior to closing and (vii) the repair or replacement of any underground storage tanks at the Service Station Assets found to be leaking prior to closing. ExxonMobil has agreed to indemnify Valero for all losses related to these retained liabilities, provided that ExxonMobil will indemnify Valero for losses related to covered contamination at the Service Station Assets for a period of five years from the date of closing. In addition, ExxonMobil will indemnify Valero for breaches of its representations and warranties to the extent that the aggregate amount of Valero's losses resulting from such breaches exceeds $1 million and ExxonMobil receives notice of such losses within one year after the closing date.

     The Benicia Refinery is located on the Carquinez Straits of the San Francisco Bay. It is considered a highly complex refinery and has a total throughput capacity of 160,000 barrels per day, or "BPD." The Benicia

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE MONTHS ENDED MARCH 31, 2000 -- (CONTINUED)

Refinery produces a high percentage of light products, with limited production of other products. It can produce approximately 110,000 BPD of gasoline, 14,000 BPD of jet fuel, 11,000 BPD of diesel and 8,000 BPD of natural gas liquids. Over 95% of the gasoline produced by the Benicia Refinery meets the California Air Resources Board ("CARB") II specifications for gasoline sold in California. Valero believes that the Benicia Refinery could be modified to produce gasoline meeting the CARB III specifications which become effective January 2003 with a capital investment of approximately $20 million. The refinery has significant liquid storage capacity including storage for crude oil and other feedstocks. Also included with the refinery assets are a deepwater dock located offsite on the Carquinez Straits which is capable of berthing large crude carriers, petroleum coke storage silos located on an adjacent dock, a 20-inch crude pipeline connecting the refinery to a southern California crude delivery system, and an adjacent truck terminal for regional truck rack sales. Under the consent decrees, ExxonMobil was required to offer the buyer of the divested assets a crude oil supply contract. As a consequence, the sale and purchase agreement provides for a ten-year term contract for ExxonMobil to supply and for Valero to purchase 100,000 BPD of Alaska North Slope ("ANS") crude oil at market-related prices, to be reduced to 65,000 BPD on January 1, 2001. Prior to January 1, 2001, Valero will have an option to reduce the volume of ANS crude to 65,000 BPD with 90 days prior notice. After January 1, 2001, Valero will have an option to reduce the required volumes by an additional 20,000 BPD once per year.

     The Service Station Assets include 10 company-owned and operated service stations and 70 company-owned lessee-dealer service stations, 75 of which are in the San Francisco Bay area. Under the consent decrees, the Federal Trade Commission and the State of California ordered that ExxonMobil withdraw the "Exxon" brand name from the San Francisco Bay area. As a result, ExxonMobil has notified the dealers in this market area that their franchise right to market "Exxon" branded products is being terminated effective June 15, 2000. Valero plans to introduce its own brand of retail petroleum products in the San Francisco Bay area and has offered to the dealers at these locations a franchise right to market products under the new Valero brand. Due to the timing requirements of ExxonMobil's franchise termination notice to the Bay-area dealers as described above, ExxonMobil cannot close the acquisition of the Service Station Assets until (i) all of the dealers agree to terminate their franchise agreements or (ii) June 15, 2000, whichever comes first. Subsequent to the anticipated June 15, 2000 closing date, Valero plans to offer those dealers who accept Valero's franchise offering an option to purchase the stations that they are currently leasing. As part of the purchase option, the dealers must enter into a fuels purchase agreement with Valero for a term of 15 years. The dealers will have 90 days to exercise or reject their purchase option.

     The Distribution Assets include up to 260 independently-owned and operated distributor facilities which are located outside of the San Francisco Bay area. The distributor locations will retain the right to use the Exxon brand, continue to accept the Exxon proprietary credit card and receive Exxon brand support, while Valero will receive the exclusive rights to offer the Exxon brand throughout the state (except for the San Francisco Bay area) for a ten-year period. In connection with the Benicia Acquisition, ExxonMobil will assign to Valero all of the existing Exxon California distributor contracts under which the distributors will purchase Exxon-branded products from Valero after the acquisition.

     Valero established with a group of banks a $600 million bridge loan facility to provide interim financing in connection with the Benicia Acquisition. The bridge facility has a term of one year, and Valero has an option to extend the term for an additional two years. The bridge facility has covenants similar to those contained in Valero's $835 million revolving bank credit and letter of credit facility. Any amounts borrowed under the bridge facility bear interest at LIBOR plus an applicable margin. Additionally, Valero has amended its existing bank credit and letter of credit facility to provide for, among other things, higher debt-to-capitalization limits necessary to complete the Benicia Acquisition. These amendments, which become effective upon closing of the acquisition of the Benicia Refinery and the Distribution Assets, increase the total debt-to-capitalization limit from 50% to 65%. This ratio will decrease to 60% at the earlier of March 31, 2001

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE MONTHS ENDED MARCH 31, 2000 -- (CONTINUED)

or upon the issuance of $300 million of certain equity securities, and will further decrease to 55% on September 30, 2001.

     The acquisition of the Benicia Refinery and the Distribution Assets will be initially funded through interim financing consisting of (i) the $600 million bank bridge facility described above, (ii) borrowings under Valero's existing bank credit facilities and (iii) an interim lease arrangement to accommodate the acquisition of the Benicia Refinery's dock facility. It is expected that this interim financing will be repaid and the acquisition of the Service Station Assets will be funded through a mix of debt, equity and structured lease financing.

     Although Valero anticipates that the acquisition will be completed as described above, there can be no assurance that the transaction will close on the above-noted dates, that it will be funded as described, or that all of the conditions required to close the transaction will be met. If completed, this acquisition will be accounted for under the purchase method of accounting. Accordingly, the results of operations of the acquired refining and retail assets will be included in the consolidated financial statements of Valero beginning on the respective effective dates of the transaction.

     On March 31, 2000, Valero filed a $1.3 billion universal shelf registration statement on Form S-3 with the SEC, which has not yet been declared effective, to register various securities including common stock, preferred stock, warrants, debt securities and trust preferred securities.

3. INVENTORIES

     Refinery feedstocks and refined products and blendstocks are carried at the lower of cost or market, with the cost of feedstocks purchased for processing and produced products determined primarily under the last-in, first-out ("LIFO") method of inventory pricing, and the cost of feedstocks and products purchased for resale determined under the weighted average cost method. At March 31, 2000, the replacement cost of Valero's LIFO inventories exceeded their LIFO carrying values by approximately $194 million. Materials and supplies are carried principally at weighted average cost not in excess of market. Inventories as of March 31, 2000 and December 31, 1999 were as follows (in thousands):

                                                            MARCH 31,   DECEMBER 31,
                                                              2000          1999
                                                            ---------   ------------
Refinery feedstocks.......................................  $115,790      $ 61,649
Refined products and blendstocks..........................   264,417       183,519
Materials and supplies....................................    55,990        58,220
                                                            --------      --------
                                                            $436,197      $303,388
                                                            ========      ========

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE MONTHS ENDED MARCH 31, 2000 -- (CONTINUED)

4. STATEMENTS OF CASH FLOWS

     In order to determine net cash provided by operating activities, net income
(loss) has been adjusted by, among other things, changes in current assets and current liabilities. The changes in Valero's current assets and current liabilities are shown in the following table as an (increase)/decrease in current assets and an increase/(decrease) in current liabilities (in thousands). These amounts exclude changes in "Cash and temporary cash investments," "Current deferred income tax assets" and "Short-term debt."

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2000        1999
                                                              ---------   --------
Receivables, net............................................  $ (31,015)  $(13,463)
Inventories.................................................   (132,809)    16,060
Prepaid expenses and other..................................     (9,057)    (1,543)
Accounts payable............................................    115,666    121,961
Accrued expenses............................................     (5,874)    (9,034)
                                                              ---------   --------
          Total.............................................  $ (63,089)  $113,981
                                                              =========   ========

     Cash flows related to interest and income taxes were as follows (in thousands):

                                                                THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               2000      1999
                                                              -------   ------
Interest paid (net of amount capitalized)...................  $13,621   $6,989
Income tax refunds received.................................       --    7,212
Income taxes paid...........................................    3,051        5

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE MONTHS ENDED MARCH 31, 2000 -- (CONTINUED)

5. EARNINGS PER SHARE

     The computation of basic and diluted per-share amounts, as required by the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, is as follows (dollars and shares in thousands, except per-share amounts):

                                                     THREE MONTHS ENDED MARCH 31,
                                          ---------------------------------------------------
                                                    2000                       1999
                                          ------------------------   ------------------------
                                                             PER-                       PER-
                                            NET              SHARE     NET              SHARE
                                          INCOME    SHARES   AMT.    (LOSS)    SHARES   AMT.
                                          -------   ------   -----   -------   ------   -----
Net income (loss).......................  $30,739                    $(2,716)
                                          =======                    =======
Basic Earnings Per Share:
  Net income (loss) available to common
     stockholders.......................  $30,739   55,874   $.55    $(2,716)  56,057   $(.05)
                                                             ====                       =====
Effect Of Dilutive Securities:
  Stock options.........................       --     838                 --      --
  Performance awards....................       --     522                 --      --
                                          -------   ------           -------   ------
Diluted Earnings Per Share:
  Net income (loss) available to common
     stockholders plus assumed
     conversions........................  $30,739   57,234   $.54    $(2,716)  56,057   $(.05)
                                          =======   ======   ====    =======   ======   =====

     Because Valero reported a net loss for the three months ended March 31, 1999, various stock options and performance awards which were granted to employees in connection with Valero's stock compensation plans and were outstanding during such period were not included in the computation of diluted earnings per share because the effect would have been antidilutive. At March 31, 1999, options to purchase approximately 6.4 million common shares and performance awards totaling approximately 317,000 common shares were outstanding.

6. NEW ACCOUNTING PRONOUNCEMENTS

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation." This interpretation clarifies the application of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for certain issues including, among other things, (i) the definition of employee for purposes of applying Opinion 25, (ii) the criteria for determining whether a plan qualifies as a noncompensatory plan, (iii) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (iv) the accounting for an exchange of stock compensation awards in a business combination. This interpretation will become effective for Valero's financial statements beginning July 1, 2000, including the effects of applying this interpretation to certain specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of this interpretation is not expected to have a material effect on Valero's consolidated financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE MONTHS ENDED MARCH 31, 2000 -- (CONTINUED)

hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. As issued, this statement was to become effective for Valero's financial statements beginning January 1, 2000. However, in June 1999, the FASB issued SFAS No. 137 which delayed for one year the effective date of SFAS No.
133. As a result, SFAS No. 133 will become effective for Valero's financial statements beginning January 1, 2001 and is not allowed to be applied retroactively to financial statements of prior periods. At this effective date, SFAS No. 133 must be applied to (i) all freestanding derivative instruments and
(ii) all embedded derivative instruments required by the statement to be separated from their host contracts (or, at Valero's election, only those derivatives embedded in hybrid instruments issued, acquired or substantively modified on or after either January 1, 1998 or January 1, 1999). Valero is currently evaluating the impact on its financial statements of adopting this statement. Adoption of this statement could result in increased volatility in Valero's earnings and other comprehensive income.

7. LITIGATION AND CONTINGENCIES

     Prior to July 31, 1997, Valero was a wholly owned subsidiary of Valero Energy Corporation, referred to as Old Valero. Old Valero was engaged in both the refining and marketing business and the natural gas related services business. On July 31, 1997, Old Valero spun off Valero to Old Valero's stockholders and, with its remaining natural gas related services business, merged with a wholly owned subsidiary of PG&E Corporation (the "Restructuring"). Old Valero and certain of its natural gas related subsidiaries, and Valero, have been sued by Teco Pipeline Company regarding the operation of the 340-mile West Texas Pipeline in which a subsidiary of Old Valero holds a 50% undivided interest. In 1985, a subsidiary of Old Valero sold a 50% undivided interest in the pipeline and entered into a joint venture with the purchaser of the 50% interest through an ownership agreement and an operating agreement. In 1988, Teco succeeded to that purchaser's 50% interest. A subsidiary of Old Valero has at all times been the operator of the pipeline. Despite the written ownership and operating agreements, the plaintiff contends that a separate, unwritten partnership agreement exists, and that the defendants have exercised improper control over this alleged partnership's affairs. The plaintiff also contends that the defendants acted in bad faith by negatively affecting the economics of the joint venture in order to provide financial advantages to facilities or entities owned by the defendants, and by allegedly taking for the defendants' own benefit certain opportunities available to the joint venture. The plaintiff asserts causes of action for breach of fiduciary duty, fraud, tortious interference with business relationships, professional malpractice and other claims, and seeks unquantified actual and punitive damages. Old Valero's motion to require arbitration of the case as required in the written agreements was denied by the trial court, but Old Valero appealed, and in August 1999, the court of appeals ruled in Old Valero's favor and ordered arbitration of the entire dispute. Teco has since waived efforts to further appeal this ruling, and an arbitration panel has been selected. Valero has been formally added to this proceeding. The arbitration panel has scheduled the arbitration hearing for October 2000. Although PG&E acquired Teco and now owns both Teco and Old Valero, PG&E's Teco acquisition agreement purports to assign the benefit or detriment of this lawsuit to the former shareholders of Teco. In connection with the Restructuring, Valero has agreed to indemnify Old Valero with respect to this lawsuit for 50% of any final judgment or settlement amount up to $30 million, and 100% of that part of any final judgment or settlement amount over $30 million.

     In 1986, Valero filed suit against M.W. Kellogg Company for damages arising from certain alleged design and construction defects in connection with a major construction project at the Corpus Christi Refinery. Ingersoll-Rand Company was added as a defendant in 1989. In 1991, the trial court granted summary judgment against Valero based in part on certain exculpatory provisions in various agreements connected with the project. In 1993, the court of appeals affirmed the summary judgment and the Texas Supreme Court denied review. Subsequent to the summary judgment, Kellogg and Ingersoll-Rand brought indemnity claims against Valero for attorneys' fees and expenses incurred in defending the original action. In 1996, the trial

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE MONTHS ENDED MARCH 31, 2000 -- (CONTINUED)

court rendered summary judgment against Kellogg and Ingersoll-Rand based on procedural grounds, and the court of appeals affirmed that ruling in 1997. However, in 1999, the Texas Supreme Court reversed the court of appeals and remanded Kellogg's and Ingersoll-Rand's claims for attorneys' fees and expenses to the trial court.

     Valero is also a party to additional claims and legal proceedings arising in the ordinary course of business. Valero believes it is unlikely that the final outcome of any of the claims or proceedings to which it is a party would have a material adverse effect on its financial statements; however, due to the inherent uncertainty of litigation, the range of possible loss, if any, cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on Valero's results of operations or financial condition.

8. SUBSEQUENT EVENTS

     On May 4, 2000, Valero's Board of Directors declared a regular quarterly cash dividend of $.08 per common share payable June 14, 2000, to holders of record at the close of business on May 30, 2000.

     Valero disclosed in its Annual Report on Form 10-K for the year ended December 31, 1999, that it had received two New Jersey Department of Environmental Protection ("NJDEP") Administrative Orders and Notices of Civil Administrative Penalty Assessment related to particulate emissions from the fluid catalytic cracking unit ("FCC Unit") at Valero's Paulsboro Refinery. These orders and assessments related to emissions from the FCC Unit that occurred after Valero's acquisition of the refinery, but that related to conditions existing prior to the acquisition. On May 5, 2000, Valero entered into a comprehensive administrative consent order with the NJDEP to resolve all pending enforcement actions and related but unasserted claims regarding particulate emissions from the refinery. The order authorizes an expansion of the refinery allowing for production of reformulated gasoline ("RFG"), provides for interim emissions limits, and requires a penalty payment of $600,000 on the particulate emissions issues. Under the order, Valero also agreed to install a wet-gas scrubber on the refinery's FCC Unit by December 31, 2003. Valero believes that the terms of the foregoing settlement will not have a material adverse effect on its operations or financial condition.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Exxon Mobil Corporation

     In our opinion, the accompanying balance sheet and the related statements of income, of cash flows and of changes in Exxon Mobil Corporation net investment present fairly, in all material respects, the financial position of the Exxon California Refinery, Terminal and Retail Assets Business (as defined in the Sale and Purchase Agreement between Exxon Mobil Corporation and Valero Refining Company--California) at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Exxon Mobil Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 3 to the financial statements, Exxon Mobil Corporation changed its method of accounting for the cost of start-up activities in 1998.

PricewaterhouseCoopers LLP

Houston, Texas
May 10, 2000

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                                 BALANCE SHEET
                           DECEMBER 31, 1999 AND 1998

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
                                     ASSETS

Current assets:
  Cash......................................................  $      4   $    246
  Receivables...............................................    41,039     28,002
  Inventories...............................................    41,680     38,218
  Other current assets......................................     3,922     10,124
                                                              --------   --------
          Total current assets..............................    86,645     76,590
Property, plant and equipment, net..........................   476,687    478,928
Prepaids and deferred charges...............................     8,422      6,940
Other noncurrent assets.....................................     7,360      6,587
                                                              --------   --------
          Total assets......................................  $579,114   $569,045
                                                              ========   ========

             LIABILITIES AND EXXON MOBIL CORPORATION NET INVESTMENT

Current liabilities:
  Accounts payable..........................................  $ 23,949   $ 19,142
  Payroll and benefits payable..............................     2,080      2,000
  Taxes other than income taxes.............................    17,481     10,263
  Deferred income tax.......................................     1,147      2,451
  Other current liabilities.................................     5,932      3,311
                                                              --------   --------
          Total current liabilities.........................    50,589     37,167
Long-term deferred income taxes.............................    85,654     71,575
Deferred credits and other liabilities......................     6,057      1,430
                                                              --------   --------
          Total liabilities.................................   142,300    110,172
Exxon Mobil Corporation net investment......................   436,814    458,873
                                                              --------   --------
          Total liabilities and Exxon Mobil Corporation net
           investment.......................................  $579,114   $569,045
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                              STATEMENT OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                              1999         1998         1997
                                                           ----------   ----------   ----------
                                                                      (IN THOUSANDS)
Revenues:
  Sales and other operating revenue, including excise
     taxes:
     Unrelated parties...................................  $1,818,355   $1,611,327   $1,793,767
     Related parties.....................................       7,726       13,698       20,529
                                                           ----------   ----------   ----------
                                                            1,826,081    1,625,025    1,814,296
                                                           ----------   ----------   ----------
Costs and expenses:
  Crude oil and product purchases........................     962,718      785,040    1,060,502
  Operating expenses.....................................     214,506      160,291      188,282
  Selling, general and administrative expenses...........      25,478       27,961       30,705
  Depreciation and amortization..........................      26,474       22,748       20,983
  Excise taxes...........................................     474,506      497,714      414,370
  Taxes other than income taxes..........................      10,020        9,957        9,493
  Loss on property, plant and equipment sales............         825          740          418
                                                           ----------   ----------   ----------
          Total costs and expenses.......................   1,714,527    1,504,451    1,724,753
                                                           ----------   ----------   ----------
Income before income taxes...............................     111,554      120,574       89,543
Income taxes.............................................      46,023       48,317       36,549
                                                           ----------   ----------   ----------
Income before cumulative effect of accounting change.....      65,531       72,257       52,994
Cumulative effect of accounting change...................                   (2,925)
                                                           ----------   ----------   ----------
Net income...............................................  $   65,531   $   69,332   $   52,994
                                                           ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                            STATEMENT OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $ 65,531   $ 69,332   $ 52,994
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    26,474     22,748     20,983
     Deferred income taxes..................................    12,775     14,411     19,335
     Cumulative effect of accounting change.................                2,925
     Loss on sale of property, plant and equipment..........       825        740        418
     Increase in accounts receivable........................   (13,037)   (11,483)    16,820
     Decrease (increase) in inventories.....................    (3,462)     4,312    (13,052)
     Decrease (increase) in other current assets............     6,202     (5,044)    (2,876)
     Decrease (increase) in prepaids and deferred charges...    (1,482)     3,440      4,263
     Decrease (increase) in other noncurrent assets.........      (773)    (3,587)    (1,529)
     Increase (decrease) in accounts payable and accrued
       liabilities..........................................     7,508     (1,909)       507
     Decrease (increase) in taxes other than income.........     7,218     23,094     (4,557)
     Increase in deferred credits and other liabilities.....     4,627        413      1,017
                                                              --------   --------   --------
          Net cash provided by operating activities.........   112,406    119,392     94,323
                                                              --------   --------   --------
Cash flows from investing activities:
  Additions to property, plant and equipment................   (25,058)   (37,866)   (31,267)
                                                              --------   --------   --------
          Net cash used in investing activities.............   (25,058)   (37,866)   (31,267)
                                                              --------   --------   --------
Cash flows from financing activities:
Net cash distributions to Exxon Mobil Corporation...........   (87,590)   (81,413)   (63,023)
                                                              --------   --------   --------
          Net cash used in financing activities.............   (87,590)   (81,413)   (63,023)
                                                              --------   --------   --------
Net increase (decrease) in cash.............................      (242)       113         33
Cash at beginning of year...................................       246        133        100
                                                              --------   --------   --------
Cash at end of year.........................................  $      4   $    246   $    133
                                                              ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

         STATEMENT OF CHANGES IN EXXON MOBIL CORPORATION NET INVESTMENT

                                                              (IN THOUSANDS)
Exxon Mobil Corporation net investment at December 31,
  1996......................................................     $480,983
  Net income................................................       52,994
  Net cash distributions to Exxon Mobil Corporation.........      (63,023)
                                                                 --------
Exxon Mobil Corporation net investment at December 31,
  1997......................................................      470,954
  Net income................................................       69,332
  Net cash distributions to Exxon Mobil Corporation.........      (81,413)
                                                                 --------
Exxon Mobil Corporation net investment at December 31,
  1998......................................................      458,873
  Net income................................................       65,531
  Net cash distributions to Exxon Mobil Corporation.........      (87,590)
                                                                 --------
Exxon Mobil Corporation net investment at December 31,
  1999......................................................     $436,814
                                                                 ========

   The accompanying notes are an integral part of these financial statements.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

     Exxon Mobil Corporation (ExxonMobil) operates a refinery and marketing assets in the state of California which are collectively referred to herein as the Exxon California Refinery, Terminal and Retail Assets Business (the Business). The Business is engaged in the manufacturing, purchasing and marketing of petroleum products in the state of California. Operating assets primarily consist of: (a) the Benicia Refinery, located in the San Francisco Bay area, including a deepwater dock, (b) a 20-inch crude pipeline and an adjacent truck terminal for regional truck rack sales and (c) Exxon-branded retail assets comprised of 80 marketing sites, of which ten are ExxonMobil owned and operated and 70 are owned by ExxonMobil and leased to dealers. The retail assets owned by ExxonMobil are primarily located in the San Francisco Bay area. In addition, there are 260 independently owned and operated, Exxon-branded retail assets located throughout California.

     On March 2, 2000, ExxonMobil agreed to sell to Valero Refining Company--California (a subsidiary of Valero Energy Corporation) these assets as a result of Consent Decrees issued by the Federal Trade Commission and the state of California, which provided that certain assets be divested by ExxonMobil in connection with the merger of Exxon Corporation and Mobil Corporation. The anticipated closing date for the refinery sale is May 15, 2000 with a secondary close for the remaining assets scheduled for June 15, 2000. The accompanying financial statements do not include any adjustments that might result from the proposed sale.

     The accompanying financial statements represent a carve-out financial statement presentation of the Business' operations and reflect ExxonMobil historical cost basis. The financial statements include allocations and estimates of direct and indirect ExxonMobil administrative costs attributable to the Business' operations. The methods by which such amounts are attributed or allocated are deemed reasonable by management. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

  Revenue Recognition

     Revenues associated with sales of petroleum products and all other items are recorded when title passes to the customer.

  Inventories

     Inventories are carried at lower of current market value or cost. Cost of crude oil and refined products inventories is determined under the last-in, first-out (LIFO) method. Crude oil and product purchases are reflected in the income statement at cost. Costs include applicable purchase costs and operating expenses but not general and administrative expenses or research and development costs. Inventory is adjusted for any ExxonMobil consolidated LIFO effect at the end of each period. Cost of materials and supplies is determined under the average cost method.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                         NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 1999--(CONTINUED)

  Property, Plant and Equipment

     Property, plant and equipment is carried at cost, less accumulated depreciation. Depreciation, based on cost less estimated salvage value of the asset, is determined under the straight-line method. When a major facility depreciated on an individual basis is sold or otherwise disposed of, any gain or loss is reflected in income. Expenditures for maintenance and repairs, including those for refinery turnarounds, are expensed as incurred.

     Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. ExxonMobil estimates undiscounted future cash flows to judge the recoverability of carrying amounts.

  Environmental Conservation

     Liabilities for environmental conservation are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties, and projected cash expenditures are not discounted.

  Income Taxes

     Historically, the Business' results have been included in the consolidated federal income tax returns filed by ExxonMobil. The income tax provision for each period presented represents the current and deferred income taxes that would have resulted if the Business were a stand-alone taxable entity filing its own income tax returns. Accordingly, the calculation of tax provisions and deferred taxes necessarily require certain assumptions, allocations and estimates which management believes are reasonable to reflect the tax reporting for the Business as a stand-alone taxpayer.

  Fair Value of Financial Instruments

     The reported amounts of financial instruments such as receivables and payables approximate fair value because of their short maturities.

3. ACCOUNTING CHANGE

     The American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", was implemented by ExxonMobil in the fourth quarter of 1998, effective as of January 1, 1998. This statement requires that costs of start-up activities and organizational costs be expensed as incurred. The cumulative effect of this accounting change on years prior to 1998 applicable to the Business was a charge of $2.9 million (net of $2 million income tax effect).

4. EXXON MOBIL CORPORATION NET INVESTMENT, ALLOCATIONS AND RELATED-PARTY TRANSACTIONS

     For purposes of these carve-out financial statements, payables and receivables related to transactions between the Business and ExxonMobil, as well as liabilities and refunds related to current income taxes, are included as a component of the Exxon Mobil Corporation net investment. Such amounts related to current income taxes are deemed to have been paid in cash to ExxonMobil in the year in which the income taxes were recorded.

     The Business purchased crude oil from ExxonMobil, at transfer prices that were intended to reflect market prices, in the amounts of $755 million, $565 million and $802 million for the years ended December 31, 1999, 1998 and 1997, respectively. The Business' sales of refined products to ExxonMobil for the years ended December 31, 1999, 1998 and 1997, were $8 million, $14 million and $21 million, respectively.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                         NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 1999--(CONTINUED)

     Throughout the period covered by the financial statements, ExxonMobil provided the Business with certain services, including data processing, legal, human resources and financial services and certain corporate-funded research programs. Charges for these services were allocated based on various formulas that incorporate indicators such as expenditures, personnel head counts and refinery throughputs. Such charges amounted to $21 million, $20 million and $22 million for the years ended December 31, 1999, 1998 and 1997, respectively. These amounts include research and development expenses of $3 million, $2 million and $2 million, respectively. ExxonMobil uses a centralized cash management system under which cash receipts of the Business are remitted to ExxonMobil and cash disbursements of the Business are funded by ExxonMobil. No interest has been charged or credited on transactions with ExxonMobil.

5. EMPLOYEE BENEFIT PLANS

     ExxonMobil has noncontributory defined benefit pension plans covering substantially all employees of the Business. Benefits under these plans are based primarily upon years of service and final earnings. The funding policy for all plans provides that payments to the pension trusts shall be equal to the minimum funding requirements of the Employee Retirement and Income Security Act, plus such additional amounts as may be approved.

     ExxonMobil also has defined benefit retiree life and health insurance plans covering most of the Business' employees upon their retirement. Health benefits are primarily provided through comprehensive hospital, surgical and major medical benefit provisions subject to various cost-sharing features.

     For the purposes of these carve-out financial statements, the Business is considered to be participating in multiemployer benefit plans of ExxonMobil.

     For 1999, 1998 and 1997, the Business' allocated share of compensation expense related to these plans was approximately $3 million for each of the three years.

6. INCOME TAXES

     Income tax provisions and related assets and liabilities are determined on a stand-alone basis (Note 2).

     Income tax provision consists of the following:

                                         1999                           1998                           1997
                             ----------------------------   ----------------------------   ----------------------------
                             CURRENT   DEFERRED    TOTAL    CURRENT   DEFERRED    TOTAL    CURRENT   DEFERRED    TOTAL
                             -------   --------   -------   -------   --------   -------   -------   --------   -------
                                                                   (IN THOUSANDS)
Federal....................  $26,035   $ 9,330    $35,365   $27,098   $11,958    $39,056   $16,571   $12,048    $28,619
State......................   7,213      3,445     10,658    6,808      2,453      9,261      643      7,287      7,930
                             -------   -------    -------   -------   -------    -------   -------   -------    -------
        Total..............  $33,248   $12,775    $46,023   $33,906   $14,411    $48,317   $17,214   $19,335    $36,549
                             =======   =======    =======   =======   =======    =======   =======   =======    =======

     A reconciliation of federal statutory tax rate (35%) to total provisions follows:

                                                           1999      1998      1997
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Statutory rate applied to income before income taxes....  $39,044   $42,201   $31,340
State income taxes (net of federal income tax benefit
  and California business tax credits)..................    6,928     6,019     5,154
Other...................................................       51        97        55
                                                          -------   -------   -------
          Total provisions..............................  $46,023   $48,317   $36,549
                                                          =======   =======   =======

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                         NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 1999--(CONTINUED)

     Deferred tax assets and liabilities resulted from the following temporary differences as of December 31, 1999 and 1998:

                                                               1999      1998
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Accrued liabilities.......................................  $ 3,898   $ 1,519
                                                              -------   -------
          Total deferred tax assets.........................    3,898     1,519
                                                              -------   -------
Deferred tax liabilities:
  Depreciation..............................................   75,524    62,390
  Inventory.................................................    2,935     3,154
  Other.....................................................   12,240    10,001
                                                              -------   -------
          Total deferred tax liabilities....................   90,699    75,545
                                                              -------   -------
          Net deferred tax liabilities......................  $86,801   $74,026
                                                              =======   =======

7. INVENTORIES

     Inventories consist of the following:

                                                               1999      1998
                                                              -------   -------
                                                               (IN THOUSANDS)
Crude oil...................................................  $12,892   $ 7,872
Refined products............................................   17,416    16,111
Materials and supplies......................................   11,372    14,235
                                                              -------   -------
          Total inventories.................................  $41,680   $38,218
                                                              =======   =======

     The LIFO method accounted for 73% and 63% of total inventory at December 31, 1999 and 1998, respectively. The aggregate replacement cost of inventories was estimated to exceed their LIFO carrying values by $115 million and $39 million at December 31, 1999 and 1998, respectively.

8. OTHER CURRENT ASSETS

     Other current assets consist of the following:

                                                               1999     1998
                                                              ------   -------
                                                               (IN THOUSANDS)
Prepaid expenses............................................           $ 7,853
Catalyst....................................................  $2,699     1,937
Other.......................................................   1,223       334
                                                              ------   -------
          Total.............................................  $3,922   $10,124
                                                              ======   =======

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                         NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 1999--(CONTINUED)

9. PROPERTY, PLANT AND EQUIPMENT

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Refining....................................................  $811,868   $788,295
Marketing...................................................    84,300     83,990
                                                              --------   --------
                                                               896,168    872,285
Less--accumulated depreciation and amortization.............   419,481    393,357
                                                              --------   --------
          Total property, plant and equipment, net..........  $476,687   $478,928
                                                              ========   ========

     The depreciation lives used in computing the annual provision for depreciation are substantially as follows:

Refining...............................................   25-33 years
Marketing..............................................    3-21 years

10. LEASES

     The Business leases a wide variety of facilities and equipment under operating leases, including office equipment and transportation equipment. Rent expense approximated $5 million, $4 million and $3 million for December 31, 1999, 1998 and 1997, respectively.

11. CONTINGENCIES AND COMMITMENTS

     ExxonMobil is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments relating to the Business involving a variety of matters, including laws and regulations relating to the environment. The more significant of these matters are discussed below.

  Environmental Matters

     The Business is subject to federal, state and local environmental laws and regulations that in the future may require ExxonMobil to take action to correct or reduce the effects on the environment of prior disposal or release of chemical or petroleum substances, including MTBE, by ExxonMobil or other parties. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 1999 and 1998, accrued liabilities for remediation totaled $11 million and $4 million, respectively. Environmental expenses were $11 million, $5 million and $3 million during the years ended December 31, 1999, 1998 and 1997, respectively, and are included in operating expenses. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that might be imposed.

     For a number of years, the Business has made substantial capital expenditures to maintain compliance with various laws relating to the environment at existing facilities. The Business anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

  UNOCAL Patent Litigation

     ExxonMobil and four other refiners filed a lawsuit against Unocal Corporation (UNOCAL) in Los Angeles, California, seeking a determination that a UNOCAL patent on certain gasoline compositions

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                         NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 1999--(CONTINUED)

(commonly referred to as the "'393 patent") is invalid and unenforceable. UNOCAL's '393 patent potentially covers a substantial portion of the reformulated gasoline compositions required by the CARB Phase II regulations that went into effect in March 1996. In 1997, a federal court found that the refiners had not proven the '393 patent to be invalid or unforceable and, furthermore, found the reasonable royalty for infringement to be 5.75 cents per gallon. The case was appealed and, in March 2000, the Court of Appeals for the Federal Circuit affirmed. In April 2000, ExxonMobil and the other four refiners filed a petition for reconsideration and for rehearing en banc with the appellate court. The ultimate outcome of the litigation is uncertain. ExxonMobil has retained, and will continue to retain, even after transfer of the Business to Valero Refining Company--California, any and all liability associated with the UNOCAL patent litigation arising prior to the date of transfer of the assets. For operations subsequent to the transfer of the Business, Valero Refining Company--California will be responsible for any UNOCAL patent exposure.

  Other Matters

     Claims have been made against ExxonMobil relating to the Business in other pending lawsuits, the outcome of which is not expected to have a materially adverse effect on the Business' operations, cash flows or financial position.

12. RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board released Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities Information." As amended by Statement No. 137 issued in June 1999, this statement, which must be adopted no later than January 1, 2001 for calendar-year companies such as the Business, establishes accounting and reporting standards for derivative instruments. The statement requires that an entity recognize all derivatives as either assets or liabilities in the financial statements and measure those instruments at fair value, and it defines the accounting for changes in the fair value of the derivatives depending on the intended use of the derivative. Adoption of this statement is not expected to have a material effect upon the Business' operations or financial condition.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                                 BALANCE SHEET
                      MARCH 31, 2000 AND DECEMBER 31, 1999

                                                                MARCH 31,
                                                                  2000         DECEMBER 31,
                                                               (UNAUDITED)         1999
                                                              -------------   --------------
                                                                      (IN THOUSANDS)
                                           ASSETS

Current assets:
  Cash......................................................   $       99       $        4
  Receivables...............................................       44,998           41,039
  Inventories...............................................       30,345           41,680
  Other current assets......................................        3,224            3,922
                                                               ----------       ----------
          Total current assets..............................       78,666           86,645
Property, plant and equipment, net..........................      475,450          476,687
Prepaids and deferred charges...............................        9,901            8,422
Other noncurrent assets.....................................        8,208            7,360
                                                               ----------       ----------
          Total assets......................................   $  572,225       $  579,114
                                                               ==========       ==========

                   LIABILITIES AND EXXON MOBIL CORPORATION NET INVESTMENT

Current liabilities:
  Accounts payable..........................................   $   37,768       $   23,949
  Payroll and benefits payable..............................        2,080            2,080
  Taxes other than income taxes.............................       14,856           17,481
  Deferred income tax.......................................        1,147            1,147
  Other current liabilities.................................        6,429            5,932
                                                               ----------       ----------
          Total current liabilities.........................       62,280           50,589
Long-term deferred income taxes.............................       88,560           85,654
Deferred credits and other liabilities......................       11,503            6,057
                                                               ----------       ----------
          Total liabilities.................................      162,343          142,300
Exxon Mobil Corporation net investment......................      409,882          436,814
                                                               ----------       ----------
          Total liabilities and Exxon Mobil Corporation net
            investment......................................   $  572,225       $  579,114
                                                               ==========       ==========

   The accompanying notes are an integral part of these financial statements.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                              STATEMENT OF INCOME
                   THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
Revenues:
  Sales and other operating revenue, including excise taxes:
     Unrelated parties......................................  $619,358   $233,106
     Related parties........................................     3,979      1,497
                                                              --------   --------
                                                               623,337    234,603
                                                              --------   --------
Costs and expenses:
  Crude oil and product purchases...........................   397,081     79,006
  Operating expenses........................................    39,158     86,966
  Selling, general and administrative expenses..............     7,501      7,722
  Depreciation and amortization.............................     6,723      6,496
  Excise taxes..............................................   128,538    108,337
  Taxes other than income taxes.............................     2,758      2,647
  Loss on property, plant and equipment sales...............        45        203
                                                              --------   --------
          Total costs and expenses..........................   581,804    291,377
                                                              --------   --------
Income (loss) before income taxes...........................    41,533    (56,774)
Income taxes................................................    16,923    (23,133)
                                                              --------   --------
Net income (loss)...........................................  $ 24,610   $(33,641)
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                            STATEMENT OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $ 24,610   $(33,641)
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................     6,723      6,496
     Deferred income taxes..................................     2,906      2,813
     Loss on sale of property, plant and equipment..........        45        203
     Increase in accounts receivable........................    (3,959)   (24,740)
     Decrease (increase) in inventories.....................    11,335     (3,530)
     Decrease in other current assets.......................       698      9,656
     Increase in prepaids and deferred charges..............    (1,479)    (2,348)
     Increase in other noncurrent assets....................      (848)      (262)
     Increase in accounts payable and accrued liabilities...    14,316      6,984
     Decrease in taxes other than income....................    (2,625)    (9,004)
     Increase in deferred credits and other liabilities.....     5,446      4,038
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................    57,168    (43,335)
                                                              --------   --------
Cash flows from investing activities:
  Additions to property, plant and equipment................    (5,531)    (9,498)
                                                              --------   --------
          Net cash used in investing activities.............    (5,531)    (9,498)
                                                              --------   --------
Cash flows from financing activities:
  Net cash advances from (distributions to)
     Exxon Mobil Corporation................................   (51,542)    52,787
                                                              --------   --------
          Net cash provided by (used in) financing
           activities.......................................   (51,542)    52,787
                                                              --------   --------
Net increase (decrease) in cash.............................        95        (46)
Cash at beginning of period.................................         4        246
                                                              --------   --------
Cash at end of period.......................................  $     99   $    200
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2000

1. BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

     Exxon Mobil Corporation (ExxonMobil) operates a refinery and marketing assets in the state of California which are collectively referred to herein as the Exxon California Refinery, Terminal and Retail Assets Business (the Business). The Business is engaged in the manufacturing, purchasing and marketing of petroleum products in the state of California. Operating assets primarily consist of: (a) the Benicia Refinery, located in the San Francisco Bay area, including a deepwater dock, (b) a 20-inch crude pipeline and an adjacent truck terminal for regional truck rack sales and (c) Exxon-branded retail assets comprised of 80 marketing sites, of which ten are ExxonMobil owned and operated and 70 are owned by ExxonMobil and leased to dealers. The retail assets owned by ExxonMobil are primarily located in the San Francisco Bay area. In addition, there are 260 independently owned and operated, Exxon-branded retail assets located throughout California.

     On March 2, 2000, ExxonMobil agreed to sell to Valero Refining
Company -- California (a subsidiary of Valero Energy Corporation) these assets as a result of Consent Decrees issued by the Federal Trade Commission and the state of California, which provided that certain assets be divested by ExxonMobil in connection with the merger of Exxon Corporation and Mobil Corporation. The closing date for the refinery sale was May 15, 2000 with a secondary close for the remaining assets scheduled for June 15, 2000. The accompanying unaudited financial statements do not include any adjustments that might result from the proposed sale.

     The accompanying unaudited financial statements represent a carve-out financial statement presentation of the Business' operations and reflect ExxonMobil historical cost basis. The unaudited financial statements include allocations and estimates of direct and indirect ExxonMobil administrative costs attributable to the Business' operations. The methods by which such amounts are attributed or allocated are deemed reasonable by management. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

     These unaudited financial statements should be read in the context of the carve-out financial statements and notes thereto included in Valero Energy Corporation's Form 8-K/A filed with the Securities and Exchange Commission. In the opinion of management, the information furnished herein reflects all known accruals and adjustments necessary for a fair statement of the results for the periods reported herein. All such adjustments are of a normal recurring nature.

2. EXXON MOBIL CORPORATION NET INVESTMENT, ALLOCATIONS AND RELATED-PARTY TRANSACTIONS

     For purposes of these unaudited carve-out financial statements, payables and receivables related to transactions between the Business and ExxonMobil, as well as liabilities and refunds related to current income taxes, are included as a component of the Exxon Mobil Corporation net investment. Such amounts related to current income taxes are deemed to have been paid in cash to ExxonMobil in the year in which the income taxes were recorded. ExxonMobil uses a centralized cash management system under which cash receipts of the Business are remitted to ExxonMobil and cash disbursements of the Business are funded by ExxonMobil. No interest has been charged or credited on transactions with ExxonMobil.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

3. INVENTORIES

     Inventories consist of the following:

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          1999
                                                              ---------   ------------
                                                                   (IN THOUSANDS)
Crude oil...................................................   $ 7,481      $12,892
Refined products............................................    10,980       17,416
Materials and supplies......................................    11,884       11,372
                                                               -------      -------
          Total inventories.................................   $30,345      $41,680
                                                               =======      =======

4. CONTINGENCIES AND COMMITMENTS

     ExxonMobil is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments relating to the Business involving a variety of matters, including laws and regulations relating to the environment. The more significant of these matters are discussed below.

  Environmental Matters

     The Business is subject to federal, state and local environmental laws and regulations that in the future may require ExxonMobil to take action to correct or reduce the effects on the environment of prior disposal or release of chemical or petroleum substances, including MTBE, by ExxonMobil or other parties. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At March 31, 2000 and December 31, 1999, accrued liabilities for remediation totaled $11 million and $11 million, respectively.

     For a number of years, the Business has made substantial capital expenditures to maintain compliance with various laws relating to the environment at existing facilities. The Business anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

  UNOCAL Patent Litigation

     ExxonMobil and four other refiners filed a lawsuit against Unocal Corporation (UNOCAL) in Los Angeles, California, seeking a determination that a UNOCAL patent on certain gasoline compositions (commonly referred to as the " '393 patent") is invalid and unenforceable. UNOCAL's '393 patent potentially covers a substantial portion of the reformulated gasoline compositions required by the CARB Phase II regulations that went into effect in March 1996. In 1997, a federal court found that the refiners had not proven the '393 patent to be invalid or unforceable and, furthermore, found the reasonable royalty for infringement to be 5.75 cents per gallon. The case was appealed and, in March 2000, the Court of Appeals for the Federal Circuit affirmed. In April 2000, ExxonMobil and the other four refiners filed a petition for reconsideration and for rehearing en banc with the appellate court. In May 2000, the federal appeals court denied this petition. ExxonMobil is currently reviewing its options and the ultimate outcome of the litigation is uncertain. ExxonMobil has retained, and will continue to retain, even after transfer of the Business to Valero Refining Company -- California, any and all liability associated with the UNOCAL patent litigation arising prior to the date of transfer of the assets. For operations subsequent to the transfer of the Business, Valero Refining
Company -- California will be responsible for any UNOCAL patent exposure.

         EXXON CALIFORNIA REFINERY, TERMINAL AND RETAIL ASSETS BUSINESS

  Other Matters

     Claims have been made against ExxonMobil relating to the Business in other pending lawsuits, the outcome of which is not expected to have a materially adverse effect on the Business' operations, cash flows or financial position.

5. RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board released Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities Information." As amended by Statement No. 137 issued in June 1999, this statement, which must be adopted no later than January 1, 2001 for calendar-year companies such as the Business, establishes accounting and reporting standards for derivative instruments. The statement requires that an entity recognize all derivatives as either assets or liabilities in the financial statements and measure those instruments at fair value, and it defines the accounting for changes in the fair value of the derivatives depending on the intended use of the derivative. Adoption of this statement is not expected to have a material effect upon the Business' operations or financial condition.

Prospectus

                                 $1,300,000,000

                        [VALERO ENERGY CORPORATION LOGO]
                             Senior Debt Securities
                      Junior Subordinated Debt Securities
                                  Common Stock
                            Stock Purchase Contracts
                              Stock Purchase Units

                                  VEC Trust I
                                  VEC Trust II

        TRUST PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED,
                            AS DESCRIBED HEREIN, BY

                           VALERO ENERGY CORPORATION
         ONE VALERO PLACE, SAN ANTONIO, TEXAS 78212     (210) 370-2000
                             ---------------------

                                              THE TRUSTS
      We will provide the specific            VEC Trust I and VEC Trust II are subsidiaries of Valero
 terms of the securities in one or more       Energy Corporation. They exist for the purpose of issuing
 supplements to this prospectus. You          trust preferred securities.
 should read this prospectus and the          THE OFFERING
 related prospectus supplement                Trust Preferred Securities
 carefully before you invest in our           The trusts may offer from time to time trust preferred
 securities. This prospectus may not be       securities representing undivided beneficial interests in
 used to offer and sell our securities        the assets of the issuing trust. The trusts will use the
 unless accompanied by a prospectus           proceeds from the sale of their trust preferred securities
 supplement.                                  to purchase Valero's debt securities.
                                              Debt Securities
                                              Valero may issue from time to time its debt securities to
                                              the trusts. These debt securities may be distributed to
                                              holders of the trust preferred securities if and when a
                                              trust is dissolved. The debt securities may be convertible into shares of Valero's common stock. The debt securities
                                              will be unsecured, and can be either pari passu with or
                                              subordinate and junior in right of payment to Valero's
                                              senior debt. We will indicate the type of debt securities to be issued in a prospectus supplement.
                                              Guarantee
                                              Valero will guarantee the trusts' payment obligations on the trust preferred securities as described in this prospectus and the prospectus supplement. We will provide the specific terms of the guarantee in a prospectus supplement.
                                              Stock Purchase Contracts
                                              Valero may issue stock purchase contracts obligating holders to purchase from Valero a specified number of shares of
                                              common stock in the future. The stock purchase contracts may be issued separately or as a part of stock purchase units
                                              consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third
                                              parties, including U.S. treasury securities, securing the
                                              holders' obligations to purchase common stock under the
                                              stock purchase contracts. We will provide the specific terms of the stock purchase contracts and stock purchase units in a prospectus supplement.
                                              Our common stock is listed on the New York Stock Exchange
                                              under the symbol "VLO."

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 30, 2000

                               TABLE OF CONTENTS

About This Prospectus.......................................     3
Summary Information -- Q&A..................................     4
About Valero Energy Corporation.............................     6
Forward-Looking Information.................................     7
Use of Proceeds.............................................     8
Accounting Treatment Relating to Trust Securities...........     9
Ratio of Earnings to Fixed Charges..........................     9
The Trusts..................................................     9
Description of the Trust Preferred Securities...............    11
Description of the Trust Preferred Securities Guarantee.....    23
Description of the Debt Securities..........................    26
Relationship Among the Trust Preferred Securities, the Debt
  Securities and the Guarantee..............................    34
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    36
Description of Capital Stock................................    36
Plan of Distribution........................................    40
Legal Matters...............................................    41
Experts.....................................................    41
Where You Can Find More Information.........................    41
Information We Incorporate by Reference.....................    42

                             ---------------------

     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THE DOCUMENT AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a "shelf" registration process. The registration statement also includes a prospectus under which Valero may offer from time to time its senior debt securities, subordinated debt securities, shares of common or preferred stock and warrants. Under the shelf process, we may offer any combination of the securities described in these two prospectuses in one or more offerings with a total initial offering price of up to $1,300,000,000. This prospectus provides you with a general description of the trust preferred securities, the debt securities to be issued by Valero, the Valero common stock into which the debt securities may be convertible or which may be issued pursuant to Valero's stock purchase contracts, Valero's guarantee, Valero's stock purchase contracts and Valero's stock purchase units. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     We have not included separate financial statements of the trusts in this prospectus. We do not consider that such financial statements are material to holders of the trust preferred securities because:

     - each trust is a newly created special purpose entity

     - neither trust has any operating history or independent operations

     - neither trust is engaged in, nor will it engage in, any activity other than issuing trust preferred and trust common securities, investing in and holding Valero's debt securities and engaging in related activities

     Furthermore, the combination of Valero's obligations under the debt securities, the associated indentures, the declarations of trust and the guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. In addition, we do not expect that the trusts will file reports with the SEC under the Securities Exchange Act of 1934.

     References in this prospectus to the terms "we," "us" or "Valero" or other similar terms mean Valero Energy Corporation, unless we state otherwise or the context indicates otherwise.

                           SUMMARY INFORMATION -- Q&A

     This summary provides a brief overview of the key aspects of the trusts, the trust preferred securities, the stock purchase contracts and the stock purchase contract units. The term "trust" refers to the VEC Trust for the specific transaction. This summary does not contain all information that is important to you. We encourage you to read carefully this prospectus and the prospectus supplement to understand fully the terms of the securities that are important to you in making a decision about whether to invest.

WHAT ARE THE TRUST PREFERRED SECURITIES?

     Each trust preferred security represents an undivided beneficial interest in the assets of a trust. Each trust preferred security will entitle the holder to receive cash distributions as described in this prospectus and the prospectus supplement.

WHO ARE THE TRUSTS?

     Each of VEC Trust I and VEC Trust II is a Delaware business trust. The principal office of each trust is One Valero Place, San Antonio, TX 78212 and the telephone number is (210) 370-2000.

     Valero will own all common securities of each trust. Each trust will use the proceeds from the sale of the trust preferred securities and the trust common securities to purchase a series of Valero's debt securities with the same financial terms as the trust preferred and trust common securities. The debt securities may be subordinated debt securities or senior debt securities. We will specify the type of debt security in a prospectus supplement. The trusts exist only to issue the trust preferred and trust common securities, invest in and hold Valero's debt securities and engage in related activities.

     There are five trustees of each trust. Three of them, referred to as regular trustees, are officers or employees of Valero. The Bank of New York will act as the property trustee of each trust, and The Bank of New York (Delaware) will act as the Delaware trustee of each trust.

     We will provide in the prospectus supplement additional information about the issuing trust.

WHEN WILL YOU RECEIVE DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES?
     The only source of cash to make payments on the trust preferred securities issuable by each trust will be payments on the debt securities it purchases from Valero.

     If you purchase trust preferred securities of a trust, you are entitled to receive cash distributions at the rate specified in the prospectus supplement. Unless we inform you otherwise in the prospectus supplement, distributions will accumulate from the date the trust issues the trust preferred securities and will be paid in arrears on the dates we specify in the prospectus supplement. We may, however, defer distributions as described below.

WHEN WILL PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

     If Valero defers interest payments on the debt securities held by a trust, the trust will defer distributions on the related trust preferred securities. We will describe in the prospectus supplement any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities.

     During any deferral period, except as described on page 12, Valero will not be permitted to:

     - declare or pay a dividend on its shares of capital stock

     - except in limited circumstances, redeem, purchase, acquire or make a distribution or liquidation payment on any of its shares of capital stock

     - make a payment on or repay, repurchase or redeem any debt that ranks equally with or junior to the debt securities or

     - make a guarantee payment on any guarantee by Valero of the debt of any of its subsidiaries if that guarantee ranks equally with or junior to the debt securities

WHAT IS VALERO'S GUARANTEE OF THE TRUST PREFERRED SECURITIES?

     Under each trust preferred securities guarantee, to the extent provided herein, Valero will irrevocably and unconditionally guarantee that if it makes a payment on the debt securities to the relevant trust but, for any reason, the trust does not make the corresponding distribution or redemption payment to the holders of the related trust preferred securities, then Valero will make the payments directly to the holders of the trust preferred securities.

     The following obligations of Valero taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities:

     - its obligations to make payments on the debt securities

     - its obligations under the trust preferred securities guarantee and its obligations under the amended and restated declaration of trust of the trust, which establishes the terms of the trust

We will provide the specific terms of the guarantee in a prospectus supplement.

WHEN COULD THE DEBT SECURITIES BE DISTRIBUTED TO YOU?

     Unless we inform you otherwise in the prospectus supplement, the holder of the trust common securities has the right to dissolve the trust at any time. If the trust is dissolved, after satisfaction of the trust's creditors, the trust may distribute debt securities on a proportionate basis to the holders of trust preferred and trust common securities.

WILL THE TRUST PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

     If specified in the prospectus supplement, we will apply to list the trust preferred securities on the New York Stock Exchange.

WILL HOLDERS OF THE TRUST PREFERRED SECURITIES HAVE ANY VOTING RIGHTS?

     Generally, the holders of the trust preferred securities will not have any voting rights.

WHAT ARE THE STOCK PURCHASE CONTRACTS?

     The stock purchase contracts are contracts obligating holders to purchase from Valero, and Valero to sell to the holders, a specified number of shares of Valero's common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

WHAT ARE THE STOCK PURCHASE UNITS?

     Each stock purchase unit consists of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, which secure the holders' obligations to purchase the common stock under the stock purchase contract.

                        ABOUT VALERO ENERGY CORPORATION

     We are one of the largest and most geographically diverse independent petroleum refining and marketing companies in the United States. As of March 31, 2000, we owned five refineries in Texas, Louisiana and New Jersey, providing us with core operations on both the Gulf Coast and the East Coast. These refineries are located in Corpus Christi, Houston, and Texas City in Texas, Krotz Springs, Louisiana and Paulsboro, New Jersey. In addition, on March 2, 2000, we entered into an agreement to purchase Exxon Mobil Corporation's Benicia, California refinery and Exxon-branded California retail assets, which consist of approximately 80 service station facilities and branded supplier relationships with approximately 260 Exxon-branded service stations, for a purchase price of $895 million plus the value of refinery inventories acquired in the transaction. We believe the acquisition of these assets will provide us with a significant presence on the West Coast and extends our geographic reach from coast to coast. The acquisition of the Benicia refinery and the branded supplier relationships closed on May 15, 2000, and the acquisition of the service station facilities is expected to close on or about June 15, 2000. The acquisition of the Benicia refinery increased our throughput capacity from approximately 790,000 barrels per day to approximately 950,000 barrels per day.

     We produce premium, environmentally clean products such as reformulated gasoline, low sulfur diesel and oxygenates and are able to produce gasoline meeting the specifications of the California Air Resources Board, or CARB gasoline. We also produce a substantial slate of middle distillates, jet fuel and petrochemicals. We have distinguished our company among independent refiners by cost effectively upgrading our refineries to not only increase output but also increase overall refining complexity and flexibility, enhancing our ability to process lower cost feedstocks into higher value-added premium products. We process a wide slate of feedstocks including medium sour crude oils, heavy sweet crudes and residual fuel oils, or resid, which can typically be purchased at a discount to West Texas Intermediate, a benchmark crude oil. Excluding the production of the Benicia refinery, over 55% of our total gasoline production is reformulated gasoline, which sells at a premium over conventional grades of gasoline. The Benicia refinery produces approximately 110,000 barrels per day of gasoline, approximately 95% of which is CARB gasoline. Excluding the production of the Benicia refinery, we also produce over 75% of our distillate slate as low-sulfur diesel and jet fuel, which sell for a premium over high-sulfur heating oil. In addition to our feedstock and product advantages, we have synergies among our Gulf Coast refineries which allow us to transfer intermediate feedstocks, such as deasphalted oil and atmospheric tower bottoms, among the Texas City, Houston and Corpus Christi refineries. Our products are marketed in 35 states as well as to select export markets.

     We were incorporated in Delaware in 1981 as Valero Refining and Marketing Company, a wholly owned subsidiary of our predecessor company. On July 31, 1997, our stock was distributed, or spun off, by our predecessor company to its shareholders, and we changed our name to Valero Energy Corporation. Our common stock is listed for trading on the New York Stock Exchange under the symbol "VLO."

     We have our principal executive offices at One Valero Place, San Antonio, Texas, 78212, and our telephone number is (210) 370-2000.

                          FORWARD-LOOKING INFORMATION

     This prospectus, including the information we incorporate by reference, contains certain estimates, predictions, projections and other "forward-looking statements" (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) that involve various risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested herein. These forward-looking statements can generally be identified by the words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "budget," "forecast," "will," "could," "should," "may" and similar expressions. These forward-looking statements include, among other things, statements regarding:

     - the acquisition of Exxon Mobil Corporation's Benicia, California refinery and Exxon-branded California retail assets and our results of operations following the acquisition

     - future refining margins, including gasoline and heating oil margins

     - the expected cost of feedstocks, including crude oil discounts, and refining products

     - anticipated levels of crude oil and refined product inventories

     - our anticipated level of capital investments, including deferred turnaround and catalyst costs and capital expenditures for regulatory compliance and other purposes, and the effect of these capital investments on our results of operations

     - refinery utilization rates

     - anticipated trends in the supply and demand for crude oil feedstocks and refined products in the United States and elsewhere

     - expectations regarding environmental and other regulatory initiatives, and

     - the effect of general economic and other conditions on refining industry fundamentals

     We have based our forward-looking statements on our beliefs and assumptions derived from information available to us at the time the statements are made. Differences between actual results and any future performance suggested in our forward-looking statements or projections could result from a variety of factors, including the following:

     - the domestic and foreign supplies of refined products such as gasoline, diesel, heating oil and petrochemicals

     - the domestic and foreign supplies of crude oil and other feedstocks

     - the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls

     - the level of consumer demand, including seasonal fluctuations

     - refinery overcapacity or undercapacity

     - the actions taken by competitors, including both pricing and the expansion and retirement of refining capacity in response to market conditions

     - environmental and other regulations at both the state and federal levels and in foreign countries

     - political conditions in oil producing regions, including the Middle East

     - the level of foreign imports

     - accidents or other unscheduled shutdowns affecting our plants, machinery, pipelines or equipment, or those of our suppliers or customers

     - changes in the cost or availability of transportation for feedstocks and refined products

     - write-downs of inventories caused by a material decline in petroleum prices

     - the price, availability and acceptance of alternative fuels

     - cancellation of or failure to implement planned capital projects and realize the various assumptions and benefits projected for such projects

     - irregular weather, which can unforeseeably affect the price or availability of feedstocks and refined products

     - rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves and claims of product liability

     - the introduction or enactment of federal or state legislation which may adversely affect our business or operations

     - changes in the credit ratings assigned to our debt securities and trade credit, and

     - overall economic conditions

     We caution you that any one of these factors, or a combination of these factors, could materially affect our future results of operations and whether our forward-looking statements ultimately prove to be accurate. These forward-looking statements are not guarantees of our future performance, and our actual results and future performance may differ materially from those suggested in our forward-looking statements. When considering these forward-looking statements, you should keep in mind the factors described under the heading "Risk Factors" and other cautionary statements in this prospectus and the documents we have incorporated by reference. We do not intend to update these statements unless the securities laws require us to do so.

     All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

     - equity investments in existing and future projects

     - acquisitions

     - working capital

     - capital expenditures

     - repayment or refinancing of debt or other corporate obligations

     - repurchases and redemptions of securities

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

     Each trust will use all proceeds from the sale of the trust preferred securities and the trust common securities to purchase Valero's debt securities.

               ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

     The financial statements of any trust issuing securities will be consolidated with our financial statements, with the trust preferred securities shown on our consolidated financial statements as Valero-obligated mandatorily redeemable preferred capital trust securities of a subsidiary trust holding solely Valero senior notes. Our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                        THREE MONTHS
                                            ENDED
                                          MARCH 31,           YEARS ENDED DECEMBER 31,
                                        -------------   -------------------------------------
                                        2000    1999    1999    1998    1997    1996    1995
                                        -----   -----   -----   -----   -----   -----   -----
Ratio of earnings to fixed charges....  3.42x      --   1.23x      --   4.08x   1.74x   2.61x

     We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of consolidated income from continuing operations before income taxes and fixed charges (excluding capitalized interest), with certain other adjustments. Fixed charges consist of total interest, whether expensed or capitalized, including amortization of debt expense and premiums or discounts related to outstanding indebtedness, and one-third (the proportion deemed representative of the interest factor) of rental expense. For the three months ended March 31, 1999, our earnings were insufficient to cover fixed charges by $4.4 million. This deficiency was due primarily to (i) depressed refined product margins resulting from weak refining industry fundamentals and (ii) the effect of significant downtime at our Corpus Christi refinery in early 1999 due to a major maintenance turnaround and expansion of the heavy oil cracker and related units. For the year ended December 31, 1998, our earnings were insufficient to cover fixed charges by $80.6 million. This deficiency was due primarily to a $170.9 million pre-tax charge to earnings to write down the carrying amount of our refinery inventories to market value. Excluding the effect of the inventory write-down, the ratio of earnings to fixed charges would have been 2.68x.

     Prior to our spin-off from our former parent on July 31, 1997, our parent had preferred stock outstanding which was issued in connection with the discontinued natural gas related services business. We had no preferred stock outstanding with respect to continuing operations for any period presented. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

                                   THE TRUSTS

     Each of the trusts is created under the Delaware Business Trust Act and will be governed by an amended and restated declaration of trust among the trustees of each trust and Valero. Each declaration will be qualified under the Trust Indenture Act of 1939.

     We have summarized selected provisions of the declarations below. This summary is not complete. For a complete description, we encourage you to read the applicable form of declaration, which we have filed with the SEC. Please read "Where You Can Find More Information."

     The address of the principal office of each trust is One Valero Place, San Antonio, Texas 78212, and the telephone number of each trust at that address is
(210) 370-2000.

SECURITIES OF EACH TRUST

     When a trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. Valero will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of each trust of at least 3%. The trust preferred securities will be substantially identical to the trust common securities and will rank equally with the trust common securities, except that:

     - if a trust enforcement event under the declaration of trust occurs and is continuing, the holders of trust preferred securities will have the right to receive payments before the holders of the trust common securities receive payments

     - the holders of trust common securities have the exclusive right to appoint, remove or replace the trustees and to increase or decrease the number of trustees

     Each trust will exist primarily for the purposes of:

     - issuing its trust preferred and trust common securities

     - investing the proceeds from the sale of its securities in Valero's debt securities

     - engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding Valero's debt securities

     The rights of the holders of the trust preferred securities of a trust, including economic rights, rights to information and voting rights, will be contained in and governed by the applicable declaration of trust, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

POWERS AND DUTIES OF TRUSTEES

     The number of trustees of each trust will initially be five. Three of the trustees will be individuals who are officers or employees of Valero. The fourth trustee will be The Bank of New York, which will serve as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939. The fifth trustee will be The Bank of New York (Delaware), which has its principal place of business in the State of Delaware.

     The property trustee will own and hold for your benefit Valero's debt securities purchased by a trust. The property trustee will also:

     - generally exercise the rights, powers and privileges of a holder of the debt securities

     - maintain exclusive control of a segregated non-interest bearing bank account to hold all payments on the debt securities

     - promptly make distributions to the holders of the trust securities out of funds from the property account

The Bank of New York, acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee, which will be separately qualified under the Trust Indenture Act of 1939.

     Because Valero will own all of the trust common securities of each trust, Valero will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least five trustees. The term of a trust will be described in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

     The duties and obligations of the trustees of a trust will be governed by the declaration of that trust, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

BOOKS AND RECORDS

     The books and records of each trust will be maintained at the principal office of the trust and will be open for inspection by each holder of trust preferred securities of the trust or any authorized representative for any purpose reasonably related to the holder's interest in the trust during normal business hours.

THE PROPERTY TRUSTEE

     The property trustee, for the benefit of the holders of the trust securities, generally will exercise all rights under the applicable indenture for the debt securities deposited in the trust as trust assets, including the right to enforce Valero's obligations under the debt securities upon the occurrence of an event of default under the applicable indenture.

     The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder's pro rata share. If a holder brings such a direct action, we will be entitled to that holder's rights under the applicable declaration of trust to the extent of any payment made by us to that holder. EXCEPT AS EXPRESSLY PROVIDED IN THE PRECEDING SENTENCES OR IN THE APPLICABLE PROSPECTUS SUPPLEMENT, THE HOLDERS OF THE TRUST PREFERRED SECURITIES WILL NOT BE ABLE TO EXERCISE DIRECTLY ANY OTHER REMEDY AVAILABLE TO THE HOLDERS OF THE APPLICABLE SERIES OF DEBT SECURITIES.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

TERMS

     The terms of the trust preferred securities will include those stated in the amended and restated declaration of trust and those made a part of that declaration by the Trust Indenture Act of 1939. For a complete description of the trust preferred securities, we encourage you to read the prospectus supplement and the amended and restated declaration of trust, a form of which we have filed with the SEC. Please read "Where You Can Find More Information."

     The prospectus supplement relating to trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the designation of the trust preferred securities

     - the number of trust preferred securities issued by the trust

     - the annual distribution rate, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities

     - whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded

     - the amounts that will be paid out of the assets of the trust to the holders of trust preferred securities upon dissolution, winding-up or termination of the trust

     - any repurchase or redemption provisions

     - any voting rights of the trust preferred securities in addition to those required by law

     - terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities

     - any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities

     - any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities

We also will describe in the prospectus supplement the material United States federal income tax considerations applicable to any offering of trust preferred securities.

     The regular trustees, on behalf of the trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the trust.

GENERAL

     Except as described below, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. We will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will not guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments. Certain material United States federal income tax consequences and special considerations applicable to the trust preferred securities will be described in the applicable prospectus supplement.

DISTRIBUTIONS

     Distributions on each trust preferred security will accumulate and be payable at a rate specified in the applicable prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed per 30-day month unless otherwise specified in the applicable prospectus supplement. Distributions that are in arrears will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement. The term "distributions" means cumulative cash distributions that accumulate at the per annum rate specified in the applicable prospectus supplement, together with any additional amounts unless otherwise stated.

     Unless otherwise specified in the applicable prospectus supplement, distributions on the trust preferred securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as are specified in the applicable prospectus supplement. If the date on which any distributions on the trust securities are payable is not a business day (as defined below), then payment of such distributions will be made on the next business day (without any interest or other payment in respect of any such delay), provided that if such next business day falls in the next calendar year, then payment of such distributions will be made on the business day immediately preceding the payment date. A "business day" means any day other than a Saturday or Sunday or a day on which banking institutions in the city of New York, New York or San Antonio, Texas are authorized or required by law or executive order to remain closed, or a day on which the indenture trustee, or the principal office of the property trustee, is closed for business.

     If provided in the applicable prospectus supplement, we will have the right under the indenture to defer payments of interest on the debt securities from time to time by extending the applicable interest payment period for a period or periods that will be specified in the applicable prospectus supplement. If we exercise our right to defer interest payments on the debt securities, then any payments of distributions on the trust preferred securities also would be deferred. During an extension period, interest will continue to accrue on the debt securities (compounded quarterly), and, as a result, distributions would continue to accumulate at the rate per annum if and as specified in the applicable prospectus supplement. During any extension period, we may not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with or junior in interest to the debt securities

     However, even during an extension period, we may:

     - purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock

     - reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock

     - purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged

     - declare dividends or distributions in our capital stock

     - redeem or repurchase any rights pursuant to a rights agreement, and

     - make payments under the guarantee related to the trust preferred securities

     Prior to the termination of any extension period, we may further extend the extension period, but the total duration of any extension period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the debt securities. Once any extension period terminates and we have paid all amounts then due, we may commence a new extension period, provided that such extension period together with all extensions thereof may not exceed 20 quarters or extend beyond the stated maturity of the debt securities. Once an extension period has terminated, any deferred distributions, including accumulated additional amounts, will be paid to those holders of record of the trust securities appearing on the books and records of the trust on the first record date, following the termination of such extension period.

     It is expected that any revenue available for the payment of distributions to holders of the trust preferred securities will be limited to payments we make to the trust under the debt securities. If we do not make interest payments on the debt securities, then the property trustee will not have any funds available to pay distributions on the trust preferred securities. The payment of distributions (if and to the extent the trust has funds legally available for the payment of such distributions and cash sufficient to make such payments) is guaranteed by us as set forth under "Description of the Preferred Securities Guarantee."

     The property trustee will pay distributions to the holders of the trust preferred securities as such holders appear on the trust's securities register on the relevant record dates. As long as the trust preferred securities are represented by one or more global securities, the relevant record dates will be the close of business on the business day next preceding each distribution date, unless a different regular record date is established or provided for the corresponding interest payment date on the debt securities. If any trust preferred securities are not represented by global securities, then the relevant record date for such trust preferred securities will be the date, at least 15 days prior to the relevant distribution date, that is specified in the applicable prospectus supplement.

REDEMPTION OR EXCHANGE

  Mandatory Redemption

     Unless otherwise specified in the applicable prospectus supplement, if the debt securities held by the trust are repaid or redeemed in whole or in part, either upon their maturity date or earlier, then the property trustee will use the proceeds from such repayment or redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the debt securities being repaid or redeemed. The redemption price per trust security will be equal to the aggregate stated amount of the trust securities being redeemed plus any accumulated and unpaid distributions thereon to the date of redemption plus the related amount of the premium, if any, we paid upon the concurrent redemption of the debt securities. In the event of a partial redemption, the trust securities will be redeemed among all of the holders of trust securities on a pro rata basis. Holders of the trust securities will receive at least 30 days but not more than 60 days notice of such redemption.

  Tax Event Redemption

     If a tax event (as defined below) occurs and is continuing, we will have the right to redeem the debt securities in whole (but not in part) and thereby cause a mandatory redemption of the trust securities in whole (but not in part) at the redemption price within 90 days following the occurrence of such tax event. In the event a tax event has occurred and is continuing and we do not elect to redeem the debt securities (thereby causing a mandatory redemption of the trust preferred securities) or to liquidate the trust (causing the debt securities to be distributed to holders of the trust securities), the trust preferred securities will remain outstanding.

     "Tax event" means the receipt by us and the trust of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date on which the trust preferred securities are issued and sold, there is more than an insubstantial increase in the risk that:

     - the trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the debt securities;

     - interest payable by us on the debt securities is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

     - the trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  Distribution of Debt Securities

     Unless otherwise specified in the applicable prospectus supplement, we will have the right to dissolve the trust at any time and, after satisfaction of any liabilities to creditors of the trust as provided by applicable law, to cause the debt securities to be distributed pro rata to the holders of the trust securities in liquidation of the trust.

     After the date fixed for any distribution of debt securities:

     - the trust preferred securities will no longer be deemed to be outstanding, and

     - any certificates representing the preferred securities will be deemed to represent debt securities in a principal amount equal to the liquidation amount of the trust preferred securities, bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities, until such certificates are presented to the regular trustees or their agent for transfer or reissuance

     There can be no assurance as to the market prices for the trust preferred securities or for the debt securities that may be distributed in exchange for trust preferred securities upon dissolution or liquidation of the trust. Accordingly, the trust preferred securities that an investor may purchase, or the debt securities that such investor may receive upon dissolution or liquidation of the trust, may trade at a discount to the price that such investor paid to purchase the trust preferred securities offered hereby.

REDEMPTION PROCEDURES

     Any trust preferred securities being redeemed will be redeemed by the trust at the applicable redemption price with the proceeds received by the trust from our contemporaneous redemption of the debt securities. Redemptions of trust preferred securities will be made and the applicable redemption price will be payable only to the extent that the trust has funds on hand available for the payment of such redemption price.

     If the trust notifies the holders of the trust preferred securities of a redemption and if the trust preferred securities to be redeemed are issued in global form, then on the applicable redemption date, the property trustee will deposit irrevocably with the depositary for the trust preferred securities funds sufficient to pay the applicable redemption price, to the extent funds are available. In addition, the property trustee will give the depositary irrevocable instructions and authority to pay the redemption price to the beneficial owners of the trust preferred securities. If the trust preferred securities are not issued in global form, the property trustee will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities upon surrender of their certificates evidencing the trust preferred securities. The property trustee will pay the applicable redemption price to the holders of the trust preferred securities by check mailed to their respective addresses appearing on the register of the trust on the redemption date. Notwithstanding the foregoing, distributions payable on or prior to a redemption date for the trust preferred securities will be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates. If a notice of redemption has been given and funds have been deposited as required, then upon the date of such deposit, all of the rights of the holders of the trust preferred securities to be redeemed will cease, except for the right of such holders to receive the redemption price (without interest thereon), and the trust preferred securities will cease to be outstanding. If the redemption date is not a business day, then payment of the applicable redemption price will be made on the next business day (and without any interest or other payment in respect of any such delay). If, however, the next business day falls in the next calendar year, then payment of the redemption price will be made on the business day immediately preceding the redemption date.

     If any payments for the redemption of any trust preferred securities are improperly withheld or refused and not paid either by the trust or by us pursuant to the guarantee relating to the trust preferred securities, then distributions on the trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust until the date upon which such redemption payments actually are paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the applicable redemption price.

     Subject to applicable law (including, without limitation, U.S. federal securities laws), we or our subsidiaries may purchase at any time and from time to time outstanding preferred securities by tender, in the open market or by private agreement.

     Any notice of the redemption of trust securities or the distribution of debt securities in exchange for trust securities will be mailed to each holder of trust preferred securities being so redeemed at least 30 days but not more than 60 days before the applicable redemption date, at such holder's registered address. Unless we default in the payment of the redemption price on the debt securities, interest will cease to accrue on the debt securities or portions thereof (and distributions will cease to accumulate on the trust preferred securities or portions thereof) called for redemption on and after the redemption date.

SUBORDINATION OF TRUST COMMON SECURITIES

     The payment of distributions on, and any payment upon redemption of, the trust preferred securities and trust common securities, as applicable, will be made pro rata based on their respective liquidation amounts. If, however, an event of default under the indenture (which is also a "trust enforcement event" under the declaration of trust) has occurred and continues on any distribution date or redemption date, then the amounts payable on such date will not be made on any of the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of any trust common securities will be made until all accumulated and unpaid distributions or redemption payments, as the case may be, on all of the outstanding trust preferred securities for which distributions are to be paid or that have been called for redemption, as the case may be, are fully paid. All funds available to the property trustee first will be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable. The trust will not issue any securities or other interests in the assets of the trust other than the trust preferred securities and the trust common securities.

     In the event that a trust enforcement event has occurred and is continuing with respect to the trust preferred securities, then we, as sole holder of the trust common securities, will be deemed to have waived any right to act with respect to any such trust enforcement event until the effect of such trust enforcement event with respect to the trust preferred securities has been cured, waived or otherwise eliminated. Until such trust enforcement event has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of us, as holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

DISSOLUTION OF THE TRUST AND DISTRIBUTIONS UPON DISSOLUTION

     Unless otherwise specified in the applicable prospectus supplement, pursuant to the declaration of trust, the trust will automatically dissolve upon the expiration of its term or, if earlier, shall dissolve on the first to occur of:

     - certain events of bankruptcy, dissolution or liquidation of Valero

     - the written direction to the property trustee from us at any time to dissolve the trust and to distribute the debt securities in exchange for the trust securities

     - redemption of all of the trust preferred securities

     - the direction of the property trustee after a tax event pursuant to which all the debt securities have been distributed in exchange for the trust securities

     - the entry of an order for the dissolution of the trust, and

     - the consent of the regular trustees and Valero to the dissolution of the trust prior to the issuance of the trust securities

     If an early dissolution occurs as described in the first, second, fourth and fifth clauses above, the trust will be liquidated by the trustees as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the trust securities in exchange therefor debt securities, unless such distribution is determined by the property trustee not to be practical, in which event the holders of the trust securities will be entitled to receive out of the assets of the trust distributions in cash or other immediately available funds to the extent such funds are available for distribution after satisfaction of the trust's liabilities to any creditors. The amount of each liquidation distribution will be equal to the stated liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If, however, debt securities are to be distributed in connection with such liquidation, then the holders of the trust securities will receive debt securities in an aggregate principal amount equal to the stated liquidation amount of the trust securities, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, such trust securities.

     If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay the aggregate amount in full, then the amounts payable directly by the trust on the trust securities will be paid on a pro rata basis. We, as sole holder of the trust common securities, will be entitled to receive liquidation distributions on a pro rata basis with the holders of the trust preferred securities, except that if an event of default under the indenture has occurred and is continuing, then the trust preferred securities will have a preference over the trust common securities with regard to such liquidation distributions.

TRUST ENFORCEMENT EVENTS; NOTICE

     Under the declaration of trust, the occurrence and continuation of any event of default under the indenture is a trust enforcement event with respect to the trust securities issued under the declaration. If a trust enforcement event has occurred and is continuing, the trust preferred securities will have a preference over the trust common securities upon dissolution of the trust, as described above.

     The property trustee will transmit by mail, first class postage prepaid, notice of each trust enforcement event to the holders of the trust securities within 90 days of the occurrence of the trust enforcement event, unless the property trustee in good faith determines that the withholding of such notice is in the holders' interests. We and the regular trustees are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the declaration of trust as well as any reports that may be required to be filed under the Trust Indenture Act.

REMOVAL OF TRUSTEES

     The holder of the trust common securities may remove any trustee with or without cause at any time. The removal of a property trustee, however, will not be effective until a successor trustee possessing the qualifications to act as a property trustee has accepted an appointment as property trustee in accordance with the provisions of the declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any entity into which the property trustee, the Delaware trustee or any regular trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such trustee may be a party, or any entity succeeding to all or substantially all the corporate trust business of such trustee, will be the successor of such trustee under the declaration of trust, provided that such entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The trust may not consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. At our request and with the consent of a majority of the regular trustees, and without the consent of the holders of the trust preferred securities, the Delaware trustee or the property trustee, the trust may consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties substantially as an entirety to a trust organized under the laws of any state. Such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease will be subject, however, to the following limitations:

     - if the trust is not the successor entity, then the successor entity either must:

      - expressly assume all of the trust's obligations with respect to the trust securities, or

      - substitute for the trust securities other securities having substantially the same terms as the trust securities, so long as these substitute securities rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise

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

     - we must expressly appoint a trustee of a successor entity possessing the same powers and duties as the property trustee as the holder of the debt securities

     - the trust preferred securities or any substitute securities must be listed, or any substitute securities must be listed upon notification of issuance, on any national securities exchange or with any other organization on which the trust preferred securities are then listed or quoted

     - such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not cause the trust preferred securities (including any substitute securities) to be downgraded by any nationally recognized statistical rating organization

     - such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any substitute securities) in any material respect

     - such successor entity must have a purpose substantially identical to that of the trust

     - prior to such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, we must have received an opinion of independent counsel to the trust experienced in such matters to the effect that:

        - such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any substitute securities) in any material respect

        - following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and

        - following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, the trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes

     - we or any permitted successor or assignee must own all of the trust common securities and must guarantee the obligations of such successor entity under the substitute securities, at least to the extent provided by the guarantee related to the trust preferred securities, and

     - such successor entity must expressly assume all of the obligations of the trust

Notwithstanding the foregoing, unless holders of 100% in aggregate liquidation amount of the trust securities give their consent, the trust will not consolidate with, convert into, amalgamate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes or would cause each holder of trust securities not to be treated as owning an undivided beneficial ownership interest in the debt securities.

VOTING RIGHTS

     Except as provided below and as otherwise required by the declaration of trust, the Delaware Business Trust Act, the Trust Indenture Act and other applicable law, the holders of the trust securities will have no voting rights.

     Subject to the requirement of the property trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of not less than a majority in aggregate liquidation amount of the trust preferred securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to

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

direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust. This includes the right to direct the property trustee, as holder of the debt securities, to:

     - exercise the remedies available to it under the indenture

     - consent to any amendment or modification of the indenture or the debt securities where such consent will be required, or

     - waive any past default and its consequences that is waiveable under the indenture; provided that if an event of default under the indenture has occurred and is continuing, then the holders of not less than 25% of the aggregate liquidation amount of the trust preferred securities may direct the property trustee to declare the principal of and interest on the debt securities due and payable; and provided further that where a consent or action under the indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of debt securities affected thereby, the property trustee only may give such consent or take such action at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the preferred securities

The property trustee will notify all holders of the trust preferred securities of any notice of any event of default under the indenture that it has received from us. The notice will state that the event of default also constitutes a trust enforcement event. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee will have no obligation to take any of the actions described in the first and second bullets above unless it first obtains an opinion of independent tax counsel experienced in such matters to the effect that, as a result of such action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in the debt securities.

     In the event the consent of the property trustee, as the holder of the debt securities, is required under the indenture with respect to any amendment or modification of the indenture, the property trustee will request the direction of the holders of the trust securities with respect to such amendment or modification and will vote with respect to such amendment or modification as directed by the holders of a majority in stated liquidation amount of the trust securities voting together as a single class; provided that where a consent under the indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the debt securities, the property trustee only may give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the trust securities. The property trustee will not take any action in accordance with the directions of the holders of the trust securities unless the property trustee has obtained an opinion of independent tax counsel to the effect that the trust will not be classified as other than a grantor trust for United States federal income tax purposes as a result of such action, and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in the debt securities.

     A waiver of an event of default under the indenture with respect to the debt securities will constitute a waiver of the corresponding trust enforcement event.

     Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of preferred securities convened for such purpose, at a meeting of all of the holders of preferred securities or pursuant to written consent. The regular trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be mailed to each holder of record of trust preferred securities. Each notice will include a statement setting forth:

     - the date of the meeting

     - a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote, and

     - instructions for the delivery of proxies

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

     No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel trust preferred securities or distribute debt securities in accordance with the declaration of trust and the terms of the trust securities.

     Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned at such time by us, the trustees or any entity directly or indirectly controlled by, or under direct or indirect common control with, us or any trustee will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if such trust preferred securities were not outstanding.

     Except during the continuance of an event of default under the indenture, the holders of the trust preferred securities will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by us as the holder of all of the common trust securities. If an event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed and replaced by the holders of a majority in liquidation amount of the trust preferred securities.

AMENDMENT OF THE DECLARATION

     The declaration of trust may generally be amended on written agreement by us and a majority of the regular trustees. If any proposed amendment provides for:

     - any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration of trust, other than as described below, or otherwise or

     - the dissolution, winding-up or termination of the trust other than pursuant to the terms of the declaration of trust then the amendment will not be effective except with the approval of at least 66 2/3% of outstanding trust securities. If, however, any amendment referred to in the first bullet point above would adversely affect only the trust preferred securities or the trust common securities, then only the affected class will be entitled to vote on the amendment and the amendment will not be effective except with the approval of 66 2/3% of the affected class outstanding.

     If any proposed amendment provides for:

     - changing the amount or timing of any distribution of the trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of the trust securities as of a specified date or

     - restricting the right of a holder of trust securities to institute suit for the enforcement of such payment on or after such specified date then the amendment will not be effective except with the approval of each holder of trust securities affected.

     Notwithstanding the provisions described in the prior paragraph, no amendment may be made to the declaration of trust:

     - unless the property trustee has received

     - an officers' certificate from each of Valero and the trust that such amendment is permitted by, and conforms to, the terms of the declaration of trust, and

     - in the case of an amendment that affects the rights, powers, duties, obligations or immunities of the property trustee, an opinion of counsel that such amendment is permitted by, and conforms to, the terms of the declaration of trust

     Moreover, no amendment may be made to the extent the result of such amendment would be to:

     - cause the trust to be classified other than as a grantor trust for purposes of United States federal income tax purposes

     - reduce or otherwise adversely affect the rights or powers of the property trustee in contravention of the Trust Indenture Act, or

     - cause the trust to be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940

     The amendment provision of the declaration of trust may not be amended without the consent of all of the holders of the trust securities. No amendment that adversely affects the rights, powers and privileges of the property trustee or the Delaware trustee may be made without the consent of the property trustee or the Delaware trustee, respectively. The rights of the holders of the common securities under the declaration of trust to increase or decrease the number of, and to appoint, or remove trustees may not be amended without the consent of the holders of the common securities.

     The declaration of trust may be amended without the consent of the holders of the trust securities to:

     - cure any ambiguity

     - correct or supplement any provision in the declaration of trust that may be defective or inconsistent with any other provision of the declaration of trust

     - add to the covenants, restrictions or obligations of Valero

     - conform to changes in, or a change in interpretation or application by any legislative body, court, government agency or regulatory authority of regulations relating to whether the trust is required to register as an investment company under the Investment Company Act of 1940

     - modify, eliminate or add to any provisions of the declaration of trust to ensure that (a) the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or (b) the trust will not be required to register as an "investment company" under the Investment Company Act of 1940; provided, in each case, that the rights, privileges or preferences of any holder of trust securities are not adversely affected, and

     - facilitate the tendering, remarketing and settlement of the trust preferred securities as contemplated in the declaration of trust

GLOBAL PREFERRED SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, the trust preferred securities may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global trust preferred securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a global trust preferred security is exchanged in whole or in part for the individual trust preferred securities represented thereby, the depositary holding the global trust preferred security may transfer the global trust preferred security only to its nominee or successor depositary (or vice versa) and only as a whole. Unless otherwise indicated in the applicable prospectus supplement for the trust preferred securities, the depositary for the global trust preferred securities will be The Depository Trust Company. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in global trust preferred securities.

     The specific terms of the depositary arrangement for the trust preferred securities will be described in the applicable prospectus supplement. We expect that the applicable depositary or its nominee, upon receipt of any payment of liquidation amount, premium or distributions in respect of a permanent global trust preferred security representing any of the trust preferred securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of such global trust preferred security as shown on the records of the depositary or its nominee. We also expect that payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

     Unless otherwise specified in the applicable prospectus supplement, if at any time the depositary is unwilling, unable or ineligible to continue as a depositary for the trust preferred securities, the trust will appoint a successor depositary with respect to the trust preferred securities. If a successor depositary is not appointed by the trust within 90 days after the trust receives such notice or becomes aware of such ineligibility, the trust's election that the trust preferred securities be represented by one or more global trust securities will no longer be effective, and a regular trustee on behalf of the trust will execute, and the property trustee will authenticate and deliver, trust preferred securities in definitive registered form, in any authorized denominations, in an aggregate stated liquidation amount equal to the principal amount of the global trust preferred securities representing the trust preferred securities in exchange for such global trust preferred securities. In addition, the trust may at any time and in its sole discretion, subject to any limitations described in the applicable prospectus supplement, determine not to have any trust preferred securities represented by one or more global trust preferred securities, and, in such event, a regular trustee on behalf of the trust will execute and the property trustee will authenticate and deliver trust preferred securities in definitive registered form, in an aggregate stated liquidation amount equal to the principal amount of the global trust preferred securities representing such trust preferred securities, in exchange for such global trust preferred securities.

PAYMENT AND PAYING AGENCY

     Payments in respect of the trust preferred securities will be made to the applicable depositary, which will credit the relevant participants' accounts on the applicable distribution dates or, if the trust preferred securities are not held by a depositary, such payments will be made by check mailed to the address of the holder of the trust preferred security that appear on the trust's security register. Unless otherwise specified in the applicable prospectus supplement, the paying agent for the trust preferred securities initially will be the property trustee. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and us.

REGISTRAR AND TRANSFER AGENT

     Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be made without charge by or on behalf of the trust, but the trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of trust preferred securities.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee will not be liable for any action taken, suffered or omitted to be taken by it without negligence, in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by the declaration of trust. The property trustee will be under no obligation to exercise any rights or powers vested in it by the declaration of trust at the request of a holder of trust securities, unless the holder provides the property trustee security and indemnity, reasonably satisfactory to the property trustee, against the costs and expenses and liabilities that might be incurred.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

     Valero will fully and unconditionally guarantee payments on the trust preferred securities as described in this section. The guarantee covers the following payments:

     - periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the trust

     - payments on liquidation of each trust

     - payments on redemption of trust preferred securities of each trust

The Bank of New York, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

     We have summarized selected provisions of the guarantee below. This summary is not complete. For a complete description, we encourage you to read the guarantee, the form of which we have filed with the SEC. Please read "Where You Can Find More Information."

     Valero will irrevocably and unconditionally agree to pay you in full the following amounts to the extent not paid by the trust:

     - any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that Valero has made corresponding payments on the debt securities to the property trustee of the trust

     - payments upon the dissolution, winding-up or termination of the trust equal to the lesser of:

      - the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the trust has funds legally available for those payments and

      - the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust

     Valero will not be required to make these liquidation payments if:

     - the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities or

     - the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities

     Valero may satisfy its obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the applicable trust to make the payment to them.

     Each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT VALERO HAS MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. IF VALERO DOES NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND VALERO WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.

     Valero's obligations under the declaration of trust for each trust, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement.

COVENANTS OF VALERO

     In each guarantee, Valero will agree that, as long as any trust preferred securities issued by the applicable trust are outstanding, Valero will not make the payments and distributions described below if:

     - it is in default on its guarantee payments or other payment obligations under the related guarantee

     - any event of default under the applicable declaration of trust has occurred and is continuing or

     - Valero has elected to defer payments of interest on the related debt securities by extending the interest payment period and that deferral period is continuing

In these circumstances, Valero will agree that it will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by Valero of the debt of any subsidiary of Valero if such guarantee ranks equally with or junior in interest to the debt securities

     However, even during such circumstances, Valero may:

     - purchase or acquire its capital stock in connection with the satisfaction by it of its obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring it to purchase its capital stock

     - reclassify its capital stock or exchange or convert one class or series of its capital stock for another class or series of its capital stock

     - purchase fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged

     - declare dividends or distributions in its capital stock

     - redeem or repurchase any rights pursuant to a rights agreement, and

     - make payments under the guarantee related to the trust preferred securities

In addition, as long as trust preferred securities issued by any trust are outstanding, Valero will agree that it will:

     - remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust

     - permit the trust common securities of that trust to be transferred only as permitted by the declaration of trust

     - use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the trust would be dissolved

AMENDMENTS AND ASSIGNMENT

     Valero and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, Valero and the guarantee trustee may amend each guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable trust.

     Valero may assign its obligations under the guarantees only in connection with a consolidation, merger or asset sale involving Valero permitted under the indenture governing the debt securities.

TERMINATION OF THE GUARANTEE

     A guarantee will terminate upon:

     - full payment of the redemption price of all trust preferred securities of the applicable trust

     - distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of that trust in exchange for all the securities issued by that trust or

     - full payment of the amounts payable upon liquidation of that trust

Each guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

STATUS OF THE GUARANTEE

     Valero's obligations under each guarantee will be unsecured and effectively junior to all debt and preferred stock of its subsidiaries. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE. We will specify in a prospectus supplement the ranking of each guarantee with respect to Valero's capital stock and other liabilities, including other guarantees.

     Each guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

     - conducting any proceeding for any remedy available to the applicable guarantee trustee or

     - exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee

     Each guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against Valero to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     If the guarantee trustee fails to enforce the guarantee or Valero fails to make a guarantee payment, you may institute a legal proceeding directly against Valero to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

PERIODIC REPORTS UNDER GUARANTEE

     Valero will be required to provide annually to the guarantee trustee a statement as to its performance of its obligations and its compliance with all conditions under the guarantees.

DUTIES OF GUARANTEE TRUSTEE

     The guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantees do not contain any implied covenants. If a default occurs on a guarantee, the guarantee trustee will be required to use the same degree of care and skill in exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

GOVERNING LAW

     New York law will govern the guarantees.

                       DESCRIPTION OF THE DEBT SECURITIES

     Valero may issue to a trust or as part of a stock purchase unit from time to time one or more series of senior debt securities under an indenture dated as of December 12, 1997 between us and The Bank of New York, a New York banking corporation, as indenture trustee. Valero may issue to a trust or as part of a stock purchase unit from time to time one or more series of subordinated debt securities under an indenture to be entered into between us and The Bank of New York, as indenture trustee. We will provide information about the senior or subordinated debt securities in a prospectus supplement. Valero will issue only one series of debt securities to each trust. The indenture for the senior debt securities and the indenture for the subordinated debt securities will be substantially identical, except for the provisions relating to subordination and restrictive covenants. We sometimes refer to the senior indenture and the subordinated indenture as the "indentures."

     We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete. For a complete description, we encourage you to read the indentures, which we have filed with the SEC. Please read "Where You Can Find More Information."

RANKING

     The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, the senior debt securities and all of our other senior debt. Neither indenture limits the amount of debt securities that can be issued under that indenture or the amount of additional indebtedness Valero or any of its subsidiaries may incur. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance. The indenture trustee will authenticate and deliver debt securities executed and delivered to it by us as set forth in the applicable indenture.

     Valero is organized as a holding company that owns subsidiary companies. Its subsidiary companies conduct substantially all of its business. The holding company structure results in two principal risks:

     - Valero's subsidiaries may be restricted by contractual provisions or applicable laws from providing it the cash that it needs to pay parent company debt service obligations, including payments on the debt securities

     - In any liquidation, reorganization or insolvency proceeding involving Valero, your claim as a holder of trust preferred securities, which represents in effect an interest in debt securities, or as a holder of debt securities as part of a stock purchase unit, will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries

SUBSEQUENT DISTRIBUTION TO HOLDERS OF TRUST SECURITIES

     If Valero issues debt securities to a trust in connection with the issuance of trust preferred and trust common securities by that trust, those debt securities subsequently may be distributed to the holders of the trust preferred and trust common securities either:

     - upon the dissolution of the trust or

     - upon the occurrence of events that we will describe in the prospectus supplement

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TERMS

     The prospectus supplement relating to any series of debt securities we are offering will include specific terms relating to that offering. These terms will include some or all of the following:

     - whether the debt securities are senior or subordinated debt securities

     - the title of the debt securities

     - any limit on the total principal amount of the debt securities

     - the date or dates on which the principal of the debt securities will be payable

     - any interest rate, or the method of determining the interest rate, on the debt securities, the date from which interest will accrue, interest payment dates and record dates

     - any right to extend or defer the interest payment periods and the duration of the extension

     - if other than as set forth in this prospectus, the place or places where payments on the debt securities will be payable

     - any optional redemption provisions

     - any sinking fund or other provisions that would obligate us to redeem or purchase the debt securities

     - any provisions for the remarketing of the debt securities

     - any changes or additions to the events of default or covenants

     - whether we will issue the debt securities in individual certificates to each holder in registered or bearer form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders

     - the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000

     - the terms of any right to convert debt securities into shares of our common stock or other securities or property

     - whether payments on the debt securities will be payable in foreign currency or currency units (including composite currencies) or another form

     - any provisions that would determine the amount of principal, premium, if any, or interest, if any, on the debt securities by references to an index or pursuant to a formula

     - the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount

     - any other terms of the debt securities not inconsistent with the relevant indentures

     We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material United States federal income tax consequences applicable to those securities.

     If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

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

CONSOLIDATION, MERGER AND SALE

     Valero has agreed that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

     - Valero is the continuing corporation, or

     - if Valero is not the continuing corporation, the successor is organized and existing under the laws of any United States jurisdiction and assumes all of Valero's obligations under the indenture and the debt securities, and

     - in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing

EVENTS OF DEFAULT

     Unless we inform you otherwise in the prospectus supplement, the following are events of default under the indentures with respect to a series of debt securities:

     - our failure to pay interest on any debt security of that series for 30 days

     - our failure to pay principal of or any premium on any debt security of that series when due

     - our failure to make any sinking fund payment for any debt security of that series when due

     - our failure to perform any of our other covenants or breach of any of our other warranties in that indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, and that failure continues for 60 days after written notice is given or received as provided in the indentures

     - certain bankruptcy, insolvency or reorganization events involving Valero Energy Corporation

     - our failure to pay at final maturity, after the expiration of any applicable grace periods, or upon the declaration of acceleration of payment of, any of our indebtedness for borrowed money in excess of $25 million, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice is given as provided in the indentures

     - any other event of default we may provide for that series

     If an event of default for any series of debt securities occurs and is continuing, the indenture trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal amount of all the debt securities of that series to be due and payable immediately. The holders of a majority in principal amount of the outstanding debt securities of that series may in some cases rescind and annul that acceleration. If required by the declaration of trust, any rescission may be subject to the consent of the holders of the trust preferred securities and the trust common securities.

     In most cases, the indenture trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless the holders have offered to the indenture trustee reasonable indemnity. Subject to this provision for indemnification, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the indenture trustee

     - exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series

     Each indenture requires us to furnish to the indenture trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in performance.

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

     An event of default under the applicable indenture for a series of debt securities will constitute a trust enforcement event under the declaration of trust for the applicable series of trust preferred securities. A holder of trust preferred securities may directly institute a proceeding against Valero for enforcement of payment to that holder of its pro rata share of principal, premium, interest or any additional amounts if:

     - an event of default under the applicable declaration of trust has occurred and is continuing and

     - that event of default is attributable to Valero's failure to pay principal, any premium, interest or additional amounts on the applicable series of debt securities when due

Except as described in the preceding sentences or in the prospectus supplement, the holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the applicable series of debt securities.

MODIFICATION AND WAIVER

     We may modify or amend each of the indentures without the consent of any holders of the debt securities in certain circumstances, including to:

     - evidence the assumption of our obligations under the indenture and the debt securities by a successor

     - add further covenants for the protection of the holders

     - cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not adversely affect the interests of the holders

     - establish the form or terms of debt securities of any series

     - evidence the acceptance of appointment by a successor indenture trustee

     We may modify or amend each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture affected by the modification or amendment. Without the consent of the holder of each outstanding debt security affected, however, no modification may:

     - change the stated maturity of the principal of, or any installment of interest on, any debt security

     - reduce the principal amount of, the interest on, or the premium payable on, any debt security

     - reduce the amount of principal of discounted debt securities payable upon acceleration of maturity

     - change the place of payment or the currency in which any debt security is payable

     - impair the right to institute suit for the enforcement of any payment on any debt security

     - reduce quorum or voting rights

     The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may waive past defaults by us under the indentures with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

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

DISCHARGE

     We will be discharged from all obligations of any series of debt securities, except for certain surviving obligations to register the transfer or exchange of the debt securities and any right by the holders to receive additional amounts under the indentures if:

     - all debt securities of the series previously authenticated and delivered under the relevant indenture have been delivered to the indenture trustee for cancellation or

     - all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the indenture trustee, in trust, sufficient money to pay the entire indebtedness of all the debt securities of the series on the dates the payments are due in accordance with the terms of the debt securities

     To exercise the right of deposit described above, we must deliver to the indenture trustee an opinion of counsel and an officers' certificate stating that all conditions precedent to the satisfaction and discharge of the relevant indenture have been complied with.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Unless we inform you otherwise in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in denominations of $1,000 and integral multiples.

     Debt securities will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms in such authorized denominations as may be requested. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any transfer or exchange of the debt securities. We may, however, require payment of any tax or other governmental charge payable for the registration of the transfer or exchange.

     We will appoint the indenture trustee under each indenture as security registrar for the debt securities issued under that indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

     We will not be required:

     - to issue, register the transfer of or exchange debt securities of a series during a period beginning 15 business days prior to the day of mailing of a notice of redemption of debt securities of that series selected for redemption and ending on the close of business on the day of mailing of the relevant notice or

     - to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part

PAYMENT AND PAYING AGENTS

     Unless we inform you otherwise in the prospectus supplement, principal and interest will be payable, and the debt securities will be transferable and exchangeable, at the office or offices of the applicable indenture trustee or any paying agent we designate. At our option, we will pay interest on the debt securities by check mailed to the holder's registered address or by wire transfer for global debt securities. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the persons in whose name the debt securities are registered at the close of business on the record date for each interest payment date.

     In most cases, the indenture trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon

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

which that payment has become due. After payment to us, holders entitled to the money must look to us for payment.

BOOK-ENTRY AND SETTLEMENT

     Valero may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. The prospectus supplement will describe:

     - any circumstances under which beneficial owners may exchange their interests in a global debt security for certificated debt securities of the same series with the same total principal amount and the same terms

     - the manner in which Valero will pay principal of and any premium and interest on a global debt security

     - the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security

NOTICES

     Notices to holders will be given by mail to the addresses of such holders as they appear in the security register.

GOVERNING LAW

     New York law will govern each indenture and the debt securities.

THE TRUSTEE

     The Bank of New York is the indenture trustee under the senior indenture. Its address is 101 Barclay Street, Floor 21 West, New York, New York 10286. Pursuant to the senior indenture, The Bank of New York serves as indenture trustee with regard to approximately $450,000,000 aggregate principal amount of our senior unsecured notes and receives customary fees for its services. The Bank of New York also will serve as indenture trustee under the subordinated indenture. Please read "About This Prospectus."

     The holders of a majority in principal amount of the outstanding debt securities of any series issued under each indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the indenture trustee, subject to certain exceptions. If an event of default occurs and is continuing, the indenture trustee will be required in the exercise of its powers to use the degree of care and skill of a prudent person in the conduct of his own affairs. The indenture trustee will be obligated to exercise any of its rights or powers under the relevant indenture at the request of any holders of debt securities of any series issued under that indenture only after those holders have offered the trustee indemnity reasonably satisfactory to it. The indenture trustee may resign at any time or the holders of a majority in principal amount of the debt securities may remove the trustee. If the indenture trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any reason, we will appoint a successor indenture trustee in accordance with the provisions of the applicable indenture.

     If the indenture trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any claim, as security or otherwise. The indenture trustee may engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign as required under the indenture.

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

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of, interest on, or any premium on, the subordinated debt securities if:

     - we fail to pay the principal, interest, premium or any other amounts on any senior debt when due or

     - we default in performing any other covenant (a "covenant default") in any senior debt that we have designated if the covenant default allows the holders of that senior debt to accelerate the maturity of the senior debt they hold

     Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the senior debt give the indenture trustee for the subordinated debt securities notice of the covenant default.

     The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

     The subordinated indenture will not limit the amount of senior debt that we may incur. As a result of the subordination of the subordinated debt securities, if we became insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

     Unless we inform you otherwise in the prospectus supplement, "senior debt" will mean all indebtedness, including guarantees, of Valero, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

RESTRICTIVE COVENANTS IN THE SENIOR INDENTURE

     We have agreed to two principal restrictions on our activities for the benefit of holders of the senior debt securities. Unless waived or amended, the restrictive covenants summarized below will apply to a series of debt securities issued under the senior indenture as long as any of those debt securities is outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description terms that we have defined below under "-- Glossary."

     Limitations on Liens

     We have agreed that when any senior debt securities are outstanding neither we nor any of our subsidiaries will create or assume any liens upon any of our receivables or other assets or any asset, stock or indebtedness of any of our subsidiaries unless such senior debt securities are secured equally and ratably with or prior to the debt secured by the lien. This covenant has exceptions that permit:

     - subject to certain limitations, any lien created to secure all or part of the purchase price of any property or to secure a loan made to finance the acquisition of the property described in such lien

     - subject to certain limitations, any lien existing on any property at the time of its acquisition or created not later than 12 months thereafter

     - subject to certain limitations, any lien created in connection with the operation or use of any property acquired or constructed by us and created within 12 months after the acquisition, construction or commencement of full operations on the property

     - any mechanic's or materialmen's lien or any lien related to workmen's compensation or other insurance

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

     - any lien arising by reason of deposits with or the giving of any form of security to any governmental agency, including for taxes and other governmental charges

     - liens for taxes or charges which are not delinquent or are being contested in good faith

     - any judgment lien the execution of which has been stayed or which has been adequately appealed and secured

     - any lien incidental to the conduct of our business which was not incurred in connection with the borrowing of money or the obtaining of advances or credit and which does not materially interfere with the conduct of our business

     - any intercompany lien

     - liens incurred in connection with the borrowing of funds, if such funds are used within 120 days to repay indebtedness of at least an equal amount secured by a lien on our property having a fair market value at least equal to the fair market value of the property securing the new lien

     - any lien created to secure indebtedness and letter of credit reimbursement obligations incurred in connection with the extension of working capital financing

     - any lien existing on the date of the indenture

     - subject to an aggregate limit of $60 million, any lien on cash, cash equivalents, options or futures positions and other account holdings securing derivative obligations or otherwise incurred in connection with margin accounts with brokerage or commodities firms

     - subject to an aggregate limit of 10% of our consolidated net tangible assets, any liens not otherwise permitted by any of the other exceptions set forth in the indenture

     Limitations on Sale/Leaseback Transactions

     We have agreed that neither we nor our subsidiaries would enter into any sale/leaseback transactions with regard to any principal property, providing for the leasing back to us or a subsidiary by a third party for a period of more than three years of any asset which has been or is to be sold or transferred by us or such subsidiary to such third party or to any other person. This covenant has exceptions that permit transactions of this nature under the following circumstances:

     - we would be entitled, pursuant to the "Limitations on Liens" covenant described above, to incur indebtedness secured by a lien on the property to be leased, without equally and ratably securing the senior debt securities then outstanding or

     - within 120 days of the effective date of such sale/leaseback transaction, we apply an amount equal to the value of such transaction:

      - to the voluntary retirement of funded debt or

      - to the purchase of another principal property

     In addition, subject to a limit (on an aggregated basis with indebtedness secured by liens permitted by the limitations on liens covenant described above) of 10% of our consolidated net tangible assets, we can enter into sale/leaseback transactions not otherwise permitted by the express provisions of the indenture.

     Glossary

     We define the following terms in the senior indenture. We use them here with the same definitions. Generally accepted accounting principles should be used to determine all items in this section, unless otherwise indicated.

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

     "Consolidated net tangible assets" means the total amount of assets shown on a consolidated balance sheet of us and our subsidiaries (excluding goodwill and other intangible assets), less all current liabilities (excluding notes payable and current maturities of long-term debt).

     "Funded debt" means generally any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would be classified as long-term debt.

     "Principal Property" means any of our or our subsidiaries' refineries or refinery-related assets, distribution facilities or other real property which has a net book value exceeding 2.5% of consolidated net tangible assets, but not including any property which in our opinion is not material to our and our subsidiaries' total business conducted as an entirety or any portion of a particular property that is similarly found not to be material to the use or operation of such property.

     "Subsidiary" means any entity of which at the time of determination we or one or more of our subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock or the outstanding partnership or similar interests and any limited partnership of which we or any one of our subsidiaries are a general partner.

             RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE
                       DEBT SECURITIES AND THE GUARANTEE

     To the extent set forth in the guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the trust securities. If and to the extent we do not make payments on the debt securities, the trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the declaration of trust for each trust, the debt securities, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the trust's obligations under the trust securities.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

     - the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities

     - the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust securities

     - we, as issuer of the debt securities, will pay, and the trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of the trust (other than with respect to the trust securities), and

     - the declaration of trust further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust

     Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

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

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder's pro rata share. If a holder brings such a direct action, we will be entitled to that holder's rights under the applicable declaration of trust to the extent of any payment made by us to that holder.

     If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

LIMITED PURPOSE OF TRUST

     The trust preferred securities evidence undivided beneficial ownership interests in the trust, and the trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of debt securities is that a holder of debt securities is entitled to receive from us the principal amount of and interest accrued on the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from the trust (or from us under the guarantee) only if and to the extent the trust has funds available for the payment of such distributions and other payments.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution, winding-up or liquidation of the trust involving the redemption or repayment of the debt securities, the holders of the trust securities will be entitled to receive, out of assets held by the trust, subject to the rights of creditors of the trust, if any, the liquidation distribution in cash. Because we are the guarantor under the guarantee and, as issuer of the debt securities, we have agreed to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of Valero would be substantially the same.

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

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contracts." The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

     The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of:

     - 150,000,000 shares of common stock, par value $.01 per share

     - 20,000,000 shares of preferred stock, par value $.01 per share, issuable in series

     We have summarized selected aspects of our capital stock below. The summary is not complete. For a complete description, you should refer to our restated certificate of incorporation, restated by-laws and the Rights Agreement, dated as of July 17, 1997 between us and Harris Trust and Savings Bank, as rights agent, all of which are exhibits to the registration statement of which this prospectus is part.

COMMON STOCK

     Each share of common stock is entitled to participate equally in dividends as and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock. For information regarding restrictions on payments of dividends, see the prospectus supplement applicable to any issuance of common stock.

     Common stockholders are entitled to one vote for each share held on all matters submitted to them. The common stock does not have cumulative voting rights, meaning that holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so.

     If we liquidate or dissolve our business, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions. The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

     All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.

     The common stock is listed on the New York Stock Exchange and trades under the symbol "VLO."

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PREFERRED STOCK

     Our board of directors can, without action by stockholders, issue one or more series of preferred stock. The board can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.

     We have summarized material provisions of the preferred stock in this section. This summary is not complete. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you.

     The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the preferred stock

     - the maximum number of shares of the series

     - the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative

     - any liquidation preference

     - any redemption provisions

     - any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock

     - any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity

     - any voting rights

     - any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares

     Any shares of preferred stock we issue will be fully paid and nonassessable.

     Our board of directors has reserved for issuance pursuant to our Stockholder Rights Plan described below a total of 1,500,000 shares of Junior Participating Preferred Stock, Series I. We have not issued any shares of preferred stock at the date of this prospectus.

ANTI-TAKEOVER PROVISIONS

     The provisions of Delaware law and our restated certificate of incorporation and our restated by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Staggered Board of Directors

     Our board of directors is divided into three classes that are elected for staggered three-year terms. The classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to effect a change in control of the board of directors. Holders of 60% of the shares of common stock entitled to vote in the election of directors may remove a director for cause, but stockholders may not remove any director without cause.

Fair Price Provision

     Our restated certificate of incorporation contains a fair price provision. Mergers, consolidations and other business combinations involving us and an "interested stockholder" require the approval of holders of

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at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder. Interested stockholders include the holder of 15% or more of our outstanding voting stock. The 66 2/3% voting requirement does not apply, however, if the "continuing directors," as defined in our restated certificate of incorporation, approve the business combination, or the business combination meets other specified conditions.

Liability of Our Directors

     As permitted by the Delaware corporations statute, we have included in our restated certificate of incorporation a provision that limits our directors' liability for monetary damages for breach of their fiduciary duty of care to us and our stockholders. The provision does not affect the liability of a director:

     - for any breach of his/her duty of loyalty to us or our stockholders

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - for the declaration or payment of unlawful dividends or unlawful stock repurchases or redemptions or

     - for any transaction from which the director derived an improper personal benefit

     This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Stockholder Proposals and Director Nominations

     Our stockholders can submit stockholder proposals and nominate candidates for our board of directors if the stockholders follow advance notice procedures described in our restated by-laws.

     Generally, stockholders must submit a written notice between 60 and 90 days before the first anniversary of the date of our previous year's annual stockholders' meeting. To nominate directors, the notice must include the name and address of the stockholder, the class and number of shares owned by the stockholder, information about the nominee required by the SEC and a description of any arrangements or understandings with respect to the election of directors that exist between the stockholder and any other person. To make stockholder proposals, the notice must include a description of the proposal, the reasons for bringing the proposal before the meeting, the name and address of the stockholder, the class and number of shares owned by the stockholder and any material interest of the stockholder in the proposal.

     In each case, if we have changed the date of the annual meeting to more than 30 days before or 60 days after the anniversary date of our previous year's annual stockholders' meeting, stockholders must submit the notice between 60 and 90 days prior to such annual meeting or no later than 10 days after the day we make public the date of the annual meeting.

     Director nominations and stockholder proposals that are late or that do not include all required information may be rejected. This could prevent stockholders from bringing certain matters before an annual meeting, including making nominations for directors.

Delaware Anti-takeover Statute

     We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an "interested stockholder" (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless one of the following is satisfied:

     - before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination

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     - upon completion of the transaction that resulted in the stockholder's becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or

     - after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholders' meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.

Other Provisions

     Our restated certificate of incorporation also provides that:

     - stockholders may act only at an annual or special meeting and not by written consent

     - an 80% vote of the outstanding voting stock is required for the stockholders to amend our restated by-laws and

     - an 80% vote of the outstanding voting stock is required to amend our restated certificate of incorporation with respect to certain matters, including those described in the first two bullet points above

TRANSFER AGENT AND REGISTRAR

     Harris Trust and Savings Bank, Chicago, Illinois, is our transfer agent and registrar.

STOCKHOLDER RIGHTS PLAN

     We have a stockholder rights plan under which one preferred share purchase right is attached to each outstanding share of our common stock. The rights become exercisable under specified circumstances, including any person or group (an "acquiring person") becoming the beneficial owner of 15% or more of our outstanding common stock, subject to specified exceptions. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Junior Participating Preferred Stock, Series I, at an exercise price of $100, subject to adjustment under specified circumstances. If events specified in the stockholder rights plan occur, each holder of rights other than the acquiring person can exercise their rights. When a holder exercises a right, the holder will be entitled to receive common stock valued at twice the exercise price of the right. In some cases, the holder will receive cash, property or other securities instead of common stock. We may redeem the rights for $0.01 per right at any time prior to the tenth day after a person or group becomes an acquiring person. The stockholder rights plan and the rights expire in June 2007.

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                              PLAN OF DISTRIBUTION

     We and the trusts may sell the offered securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

     - the terms of the offering

     - the names of any underwriters or agents

     - the name or names of any managing underwriter or underwriters

     - the purchase price of the securities

     - the net proceeds from the sale of the securities

     - any delayed delivery arrangements

     - any underwriting discounts, commissions and other items constituting underwriters' compensation

     - any initial public offering price

     - any discounts or concessions allowed or reallowed or paid to dealers

     - any commissions paid to agents

SALE THROUGH UNDERWRITERS OR DEALERS

     If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

     If dealers are used in the sale of securities, we or the trusts will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We and the trusts may sell the securities directly. In this case, no underwriters or agents would be involved. We and the trusts may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the

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prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We and the trusts may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we and the trusts may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trusts at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL MATTERS

     Richards, Layton & Finger, P.A., our special Delaware counsel and special Delaware counsel to the trusts, will issue opinions about the legality of the trust preferred securities, the enforceability of the applicable declaration of trust and the creation of the trusts for us. Mr. Jay D. Browning, Esq., Managing Attorney, Corporate Law and Secretary of Valero, will issue opinions about the legality of Valero's guarantees, debt securities, common stock, stock purchase contracts and stock purchase units for us. Mr. Browning is our employee and at May 1, 2000, beneficially owned 1,419 shares of our common stock (including shares held under employee benefit plans) and held options under our employee stock option plans to purchase an additional 28,412 shares of our common stock. None of such shares or options were granted in connection with the offering of the securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     Our audited consolidated financial statements incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in this prospectus by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

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     This prospectus is part of a registration statement we have filed with the
SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its web site.

                    INFORMATION WE INCORPORATE BY REFERENCE

     We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities:

     - our annual report on Form 10-K for the year ended December 31, 1999

     - our quarterly report on Form 10-Q for the quarterly period ended March 31, 2000

     - the description of our common stock contained in our registration statement on Form 8-A, as may be amended from time to time to update that description

     - the description of the rights associated with our common stock contained in our registration statement on Form 8-A, as may be amended from time to time to update that description

     - our current report on Form 8-K dated March 17, 2000 and filed with the SEC on March 20, 2000

     You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

     Valero Energy Corporation
     One Valero Place
     San Antonio, Texas 78212
     Attention: Investor Relations
     Telephone: (210) 370-2139

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